Prospectus	Filed pursuant to Rule 424(b)(4) Registration No. 333-295628

Zhongchao Inc.

Up to 18,518,520 Units, each consisting of one Class A Ordinary Share, or, in lieu thereof, a Pre-Funded
Warrant, and one Warrant to purchase one Class A Ordinary Share

Up to 18,518,520 Class A Ordinary Shares included in the Units

Up to 18,518,520 Pre-Funded Warrants

Up to 18,518,520 Warrants to Purchase Class A Ordinary Shares

Up to 18,518,520 Class A Ordinary Shares Underlying the Pre-Funded Warrants to Purchase Class A Ordinary Shares

Up to 166,666,680 Class A Ordinary Shares Issuable upon Exercise of the Warrants to Purchase Class A Ordinary Shares at a Zero Exercise Price

Zhongchao Inc. (“Zhongchao Cayman,” the “Company,” “we” or “us”) is offering on a best-efforts basis up to 18,518,520 units (the “Units”), consisting of one Class A Ordinary Share, par value $0.008 per share (the “Class A Ordinary Shares”), or, in lieu thereof, a pre-funded warrant (each, a “Pre-Funded Warrant”); and one warrant to purchase one Class A Ordinary Share (each, a “Warrant”). We are offering the Units at the public offering price of $0.54 per Unit. We are also registering up to 18,518,520 Class A Ordinary Shares underlying the Pre-Funded Warrants and 166,666,680 Class A Ordinary Shares underlying the Warrants. Each of the Pre-Funded Warrants has an exercise price of $0.008 per Class A Ordinary Share and will be immediately exercisable (subject to the beneficial ownership limitation) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. Each of the Warrants has an initial exercise price of $0.594 per Class A Ordinary Share, equal to 110% of the price per Unit sold in this offering and will be exercisable beginning on the date of the issuance date and ending on the six months of the issuance date.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares or the Pre-Funded Warrants in lieu thereof can each be purchased in this offering only with the accompanying the Warrants as part of the Units, but the component parts of the Units will be immediately separable and issued separately in this Offering.

We are offering each purchaser of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Class A Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase a Pre-Funded Warrants each in lieu of one Class A Ordinary Share. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of Class A Ordinary Shares outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one Class A Ordinary Share. The purchase price of each Pre-Funded Warrant will be equal to the price per share minus $0.008, and the remaining exercise price of each Pre-Funded Warrant will equal $0.008 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership limitation) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Class A Ordinary Shares we are offering will be decreased on a one-for-one basis.

Each Warrant has an exercise price of $0.594 per share equal to 110% of the price per Unit sold in this offering. “VWAP” means, with respect to any trading day, the price determined by the first of the following clauses that applies: (a) if the Class A Ordinary Shares are then listed or quoted on Nasdaq or a similar trading market (a “Trading Market”), the daily volume weighted average price of the Class A Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Class A Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Class A Ordinary Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Class A Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Class A Ordinary Shares are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Class A Ordinary Share so reported, or (d) in all other cases, the fair market value of one Class A Ordinary Share as determined by an independent appraiser pursuant to the terms of the applicable instrument. A holder of Warrants may, at any time and in its sole discretion, exercise its Warrants in whole or in part by means of a “zero exercise price” option in which the holder is entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of Class A Ordinary Shares that would be issuable upon exercise of the Warrant in accordance with the terms of such Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the lowest VWAP of the Class A Ordinary Shares during the five (5) trading days immediately prior to the applicable exercise date (such VWAP, the “Low Price”) by (ii) 50% of the Low Price. This “zero exercise price” option is only available at a time when the applicable Low Price is lower than the then applicable Exercise Price. At no time can the Low Price be lower than the Floor Price. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Warrants because it is highly unlikely that a Warrant holder will elect to pay an exercise price in cash to receive Class A Ordinary Shares when they could elect the “zero exercise price” option in these circumstances to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price. As an example, given the above provisions, holders of the Pre-Funded Warrants will be issued a maximum of 18,518,520 Class A Ordinary Shares upon the exercise of the Pre-Funded Warrants. Each Warrant includes one underlying Class A Ordinary Share that may be obtained by exercising the Warrant at an exercise price equal to 110% of the price per Unit sold in this offering; however if the holder elects the zero exercise price option, the number of Class A Ordinary Shares could increase to up to nine Class A Ordinary Shares underlying each Warrant if the Low Price for the Class A Ordinary Shares decreases to and equals the Floor Price at the time of such election. As such, holders of the Warrants may elect to be issued up to 166,666,680 Class A Ordinary Shares upon the exercise of all Warrants assuming the Low Price is equal to the Floor Price.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “ZCMD.” The last reported sale price of our Class A Ordinary Shares on the Nasdaq Capital Market on May 28, 2026 was $0.54 per Class A Ordinary Share. There is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not intend to list the Pre-Funded Warrants or the Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited. We are also registering the Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and the Warrants and anticipate that such Class A Ordinary Shares will trade on the Nasdaq Capital Market.

We have engaged Univest Securities, LLC to act as our exclusive placement agent in connection with this offering (the “placement agent”). The placement agent has agreed to use its best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering, and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the placement agent the placement agent fees and commissions set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. See “Risk Factors” on page 28 of this prospectus. We will bear all costs associated with the offering. See “Plan of Distribution” on page 164 of this prospectus for more information regarding these arrangements.

The public offering price for the securities in this offering will be determined at the time of pricing, through negotiation between us, the placement agent, and the investors based upon a number of factors, including our history and our prospects, stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

We may undertake one or more closings for the sale of the Units to the investors. We expect an initial closing to occur on or about June 1, 2026, but this offering will be terminated by July 1, 2026 provided that the closing(s) of this offering for all of the Units have not occurred by such date. Any extensions or material changes to the terms of this offering will be contained in an amendment to this prospectus. The public offering price per Unit (consisting of one Class A Ordinary Share (or a Pre-Funded Warrant in lieu thereof) and one Warrant) will be fixed for the duration of this offering.

We may sell fewer than all securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. We have not established an escrow account in conjunction with this offering. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 28 of this prospectus for a discussion of the factors you should consider carefully before deciding to purchase our securities. Nasdaq may also determine to delist our Class A Ordinary Shares for public interest concerns resulting from the dilutive impact and terms of the Warrants in this offering.

Zhongchao Cayman is an offshore holding company incorporated as an exempted company with limited liability in the Cayman Islands. Zhongchao Cayman is not a Chinese operating company, but a Cayman Islands holding company with no material operations of its own. Zhongchao Cayman, through the contractual arrangements (the “Contractual Arrangements”), between Beijing Zhongchao Zhongxing Technology Limited (“Zhongchao WFOE”), a wholly owned subsidiary of Zhongchao Cayman incorporated in the People’s Republic of China (the “PRC” or “China”), and a variable interest entity (the “VIE”), Zhongchao Medical Technology (Shanghai) Co., Ltd. (“Zhongchao Shanghai”) and its subsidiaries (collectively with Zhongchao Shanghai, the “the PRC operating entities”), consolidate the financial results of the PRC operating entities. We chose such VIE structure due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services and certain other businesses, and the PRC operating entities operate their businesses in which foreign investment is restricted or prohibited in the PRC. For a description of the VIE contractual arrangements, see “Prospectus Summary - Our Corporate Structure — Contractual Arrangements between Zhongchao WFOE and Zhongchao Shanghai” starting on page 5 of this prospectus.

You are not investing in the PRC operating entities. The securities offered under this prospectus are securities of Zhongchao Cayman, the Cayman Islands holding company, rather than any securities of the PRC operating entities, therefore, our investors may never hold equity interests in the PRC operating entities. Neither we nor our subsidiaries own any share or equity interest in the PRC operating entities. Instead, we consolidate financial results of the PRC operating entities through the Contractual Arrangements by and among Zhongchao WFOE, the VIE and the shareholders of the VIE. As a result of Zhongchao Cayman’s direct ownership in Zhongchao WFOE and the Contractual Arrangements, we treat the VIE and the VIE’s subsidiaries as the consolidated entities under U.S. GAAP, but we do not own share or equity interests in the VIE or its subsidiaries. We have consolidated the financial results of the VIE and the VIE’s subsidiaries in our consolidated financial statements for accounting purposes in accordance with U.S. GAAP. See “Prospectus Summary – Condensed Consolidating Schedule and Consolidated Financial Statements — Selected Condensed Consolidated Balance Sheets”; “— Selected Condensed Consolidated Statements of Income”; and “— Selected Condensed Consolidated Cash Flows” starting on page 15 of this prospectus for more information.

The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. As we chose such VIE structure, we are subject to certain unique risks and uncertainties that may not otherwise exist if we had direct equity ownership in the PRC operating entities. Further, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitations on foreign ownership and regulatory review of overseas listings of PRC companies through a special purpose vehicle, and the validity and enforcement of the Contractual Arrangements. We are also subject to the risks of uncertainty of any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in the operations of the PRC operating entities and/or cause the value of our securities to decrease significantly or become worthless. As of the date of this prospectus, the agreements under the Contractual Arrangements have not been tested in any courts of law. See “Prospectus Summary - Permission Required from the PRC Authorities for Our and PRC Operating Entities’ Operation in China” starting on page 11 of this prospectus, and “Risk Factor—We depend upon the Contractual Arrangements in consolidating the financial results of the PRC operating entities, which may not be as effective as direct ownership” in this prospectus and “Risk Factors – We conduct our business through Zhongchao Shanghai and its subsidiaries by means of Contractual Arrangements. If the PRC courts or administrative authorities determine that these Contractual Arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected, and our securities may decline in value or become worthless. In addition, changes in such PRC laws and regulations may materially and adversely affect our business” on page 45 of this prospectus.

Investing in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

We face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments. The Chinese government may intervene or influence the operation of the PRC operating entities and exercise significant oversight and discretion over the conduct of PRC operating entities’ business and may intervene with or influence the operations of the PRC operating entities at any time, which could result in a material change in the operations of the PRC operating entities and/or the value of our securities. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such as us, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors – China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and could have a material adverse effect on the PRC operating entities’ business and the value of our securities” starting on page 28 of this prospectus, and “—The Chinese government exerts substantial influence over the manner in which the PRC operating entities must conduct their business activities. We are currently not required to obtain approval from Chinese authorities to list or continue to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list or continue to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our securities to significantly decline or be worthless” starting on page 50 of this prospectus.

The PRC government has initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. Under the Trial Measures, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. The Trial Measures states that any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Therefore, in the opinion of our PRC legal counsel, Han Kun Law Offices, we are required to go through filing procedures with the CSRC within three business days after the completion of the offerings in connection with this registration statement and for our future offerings and listing of our securities in an overseas market under the Trial Measures. We will begin the process of preparing a report and other required materials in connection with the CSRC filing, which will be submitted to the CSRC in due course. If we fail to complete such filing requirement, Chinese regulatory authorities may impose fines and penalties upon the PRC operating entities’ operations in China, limit the PRC operating entities’ operating privileges in China, delay or restrict the repatriation of the proceeds from the offerings in connection with this registration statement into China, or take other actions that could have a material adverse effect upon the PRC operating entities’ business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. The officials from the CSRC have also confirmed that for the PRC domestic companies that seek to list overseas with VIE structure, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with VIE structure which meet the compliance requirements. As the Trial Measures were newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect our current listing, and future offering or financing. If we are required by the Trial Measures for any future offering or any other financing activities to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our securities, cause significant disruption to the business operations of the PRC operating entities, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. See “Risk Factors – We are required to complete filing procedures with the CSRC in connection with the offerings in connection with this registration statement, it is uncertain whether such filing can be completed or how long it will take to complete such filing” starting on page 54 of this prospectus.

As of the date of this prospectus, in the opinion of our PRC legal counsel, Han Kun Law Offices, although we are required to complete the filing procedure in connection with our offerings under the Trial Measures, no relevant PRC laws or regulations in effect require that we or the PRC operating entities obtain permission from any PRC authorities to issue securities to foreign investors in connection with a potential offering made pursuant to this prospectus as of the date of this prospectus, and neither we nor the PRC operating entities have received any inquiry, notice, warning, sanction, or any regulatory objection to the offerings in connection with this registration statement from the CSRC, the CAC (as defined below), or any other PRC authorities that have jurisdiction over our operations.

In the opinion of our PRC counsel, Han Kun Law Offices, neither we nor the PRC operating entities are required to voluntarily report for a cybersecurity review with the Cyberspace Administration of China (the “CAC”) under the Cybersecurity Review Measures which became effective on February 15, 2022, since neither we nor any of the PRC operating entities have not been identified by the regulatory authorities as a critical information infrastructure operator, and neither we nor any of the PRC operating entities currently have over one million users’ personal information nor do we anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us, our subsidiaries or the PRC operating entities to the Cybersecurity Review Measures. However, given that the Cybersecurity Review Measures do not provide explanation or interpretation for ‘affect or may affect national security’, the PRC regulatory authorities retain broad discretion in interpreting this provision. Should the authorities determine, at their discretion, that our data processing activities affect or may affect national security, we may be subject to a cybersecurity review. Notwithstanding this, as of the date of this prospectus, we have not been involved in any cybersecurity review or investigation by the CAC or other authorities with respect to the Cybersecurity Review Measures. Furthermore, the data processed by us or the PRC operating entities has not been included in the effective core data and important data catalogs by any authority, and we have taken reasonable and adequate technical and management measures to ensure data security. In light of these circumstances, in the opinion of our PRC counsel, Han Kun Law Offices, the likelihood of us being subject to a cybersecurity review is remote.

On September 30, 2024, the State Council of China published the Regulations on Network Data Security Administration, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant cyberspace administration of the PRC. The Regulations on Network Data Security Administration have not been fully implemented as of the date of this prospectus and became effective on January 1, 2025. Network data processing activities refer to the collection, retention, use, processing, transmission, provision, disclosure, deletion, and other activities of network data. Network data processing activities refer to the collection, retention, use, processing, transmission, provision, disclosure, deletion, and other activities of network data.

As of the date of this prospectus, the MDMOOC online platform has approximately 194,700 registered users, and we and the PRC operating entities currently do not hold more than one million users/users’ individual information. However, we or the PRC operating entities may be deemed as a data processor under the Regulations on Network Data Security Administration. As of the date of this prospectus, we or the PRC operating entities have not been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review. See “Prospectus Summary –Permission Required from the PRC Authorities to Issue Our Securities to Foreign Investors.”

As of the date hereof, in the opinion our PRC legal counsel, Han Kun Law Offices, we are in compliance with the applicable PRC laws and regulations governing the data privacy and personal information in all material respects, including the data privacy and personal information requirements of the CAC, and we have not received any complaints from any third party, or been investigated or punished by any PRC competent authority in relation to data privacy and personal information protection. However, as there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to the offerings in connection with this registration statement. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed and does not have to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination such that we would become subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. See “Risk Factors — The recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” in this prospectus.

Our auditor Prager Metis CPAs, LLC (“Prager Metis”), whose office is located in New Jersey, the U.S., registered with PCAOB and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Prager Metis was not identified in the Determination Report as a firm subject to the PCAOB’s determination.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts due in the ordinary course of business. Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by Zhongchao Cayman to Group Limited, a Hong Kong company (“Zhongchao HK”), and then transferred to Zhongchao WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to the VIE from Zhongchao WFOE pursuant to certain contractual agreements between Zhongchao WFOE and the VIE as permitted by the applicable PRC regulations. The process for sending such proceeds back to mainland China may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow the business of the PRC operating entities until the PRC operating entities receive such proceeds in mainland China. Any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or capital contribution, are subject to PRC regulations.

As a holding company, for Zhongchao Cayman’s cash and financing requirements, Zhongchao Cayman may rely on transfer of funds, dividends and other distributions on equity paid by Zhongchao HK, which relies on transfer of funds, dividends and other distributions by Zhongchao WFOE, which relies on payment by the PRC operating entities pursuant to the Contractual Arrangement. If any of these entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends, make distribution or transfer funds to Zhongchao Cayman. See “Prospectus Summary – Dividend Distributions or Transfers of Cash among the Holding Company, Its Subsidiaries, and the Consolidated VIE” on page 12 of this prospectus.

Zhongchao Cayman and Zhongchao WFOE are not able to make direct capital contributions to the VIE. However, they may transfer cash to the VIE in the form of loans or advances or by making payments to the VIE for inter-group transactions. For the year ended December 31, 2025, 2024 and 2023, Zhongchao Cayman made cash transfers of $3.4 million, $4.4 million and $0.1 million, respectively, to Zhongchao USA LLC (“Zhongchao USA”) as loans. See “Consolidated Financial Statements” included in our Annual Report. Except as otherwise disclosed above, for the years ended December 31, 2025, 2024 and 2023, no other cash transfer or transfer of other assets have occurred between Zhongchao Cayman, its subsidiaries, the consolidated VIE and the subsidiaries of the VIE. For the years ended December 31, 2025, 2024 and 2023, none of our subsidiaries, the consolidated VIE, or the subsidiaries of the VIE have made any dividends or distributions to Zhongchao Cayman. For the years ended December 31, 2025, 2024 and 2023, no dividends or distributions have been made to any U.S. investors.

We plan to distribute earnings or settle amounts owed under the Contractual Arrangements with the VIE when required in the future. As of the date of this prospectus, none of Zhongchao HK, Zhongchao WFOE and the PRC operating entities have made any dividends to Zhongchao Cayman. As of the date of this prospectus, we have not made any dividends or distributions to any U.S. investors. As of the date of this prospectus, Zhongchao Cayman and its subsidiaries, as well as the PRC operating entities have not adopted or maintained any cash management policies and procedures, and each entity needs to comply with applicable law or regulations with respect to transfer of funds, dividends and distributions with other entities.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. To the extent cash or assets in our business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of the mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if any of our subsidiaries in the PRC and the PRC operating entities incurs debt on its own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from the PRC operating entities’ operations through the current Contractual Arrangements, we may be unable to pay dividends on our Class A Ordinary Shares. See “Risk Factors – To the extent cash or assets in our business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” in this prospectus, and “Risk Factors — Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing” in this prospectus.

The transfer of funds among the PRC operating entities are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Second Amendment Revision, the “Provisions on Private Lending Cases”), which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. In the opinion of our PRC counsel, Han Kun Law Offices, the Provisions on Private Lending Cases does not prohibit using cash generated from one PRC operating entity to fund another affiliated PRC operating entity’s operations. We or the PRC operating entities have not been notified of any other restriction which could limit the PRC operating entities’ ability to transfer cash among each other. In the future, cash proceeds from overseas financing activities, including this offering, may be transferred by Zhongchao Cayman to Zhongchao HK, and then transferred to Zhongchao WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to Zhongchao Shanghai from Zhongchao WFOE pursuant to the Contractual Arrangements between Zhongchao WFOE and Zhongchao Shanghai as permitted by the applicable PRC regulations. For more details, see “Prospectus Summary — Dividend Distributions or Transfers of Cash among the Holding Company, Its Subsidiaries, and the PRC Operating Entities” starting on page 12 of this prospectus.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. In order for us to pay dividends to our shareholders, we will rely on payments made from Zhongchao Shanghai to Zhongchao WFOE, pursuant to the Contractual Arrangements between them, and the distribution of such payments to Zhongchao HK as dividends from Zhongchao WFOE. Certain payments from Zhongchao Shanghai to Zhongchao WFOE are subject to PRC taxes, including business taxes and value added tax.

Further, any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or a capital contribution, are subject to PRC regulations. Capital contributions to our PRC subsidiaries are subject to the report to the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, in its local branches and registration with a local bank authorized by the China’s State Administration of Foreign Exchange, or the SAFE. Any foreign loan procured by our PRC subsidiaries is required to be registered or filed with the SAFE or its local branches or satisfy relevant requirements as provided by the SAFE. Any medium- or long-term loan to be provided by us to the VIEs must be registered with the National Development and Reform Commission, or the NDRC, and the SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of our financing activities and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors— Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering or any subsequent offerings to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in this prospectus.

Zhongchao Cayman is a Cayman Islands exempted company and consolidates the financial results of the PRC operating entities through the Contractual Arrangement. The substantially all of the operations and assets of the PRC operating entities are located in China. In addition, our management consists of five executive officers who are all located in China and three independent directors, among which two (Mr. John C. General and Mr. Kevin Dean Vassily) are located in the United States and one (Ms. Dan Li) is located in China. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom (except two independent director) are residents in the United States, and whose significant assets are located outside the United States. See “Risk Factors – You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in mainland China against us based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited” starting on page 28 of this prospectus.

Neither the Company nor any of the PRC operating entities has any operations in Hong Kong/Macau, nor do they have any subsidiaries in Macau, except that Zhongchao Cayman has a wholly owned subsidiary, Zhongchao HK, incorporated in Hong Kong as a holding company without any operations in Hong Kong. As such, we do not believe regulatory actions related to data security or anti-monopoly concerns in Hong Kong/Macau have a material impact on the ability of the Company, its subsidiaries or the PRC operating entities to conduct business, accept foreign investment or continue to be listed on a U.S./foreign exchange.

The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We have agreed to pay the placement agent commissions set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total (assuming maximum offering)
Public offering price	$0.54	$0.532	$10,000,000
Placement agent commissions	$0.0378	$0.03724	$700,000
Proceeds, before expenses, to us	$0.5022	$0.4948	$9,300,000

(1)	We have agreed to pay the placement agent a commission equal to 7.0% of the aggregate gross proceeds of the offering. We have also agreed to reimburse the placement agent 1.0% of the aggregate gross proceeds of the offering. In addition, we will reimburse the placement agent for all reasonable travel and other out-of-pocket expenses in an amount which shall not exceed $150,000, and for certain out-of-pocket costs of the escrow agent or clearing agent, as applicable, in an amount of up to $12,900. For a description of compensation payable to the placement agent, see “Plan of Distribution”.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Placement Agent

Univest Securities, LLC

Prospectus dated May 29, 2026

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we, nor the placement agent, have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the placement agent take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

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About this Prospectus

Neither we nor the placement agent have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell the Class A Ordinary Shares (or the Pre-Funded Warrants in lieu thereof) and the Warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for the Class A Ordinary Shares (or the Pre-Funded Warrants in lieu thereof), or the Warrants is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the placement agent have taken any action to permit this offering of the Class A Ordinary Shares (or the Pre-Funded Warrants in lieu thereof) and the Warrants outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A Ordinary Shares (or the Pre-Funded Warrants in lieu thereof) and the Warrants.

COMMONLY USED DEFINED TERMS

●	All references to “RMB,” “yuan” and “Renminbi” are to the legal currency of China, all references to “HKD” is to the legal currency of Hong Kong, and all references to “USD,” and “U.S. dollars” are to the legal currency of the United States.

●	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong;

●	“Class A Ordinary Shares” refers to our Class A ordinary shares, $0.008 par value per share;

●	“Class B Ordinary Shares” refers to our Class B ordinary shares, $0.008 par value per share;

●	“Controlling Shareholder” refers to Mr. Weiguang Yang, the CEO of the Company;

●	Unless specifically described otherwise, as used in this prospectus and in the context of describing our consolidated financial information the terms “we,” “us,” “our company,” “our”, “Zhongchao” and “Zhongchao Cayman” refer to Zhongchao Inc., a Cayman Islands company, and its subsidiaries, consolidated affiliated companies and the PRC operating entities, as the context required;

●	“mobile MAUs” are the number of unique IP address that various mobile devices having access to the PRC operating entities’ MDMOOC mobile app or Sunshine Health Forums from mobile end at least once during a month. The numbers of the PRC operating entities’ mobile MAUs are calculated using internal company data that has not been independently verified, and the PRC operating entities treat each distinguishable device IP address as a separate user for purposes of calculating mobile MAUs, although inaccuracy may result from the possibility that one mobile device may have more than one IP addresses;

●	“monthly UVs” of MDMOOC website, MDMOOC.org, or the website of PRC operating entities’ Sunshine Health Forums, ygjkclass.com, are to the number of unique IP address that various internet browsers apply to access our websites, from either PC end or mobile end, at least once during a month. The numbers of PRC operating entities’ monthly UVs of PRC operating entities’ websites are calculated using internal company data that has not been independently verified, and the PRC operating entities treat each distinguishable IP address as a separate user for purposes of calculating monthly UVs, although inaccuracy may result from the possibility that some individuals may have more than one IP address and/or share the same IP address with other individuals to access PRC operating entities’ platform.

●	“NFP(s)” refers to not-for-profit organizations.

●	“Ordinary Shares” refers to our Class A Ordinary Shares and Class B Ordinary Shares;

●	“SAIC” refers to State Administration for Industry and Commerce in China and currently known as State Administration for Market Regulation;

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●	“Shanghai Huijing” refers to Shanghai Huijing Information Technology Co., Ltd., a PRC company.

●	“Shanghai Jingyi” or “Shanghai Zhongxin” refers to Shanghai Zhongxin Medical Technology Co., Ltd., a PRC company, which was formerly known as Shanghai Jingyi, or Shanghai Jingyi Medical Technology Co., Ltd., a PRC company and changed to its current name as Shanghai Zhongxin on November 19, 2020.

●	“Shanghai Zhongxun” refers to Shanghai Zhongxun Medical Technology Co., Ltd., a PRC company.

●	“Xinjiang Pharmaceutical” refers to Chongqing Xinjiang Pharmaceutical Co., Ltd., a PRC company;

●	“Zhongchao BVI” refers to Zhongchao Group Inc., a British Virgin Island company.

●	“Zhongchao HK” refers to Zhongchao Group Limited, a Hong Kong company.

●	“Zhongchao Shanghai” refers to Zhongchao Medical Technology (Shanghai) Co., Ltd., a PRC company.

●	“Zhongchao WFOE” refers to Beijing Zhongchao Zhongxing Technology Limited, a PRC company.

●	“Beijing Boya” refers to Beijing Zhongchao Boya Medical Technology Co., Ltd., a PRC company.

●	“Beijing Zhongxuanboya” refers to Beijjing Zhongxuanboya Medical Technology Co., Ltd., a PRC company, formerly named as Beijing Yisuizhen Technology Co., Ltd., or “Beijing Yisuizhen.”

●	“Shanghai Zhongxuanboya” refers to Shanghai Zhongxuanboya Medical Technology Co., Ltd., a PRC company.

●	“West Angel” refers to West Angel (Beijing) Health Technology Co., Ltd., a PRC company.

●	“Zhongchao USA” refers to Zhongchao USA LLC, a company formed in the United States of America.

●	“Zhongchao Japan” refers to Zhongchao Japan, a Japanese company.

In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets. Discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

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PROSPECTUS SUMMARY

Investors are cautioned that the securities offered under this prospectus are securities of Zhongchao Cayman, our Cayman Islands holding company, which is not a PRC operating company, nor does it have any substantive business operations. Zhongchao Cayman conducts business in China through its subsidiaries and affiliated entities.

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus (as supplemented or amended), including our consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision.

Overview

We are not a Chinese operating company, but an offshore holding company incorporated in the Cayman Islands as an exempted company with limited liability. As a holding company with no material operations of our own, we consolidate the financial results of the PRC operating entities through a series of the Contractual Arrangements. Neither we nor our subsidiaries own any equity interests in the PRC operating entities.

We conduct our operations primarily through our PRC operating entities in China, which are described in further detail below. We generate revenues by providing customized online medical courses, customized on-site medical training services, consulting and academic support services and patient management services for patient-aid projects to pharmaceutical and healthcare enterprises and not-for-profit organizations, including medical associations, medical institutions, medical journals, medical foundations and hospitals. We also generate revenues from sales of pharmaceutical products in the PRC.

Our Class A Ordinary Shares currently trading on Nasdaq are the shares of the offshore holding company, Zhongchao Cayman. You are not investing in the PRC operating entities. Instead, we consolidate financial results of Zhongchao Shanghai as primary beneficiary through the Contractual Arrangements.

Zhongchao Shanghai is a platform-based internet technology company and together with its subsidiaries, are offering services to patients with oncology and other major diseases in China. The PRC operating entities address the patient’s needs along their journey of symptoms occurrence, medical consultations, medication prescriptions, medication management, and treatment consultations. The PRC operating entities provide their pharmaceutical enterprises and not-for-profit organization customers services including online healthcare information, professional training and educational services to healthcare professionals, patient management services in the professional field of tumor and rare diseases, internet healthcare services and pharmaceutical services. The PRC operating entities also provide healthcare educational content to the public via their “Sunshine Health Forums,” which is a platform in China for general healthcare knowledge and information to the public. The PRC operating entities also engaged in sales of patent drugs in China.

The PRC operating entities provide healthcare information, education, and training services to healthcare professionals under their “MDMOOC” brand. The PRC operating entities provide focused patient management services, via their “Zhongxun” IT system and WeChat mini program and Zhongxin Health WeChat mini program, to their pharmaceutical enterprises and not-for-profit organization customers.

The PRC operating entities established Xinjiang Pharmaceutical, a PRC company, aiming at realizing medications accessibility and affordability for patients. Xinjiang Pharmaceutical plans to cooperate with Zhixun Internet Hospital and other internet hospitals to build a 2B2C (to business and to customer) pharmaceutical procurement platform and streamline the delivery of medications from pharmaceutical factories to retail ends. For the year ended December 31, 2025, considering the current operating conditions of Xinjiang Pharmaceutical and changes in the market environment and following prudent assessment by the management, the Company has decided to cease Xinjiang Pharmaceutical’s operations and completed the deregistration of Xinjiang Pharmaceutical in accordance with applicable laws on June 30, 2025. The disposition of the patented pharmaceuticals sales business signifies a strategic shift from providing customized medical courses, customized medical training services, and patented pharmaceuticals sales to offering customized medical courses and customized medical training services in the future. Based on the disclosed financial data, the revenue and assets of Xinjiang Pharmaceutical are not material to the Company’s total revenue and assets, so it was not classified as a discontinued operation.

MDMOOC-Healthcare Information, Education, and Training for Professionals

The MDMOOC Online Platform

The MDMOOC online platform which is owned and operated by Zhongchao Shanghai and can be accessed through various channels, including MOOC mobile app, MOOC Medical WeChat subscription account, and MDMOOC website, where users can access our rich media content and engaging Community of Practice Share (COPS) on the MDMOOC website.

The MDMOOC Onsite Activities

In addition to their online presence, the PRC operating entities also hold onsite activities to provide healthcare information and education services from time to time under their “MDMOOC” brand. The PRC operating entities’ onsite activities provide their healthcare professionals with medical knowledge and clinical skills and enhance their professional competitiveness. Also, many of their onsite activities were accompanied with live steaming, which are uploaded to the MDMOOC online platform.

The PRC operating entities believe the offering of a combination of online and onsite services provides the greatest convenience to their end-users. By expanding the choices of healthcare education, the PRC operating entities believe they enhance the overall learning experience of their end-users.

Plug-in to Certain Programs- Assistance in Patient-Aid Projects

The PRC operating entities have been engaged by certain customers on a project basis to create individual columns on the MDMOOC online platform to provide training and educational contents on certain drug treatment for healthcare professionals and patients. Most of these drug treatments focus on cancer or rare diseases. The PRC operating entities develop these online columns to help qualified patients access free drug treatments provided by not-for-profit organizations until the earlier of the expiration of contract period or the free drugs treatment programs are complete. For each column, the PRC operating entities integrate features to manage the drug treatment process, including reviewing patients’ applications, tracking medication usage, and collecting relevant information. Our not-for-profit organization customers provide those drugs sponsored by pharmaceutical companies without charge to qualified patients and the PRC operating entities charge those customers on the services in connection with the online columns and related training and management. The PRC operating entities believe that, by helping to manage patients’ medication habits and training patients on how to use medications, the online columns not only facilitate the clinical application of those drugs but also benefit patients.

Sunshine Health Forums-Healthcare Information and Education for the Public

The PRC operating entities aim not only to provide continuing education and training for healthcare professionals but also to promote healthy lifestyles and provide healthcare knowledge to the general public. In order to achieve that, the PRC operating entities have developed and operated the Sunshine Health Forums, an online education-for-all platform that shares articles and content on healthcare and wellness, medical behavior interventions, and emerging health technologies and applications. The PRC operating entities have also developed the Sunshine Health Forum WeChat subscription account, and the official website, Sunshine Health Forum.org, both of which serve as gateways to leading media platforms with which the PRC entities maintain strategic partnerships. These strategic relationships enhance the efficiency and effectiveness of the information delivery to users. The PRC operating entities have organized one school for each disease to make it easier for the general public to obtain information they would like to know. The PRC operating entities have established presence on several prominent we-media platforms, including but not limited, Toutiao.com, WeChat official accounts platform, Yidianzixun.com, Douyin.com, CN-Healthcare.com, iQiyi, Youku, and Huoshan.com.

Zhongxin Health Patient Management Services in Patient-aid Projects

The PRC operating entities utilize their self-developed patient management system, branded as “Zhongxin Health” to provide patient management services to pharmaceutical and non-for-profits customers supporting the management of patients with cancer, rare diseases or other major diseases.

Cancer patients, in particular, face various changes during treatments, including issues with dosing punctuality, incorrect dosage, missed doses, drug interactions, and adverse reaction management. If these challenges are not solved, the treatment process will be negatively affected, undermining patients’ confidence in treatment and potentially affecting the effectiveness of the treatment. To address these medication-related challenges in a timely manner and promote treatment continuity, the PRC operating entities developed and designed the Zhongxin Health mini program which offers a range functions. The program can automatically remind patients to take medications and follow precautions based on their specific types of cancer and medication schedule. It also provides general self-care information to help patients manage potential adverse reactions, offering timely advice tailored to specific side effects they experience during treatment. Additionally, the program could improve patients’ self-management ability through various illustrations and video courses. Utilizing the program, patients can customize and self-manage their medication regime based on cancer type and treatment schedule, which helps improve patients’ confidence in the treatment process.

Recent Development

Nasdaq Notification Regarding Minimum Bid Price Deficiency

On November 28, 2025, the Company received written notice (the “Letter”) from the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), as the closing bid price for the Company’s Class A Ordinary Shares had been below $1.00 per share for the period from October 9, 205 to November 26, 2025. The Letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s Class A Ordinary Shares.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance, or until May 28, 2026 (the “Compliance Period”), to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement, the closing bid price of the Company’s Class A ordinary shares must be at least $1.00 per share for a minimum of 10 consecutive business days at any time prior to the expiration of Compliance Period. If the Company regains compliance with the Minimum Bid Price Requirement, Nasdaq will provide the Company with written confirmation and will close the matter.

If the Company does not regain compliance with the Minimum Bid Price Requirement during the Compliance Period, the Company may be eligible for an additional 180 calendar day compliance period, provided that on the 180th day of the Compliance Period it meets the applicable market value of publicly held shares requirement for continued listing and all other applicable standards for initial listing on the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period.

If the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period (as may be extended), the Company’s Class A Ordinary Shares will be subject to delisting.

On March 17, 2026, the Company received written notice from Nasdaq informing the Company that it has regained compliance with the Minimum Bid Price Requirement.

February 2026 Shareholder Meetings

On February 10, 2026, the Company held (i) an extraordinary general meeting of holders of Class A Ordinary Shares (the “2026 Class A Holders Meeting”), followed by (ii) an extraordinary general meeting of shareholders of the Company (the “2026 All Holders Meeting” and, together with the 2026 Class A Holders Meeting, the “2026 Meetings”). Several matters were approved at the 2026 Meetings.

Change of Voting Rights

The Company adopted amended and restated articles of association, pursuant to which each holder of Class B Ordinary Shares is entitled to one thousand (1,000) votes for each Class B Ordinary Shares held. Each shareholder of the Company’s Class A Ordinary Shares remains entitled to one (1) vote for each Class A Ordinary Share held.

Increase of Share Capital

The authorized share capital of the Company was increased from US$500,000 divided into 450,000,000 Class A ordinary shares with a nominal or par value USD0.001 each and 50,000,000 Class B ordinary shares with a nominal or par value of US$0.001 each to US$20,000,000 divided into 18,000,000,000 Class A ordinary shares with a par value of US$0.001 each and 2,000,000,000 Class B ordinary shares with a par value of US$0.001 each. The company adopted an amended and restated memorandum of association reflecting the share capital increase.

Share Consolidation

Shareholders approved one or more consolidations of the Company’s authorized share capital, with such share consolidations to be effected at any one time or multiple times by February 10, 2029 and ratio, such consolidated ratio for all such share consolidations to be no less than 2:1 nor greater than 250:1, as the directors of the Company may determine in its sole discretion. Following the extraordinary general meeting of shareholders, the directors resolved to effect a 1-for-8 share consolidation of the Company’s share capital (the “2026 Share Consolidation”) with effect on March 2, 2026. In connection with the 2026 Share   Consolidation, (a) every 8 shares of the Company’s issued and outstanding Class A and Class B ordinary shares were automatically converted into one share of Class A and Class B Ordinary Shares, with $0.008 par value per share, (b) the Company’s authorized share capital was changed from US$20,000,000 divided into 18,000,000,000 Class A Ordinary Shares with par value of US$0.001 each and 2,000,000,000 Class B Ordinary Shares with par value of USD0.001 each to US$20,000,000 divided into 2,250,000,000 Class A Ordinary Shares with a par value of US$0.008 each and to 250,000,000 Class B Ordinary Shares with a par value of US$0.008 each, and (c) the Company adopted an amended and restated memorandum of association reflecting the Company’s consolidated share capital. All share and per share data has been retroactively restated to reflect the 2026 Share Consolidation of the Company. The Company may further determine to effect one or more shareholder consolidations any one time or multiple times by February 10, 2029, at such consolidated ratio to be no less than 2:1 nor greater than 31.25:1, as the directors of the Company may determine.

Our Corporate History and Structure

Zhongchao Cayman is a holding company incorporated as an exempted company on April 16, 2019, under the laws of the Cayman Islands. Zhongchao Cayman has no substantive operations other than holding all of the issued and outstanding shares of Zhongchao Group Inc., or Zhongchao BVI, established under the laws of the British Virgin Islands on April 23, 2019.

Zhongchao BVI is also a holding company holding all of the outstanding equity of Zhongchao Group Limited, or Zhongchao HK, which was established in Hong Kong on May 14, 2019. Zhongchao HK is also a holding company holding all of the outstanding equity of Beijing Zhongchao Zhongxing Technology Limited, or Zhongchao WFOE, which was established on May 29, 2019 under the laws of the PRC.

We conduct our business through the VIE, Zhongchao Medical Technology (Shanghai) Corp., or Zhongchao Shanghai, a PRC company, and through 7 subsidiaries of Zhongchao Shanghai, including Shanghai Zhongxun, Shanghai Zhongxin, Beijing Boya, Shanghai Huijing, West Angel, Shanghai Zhongxuanboya and Beijing Zhongxuanboya, each a PRC company. They commenced their operations under the name Zhongchao Medical Consulting (Shanghai) Limited, or Shanghai Zhongchao Limited, a limited liability company established under the laws of the PRC, to provide medical online and offline training services.

Zhongchao Shanghai was incorporated on August 17, 2012 by Juru Guo and Baorong Xue, who held 60% and 40% equity interests in Zhongchao Shanghai respectively. On May 25, 2015, the two shareholders transferred all equity interests to Weiguang Yang who held 100% equity interests in Zhongchao Shanghai after the transfer. On January 15, 2016, the name was changed to Zhongchao Medical Technology (Shanghai) Co., Ltd. On February 5, 2016, the management completed its registration with the State Administration for Industry and Commerce, currently known as State Administration for Market Regulation, to convert Shanghai Zhongchao Limited into a company limited by shares, or Zhongchao Shanghai. Through direct ownership, Zhongchao Shanghai has established subsidiaries and branch offices in various cities in PRC, including Beijing, Shanghai, Hainan, Liaoning and Chongqing.

On April 16, 2019, Zhongchao Cayman was incorporated in the Cayman Islands as an exempted company with limited liability, shortly following which More Healthy Holding Limited, a BVI company 100% owned by Weiguang Yang (“More Healthy”), acquired 5,497,715 Class B Ordinary Shares of par value US$0.0001 per share as founder shares, representing, at that time, 80.94% of total voting power of the Company, on converted basis, given that each Class B Ordinary Share was entitled to 15 votes and each Class A Ordinary Share was entitled to 1 vote and assuming the exercise of the HF Warrant (as defined below).

As part of the Company’s organization for the purpose of the initial public offering and listing on Nasdaq, on August 1, 2019, the Company and HF Capital Management Delta, Inc., a company incorporated under the laws of the Cayman Islands (“HF Capital”) entered into a certain warrant agreement to purchase Class A Ordinary Shares of the Company (the “HF Warrant”). At the issuance of the HF Warrant, Yantai Hanfujingfei Investment Centre (LP), a limited partnership incorporated under the PRC laws (“Yantai HF”, whose managing partner, Hanfor Capital Management Co., Ltd., was the sole member of HF Capital, and together with “HF Capital” hereinafter collectively referred to as “HF”) was a 6.25% shareholder of Zhongchao Shanghai and planned to withdraw its capital contribution in Zhongchao Shanghai but to contribute the same amount of capital to Zhongchao Cayman directly via HF Capital.

In order to streamline the Company’s business structure, on December 13, 2024, Shanghai Xinyuan Human Resources Co., Ltd., previously a wholly owned subsidiary of Shanghai Zhongxin completed its deregistration, and on January 7, 2025, Zhixun Internet Hospital (Liaoning) Co., Ltd., previously a wholly owned subsidiary of Beijing Boya completed its deregistration in accordance with PRC laws, respectively.

On March 7, 2025, Beijing Yisuizhen and Shanghai Zhongxin entered into an equity interest transfer agreement, pursuant to which Beijing Yisuishen transferred all its equity interest in West Angel to Shanghai Zhongxin for a total consideration of approximately $850,884. As a result, Shanghai Zhongxin owned 60% of equity interest in West Angel. On December 10, 2025, as part of a business adjustment and to integrate operations, Shanghai Zhongxin transferred all of its equity interest in West Angel to Shanghai Zhongxun, as a result of which Shanghai Zhongxun owns 60% of equity interest in West Angel.

On February 7, 2025, Shanghai Zhongxuanboya Medical Technology Co., Ltd. (“Shanghai Zhongxuanboya”) was incorporated under the PRC laws as a wholly owned subsidiary of Shanghai Zhongxun.

On February 24, 2025, Hainan Muxin Medical Technology Co., Ltd. (“Hainan Muxin”), a wholly owned subsidiary of Shanghai Zhongxin, and Shanghai Zhongxuanboya entered into an equity interest transfer agreement, pursuant to which Hainan Muxin agreed to transfer all its equity interest in Beijing Yisuizhen to Shanghai Zhongxuanboya. As a result, Beijing Yisuizhen became a wholly owned subsidiary of Shanghai Zhongxuanboya. On March 26, 2025, Beijing Yisuizhen changed its name to Beijing Zhongxuanboya.

On May 27, 2025, Beijing Zhongxin Boya Medical Technology Co., Ltd. (“Beijing Zhongxin Boya”) was incorporated under the PRC laws as a wholly owned subsidiary of Shanghai Zhongxuanboya.

On June 30, 2025, Chongqing Xinjiang Pharmaceutical Co., Ltd., previously a wholly owned subsidiary of Shanghai Zhongxun completed its deregistration. On August 19, 2025, Beijing Zhongxin Boya completed its deregistration. On October 16, 2025, Shanghai Maidemu Health Management Co., Ltd. (“Maidemu Health:), previously a wholly owned subsidiary of Zhongchao Shanghai completed its deregistration. On November 13, 2025, Hainan Muxin completed its deregistration.

Contractual Arrangements between Zhongchao WFOE and Zhongchao Shanghai

Zhongchao Cayman is an offshore holding company as an exempted company incorporated in the Cayman Islands as an exempted company with limited liability. As a holding company with no material operations of our own, we, through the contractual arrangements (the “Contractual Arrangements”), between Beijing Zhongchao Zhongxing Technology Limited (“Zhongchao WFOE”), a wholly subsidiary of Zhongchao Cayman incorporated in the PRC, and a variable interest entity (the “VIE”), Zhongchao Medical Technology (Shanghai) Co., Ltd. (“Zhongchao Shanghai”) and its subsidiaries or collectively “the PRC operating entities”, consolidate the financial results of the PRC operating entities. Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services and certain other businesses, we operate our businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. Accordingly, the Contractual Arrangements are designed to allow Zhongchao Cayman to consolidate Zhongchao Shanghai’s operations and financial results in Zhongchao Cayman’s financial statements in accordance with U.S. GAAP as the primary beneficiary. Neither we nor our subsidiaries own any equity interests in the PRC operating entities.

The Contractual Arrangements consist of a series of agreements by and among Zhongchao WFOE, Zhongchao Shanghai and the shareholders of Zhongchao Shanghai. A summary of the material terms of each agreement is set forth below.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement, dated August 14, 2019 (the “Equity Interest Pledge Agreement”), each shareholder of Zhongchao Shanghai (each, a “Shareholder” and collectively, the “Shareholders”) pledged all of its equity interest in Zhongchao Shanghai to guarantee the Shareholders’ and Zhongchao Shanghai’s performance of their respective obligations under each of the Master Exclusive Service Agreement, Business Cooperation Agreement, Exclusive Option Agreement and Proxy Agreement and Power of Attorney (each as defined below). If Zhongchao Shanghai or any of the Shareholders breaches their contractual obligations under these agreements, Zhongchao WFOE, as pledgee, will be entitled to dispose the pledged equity interest entirely or partially. Each of the Shareholders agrees that, during the term of the Equity Interest Pledge Agreement, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests without the prior written consent of Zhongchao WFOE. In addition, Zhongchao WFOE has the right to collect dividends generated by the pledged equity interest during the term of the pledge. The initial term of the Equity Interest Pledge Agreement is 20 years. After the expiration of the term of initial pledge registration, Zhongchao WFOE may at its sole discretion require the Shareholders to extend the term of the equity interest registration.

Proxy Agreement and Power of Attorney

Pursuant to the proxy agreement and power of attorney, dated August 14, 2019 (the “Proxy Agreement and Power of Attorney”), each Shareholder irrevocably appointed Zhongchao WFOE to act as such Shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including, but not limited to, voting on all matters of Zhongchao Shanghai requiring shareholder approval, disposing of all or part of such Shareholder’s equity interest in Zhongchao Shanghai and oversee and review Zhongchao Shanghai’s operation and financial information. Zhongchao WFOE is entitled to designate any person to act as such Shareholder’s exclusive attorney-in-fact without notifying or the approval of such Shareholder, and if required by PRC law, Zhongchao WFOE shall designate a PRC citizen to exercise such right. Each Proxy Agreement and Power of Attorney will remain in force for so long as Zhongchao Shanghai exists. The Shareholders do not have the right to terminate this agreement or revoke the appointment of the attorney-in-fact without the prior written consent of Zhongchao WFOE.

Spouse Consent Letters

Pursuant to the Spouse Consent Letters, dated August 14, 2019, the spouse of each married Shareholder of Zhongchao Shanghai unconditionally and irrevocably agreed not to assert any rights over the equity interest in Zhongchao Shanghai held by and registered in the name of their spouse. In addition, each of them agreed to be bound by the Contractual Arrangements in the event that such spouse obtains any equity interest in Zhongchao Shanghai for any reason.

Master Exclusive Service Agreement

Under the master exclusive service agreement, dated August 14, 2019 (the “Master Exclusive Service Agreement”), by and between Zhongchao WFOE and Zhongchao Shanghai, Zhongchao WFOE has the exclusive right to provide Zhongchao Shanghai with technical support, consulting services and other services. Zhongchao WFOE has the right to designate and appoint, at its sole discretion, any entities affiliated with the Zhongchao WFOE to provide any and all services. The service fees are calculated and paid on a yearly basis and at the amount that equals to 100% of the consolidated net profits of Zhongchao Shanghai. Zhongchao WFOE may adjust the service fee at its discretion after taking into account multiple factors, such as the difficulty of the services provided, the time consumed, the content and commercial value of services provided and the market price of comparable services. Zhongchao WFOE owns the intellectual property rights arising out of the performance of this agreement. Zhongchao Shanghai shall seek approval from Zhongchao WFOE prior to entering into any contracts obtaining the same or similar services as provided under the Master Exclusive Service Agreement. This agreement will remain effective as long as Zhongchao Shanghai exists, unless Zhongchao WFOE advances written notice to Zhongchao Shanghai and the Shareholders or upon the transfer of all the equity interest held by the Shareholders to Zhongchao WFOE and/or a third party designated by Zhongchao WFOE.

Business Cooperation Agreement

Under the business cooperation agreement, dated August 14, 2019 (the “Business Cooperation Agreement”), without Zhongchao WFOE’s prior written consent, Zhongchao Shanghai agrees not to engage in any transaction which may materially affect its asset, obligation, right or operation, including but not limited to: any activities not within its normal business scope, merger and acquisition, offering any loan to any third party and incurring any debt from any third party. Zhongchao Shanghai shall seek approval from Zhongchao WFOE prior to entering into any material contract, except the contracts executed in the ordinary course of business. Zhongchao Shanghai shall cause the persons designated by Zhongchao WFOE to be the directors and executive officers of Zhongchao Shanghai. This agreement will remain effective as long as Zhongchao Shanghai exists, unless Zhongchao WFOE provides advance written notice to Zhongchao Shanghai and the Shareholders or upon the transfer of all the equity interest held by the Shareholders to Zhongchao WFOE and/or a third party designated by Zhongchao WFOE.

Exclusive Option Agreement

Pursuant to the exclusive option agreement, dated August 14, 2019 (the “Exclusive Option Agreement”), each Shareholder irrevocably granted Zhongchao WFOE an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion, to the extent permitted under PRC law, all or part of such Shareholder’s equity interests in Zhongchao Shanghai. The purchase price is equal to the lowest price allowable under PRC laws and regulations at the time of the transfer. Zhongchao Shanghai has agreed that, without Zhongchao WFOE’s prior written consent, Zhongchao Shanghai shall cause the persons designated by Zhongchao WFOE to be the directors and executive officers of Zhongchao Shanghai, not amend its articles of association, increase or decrease the registered capital, sell or otherwise dispose of its assets or beneficial interest, create or allow any encumbrance on its assets or other beneficial interests, provide any loans to any third parties, enter into any material contract, merge with or acquire any other persons or make any investments, or distribute dividends to the Shareholders. The Shareholders have agreed that, without Zhongchao WFOE’s prior written consent, they will not dispose of their equity interests in Zhongchao Shanghai or create or allow any encumbrance on their equity interests. Moreover, without Zhongchao WFOE’s prior written consent, no dividend will be distributed by Zhongchao Shanghai to the Shareholders, and if any of the Shareholders receives any profit, interest, dividend or proceeds of share transfer or liquidation, such Shareholder must give such profit, interest, dividend and proceeds to Zhongchao WFOE. These agreements will remain effective as long as Zhongchao Shanghai exists unless Zhongchao WFOE advances written notice to Zhongchao Shanghai and the Shareholders or upon the transfer of all the equity interest held by the Shareholders to Zhongchao WFOE and/or its designee.

2020 VIE Agreements

On June 5, 2020, all shareholders of Zhongchao Shanghai, except Mr. Yang and Shanghai Xingzhong, decided to withdraw their capital contribution from Zhongchao Shanghai (the “Capital Reduction”). Given the effect of the Capital Reduction, Mr. Yang became the 76.4% shareholder of Zhongchao Shanghai with the remaining equity interests held by Shanghai Xingzhong. On September 10, 2020, Zhongchao WFOE, and Zhongchao Shanghai, and its shareholders signed a confirmation agreement to confirm that the original VIE Agreements entered on August 14, 2019 (the “Original VIE Agreements”) have been terminated because of the Capital Reduction.

Accordingly, on September 10, 2020, to clarify the legal effect of the Capital Reduction and to sustain our ability to consolidate the financial results of Zhongchao Shanghai, Mr. Yang and Shanghai Xingzhong, as the shareholders of Zhongchao Shanghai, signed a series of VIE agreements with Zhongchao WFOE, the terms of which are substantially the same as those of the Original VIE Agreements except the number of shareholders of Zhongchao Shanghai reduced to two (the “2020 VIE Agreements”). Upon entry into the 2020 VIE Agreements, the Original VIE Agreements, except for the Master Exclusive Service Agreement, were expired.

Our board of directors approved and ratified the 2020 VIE Agreements. We did not expect any negative impact of these 2020 VIE Agreements on its operation. The 2020 VIE Agreements enable Zhongchao Cayman to consolidate the financial results of Zhongchao Shanghai as primary beneficiary.

2021 VIE Agreements

On August 31, 2021, Shanghai Xingzhong, one shareholder of Zhongchao Shanghai transferred all of its equity interest, equal to 23.6% of the total equity interest   of Zhongchao Shanghai, to Shanghai Xingban Enterprise Management Partnership (Limited Partnership), a limited partnership incorporated in China, or Shanghai Xingban. The general partner of Shanghai Xingban is Weiguang Yang, our CEO and Chairman, and its limited partner is Pei Xu, our CFO. As a result, Mr. Yang is the 76.4% shareholder of Zhongchao Shanghai with the remaining equity interests held by Shanghai Xingban.

Accordingly, on September 10, 2021, to clarify the legal effect of such share transfer and to sustain our ability to consolidate the financial results of Zhongchao Shanghai, Mr. Yang and Shanghai Xingban, as all the shareholders of Zhongchao Shanghai, signed a series of VIE agreements with Zhongchao WFOE, the terms of which are substantially the same as those of the 2020 VIE Agreements except the one shareholder of Zhongchao Shanghai was changed (the “2021 VIE Agreements”). Upon entry into the 2021 VIE Agreements, the 2020 VIE Agreements, except for the Master Exclusive Service Agreement, were expired.

Our board of directors approved and ratified the 2021 VIE Agreements. We do not expect any negative impact of these 2021 VIE Agreements on its operation. The 2021 VIE Agreements enable Zhongchao Cayman to consolidate the financial results of Zhongchao Shanghai as primary beneficiary.

The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. As we chose such VIE structure, we are subject to certain unique risks and uncertainties that may not otherwise exist if we had direct equity ownership in the PRC operating entities. Because we do not directly hold equity interests in the VIE and its subsidiaries, our Contractual Arrangements may not be effective in providing control over Zhongchao Shanghai. Further, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitations on foreign ownership and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the Contractual Arrangements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in the PRC operating entities’ operations and cause the value of our securities to decrease significantly or become worthless. However, as of the date of this prospectus, the agreements under the Contractual Arrangements have not been tested in any courts of law.

The following charts summarize our corporate legal structure and identify our subsidiaries, our VIE and its subsidiaries.

Permission Required from the PRC Authorities to Issue Our Securities to Foreign Investors

As of the date of this prospectus, in the opinion of our PRC legal counsel, Han Kun Law Offices, although we are required to complete the filing procedure in connection with our offerings under the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, no relevant PRC laws or regulations in effect require that we or the PRC operating entities obtain permission from any PRC authorities to issue securities to foreign investors in connection with a potential offering made pursuant to this prospectus as of the date of this prospectus, and neither we nor the PRC operating entities have received any inquiry, notice, warning, sanction, or any regulatory objection to the offerings in connection with this registration statement from the China Securities Regulatory Commission (the “CSRC”), Cyberspace Administration of China (the “CAC”), or any other PRC authorities that have jurisdiction over our operations.

The PRC government has initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over the use of variable interest entities for overseas listing, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On February 17, 2023, the CSRC promulgated the Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application; and (4) if the issuer issues securities in the same overseas market after the initial issuance and listing, it shall submit filings with the CSRC within three business days after the completion of the issuance. Therefore, in the opinion of our PRC legal counsel, Han Kun Law Offices, we are required to go through filing procedures with the CSRC within three business days after the completion of the offerings in connection with this registration statement and for our future offerings and listing of our securities in an overseas market under the Trial Measures. We will begin the process of preparing a report and other required materials in connection with the CSRC filing, which will be submitted to the CSRC in due course. If we fail to complete such filing requirement, Chinese regulatory authorities may impose fines and penalties upon the PRC operating entities’ operations in China, limit the PRC operating entities’ operating privileges in China, delay or restrict the repatriation of the proceeds from the offerings in connection with this registration statement into China, or take other actions that could have a material adverse effect upon the PRC operating entities’ business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

The officials from the CSRC have also confirmed that for the PRC domestic companies that seek to list overseas with VIE structure, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with VIE structure which meet the compliance requirements. As the Trial Measures were newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect our current listing, and future offering or financing. If we are required by the Trial Measures for any future offering or any other financing activities to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our securities, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

In the opinion of our PRC counsel, Han Kun Law Offices, neither we nor the PRC operating entities are required to voluntarily report for a cybersecurity review with the CAC under the Cybersecurity Review Measures which became effective on February 15, 2022, since neither we nor the PRC operating entities have not been notified by the regulatory authorities as critical information infrastructure operators, and we or the PRC operating entities currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. However, given that the Cybersecurity Review Measures do not provide explanation or interpretation for ‘affect or may affect national security’, the PRC regulatory authorities retain broad discretion in interpreting this provision. Should the authorities determine, at their discretion, that our data processing activities affect or may affect national security, we may be subject to a cybersecurity review. Notwithstanding this, as of the date of this prospectus, we have not been involved in any cybersecurity review or investigation by the CAC or other authorities with respect to the Cybersecurity Review Measures. Furthermore, the data processed by us or the PRC operating entities has not been included in the effective core data and important data catalogs by any authority, and we have taken reasonable and adequate technical and management measures to ensure data security. In light of these circumstances, in the opinion of our PRC counsel, Han Kun Law Offices, the likelihood of us being subject to a cybersecurity review is remote.

On September 30, 2024, the State Council of China published the Regulations on Network Data Security Administration, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant cyberspace administration of the PRC. The Regulations on Network Data Security Administration have not been fully implemented as of the date of this prospectus and will become effective on January 1, 2025. Network data processing activities refer to the collection, retention, use, processing, transmission, provision, disclosure, deletion and other activities of network data. As of the date of this prospectus, the MDMOOC online platform has approximately 194,700 registered users, and we currently do not hold more than one million users/users’ individual information.  However, we or the PRC operating entities may be deemed as a data processor under the Regulations on Network Data Security Administration. As of the date of this prospectus, neither we nor the PRC operating entities have been informed by any PRC governmental authority of any requirement that we or the PRC operating entities file for a cybersecurity review.  However, if we or the PRC operating entities are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we or the PRC operating entities could be subject to PRC cybersecurity review.

Permission Required from the PRC Authorities for Our and PRC Operating Entities’ Operation in China

As of the date of this prospectus, except as disclosed in this prospectus and our most recent annual report on Form 20-F on April 25, 2024, as amended on January 15, 2026 (the “Annual Report”), we, or the PRC operating entities are not required to obtain any other permission or approval from the PRC authorities for the PRC operating entities’ operations in China, nor have we, or the PRC operating entities, received any denial for our operation in China. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we may be required to obtain additional licenses, permits, filings or approvals in the future. If any of the PRC operating entities is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the requisite licenses and permits, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. In addition, if any of the PRC operating entities had inadvertently concluded that such licenses, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires any of the PRC operating entities to obtain such licenses, permits, registrations or filings in the future, the relevant PRC operating entities may be unable to obtain such necessary licenses, permits, registrations or filings in a timely manner, or at all, and such licenses, permits, registrations or filings may be rescinded even if obtained. Any such circumstance may subject the relevant PRC operating entities to fines and other regulatory, civil or criminal liabilities, and the relevant PRC operating entities may be ordered by the competent government authorities to suspend relevant operations, which will materially and adversely affect our business operations. See “Risk Factors— Risks Related to Doing Business in China—The PRC operating entities’ failure to obtain, maintain or renew other licenses, approvals, permits, registrations or filings necessary to conduct their operations in China could have a material adverse impact on our business, financial conditions and results of operations.” in this prospectus.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the PRC operating entities’ operations, significant depreciation of the value of our securities, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. The Chinese government may intervene with or influence the operations of the PRC operating entities at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the PRC operating entities and/or the value of our securities.

In the opinion of our PRC legal counsel, Han Kun Law Offices, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and Contractual Arrangements among Zhongchao WFOE, Zhongchao Shanghai and their shareholders), as of the date of this prospectus, do not result in any violation of PRC laws or regulations currently in effect; and (ii) the Contractual Arrangements among Zhongchao WFOE and Zhongchao Shanghai and their shareholders governed by PRC law are valid, binding and enforceable in accordance with the terms of each of the Contractual Arrangements, and do not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the Contractual Arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel.

Dividend Distributions or Transfers of Cash among the Holding Company, Its Subsidiaries, and the Consolidated VIE

For the year ended December 31, 2025, Zhongchao Cayman made cash transfer of $3.4 million to Zhongchao USA. For the year ended December 31, 2024, Zhongchao Cayman made cash transfer of $4.4 million to Zhongchao USA. For the year ended December 31, 2023, Zhongchao Cayman made cash transfer of $0.1 million to Zhongchao USA. Except as otherwise disclosed above, for the years ended December 31, 2025, 2024 and 2023, no other cash transfer or transfer of other assets have occurred between Zhongchao Cayman, its subsidiaries, the consolidated VIE and the subsidiaries of the VIE. For the years ended December 31, 2025, 2024 and 2023, none of our subsidiaries, the consolidated VIE, or the subsidiaries of the VIE have made any dividends or distributions to Zhongchao Cayman. For the years ended December 31, 2025, 2024 and 2023, no dividends or distributions have been made to any U.S. investors.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts due in the ordinary course of business. Cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by Zhongchao Cayman to Zhongchao HK, and then transferred to Zhongchao WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to the VIE from Zhongchao WFOE pursuant to certain contractual agreements between Zhongchao WFOE and the VIE as permitted by the applicable PRC regulations. The process for sending such proceeds back to the mainland China may be time-consuming after the closing of this offering. We may be unable to use these proceeds to grow the business of the PRC operating entities until the PRC operating entities receive such proceeds in mainland China. Any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to PRC regulations. Capital contributions to our PRC subsidiaries are subject to the report to the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, in its local branches and registration with a local bank authorized by the China’s State Administration of Foreign Exchange, or the SAFE. Any foreign loan procured by our PRC subsidiaries is required to be registered or filed with the SAFE or its local branches or satisfy relevant requirements as provided by the SAFE. Any medium- or long-term loan to be provided by us to the VIEs must be registered with the National Development and Reform Commission, or the NDRC, and the SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of our financing activities and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. See “Risk Factors— Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering or any subsequent offerings to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in this prospectus.

Under our current corporate structure, we rely on dividend payments from Zhongchao HK and Zhongchao WFOE to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to pay any debt we may incur:

●	Zhongchao WFOE’s ability to distribute dividends is based upon its distributable earnings. Current mainland China regulations permit Zhongchao WFOE to pay dividends to Zhongchao HK in accordance with applicable PRC laws and regulations under which Zhongchao WFOE can only pay dividends to Zhongchao HK out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Furthermore, Zhongchao WFOE could make payments to Zhongchao HK pursuant to the relevant agreements between them as permitted by the applicable PRC regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China may also set aside a portion of its after-tax profits to fund an optional employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

●	Based on the Hong Kong laws and regulations, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to mainland China), except transfer of funds involving money laundering and criminal activities and some tax restrictions between Hong Kong and mainland China as discussed herein below in this section. As a result, Zhongchao HK may further distribute any dividends or payments (if any) received from Zhongchao WFOE to Zhongchao Cayman as dividends.

●	Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from Zhongchao HK, which will be dependent on receipt of dividends or payments (if any) from Zhongchao WFOE, which will be dependent on payments from the VIE in accordance with the laws and regulations of the PRC and the Contractual Arrangements.

●	Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. To the extent cash or assets in our business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets. Furthermore, if Zhongchao WFOE, Zhongchao HK or the VIE incurs debt on its own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If either Zhongchao WFOE, Zhongchao HK or the VIE is unable to distribute dividends or make payments directly or indirectly to Zhongchao Cayman, we may be unable to pay dividends on our Ordinary Shares. See “Risk Factors – To the extent cash or assets in our business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” in this prospectus and “Risk Factors — Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing” in this prospectus.

●	If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. Certain payments from the VIE, Zhongchao Shanghai, to Zhongchao WFOE are subject to PRC taxes, including business taxes and value added tax.

●	Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Zhongchao HK. As of the date of this prospectus, we have not applied and have no plan to apply for the tax resident certificate from the relevant Hong Kong tax authority.

The transfer of funds among the PRC operating entities are subject to the Provisions on Private Lending Cases, which was implemented on January 1, 2021 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. In the opinion of our PRC counsel, Han Kun Law Offices, the Provisions on Private Lending Cases does not prohibit using cash generated from one PRC operating entity to fund another affiliated PRC operating entity’s operations. We or the PRC operating entities have not been notified of any other restriction which could limit the PRC operating entities’ ability to transfer cash among each other. In the future, cash proceeds from overseas financing activities, including this offering, may be transferred by Zhongchao Cayman to Zhongchao HK, and then transferred to Zhongchao WFOE via capital contribution or shareholder loans, as the case may be. Cash proceeds may flow to Zhongchao Shandong from Zhongchao WFOE pursuant to the Contractual Arrangements between Zhongchao WFOE and Zhongchao Shandong as permitted by the applicable PRC regulations.

Holding Foreign Company Accountable Act

Pursuant to the HFCA Act, if the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed and does not have to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two.

Condensed Consolidating Schedule and Consolidated Financial Statements

Selected Condensed Consolidated Balance Sheets

The following tables present selected condensed consolidated balance sheets as of December 31, 2025 and 2024,   which show financial information for (i) the parent company, Zhongchao Cayman, (ii) its aggregated subsidiaries (Zhongchao BVI, Zhongchao HK, Zhongchao USA, and Zhongchao Japan), (iii) Zhongchao WFOE disaggregated, and (iv) the VIE and its subsidiaries.

	December 31, 2025
	Parent	Subsidiaries	WFOE	VIE and its Subsidiaries	Elimination	Total

Cash and cash equivalents	$79,976	$1,300,918	$795,297	$5,921,884	$-	$8,098,075
Short-term investment	1,750,059	4,074,498	-	-	-	5,824,557
Accounts receivable	-	-	-	2,782,693	-	2,782,693
Other current assets	26,493	57,483	1,863	170,962	-	256,801
Total current assets	1,856,528	5,432,899	797,160	8,875,539	-	16,962,126
Investment in subsidiaries, VIE and VIE’s subsidiaries	2,443,215	-	-		(2,443,215)	-
Property and equipment, net	-	1,735,579	-	4,141,645	-	5,877,224
Total non-current assets	2,443,215	1,828,907	-	5,355,813	(2,443,215)	7,184,720
Amount due from the Company and its subsidiaries	15,639,807	-	-	-	(15,639,807)	-
Total Assets	$19,939,550	$7,261,806	$797,160	$14,231,352	$(18,083,022)	$24,146,846

Total current liabilities	$-	$16,449	$-	$1,510,181	$-	$1,526,630
Total non-current liabilities	-	-	-	22,260	-	22,260
Amounts due to the Company and its subsidiaries	-	14,422,923	761,183	(284,799)	(14,899,307)	-
Total Liabilities	-	14,439,372	761,183	1,247,642	(14,899,307)	1,548,890
Total Shareholders’ Equity (Deficit)	19,939,550	(7,177,566)	35,977	12,983,710	(3,183,715)	22,597,956
Total Liabilities and Shareholders’ Equity	$19,939,550	$7,261,806	$797,160	$14,231,352	$(18,083,022)	$24,146,846

	December 31, 2024
	Parent	Subsidiaries	WFOE	VIE and its Subsidiaries	Elimination	Total

Cash and cash equivalents	$1,088,565	$2,392,807	$5,280	$4,354,654	$-	$7,841,306
Short-term investment	4,040,000	1,202,441	-	-	-	5,242,441
Accounts receivable	-	-	-	4,682,320	-	4,682,320
Other current assets	54,383	27,853	-	858,914	-	941,150
Total current assets	5,182,948	3,623,101	5,280	9,895,888	-	18,707,217
Investment in subsidiaries, VIE and VIE’s subsidiaries	5,113,612	-	-		(5,113,612)	-
Property and equipment, net	-	1,661,000	-	4,206,154	-	5,867,154
Total non-current assets	5,113,612	1,661,000	-	5,516,736	(5,113,612)	7,177,736
Amount due from the Company and its subsidiaries	12,247,807	-	27,400	-	(12,275,207)	-
Total Assets	$22,544,367	$5,284,101	$32,680	$15,412,624	$(17,388,819)	$25,884,953

Total current liabilities	$-	$16,226	$-	$1,514,204	$-	$1,530,430
Total non-current liabilities	-	-	-	203,470	-	203,470
Amounts due to the Company and its subsidiaries	-	11,056,078	-	483,800	(11,539,878)	-
Total Liabilities	-	11,072,304	-	2,201,474	(11,539,878)	1,733,900
Total Shareholders’ Equity (Deficit)	22,544,367	(5,788,203)	32,680	13,211,150	(5,848,941)	24,151,053
Total Liabilities and Shareholders’ Equity	$22,544,367	$5,284,101	$32,680	$15,412,624	$(17,388,819)	$25,884,953

Selected Condensed Consolidated Statements of Income

The following tables present selected condensed consolidated statements of income and comprehensive income for the years ended December 31, 2025, 2024 and 2023, which show financial information for (i) the parent company, Zhongchao Cayman, (ii) its aggregated subsidiaries (Zhongchao BVI, Zhongchao HK, Zhongchao USA and Zhongchao Japan), (iii) Zhongchao WFOE disaggregated, and (iv) the VIE and its subsidiaries.

	For the year ended December 31, 2025
	Parent	Subsidiaries	WFOE	VIE and its Subsidiaries	Elimination	Total

Revenues	$-	$270,931	$-	$11,374,996	$(270,931)	$11,374,996
Costs of revenue	$-	$-	$-	$6,521,028	$(267,573)	$6,253,455
Gross profit	$-	$270,931	$-	$4,853,968	$(3,358)	$5,121,541
Share of loss of subsidiaries, VIE and VIE’s subsidiaries	$(2,670,397)	$(1,277,578)	$(1,279,395)	$-	$5,227,370	$-
Net loss	$(6,310,153)	$(2,670,397)	$(1,277,578)	$(784,109)	$5,227,370	$(5,814,867)

	For the year ended December 31, 2024
	Parent	Subsidiaries	WFOE	VIE and its Subsidiaries	Elimination	Total

Revenues	$-	$-	$-	$15,864,773	$-	$15,864,773
Costs of revenue	$-	$-	$-	$6,952,560	$-	$6,952,560
Gross profit	$-	$-	$-	$8,912,213	$-	$8,912,213
Share of (loss) income of subsidiaries, VIE and VIE’s subsidiaries	$(642,807)	$2,532,747	$2,532,739	$-	$(4,422,679)	$-
Net (loss) income	$(643,229)	$(642,807)	$2,532,747	$2,902,555	$(4,422,679)	$(273,413)

	For the year ended December 31, 2023
	Parent	Subsidiaries	WFOE	VIE and its Subsidiaries	Elimination	Total

Revenues	$-	$-	$-	$19,433,945	$-	$19,433,945
Costs of revenue	$-	$-	$-	$(10,921,753)	$-	$(10,921,753)
Gross profit	$-	$-	$-	$8,512,192	$-	$8,512,192
Share of loss of subsidiaries, VIE and VIE’s subsidiaries	$(11,440,721)	$(10,809,427)	$(10,809,444)	$-	$33,059,592	$-
Net loss	$(11,335,911)	$(11,440,721)	$(10,809,427)	$(10,780,772)	$33,059,592	$(11,307,239)

Selected Condensed Consolidated Statements of Cash Flows

The following tables present selected condensed consolidated statements of cash flows for the years ended December 31, 2025, 2024 and 2023, which show financial information for (i) the parent company, Zhongchao Cayman, (ii) its aggregated subsidiaries (Zhongchao BVI, Zhongchao HK, Zhongchao USA and Zhongchao Japan), (iii) Zhongchao WFOE disaggregated, and (iv) the VIE and its subsidiaries.

	For the year ended December 31, 2025
	Parent	Subsidiaries	WFOE	VIE and its Subsidiaries	Elimination	Total

Net cash provided by operating activities	$93,470	$2,014,370	$768,425	$1,339,326	$(3,370,200)	$845,391
Net cash used in investing activities	$(1,102,059)	$(3,116,540)	$-	$-	$3,392,000	$(826,599)
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-

	For the year ended December 31, 2024
	Parent	Subsidiaries	WFOE	VIE and its Subsidiaries	Elimination	Total

Net cash provided by (used in) operating activities	$198,117	$878,538	$(1,382)	$1,528,919	$(4,077,435)	$(1,473,243)
Net cash used in investing activities	$(3,097,823)	$(521,865)	$-	$(2,487,565)	$4,299,500	$(1,807,753)
Net cash provided by financing activities	$3,838,200	$-	$-	$-	$-	$3,838,200

	For the year ended December 31, 2023
	Parent	Subsidiaries	WFOE	VIE and its Subsidiaries	Elimination	Total

Net cash (used in) provided by operating activities	$(193,778)	$(2,351,935)	$17	$1,124,613	$1,475,312	$54,229
Net cash (used in) provided by investing activities	$(3,766,367)	$1,530,264	$-	$(43,240)	$(1,475,312)	$(3,754,655)
Net cash provided by financing activities	$-	$-	$-	$-	$-	$-

Summary of Significant Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors”, which you should read in its entirety.

Risks Related to the Business and Industry of the PRC Operating Entities

Risks and uncertainties related to the business and industry of the PRC operating entities include, but are not limited to, the following:

●	We depend on the healthcare industry for a significant portion of our revenues. Our revenues could seriously decrease if there were adverse developments in the healthcare industry. See “Risk Factors — We depend on the healthcare industry for a significant portion of our revenues.” on page 28 of this prospectus.

●	We expect competition in the market for healthcare information, education, and training services to increase significantly in the future which could reduce the PRC operating entities’ revenues, potential profits and overall market share. See “Risk Factors — We expect competition to increase significantly in the future which could reduce the PRC operating entities’ revenues, potential profits and overall market share.” on page 30 of this prospectus.

●	We generate a significant portion of our revenues from a relatively small number of major customers and loss of business from these customers could reduce our revenues and significantly harm the PRC operating entities’ business. See “Risk Factors — We generate a significant portion of our revenues from a relatively small number of major customers and loss of business from these customers could reduce our revenues and significantly harm the PRC operating entities’ business.” on page 30 of this prospectus.

●	If the PRC operating entities are unable to collect their receivables from their customers, our results of operations and cash flows could be adversely affected. See “Risk Factors — If the PRC operating entities are unable to collect their receivables from their customers, our results of operations and cash flows could be adversely affected.” on page 31 of this prospectus.

●	The PRC operating entities may not be able to prevent others from unauthorized use of the PRC operating entities’ intellectual property, which could cause a loss of customers, reduce the PRC operating entities’ revenues and harm their competitive position. See “Risk Factors — The PRC operating entities may not be able to prevent others from unauthorized use of the PRC operating entities’ intellectual property, which could cause a loss of customers, reduce the PRC operating entities’ revenues and harm their competitive position.” on page 35 of this prospectus.

●	The Internet is subject to many legal uncertainties and potential government regulations that may decrease demand for the PRC operating entities’ services, increase the PRC operating entities’ cost of doing business or otherwise have a material adverse effect on our financial results or prospects. See “The Internet is subject to many legal uncertainties and potential government regulations that may decrease demand for the PRC operating entities’ services, increase the PRC operating entities’ cost of doing business or otherwise have a material adverse effect on our financial results or prospects.” on page 40 of this prospectus.

Risks Related to Our Corporate Structure

We are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	The dual class structure of our ordinary shares has the effect of concentrating voting control with our CEO, directors and their affiliates.

●	We depend upon the VIE Arrangements in consolidating the financial results of the PRC operating entities, which may not be as effective as direct ownership.

●	We conduct our business through Zhongchao Shanghai and its subsidiaries by means of VIE Arrangements. If the PRC courts or administrative authorities determine that these VIE Arrangements do not comply with applicable regulations, we could be subject to severe penalties, and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

●	The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Risks Related to Doing Business in China

Zhongchao WFOE and the PRC operating entities are based in mainland China, and the PRC operating entities have the majority of their operations in China, and therefore, we face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	The majority of the PRC operating entities’ business operations are conducted in China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake may be subject, to a significant extent, to economic, political and legal developments in China. The risk of legal system includes the enforcement of laws and that rules and regulations in China can change quickly with little advance notice. See “Risk Factors — China’s economic, political and social conditions, as well as changes in any government policies, laws and regulations may be quick with little advance notice and could have a material adverse effect on the PRC operating entities’ business and the value of our securities.” on page 52 of this prospectus.

●	The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. See “Risk Factors—The Chinese government exerts substantial influence over the manner in which the PRC operating entities must conduct their business activities. We are currently not required to obtain approval from Chinese authorities to list or continue to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list or continue to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our securities to significantly decline or be worthless.” starting on page 50 of this prospectus.

●	If the PRC operating entities fail to comply with any regulatory requirements, including obtaining any required licenses, approvals, permits or filings in a timely manner or at all, the PRC operating entities’ continued business operations may be disrupted and the PRC operating entities may be subject to various penalties or be unable to continue their operations, all of which will materially and adversely affect our business, financial condition and results of operations. See “Risk Factors — We face risks associated with uncertainties surrounding the PRC laws and regulations governing the education industry in general, and the online for-profit private training in particular.” on page 49 of this prospectus.

●	There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business. See “Risk Factors — PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.” on page 52 of this prospectus.

●	Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed as PRC residents for foreign exchange administration purpose) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. See “Risk Factors — PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary ability to distribute profits to us, or otherwise materially and adversely affect us.” on page 64 of this prospectus.

●	The PRC government imposes control on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a majority of our revenues in Renminbi, which currently is not a freely convertible currency. As a result, cash in mainland China may not be available to fund operations or for other use outside of mainland China due to interventions in or the imposition of restrictions and limitations on our PRC subsidiaries’ or the PRC operating entities’ ability to transfer cash. There is no assurance the PRC government will not intervene in or impose restrictions on us and our subsidiaries to transfer cash. See “Risk Factors — Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing.” on page 66 of this prospectus.

●	To the extent cash or assets in our business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets. See “Risk Factors – “To the extent cash or assets in our business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies” on page 51 of this prospectus.

●	The Chinese government may intervene with or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers like us, which could result in a material change in our operations and/or the value of the securities we are registering for sale. Furthermore, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. See “Risk Factors — The Chinese government may intervene or influence our operations at any time, which actions may impact our operations materially and adversely, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless.” on page 51 of this prospectus, and “—The Chinese government exerts substantial influence over the manner in which the PRC operating entities must conduct their business activities. We are currently not required to obtain approval from Chinese authorities to list or continue to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list or continue to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our securities to significantly decline or be worthless” on page 50 of this prospectus.

●	On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The Consolidated Appropriations Act contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. See “Risk Factors — The recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.” on page 55 of this prospectus.

●	The business of the PRC operating entities involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. On September 30, 2024, the State Council of China published the Regulations on Network Data Security Administration, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant cyberspace administration of the PRC. The Regulations on Network Data Security Administration have not been fully implemented as of the date of this prospectus and will become effective on January 1, 2025. Network data processing activities refer to the collection, retention, use, processing, transmission, provision, disclosure, deletion, and other activities of network data. Network data processing activities refer to the collection, retention, use, processing, transmission, provision, disclosure, deletion, and other activities of network data. As of the date of this prospectus, the MDMOOC online platform has approximately 194,700 registered users, and we and the PRC operating entities currently do not hold more than one million users/users’ individual information. However, we or the PRC operating entities may be deemed as a data processor under the Regulations on Network Data Security Administration. As of the date of this prospectus, we or the PRC operating entities have not been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review. See “Risk Factors — We may be liable for improper use or appropriation of personal information provided by our customers.” on page 58 of this prospectus.

●	The majority of the operations of the PRC operating entities conducted outside of the U.S. In addition, our management consists of five executive officers who are all located in China and three independent directors, among which two (Mr. John C. General and Mr. Kevin Dean Vassily) are located in the United States and one (Ms. Dan Li) is located in China. As a result, it may not be possible for the U.S. regulators to conduct investigations or inspections, or to effect service of process within the U.S. or elsewhere outside the U.S. See “Risk Factors — U.S. regulators’ ability to conduct investigations or enforce rules in China is limited.” on page 62 of this prospectus.

●	It may be difficult for our shareholders to effect service of process upon us or certain officers or directors inside mainland China. Recognition and enforcement in mainland China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. Shareholder claims that are common in the U.S., including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China See “Risk Factors – You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in mainland China against us based on Hong Kong or other foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited” starting on page 28 of this prospectus.

Risks Related to this Offering and the Class A Ordinary Shares

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and our Class A Ordinary Shares, including, but not limited to, the following:

●	Shareholders will suffer substantial dilution, and the Company will not receive any proceeds if the holders of the Warrants elect to exercise such Warrants using the zero exercise price option.

●	If we cannot continue to satisfy the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

●	This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

●	You may experience future dilution as a result of future equity offerings or acquisitions.

●	There is no public market for the Pre-Funded Warrants and the Warrants.

●	There is no voting rights for the Pre-Funded Warrants, the Warrants and the Warrants.

●	The terms of the Pre-Funded Warrants and the Warrants may be adjusted.

●	The Pre-Funded Warrants and the Warrants have beneficial ownership limitations.

●	If the holders of the Warrants elect to exercise such warrants using the cashless exercise option, we may not receive any meaningful amount of additional funds upon the exercise of the Warrant.

●	We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

●	Certain existing shareholders have control over our Company, and their interests may not be aligned with the interests of our other shareholders.

Implications of Being a Foreign Private Issuer and a Controlled Company

Foreign Private Issuer

As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

Controlled Company

Mr. Weiguang Yang currently controls a majority of the voting power of our outstanding Ordinary Shares. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board of directors consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

We intend to use these exemptions and may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Corporate Information

Our principal executive office is located at Room 2504, OOCL Tower, 841 Yan’an Middle Road, Jing’An District, Shanghai, China 200040. Our telephone number is +86 21-32205987. We maintain a website at http://izcmd.com that contains information about our Company, though no information contained on our website is part of this prospectus.

THE OFFERING

Units offered by us	Up to 18,518,520 Units, with each unit consisting of one Class A Ordinary Share, or, in lieu thereof, one Pre-Funded Warrant; and one Warrant.

Shares offered by us	Up to 18,518,520 Class A Ordinary Shares included in the Units, up to 18,518,520 Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, and up to 166,666,680 Class A Ordinary Shares issuable upon exercise of the Warrants at a zero exercise price.

Warrants offered by us

Up to 18,518,520 Warrants included in the Units.

The exercise price per share pursuant to the Warrants equals to 110% of the price per Unit sold in this offering. The Warrants are immediately separable and will be issued separately in this offering but must initially be purchased together with the other component parts of the Units in this offering. The Warrants will be immediately exercisable and will expire on the 6-month anniversary of the original issuance date. The Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. This prospectus also relates to the offering of the Class A Ordinary Shares issuable upon exercise of the Warrants.

If, at the time a holder exercises its Warrants, a registration statement registering the issuance or resale of the Class A Ordinary Shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such Class A Ordinary Shares, then in lieu of making the cash payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise the net number of Class A Ordinary Shares determined according to the formula set forth in the Warrants.

In addition to the rights with respect to cashless exercise set forth above, a Warrant holder may, at any time and in its sole discretion, exercise its Warrants in whole or in part by means of a “zero exercise price” option in which the holder will be entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii) 50% of the Low Price. This “zero exercise price” option will only be available at a time when the Low Price is lower than the then applicable Exercise Price. At no time shall the Low Price be lower than the Floor Price, which is $0.10806 (which price shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction). As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Warrants because it is highly unlikely that a Warrant holder will elect to pay an exercise price in cash to receive one Class A Ordinary Share when they could elect the zero exercise price option to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price. As an example, holders of the Warrants may elect to be issued up to 166,666,680 Class A Ordinary Shares upon the exercise of the Warrants assuming the Low Price is equal to the Floor Price. See “Description of Securities – Warrants”

We are also registering the issuance of up to 166,666,680 Class A Ordinary Shares underlying the Warrants.

Pre-Funded Warrants offered by us

Up to 18,518,520 Pre-Funded Warrants included in the Units.

We are also offering the opportunity to purchase, if the purchaser so chooses and in lieu of Class A Ordinary Shares, up to 18,518,520 Pre-Funded Warrants to purchasers whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding ordinary shares immediately following the consummation of this offering. Each Pre-Funded Warrant is exercisable for one Class A Ordinary Share. The purchase price of each Pre-Funded Warrant is equal to the price per Class A Ordinary Share being sold to the public in this offering, minus $0.008, and the exercise price of each Pre-Funded Warrant is $0.008 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant we sell, the number of Class A Ordinary Shares we are offering will be decreased on a one-for-one basis.

We are also registering the issuance of up to 18,518,520 Class A Ordinary Shares underlying the Pre-Funded Warrants.

Class A Ordinary Shares outstanding prior to the offering	3,229,766 Class A Ordinary Shares

Class A Ordinary Shares to be outstanding after the offering	Up to 21,748,286 Class A Ordinary Shares (assuming no sale of any Pre-Funded Warrants and none of the Warrants issued in this offering are exercised and excluding Class A Ordinary Shares to be issued upon exercise of HF Warrant the Company issued to HF Capital). To the extent Pre-Funded Warrants are sold, the number of Class A Ordinary Shares sold in this offering will be reduced on a one-for-one basis.

Use of proceeds

We estimate the net proceeds from this offering to us will be approximately $9.0 million (assuming maximum offering), at the offering price of $0.54, after deducting the estimated placement agent fees and commissions and expected offering expenses payable by us, and none of the Warrants issued in this offering are exercised.

We currently intend to use the net proceeds to us from this offering for general working capital purposes and other general corporate purposes. See “Use of Proceeds” beginning on page 79.

Best-efforts Offering:

We are offering the Units on a best-efforts basis. We have engaged Univest Securities, LLC to act as our sole placement agent to use its reasonable best efforts to solicit offers to purchase the Units in this offering. Univest Securities, LLC has no obligation to buy any of the Units from us or to arrange for the purchase or sale of any specific number or dollar amount of the Units.

No minimum offering amount is required as a condition to closing this offering. We may undertake one or more closings for the sale of the Units. We expect an initial closing of this offering to occur on or about June 1, 2026, but this offering will be terminated by July 1, 2026 provided that closing of this offering for all of the Units have not occurred by such date.

Listing symbol

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “ZCMD.”

There is no established public trading market for Pre-Funded Warrants or the Warrants, and we do not intend to list these securities on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants and the Warrants will be limited.

Offering price	$0.54 per Unit (consisting of one Class A Ordinary Share (or Pre-Funded Warrant in lieu thereof), and one Warrant).

Transfer Agent	Transhare Corporation

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section set forth in this prospectus before deciding whether or not to invest in our securities.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of operations for the years ended December 31, 2025, 2024 and 2023 and the summary consolidated balance sheets as of December 31, 2025 and 2024 have been derived from our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and included elsewhere in this prospectus. You should read this “Summary Consolidated Financial Data and Operating Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our historical results are not necessarily indicative of results expected for future periods.

The following table presents our summary of selected consolidated statements of operations for the years ended December 31, 2025, 2024 and 2023:

	For the Years Ended December 31,
	2025	2024	2023

Revenues	$11,374,996	$15,864,773	$19,433,945
Cost of revenues	(6,253,455)	(6,952,560)	(10,921,753)
Gross Profit	5,121,541	8,912,213	8,512,192

Operating Expenses
Selling and marketing expenses	(1,490,594)	(4,010,382)	(6,710,757)
General and administrative expenses	(9,814,087)	(4,990,647)	(6,697,309)
Research and development expenses	(8,085)	(252,451)	(514,411)
Loss from disposal of property and equipment	-	-	(1,719,442)
Impairment of goodwill	-	-	(5,617,865)
Impairment of intangible assets	-	-	(536,206)
Total Operating Expenses	(11,312,766)	(9,253,480)	(21,795,990)

Loss from Operations	(6,191,225)	(341,267)	(13,283,798)

Interest income, net	343,128	243,008	237,054
Other income, net	79,412	160,015	1,069,745
(Loss) Income Before Income Taxes	(5,768,685)	61,756	(11,976,999)

Income tax (expenses) benefits	(46,182)	(335,169)	669,760
Net Loss	(5,814,867)	(273,413)	(11,307,239)

Net income attributable to noncontrolling interests	(495,286)	(369,816)	(28,672)
Net Loss Attributable to Zhongchao Inc.’s shareholders	$(6,310,153)	$(643,229)	$(11,335,911)

The following table presents our summary of selected consolidated balance sheets data as of December 31, 2025 and 2024:

	As of December 31, 2025	As of December 31, 2024
Current assets	$16,962,126	$18,707,217
Other assets	7,184,720	7,177,736
Total assets	24,146,846	25,884,953
Current liabilities	1,526,630	1,530,430
Other liabilities	22,260	203,470
Total liabilities	1,548,890	1,733,900
Total shareholders’ equity	$22,597,956	$24,151,053

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

RISKS RELATED TO THE BUSINESS AND INDUSTRY OF THE PRC OPERATING ENTITIES

We depend on the healthcare industry for a significant portion of our revenues.

Our revenues could seriously decrease if there were adverse developments in the healthcare industry. Our near-term and long-term prospects depend upon selling the PRC operating entities’ services to the healthcare industry. In 2025, 32.5% of our revenues were derived from services and products provided to pharmaceutical enterprises. In 2024, 35.2% of our revenues were derived from services and products provided to pharmaceutical enterprises. In 2023, 52.5% of our revenues were derived from services and products provided to pharmaceutical enterprises. Accordingly, our success is highly dependent on the sales and marketing expenditures of pharmaceutical enterprises and The PRC operating entities’ ability to attract these expenditures. Some of the adverse developments in the healthcare industry that could affect our revenues would be:

-	a reduction in sales and marketing expenditures of pharmaceutical enterprises;

-	public or private market initiatives or reforms designed to regulate the manner in which pharmaceutical enterprises promote their products;

-	regulatory or legislative developments that discourage or prohibit pharmaceutical enterprises’ promotional activities;

-	a decrease in the number of new drugs being developed; or

-	the adoption of current legislative and regulatory proposals to control drug costs for patients.

The PRC operating entities face intense competition from onshore and offshore healthcare information, education, and training services companies, and, if the PRC operating entities are unable to compete effectively, the PRC operating entities may lose customers and our revenues may decline.

The market for healthcare information, education, and training services is highly competitive, and the PRC operating entities expect competition to persist and intensify. We believe that the principal competitive factors in the PRC operating entities’ markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing and selling skills, scalability of infrastructure and price. In addition, the trend towards offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological changes will result in new and different competitors entering our markets. The PRC operating entities’ ability to compete also depends in part on a number of factors beyond the PRC operating entities’ control, including the ability of the PRC operating entities’ competitors to recruit, train, develop and retain highly skilled professionals, the price at which the PRC operating entities’ competitors offer comparable services and the PRC operating entities’ competitors’ responsiveness to client needs. Therefore, we cannot assure you that the PRC operating entities will be able to retain their customers while competing against such competitors. Increased competition, the PRC operating entities’ inability to compete successfully against competitors, pricing pressures or loss of market share could harm the PRC operating entities’ business, financial condition and results of operations.

Our success depends substantially on the continuing efforts of the PRC operating entities’ senior executives and other key personnel, and the PRC operating entities’ business may be severely disrupted if they lose their services.

Our future success heavily depends upon the continued services of the PRC operating entities’ senior executives and other key employees. If one or more of the PRC operating entities’ senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt the PRC operating entities’ business operations, and the PRC operating entities may not be able to replace them easily or at all. In addition, competition for senior executives and key personnel in our industry is intense, and the PRC operating entities may be unable to retain their senior executives and key personnel or attract and retain new senior executive and key personnel in the future, in which case the PRC operating entities’ business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. If any of the PRC operating entities’ senior executives or key personnel joins a competitor or forms a competing company, the PRC operating entities may lose customers, suppliers, know-how and key professionals and staff members to them. Also, if any of the PRC operating entities’ business development managers, who generally keep a close relationship with the PRC operating entities’ customers, join a competitor or form a competing company, the PRC operating entities may lose customers, and our revenues may be materially and adversely affected. Additionally, there could be unauthorized disclosure or use of the PRC operating entities’ technical knowledge, practices or procedures by such personnel. Most of the PRC operating entities’ executives and key personnel have entered into employment agreements with us that contain non-competition provisions, non-solicitation and nondisclosure covenants. However, if any dispute arises between the PRC operating entities’ executive officers and key personnel and us, such non-competition, non-solicitation and non-disclosure provisions might not provide effective protection to us, especially in China, where most of these executive officers and key employees reside, in light of the uncertainties with China’s legal system.

The PRC operating entities may be unable to maintain their existing relationships with their content providers or to build new relationships with other content providers.

Our success depends significantly on the PRC operating entities’ ability to maintain the PRC operating entities’ existing relationships with the third parties who provide healthcare information, education, and training content for the PRC operating entities’ library and courses and the PRC operating entities’ ability to build new relationships with other content partners. Most of the PRC operating entities’ agreements with content providers are on a case-by-case basis. The PRC operating entities generate their resource library of content providers, most of whom are healthcare experts working in leading Chinese hospital or well-known universities. Every time the PRC operating entities have a need for content production, they will search in their resource library and reach out to the relevant experts for content production. Upon the completion of the content production, they will send over a standard form of service order to the experts evidencing such completion and ask for their best ways for the service payment. The PRC operating entities’ content partners usually receive their service payment within one week after the PRC operating entities receive the signed copies of the service orders. If a significant number of the PRC operating entities’ content providers refuse to cooperate with us, it could result in a reduction in the number of courses the PRC operating entities are able to produce and decreased revenues. Most of the PRC operating entities’ agreements with the PRC operating entities’ content partners are also non-exclusive, and the PRC operating entities’ competitors offer, or could offer, healthcare information, education, and training content that is similar to or the same as the PRC operating entities. If the PRC operating entities’ current content partners offer information to users or the PRC operating entities’ competitors on more favorable terms than those offered to us or increase the PRC operating entities’ service fees, the PRC operating entities’ competitive position and our profit margins and prospects could be harmed. In addition, the failure by the PRC operating entities’ content partners to deliver high-quality content and to continuously upgrade their content in response to user demand and evolving healthcare advances and trends could result in user dissatisfaction and inhibit the PRC operating entities’ ability to attract users.

If the PRC operating entities fail to provide high-quality and reliable content in a cost-effective manner, they may not be able to attract and retain users to remain competitive.

Our success depends on the PRC operating entities’ ability to maintain and grow user engagement on the PRC operating entities’ platform. To attract and retain users and compete against the PRC operating entities’ competitors, the PRC operating entities must continue to offer high-quality and reliable content to provide the PRC operating entities’ users with superior healthcare information, education, and training service experience. To this end, the PRC operating entities must continue to produce original content and source new professional and user-generated content in a cost effective manner. Given that they operate in a rapidly evolving industry, the PRC operating entities need to anticipate industry changes and respond to such changes timely and effectively. If the PRC operating entities fail to continue to offer high-quality and reliable content to their users, we may suffer from reduced user traffic and engagement, and their business, financial condition and results of operations may be materially and adversely affected.

In addition to content generated by the PRC operating entities’ users and content partners, the PRC operating entities rely on their in-house team to create original content and to edit, manage, and supervise the original content origination and production process, and the PRC operating entities intend to continue to invest resources in content production. The PRC operating entities face competition for qualified personnel in a limited pool of high-quality creative talent. If the PRC operating entities are not able to compete effectively for talents or attract and retain top talents at reasonable costs, their original content production capabilities would be negatively impacted. Any deterioration in the PRC operating entities’ in-house content production capability, inability to attract creative talents at reasonable costs or losses in personnel may materially and adversely affect the PRC operating entities’ business and operating results.

We generate a significant portion of our revenues from a relatively small number of major customers and loss of business from these customers could reduce our revenues and significantly harm the PRC operating entities’ business.

We believe that in the foreseeable future we will continue to derive a significant portion of our revenues from a small number of major customers. For the year ended December 31, 2025, four customers accounted for approximately 17.3%, 17.2%, 15.3% and 11.1% of the total revenue. For the year ended December 31, 2024, two customers accounted for approximately 15.4% and 13.8% of the total revenue. For the year ended December 31, 2023, one customer accounted for approximately 13.7% of the total revenue. The PRC operating entities’ ability to maintain close relationships with these and other major customers is essential to the growth and profitability of the PRC operating entities’ business. However, the volume of work performed for a specific client is likely to vary from year to year, especially when the PRC operating entities are not their customers’ exclusive healthcare information, education, and training services provider and the PRC operating entities do not have long-term commitments from any of their customers to purchase the PRC operating entities’ services. A major client in one year may not provide the same level of revenues for the PRC operating entities in any subsequent year. The healthcare information, education, and training services the PRC operating entities provide to their customers, and the revenues and income from those services, may decline or vary as the type and quantity of healthcare information, education, and training services the PRC operating entities provide changes over time. In addition, the PRC operating entities’ reliance on any individual client for a significant portion of our revenues may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of service. In addition, a number of factors other than the PRC operating entities’ performance could cause the loss of or reduction in business or revenues from a client, and these factors are not predictable. These factors may include corporate restructuring, pricing pressure, changes to its outsourcing strategy, switching to another services provider or returning work in-house. In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. The loss of any of the PRC operating entities’ major customers could adversely affect our financial condition and results of operations.

We expect competition to increase significantly in the future, which could reduce the PRC operating entities’ revenues, potential profits and overall market share.

The market for traditional and online healthcare information, education, and training services is competitive. Barriers to entry on the Internet are relatively low, and we expect competition to increase significantly in the future. The PRC operating entities face competitive pressures from certain actual and potential competitors, both online and onsite, many of which have longer operating histories, greater brand name recognition, larger user bases and significantly greater financial, technical and marketing resources than the PRC operating entities do. We cannot assure you that healthcare information, education, and training education services maintained by the PRC operating entities’ existing and potential competitors will not be perceived by the healthcare community as being superior to the PRC operating entities.

The PRC operating entities may be unable to adequately develop their systems, processes and support in a manner that will enable them to meet the demand for the PRC operating entities’ services.

The PRC operating entities have initiated their online operations in the recent 13 years and are developing its ability to provide their courses and education systems on a transactional basis over the Internet. The PRC operating entities’ future success will depend on their ability to develop the infrastructure effectively, including additional hardware and software, and implement the services, including customer support, necessary to meet the demand for the PRC operating entities’ services. In the event the PRC operating entities are not successful in developing the necessary systems and implementing the necessary services on a timely basis, our revenues could be adversely affected, which would have a material adverse effect on our financial condition.

The PRC operating entities may lose business if they are unable to keep up with rapid technological or other changes.

If the PRC operating entities are unable to keep up with changing technology and other factors related to their market, they may be unable to attract and retain users and advertisers, which would reduce our revenues. The markets in which the PRC operating entities compete are characterized by rapidly changing technology, evolving technological standards in the industry, frequent new service and product announcements and changing consumer demands. The PRC operating entities’ future success will depend on the PRC operating entities’ ability to adapt to these changes and to continuously improve the performance, features and reliability of the PRC operating entities’ service in response to competitive services and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt the PRC operating entities’ services or infrastructure, which might impact the PRC operating entities’ ability to become or remain profitable.

In 2025, in response to evolving market conditions and the performance of operations, the PRC operating entities analyzed and adjusted their business strategies. In June 2025, the Company ceased the operations of Xinjiang Pharmaceutical, which was primarily engaged in patented pharmaceuticals sales business, Beijing Zhongxin Boya, which was primarily engaged in health consultation services, and Maidemu Health, which was engaged in health consultation services. As of the date of this prospectus, Zhongchao Shanghai maintains 7 subsidiaries, of which are located in China (Beijing and Shanghai). As of the date of this prospectus, the PRC entities have 33 full-time employees and a few contractors from the third party. For the fiscal years ended December 31, 2025, 2024 and 2023, our revenues were $11,374,996, $15,864,773 and $19,433,945, respectively, and our net losses were $(5,814,867), $(273,413) and $(11,307,239), respectively.

If the PRC operating entities are unable to collect their receivables from their customers, our results of operations and cash flows could be adversely affected.

The PRC operating entities’ business depends on their ability to successfully obtain payment from their customers of the amounts they owe us for work performed. As of December 31, 2025, 2024 and 2023, our accounts receivable balance amounted to approximately $2,782,693, $4,682,320 and $2,552,738, respectively. As of December 31, 2025, 2024 and 2023, we had allowance for credit losses of $556,051, $66,093 and $2,197, respectively, against accounts receivable. For the years ended December 31, 2025, 2024 and 2023, we wrote off $399,951, $20,767 and $1,247,907, respectively, against accounts receivable. Since the PRC operating entities generally do not require collateral or other security from their customers, they establish an allowance for credit losses based upon estimates, historical experience and other factors surrounding the credit risk of specific customers. However, actual losses on client receivables balance could differ from those that we anticipate and as a result we might need to adjust their allowance. There is no guarantee that we will accurately assess the creditworthiness of the PRC operating entities’ customers. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for the PRC operating entities’ customers, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause customers to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If the PRC operating entities are unable to collect their receivables from their customers in accordance with the contracts with the PRC operating entities’ customers, our results of operations and cash flows could be adversely affected.

The growth and success of the PRC operating entities’ business depends on their ability to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and in the industries they focus on.

The market for the PRC operating entities’ services is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. The PRC operating entities’ future growth and success depend significantly on their ability to anticipate developments in healthcare information, education, and training services, and develop and offer new product and service lines to meet their customers’ and end-users’ evolving needs. The PRC operating entities may not be successful in anticipating or responding to these developments in a timely manner, or if they do respond, the services or technologies they develop may not be successful in the marketplace. The development of some of the services and technologies may involve significant upfront investments and the failure of these services and technologies may result in the PRC operating entities being unable to recover these investments, in part or full. Further, services or technologies that are developed by the PRC operating entities’ competitors may render the PRC operating entities’ services uncompetitive or obsolete. In addition, new technologies may be developed that allow the PRC operating entities’ customers to more cost-effectively perform the services that they provide, thereby reducing demand for the PRC operating entities’ services. Should the PRC operating entities fail to adapt to the rapidly changing healthcare information, education, and training services market or if they fail to develop suitable services to meet the evolving and increasingly sophisticated requirements of the PRC operating entities’ customers in a timely manner, the PRC operating entities’ business and results of operations could be materially and adversely affected.

If the PRC operating entities do not succeed in attracting new customers for their services or growing revenues from existing customers, they may not achieve our revenue growth goals.

The PRC operating entities plan to continue to increase the number of customers they serve to diversify their client base and grow our revenues. Revenues from a new client often rise quickly over the first several years following the PRC operating entities’ initial engagement as they expand the services that they provide to that client. Therefore, obtaining new customers is important for them to achieve rapid revenue growth. The PRC operating entities also plan to grow revenues from their existing customers by identifying and selling additional services to them. The PRC operating entities’ ability to attract new customers, as well as their ability to grow revenues from existing customers, depends on a number of factors, including the PRC operating entities’ ability to offer high quality services at competitive prices, the strength of the PRC operating entities’ competitors and the capabilities of the PRC operating entities’ sales and marketing teams. If the PRC operating entities are not able to continue to attract new customers or to grow revenues from their existing customers in the future, we may not be able to grow our revenues as quickly as we anticipate or at all.

As a result of the PRC operating entities’ recent business evolvement and development, evaluating their business and prospects may be difficult and the PRC operating entities’ past results may not be indicative of its future performance.

Our future success depends on the PRC operating entities’ ability to significantly increase revenue and maintain profitability from the PRC operating entities’ operations. The PRC operating entities’ business has evolved in recent years in response to changing market conditions and adjustment of business strategies. The PRC operating entities’ development in recent years makes it difficult to evaluate their historical performance and make a period-to-period comparison of the PRC operating entities’ historical operating results less meaningful. The PRC operating entities may not be able to achieve a similar growth rate or maintain profitability in future periods. Therefore, you should not rely on our past results or our historic rate of growth as an indication of the PRC operating entities’ future performance. You should consider our future prospects in light of the risks and challenges encountered by a company seeking to grow and expand in a competitive industry that is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. These risks and challenges include, among others:

●	the uncertainties associated with the PRC operating entities’ ability to continue their growth and maintain profitability;

●	preserving the PRC operating entities’ competitive position in the healthcare information, education, and training services industry in China;

●	offering consistent and high-quality services to retain and attract customers;

●	implementing PRC operating entities’ strategy and modifying it from time to time to respond effectively to competition and changes in client preferences;

●	managing PRC operating entities’ expanding operations and successfully expanding their solution and service offerings;

●	responding in a timely manner to technological or other changes in the healthcare information, education, and training services industry;

●	managing risks associated with intellectual property; and

●	recruiting, training, developing and retaining qualified managerial and other personnel.

If the PRC operating entities are unsuccessful in addressing any of these risks or challenges, their business may be materially and adversely affected.

The PRC operating entities’ profitability will suffer if they are not able to maintain their resource utilization levels or continue to improve their productivity levels.

Our gross margin and profitability are significantly impacted by the PRC operating entities’ utilization of human resources as well as other resources, such as computers, IT infrastructure and office space, and the PRC operating entities’ ability to increase their productivity levels. The PRC operating entities have expanded their operations significantly in recent years through organic growth, which has resulted in a significant increase in the PRC operating entities’ headcount and fixed overhead costs. Recently, in response to the evolving market conditions, the PRC operating entities adjusted their business strategies, resulting in, among the others, deducting headcount, office space and fixed overhead costs. The PRC operating entities may face difficulties maintaining high levels of utilization, especially for their adjusted businesses and resources. The framework agreements with some of the PRC operating entities’ customers typically do not impose a minimum or maximum purchase amount and allow the PRC operating entities’ customers to place service orders from time to time at their discretion. Customers’ demand is varied and it may fall to zero or surge to a level that the PRC operating entities cannot cost-effectively satisfy. Although the PRC operating entities try to use all commercially reasonable efforts to accurately estimate service orders and resource requirements from their customers, we may overestimate or underestimate, which may result in unexpected cost and strain or redundancy of their human capital and adversely effect on their utilization ability. The PRC operating entities’ ability to continually increase their productivity levels depends significantly on their ability to recruit, train, develop and retain high-performing professionals, staff projects appropriately and optimize their mix of services and delivery methods. If the PRC operating entities experience a slowdown or stoppage of work for any client or on any project for which they have dedicated professionals or facilities, they may not be able to efficiently reallocate these professionals and facilities to other customers and projects to keep their high utilization and productivity levels. If the PRC operating entities are not able to maintain high resource utilization levels without corresponding cost reductions or price increases, their profitability will suffer.

Increases in wages for professionals in China could prevent the PRC operating entities from sustaining their competitive advantage and could reduce our profit margins.

Part of the PRC operating entities’ most significant costs are the salaries and other compensation expenses for their medical professionals and other employees. Wage costs for professionals in China are lower than those in more developed countries and India. However, because of rapid economic growth, increased productivity levels, and increased competition for skilled employees and consultants in China, wages for highly skilled employees in China, in particular middle- and senior-level managers, are increasing at a faster rate than in the past. The PRC operating entities may need to increase the levels of employee and consultant compensation more rapidly than in the past to remain competitive in retaining the quality and attracting number of employees that the PRC operating entities’ business requires. Increases in the wages and other compensation the PRC operating entities pay their employees and consultants in China could reduce their competitive advantage unless they are able to increase the efficiency and productivity of their professionals as well as the prices the PRC operating entities can charge for their services. In addition, any appreciation in the value of the Renminbi relative to U.S. dollar and other foreign currencies will cause an increase in the relative wage levels in China, which could further reduce the PRC operating entities’ competitive advantage and adversely impact their profit margin.

The PRC operating entities must continue to upgrade their technology infrastructure, or they will be unable to effectively meet demand for their services.

The PRC operating entities must continue to add hardware and enhance software to accommodate the increasing content in their library and increasing use of their websites, mobile apps, and WeChat accounts. In order to make timely decisions about hardware and software enhancements, the PRC operating entities must be able to accurately forecast the growth in demand for their services. This growth in demand for their services could be difficult to forecast, and the potential audience of their services is large. If the PRC operating entities are unable to increase the data storage and processing capacity of their systems at least as fast as the growth in demand, the PRC operating entities’ systems may become unstable and may fail to operate for unknown periods of time. Unscheduled downtime could harm the PRC operating entities’ business and also could discourage current and potential end users and reduce future revenues.

The PRC operating entities’ data and web server systems may stop working or work improperly due to natural disasters, failure of third-party services and other unexpected problems.

An unexpected event like a power or telecommunications outage, fire, flood or earthquake at the PRC operating entities’ on-site data facility or at their Internet service providers’ facilities could cause the loss of critical data and prevent the PRC operating entities from offering their services. Currently the PRC operating entities don’t have any business interruption insurance to compensate us for losses that may occur. In addition, the PRC operating entities rely on third parties to securely store their archived data, house their Web server and network systems and connect them to the Internet. The failure by any of these third parties to provide these services satisfactorily and the PRC operating entities’ inability to find suitable replacements would impair the PRC operating entities’ ability to access archives and operate their systems.

The PRC operating entities’ computer networks may be vulnerable to security risks that could disrupt their services and adversely affect their results of operations.

The PRC operating entities’ computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems caused by unauthorized access to, or improper use of, systems by third parties or employees. A hacker who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in the PRC operating entities’ operations. Although the PRC operating entities intend to continue to implement security measures, computer attacks or disruptions may jeopardize the security of information stored in and transmitted through the PRC operating entities’ computer systems. Actual or perceived concerns that the PRC operating entities’ systems may be vulnerable to such attacks or disruptions may deter their customers from using their platforms or services. As a result, the PRC operating entities may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

Data networks are also vulnerable to attacks, unauthorized access and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible that, despite existing safeguards, an employee could misappropriate the PRC operating entities’ customers’ proprietary information or data, exposing us to a risk of loss or litigation and possible liability. Losses or liabilities that are incurred as a result of any of the foregoing could have a material adverse effect on the PRC operating entities’ business.

The PRC operating entities may lose users and lose revenue if their cyber security measures fail.

If the security measures that the PRC operating entities use to protect personal information are ineffective, the PRC operating entities may lose users of their services, which could reduce our revenues. The PRC operating entities rely on security and authentication technology licensed from third parties. The PRC operating entities cannot predict whether these security measures could be circumvented by new technological developments. In addition, the PRC operating entities’ software, databases and servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. The PRC operating entities may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches. We cannot assure you that the PRC operating entities can prevent all cyber security breaches.

We depend significantly on the strength of the PRC operating entities’ brand and reputation. Any failure to maintain and enhance, or any damage to, the PRC operating entities’ brand image or reputation could materially and adversely affect the PRC operating entities’ business, results of operations, financial condition and prospects.

The PRC operating entities’ reputation and brand recognition, which depend on cultivating awareness, trust and confidence among their current or potential users, is critical to the success of the PRC operating entities’ business. We believe a well-recognized brand is crucial to increasing the PRC operating entities’ user base and, in turn, facilitating the PRC operating entities’ effort to monetize their services and enhance their attractiveness to their users and service providers. The PRC operating entities’ reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits and other claims in the ordinary course of the PRC operating entities’ business, perceptions of conflicts of interest and rumors, including complaints made by the PRC operating entities’ competitors, among other things, could substantially damage the PRC operating entities’ reputation, even if they are baseless or satisfactorily addressed.

In addition, any perception that the quality of the PRC operating entities’ healthcare information, education, and training services may not be the same as or better than that of other healthcare information, education, and training service platforms can damage the PRC operating entities’ reputation. Any negative media publicity about any of the services available on the PRC operating entities’ platform or product or service quality problems at other healthcare training service platforms, including at the PRC operating entities’ competitors, may also negatively impact the PRC operating entities’ reputation and brand. Negative perceptions of healthcare information, education, and training solutions and services, or the industry in general, may reduce the number of users coming to the PRC operating entities’ platform and the number of transactions conducted through the PRC operating entities’ platform, which would adversely impact our revenues and liquidity position.

The PRC operating entities may not be able to prevent others from unauthorized use of the PRC operating entities’ intellectual property, which could cause a loss of customers, reduce the PRC operating entities’ revenues and harm their competitive position.

The PRC operating entities rely on a combination of copyright, trademark, software registration, anti-unfair competition and trade secret laws, as well as confidentiality agreements and other methods to protect their intellectual property rights. To protect the PRC operating entities’ trade secrets and other proprietary information, employees, customers, subcontractors, consultants, advisors and collaborators are required to enter into confidentiality agreements. These agreements might not provide effective protection for the trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as those in the United States or other developed countries, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Policing unauthorized use of proprietary technology is difficult and expensive. The steps the PRC operating entities have taken may be inadequate to prevent the misappropriation of their proprietary technology. Unauthorized copying, other misappropriation, or negligent or accidental leakage of the PRC operating entities’ proprietary technologies could enable third parties to benefit from the PRC operating entities’ technologies without obtaining their consent or paying them for doing so, which could harm the PRC operating entities’ business and competitive position. Though the PRC operating entities are not currently involved in any litigation with respect to intellectual property, they may need to enforce their intellectual property rights through litigation. Litigation relating to the PRC operating entities’ intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

The PRC operating entities may face intellectual property infringement claims that could be time-consuming and costly to defend. If the PRC operating entities fail to defend themselves against such claims, they may lose significant intellectual property rights and may be unable to continue providing their existing services.

The PRC operating entities’ success largely depends on their ability to use and develop their technology and services without infringing the intellectual property rights of third parties, including copyrights, trade secrets and trademarks. The PRC operating entities may be subject to risk related to potential infringement claims of the copyrights, as the copyrights of some of the medical education courses of the PRC operating entities developed by them belong to their customers or share with their customers based on agreements. For example, pursuant to the Copyright Law of the PRC, providing the public with works by wired or wireless means, so as to make the public able to respectively obtain the works at the individually selected time and place, without permission from the owner of the copyrights therein shall constitute infringements of copyrights. The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, and offer an apology, pay damages, etc. The PRC operating entities may be subject to litigation involving claims of violation of other intellectual property rights of third parties. The PRC operating entities may be unaware of intellectual property registrations or applications relating to their services that may give rise to potential infringement claims against us. There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by third parties which may damage the PRC operating entities’ ability to rely on such technologies. The PRC operating entities are subject to additional risks as a result of their hiring of new employees who may misappropriate intellectual property from their former employers. Parties making infringement claims may be able to obtain an injunction to prevent us from delivering their services or using technology involving the allegedly infringing intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from the PRC operating entities’ business. A successful infringement claim against us, whether with or without merit, could, among the other things, require us to pay substantial damages, develop non-infringing technology, or re-brand the PRC operating entities’ name or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and cease making, licensing or using products that have infringed a third party’s intellectual property rights. Protracted litigation could also result in existing or potential customers deferring or limiting their purchase or use of the PRC operating entities’ products until resolution of such litigation, or could require us to indemnify their customers against infringement claims in certain instances. Any intellectual property claim or litigation in this area, whether the PRC operating entities ultimately win or lose, could damage their reputation and have a material adverse effect on our business, results of operations or financial condition.

Disruptions in telecommunications or significant failure in the PRC operating entities’ IT systems could harm their service model, which could result in a reduction of our revenue.

A significant element of the PRC operating entities’ business strategy is to continue to leverage and expand their branches strategically located in China. We believe that the use of a strategically located network of branches will provide us with cost advantages, the ability to attract highly skilled personnel in various regions of the country and the world, and the ability to serve customers on a regional and global basis. Part of the PRC operating entities’ service model is to maintain active voice and data communications, financial control, accounting, customer service and other data processing systems between the PRC operating entities’ main offices in Shanghai, locations of the PRC operating entities’ customers, and other branches and support facilities of the PRC operating entities. The PRC operating entities’ business activities may be materially disrupted in the event of a partial or complete failure of any of these IT or communication systems, which could be caused by, among other things, software malfunction, computer virus attacks, conversion errors due to system upgrading, damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond their control. Loss of all or part of the systems for a period of time could hinder the PRC operating entities’ performance or their ability to complete client projects on time which, in turn, could lead to a reduction of our revenue or otherwise have a material adverse effect on the PRC operating entities’ business and business reputation. The PRC operating entities may also be liable to their customers for breach of contract for interruptions in service.

The PRC operating entities may be liable to third parties for content that is available from their online library.

The PRC operating entities may be liable to third parties for the content in the PRC operating entities’ online library if the text, graphics, software or other content in their library violates copyright, trademark, or other intellectual property rights, the PRC operating entities’ content partners violate their contractual obligations to others by providing content to the PRC operating entities’ library or the content does not conform to accepted standards of care in the healthcare profession. The PRC operating entities may also be liable for anything that is accessible from their website through links to other websites. The PRC operating entities attempt to minimize these types of liabilities by requiring representations and warranties relating to their content partners’ ownership of, the rights to distribute as well as the accuracy of their content. The PRC operating entities also take necessary measures to review this content themselves. Although the PRC operating entities’ agreements with their content partners contain provisions providing for indemnification by the content providers in the event of inaccurate content, we cannot assure you that the PRC operating entities’ content partners will have the financial resources to meet this obligation. Alleged liability could harm the PRC operating entities’ business by damaging their reputation, requiring them to incur legal costs in defense, exposing them to awards of damages and costs and diverting management’s attention away from the PRC operating entities’ business. See “Business -- Intellectual Property Rights” for a more complete discussion of the potential effects of this liability on the PRC operating entities’ business.

Any reduction in the regulation of continuing education and training in the healthcare industry may adversely affect the PRC operating entities’ business.

The PRC operating entities’ business model is dependent in part on required training and continuing education for healthcare professionals and other healthcare workers resulting from regulations of Chinese Health Department. Any change in these regulations which reduce the demands for continuing education and training for the healthcare industry could harm the PRC operating entities’ business.

We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit the PRC operating entities’ ability to grow their business and develop or enhance their service offerings to respond to market demand or competitive challenges.

We believe that our current cash, cash flow from operations and the proceeds from this offering should be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

●	investors’ perception of, and demand for, securities of technology services outsourcing companies;

●	conditions of the U.S. and other capital markets in which we may seek to raise funds;

●	our future results of operations and financial condition;

●	PRC government regulation of foreign investment in China;

●	economic, political and other conditions in China; and

●	PRC government policies relating to the borrowing and remittance outside China of foreign currency.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit the PRC operating entities’ ability to grow their business and develop or enhance their product and service offerings to respond to market demand or competitive challenges.

Fluctuation in the value of the Renminbi and other currencies may have a material adverse effect on the value of your investment.

Our financial statements are expressed in U.S. dollars. However, a majority of our revenues and expenses are denominated in Renminbi (RMB). Our exposure to foreign exchange risk primarily relates to the limited cash denominated in currencies other than the functional currencies of each entity. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. However, the value of your investment in our Class A Ordinary Shares will be affected by the foreign exchange rate between U.S. dollars and RMB because the primary value of the PRC operating entities’ business is effectively denominated in RMB, while the Class A Ordinary Shares will be traded in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rate and achieve certain exchange rate targets, and through such intervention kept the U.S. dollar-RMB exchange rate relatively stable.

As we may rely on dividends paid to us by our PRC subsidiaries and branches, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of any dividends payable on our Class A Ordinary Shares in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our Class A Ordinary Share or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Furthermore, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign exchange losses in the future. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert into foreign currencies.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, euro and other foreign currencies are affected by, among other things, changes in China political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in the U.S. dollar terms. For example, to the extent that we need to convert U.S. dollar we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollar for the purpose of paying dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Since July 2005, the RMB is no longer pegged to the U.S. dollar, although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

In connection with audits of our financial statements for the fiscal years ended December 31, 2024 and 2023, our management identified below material weaknesses in the design and operation of our internal controls:

●	The Company lacked the key monitoring mechanisms such as an internal control department to oversee and monitor the Company’s risk management, business strategies and financial reporting procedure. We also did not have adequately designed and documented management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the footnotes to the consolidated financial statements; and

●	The Company lacked sufficient resources and expertise with US GAAP and the SEC reporting experiences in the accounting department to provide accurate information in a timely manner.

As defined under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

In addition, in order to address the material weakness in internal control over financial reporting of the Company, we have: (a) hired an experienced outside consultant with adequate experience with US GAAP and the SEC reporting and compliance requirements; (b) continued our efforts to provide ongoing training courses in US GAAP to existing personnel, including our Chief Financial Officer; (c) continued our efforts to setup the internal audit department, and enhance the effectiveness of the internal control system; and (d) continued our efforts to implement necessary review and controls at related levels and the submission of all important documents and contracts to the office of our Chief Executive Officer for retention.

All internal control systems, no matter how well designed, have inherent limitations including the possibility of human error and the circumvention or overriding of controls. Further, because of changes in conditions, the effectiveness of internal controls may vary over time. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

We cannot be certain that these measures will successfully remediate the material weakness or that other material weaknesses will not be discovered in the future. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our ordinary shares to decline. In addition, it could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods. Because of our previous status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accountants as to our internal control over financial reporting for the foreseeable future.

If major mobile application distribution channels change their standard terms and conditions in a manner that is detrimental to us, or suspend or terminate their existing relationship with us, the PRC operating entities’ business, financial condition and results of operations may be materially and adversely affected.

The PRC operating entities currently cooperate with Apple’s app store and major PRC-based Android app stores to distribute their MDMOOC mobile application to users. As such, the promotion, distribution and operation of the PRC operating entities’ application are subject to such distribution platforms’ standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these distribution channels. If these third-party distribution platforms change their terms and conditions in a manner that is detrimental to us, or refuse to distribute the PRC operating entities’ application, or if any other major distribution channel with which they would like to seek collaboration refuses to collaborate with us in the future on commercially favorable terms, the PRC operating entities’ business, financial condition and results of operations may be materially and adversely affected.

The PRC operating entities’ activities may expose them to malpractice liability and other liability inherent in healthcare delivery.

The PRC operating entities may be exposed to malpractice or other liability against which they may not be adequately insured, resulting in a decline in our financial results. A court or government agency may take the position that the PRC operating entities’ delivery of health information directly, including through licensed physicians, or information delivered by a third-party site that a consumer accesses through the PRC operating entities’ website, exposes us to malpractice or other personal injury liability for wrongful delivery of healthcare services or erroneous health information. The amount of insurance the PRC operating entities maintain with insurance carriers may not be sufficient to cover all of the losses they might incur from these claims and legal actions. In addition, insurance for some risks is difficult, impossible or too costly to obtain, and as a result, the PRC operating entities may not be able to purchase insurance for some types of risks.

Healthcare reforms and the cost of regulatory compliance could negatively affect the PRC operating entities’ business.

The healthcare industry is heavily regulated in China. Various laws, regulations and guidelines promulgated by government, industry and professional associations affect, among other matters, the provision, licensing, labeling, marketing, promotion and reimbursement of healthcare services and products, including pharmaceutical products. The PRC operating entities’ failure or their customers’ failure to comply with any applicable regulatory requirements or industry guidelines could:

–	limit or prohibit business activities;

–	subject us or the PRC operating entities’ customers to adverse publicity; or

–	increase the costs of regulatory compliance or subject us or their customers to monetary fines or other penalties.

Some of PRC laws have been applied to the marketing and promotional practices of pharmaceutical manufacturers, to payments to physicians for services and to other benefits to physicians, and could constrain the PRC operating entities’ relationships, including financial, marketing and continuing medical education relationships, with the PRC operating entities’ sponsors and advertisers and with physicians, including any physicians who perform services for us. It is possible that additional or changed laws, regulations or guidelines could be adopted in the future.

In addition, implementation of government healthcare reform may adversely affect promotional and marketing expenditures by pharmaceutical enterprises, which could decrease the business opportunities available to us.

The Internet is subject to many legal uncertainties and potential government regulations that may decrease demand for the PRC operating entities’ services, increase the PRC operating entities’ cost of doing business or otherwise have a material adverse effect on our financial results or prospects.

Any new law or regulation pertaining to the Internet or online publication, or the application or interpretation of existing laws, could decrease demand for the PRC operating entities’ services, increase the PRC operating entities’ cost of doing business or otherwise have a material adverse effect on our financial results and prospects.

New laws and regulations or the application or interpretation of existing laws and regulations pertaining to the Internet or online publication may be adopted by PRC regulatory authorities in the future that address Internet-related issues, including online content, user privacy, pricing and quality of products and services. For example, due to the ambiguity of the definition of “online publishing service,” the online distribution of content, including the PRC operating entities’ online services, the courseware or audio-visual contents uploaded by the users in MDMOOC platforms, through the PRC operating entities’ website or mobile apps, may be regarded as “online publishing service” and therefore the PRC operating entities may be required to obtain an Online Publishing License in the future.

The United States or foreign nations may adopt legislation aimed at protecting Internet users’ privacy. This legislation could increase the PRC operating entities’ cost of doing business and negatively affect our financial results. Moreover, it may take years to determine the extent to which existing laws governing issues like property ownership, libel, negligence and personal privacy are applicable to the Internet. Currently, U.S. privacy law consists of disparate state and federal statutes regulating specific industries that collect personal data. Most of them predate and therefore do not specifically address online activities. In addition, a number of comprehensive legislative and regulatory privacy proposals are now under consideration by federal, state and local governments in the United States.

The PRC operating entities’ future growth depends on the further acceptance of the Internet and particularly the mobile Internet as an effective platform for assessing healthcare training services and content.

While the Internet and the mobile Internet have gained increased popularity in China as platforms for online healthcare training and information sharing in recent years, many users have limited experience in accessing healthcare training services or healthcare information online. For example, users may not consider online content to be reliable sources of healthcare information. If the PRC operating entities fail to educate users about the value of the PRC operating entities’ content, platform and services, the PRC operating entities’ growth may be limited and their business, financial performance and prospects may be materially and adversely affected. The further acceptance of the internet and the mobile internet as an effective and efficient platform for healthcare information sharing and training content is also affected by factors beyond the PRC operating entities’ control, including negative publicity around online healthcare training or information sharing services and potential restrictive regulatory measures taken by the PRC government. If online and mobile networks do not achieve adequate acceptance in the market, the PRC operating entities’ growth prospects, results of operations and financial condition could be harmed.

PRC laws that protect individual information may limit our plans to collect, use and disclose that information.

If the PRC operating entities fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of users’ health information, this failure could have a material adverse effect on the PRC operating entities’ business, operating results and financial condition.

End users sometimes enter private health information about themselves or their family members when using the PRC operating entities’ services. Also, the PRC operating entities’ systems record use patterns when end users access the PRC operating entities’ databases that may reveal health-related information or other private information about the users. Certain PRC laws and regulations govern collection, dissemination, use and confidentiality of users’ private information. For example, relevant PRC laws and regulations, including the Civil Code of the PRC, which stipulates that the personal information of a natural person shall be protected by laws, any organization or individual that needs to obtain personal information of others shall obtain such information legally and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or make public personal information of others. On August 20, 2021, the Standing Committee of the National People’s Congress adopted the Personal Information Security Law, which came into force as of November 1, 2021. The Personal Information Protection Law includes the basic rules for personal information processing, the rules for cross-border provision of personal information, the rights of individuals in personal information processing activities, the obligations of personal information processors, and the legal responsibilities for illegal collection, processing, and use of personal information.

The PRC government has been considering proposed legislation that would establish a new standard for protection and use of health information. In addition, the laws of other countries also govern the use of and disclosure of health information. The PRC operating entities’ systems for safeguarding users’ health information from unauthorized disclosure or use may not preclude successful claims against us for violation of applicable law. Other third-party sites that users access through the PRC operating entities’ site also may not maintain systems to safeguard this health information. In some cases, the PRC operating entities may place their content on computers that are under the physical control of others, which may increase the risk of an inappropriate disclosure of health information. For example, the PRC operating entities may contract out the hosting of their website to a third party. In addition, future laws or changes in current laws may necessitate costly adaptations to the PRC operating entities’ systems.

The PRC operating entities intend to develop medical information systems and market research services that they will use to collect, analyze and report aggregate medical care, medical research, outcomes and financial data pertaining to items such as prescribing patterns and usage habits. Because this area of the law is rapidly changing, the PRC operating entities’ collection, analysis and reporting of aggregate healthcare data maintained in the PRC operating entities’ database may not at all times and in all respects comply with laws or regulations governing the ownership, collection and use of this data. Future laws or changes in current laws governing the ownership, collection and use of aggregate healthcare data may necessitate costly adaptations to the PRC operating entities’ systems or limit their ability to use this data.

If we are deemed to be an investment company under the United States Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business transaction.

If we are deemed to be an investment company under the Investment Company Act of 1940, as amended, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities, each of which may make it difficult for us to complete a business transaction.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We are a holding company with no material operations of our own. All of our business is conducted through Zhongchao Shanghai, whose principal business is to provide healthcare information, education, and training services to healthcare professionals and the public in China. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor. We do not believe that the PRC operating entities’ anticipated principal activities will subject us to the Investment Company Act. To this end, the investment by the VIE’s subsidiary Shanghai Jingyi is only in a private equity fund particularly investing in a certain biotech company in China with a limited capital subscription and a limited investment period. By restricting the investment to such a certain instrument, we intend to avoid being deemed an “investment company” within the meaning of the Investment Compact Act.

An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Shanghai Jingyi is primarily engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology, market information consulting and investigating. If we continue to invest in other investment securities, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not accounted.

RISKS RELATED TO OUR CORPORATE STRUCTURE

We will likely not pay dividends in the foreseeable future.

Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. There is no assurance that our Board of Directors will declare dividends even if we are profitable. The payment of dividends by entities organized in China is subject to limitations as described herein. Under Cayman Islands law, we may only pay dividends from profits of the Company, or credits standing in the Company’s share premium account, and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our Company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital. Pursuant to the Chinese enterprise income tax law, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of 10%. Similarly, dividends payable by a foreign investment entity to its Hong Kong investor who owns 25% or more of the equity of the foreign investment entity is subject to a withholding tax of 5%. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. The transfer to this reserve must be made before distribution of any dividend to shareholders.

The dual class structure of our ordinary shares has the effect of concentrating voting control with our CEO, directors and their affiliates.

The holder of Class B Ordinary Shares shall have the right to cast 1,000 votes per Class B Ordinary Share held, and holders of our Class A Ordinary Share have 1 vote per Class A Ordinary Share held. Mr. Weiguang Yang, our Chief Executive Officer and Chairman, holds 100% of the outstanding Class B Ordinary Shares directly and indirectly through More Healthy, which entitles him approximately 99.5% of the voting power of our outstanding ordinary shares. Because of the one thousand-to-one voting ratio between our Class B and Class A Ordinary Shares, the holder of our Class B Ordinary Shares will continue to control a majority of the combined voting power of our ordinary share. This concentrated control will limit your ability to influence corporate matters for the foreseeable future.

Each Class B Ordinary Share is convertible, at the option of the holder thereof, on a 1:1 basis into Class A Ordinary Shares (subject to certain adjustments). Any conversion of Class B Ordinary Shares to Class A Ordinary Shares will have the effect, over time, of increasing the relative voting power of those holders of Class B Ordinary Shares who retain their shares in the long term. If, for example, Mr. Weiguang Yang retains a significant portion of his holdings of Class B Ordinary Share for an extended period of time, he could, in the future, continue to control a majority of the combined voting power of our Class A Ordinary Shares and Class B Ordinary Shares.

If we are unable to comply with the Nasdaq continued listing requirements, our Class A Ordinary Shares could be delisted from Nasdaq, which may have a material adverse effect on our liquidity, the ability of shareholders to sell their Class A Ordinary Shares and our ability to obtain additional financing.

Our listing on Nasdaq is conditioned on our continued compliance with Nasdaq’s continued listing requirements, including maintaining a minimum bid price of $1.00 per ordinary share, pursuant to Nasdaq Listing Rule 5550(a)(2), or the Minimum Bid Requirement.

On November 28, 2025, the Company received written notice from Nasdaq notifying the Company that it is not in compliance with the Minimum Bid Price Requirement, as the closing bid price for the Company’s Class A ordinary shares had been below $1.00 per share for the preceding 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance, or until May 28, 2026 (the “Compliance Period”), to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement, the closing bid price of the Company’s Class A ordinary shares must be at least $1.00 per share for a minimum of 10 consecutive business days at any time prior to the expiration of Compliance Period. If the Company regains compliance with the Minimum Bid Price Requirement, Nasdaq will provide the Company with written confirmation and will close the matter. On March 2, 2026, the Company effectuated the 2026 Share Consolidation. On March 17, 2026, the Company received written notice from Nasdaq informing the Company that it has regained compliance with the Minimum Bid Price Requirement. The Company may further determine to effect one or more shareholder consolidations any one time or multiple times by February 10, 2029, at such consolidated ratio to be no less than 2:1 nor greater than 31.25:1, as the directors of the Company may determine.

There can be no assurance that our share price will not again fail to satisfy the Minimum Bid Requirement or other Nasdaq continued listing requirements. If we are unable to maintain compliance with the Nasdaq continued listing requirements, Nasdaq could initiate delisting proceedings or delist our Class A Ordinary Shares from trading on its exchange which may have a material adverse effect on us and our shareholders, including reduced liquidity with respect to our Class A Ordinary Shares decrease our ability to issue additional securities or obtain additional financing in the future.

Our CEO has control over key decision making as a result of his control of a majority of our voting shares.

Our Founder, CEO, and our Chairman of the Board, Mr. Weiguang Yang, and his affiliates which he deemed to have control and/or have substantial influence is able to exercise full voting rights with respect to an aggregate of 68,750 Class A Ordinary Shares and 624,972 Class B Ordinary Shares, representing a majority of the voting power of our outstanding ordinary shares. As a result, Mr. Yang has the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, Mr. Yang has the ability to control the management and affairs of our company as a result of his position as our CEO and his ability to control the election of our directors. Additionally, in the event that Mr. Yang controls our company at the time of his death, control may be transferred to a person or entity that he designates as his successor. As a board member and officer, Mr. Yang owes a fiduciary duty to our shareholders and must act in good faith in a manner he reasonably believes to be in the best interests of our shareholders. As a shareholder, even a controlling shareholder, Mr. Yang is entitled to vote his shares, and shares over which he has voting control as a result of voting agreements, in his own interests, which may not always be in the interests of our shareholders generally.

As a “controlled company” under the rules of the Nasdaq Stock Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Our directors and officers beneficially own a majority of the voting power of our outstanding Class A Ordinary Shares. Under the Rule 4350(c) of the Nasdaq Stock Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Stock Market Rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Stock Market corporate governance requirements. Our status as a controlled company could cause our Class A Ordinary Share to look less attractive to certain investors or otherwise harm our trading price.

We depend upon the VIE Arrangements in consolidating the financial results of the PRC operating entities, which may not be as effective as direct ownership.

Our affiliation with Zhongchao Shanghai is managed through the VIE Arrangements, which agreements may not be as effective in providing us with control over Zhongchao Shanghai as direct ownership. The VIE Arrangements are governed by and would be interpreted in accordance with the laws of the PRC. If Zhongchao Shanghai fails to perform the obligations under the VIE Arrangements, we may have to rely on legal remedies under the laws of the PRC, including seeking specific performance or injunctive relief, and claiming damages. There is a risk that we may be unable to obtain any of these remedies. The legal environment in the PRC is not as developed as in other jurisdictions. As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Arrangements, or could affect the validity of the VIE Arrangements.

We may not be able to consolidate the financial results of the PRC operating entities or such consolidation could materially adversely affect our operating results and financial condition.

We are not a Chinese operating company, but a holding company incorporated as an exempted company in Cayman Islands. As a holding company with no material operations of our own, all of our business is conducted through Zhongchao Shanghai, which is considered a VIE for accounting purposes, and we, through Zhongchao WFOE, are considered the primary beneficiary, thus enabling us to consolidate the financial results of Zhongchao Shanghai and its subsidiaries in our consolidated financial statements. In the event that in the future a company we hold as a VIE no longer meets the definition of a VIE under applicable accounting rules, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for reporting purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for accounting purposes. If such entity’s financial results were negative, this would have a corresponding negative impact on our operating results for reporting purposes.

Because we rely on the VIE Arrangements for our revenue, the termination of these agreements would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company, and all of our business operations are conducted through the VIE Arrangements. Zhongchao Shanghai may terminate the VIE Arrangements for any or no reason at all. Because neither we, nor our subsidiaries, own equity interests of Zhongchao Shanghai, the termination of the VIE Arrangements would sever our ability to receive payments from Zhongchao Shanghai under our current holding company structure. While we are currently not aware of any event or reason that may cause the VIE Arrangements to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the VIE Arrangements are terminated, this would have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, may affect the value of your investment.

VIE Arrangements in relation to the PRC operating entities may be subject to scrutiny by the PRC tax authorities and they may determine that we, the VIE, or its subsidiaries, owe additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities determine that the VIE Arrangements were not entered into on an arm’s-length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of the VIE and its subsidiaries in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIE and its subsidiaries for PRC tax purposes, which could in turn increase its tax liabilities without reducing our subsidiary’s tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on the VIE and its subsidiaries for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if the VIE’s or its subsidiaries’ tax liabilities increase or if it is required to pay late payment fees and other penalties.

We conduct our business through Zhongchao Shanghai and its subsidiaries by means of VIE Arrangements. If the PRC courts or administrative authorities determine that these VIE Arrangements do not comply with applicable regulations, we could be subject to severe penalties, and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including the laws, rules and regulations governing the validity and enforcement of the VIE Arrangements between Zhongchao WFOE and Zhongchao Shanghai. We have been advised by our PRC legal counsel, Han Kun Law Offices, based on their understanding of the current PRC laws, rules and regulations, that (i) as of the date of this prospectus, the structure for operating our business in China (including our corporate structure and VIE Arrangements with Zhongchao Shanghai, Zhongchao Shanghai and their shareholders) do not result in any violation of PRC laws or regulations currently in effect; and (ii) the VIE Arrangements among Zhongchao WFOE and Zhongchao Shanghai and their shareholders governed by PRC law are valid, binding and enforceable in accordance with the terms of each of the VIE Arrangements, and do not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the VIE Arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel.

If any of our PRC entities or the PRC operating entities or their ownership structure or the VIE Arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC entities or the PRC operating entities fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses;

●	discontinuing or restricting the operations;

●	imposing conditions or requirements with which the PRC entities may not be able to comply;

●	requiring us and the PRC operating entities to restructure the relevant ownership structure or operations;

●	restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China; or

●	imposing fines.

The imposition of any of these penalties would severely disrupt the PRC operating entities’ ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The shareholders of the VIE may have actual or potential conflicts of interest with us. These shareholders may refuse to sign or breach, or cause the VIE to breach, or refuse to renew, the existing VIE Arrangements we have with them and the VIE, which would have a material and adverse effect on our ability to consolidate the financial results of the VIE and its subsidiaries. For example, the shareholders may be able to cause our agreements with the VIE to be performed in a manner adverse to us by, among other things, failing to remit payments due under the VIE Arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Our current corporate structure and business operations may be affected by the Foreign Investment Law.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which became effect on January 1, 2020. The PRC Foreign Investment Law embodies an expected mainland China regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, uncertainties still exist in relation to its interpretation and implementation. The Foreign Investment Law does not explicitly classify whether variable interest entities whose financial results are consolidated through VIE Arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for VIE Arrangements as a form of foreign investment. Therefore, there can be no assurance that our ability to consolidate the financial results of the VIE and its subsidiaries through VIE Arrangements will not be deemed as foreign investment in the future. It is therefore uncertain whether our corporate structure will be seen as violating the foreign investment rules as we are currently leveraging the contractual arrangement to operate certain businesses in which foreign investors are prohibited from or restricted to investing. Furthermore, if future legislations prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangement, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. If we fail to take appropriate and timely measures to comply with any of these or similar regulatory compliance requirements, our current corporate structure, corporate governance and business operations could be materially and adversely affected.

If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.

We currently conduct our operations in China through our VIE Arrangements. As part of these arrangements, substantially all of our assets that are significant to the operation of our business are held by our affiliated entities. If any of these entities becomes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business, our ability to generate revenue and the market price of our ordinary shares.

If the PRC operating entities fail to maintain continuing compliance with the PRC state regulatory rules, policies and procedures applicable to their industry, the PRC operating entities may risk losing certain preferential tax and other treatments which may adversely affect the viability of our current corporate structure, corporate governance and business operations.

The State Council has promulgated several notices since 2000 to launch favorable policies for IT services, such as preferential tax treatments and credit support. Under rules and regulations promulgated by various Chinese government agencies, enterprises that have met specified criteria and are recognized as software enterprises by the relevant government authorities in China are entitled to preferential treatment, including financing support, preferential tax rates, export incentives, discretion and flexibility in determining employees’ welfare benefits and remuneration. Software enterprise qualifications are subject to annual examination. Enterprises that fail to meet the annual examination standards will lose the favorable enterprise income tax treatment. Enterprises exporting software or producing software products that are registered with the relevant government authorities are also entitled to preferential treatment including governmental financial support, preferential import, export policies and preferential tax rates. Companies in China engaging in systems integration are required to obtain qualification certificates from the Ministry of Industry and Information Technology. Companies planning to set up computer information systems may only retain systems integration companies with appropriate qualification certificates. Currently the PRC operating entities do not engage in information system integration business, therefore the PRC operating entities are not required to have such qualification certificates. The qualification certificate is subject to review every two years and is renewable every four years. In 2003, the Ministry of Industry and Information Technology promulgated the Amended Appraisal Condition for Qualification Grade of Systems Integration of Computer Information to elaborate the conditions for appraising each of the four qualification grades of systems integration companies. Companies applying for qualification are graded depending on the scale of the work they undertake. The grades range from Grade 1 (highest) to Grade 4 (lowest) in the scale of the work the respective companies can undertake. Companies with Grade 3 qualification can independently undertake projects at the medium-scale and small-scale enterprise level and undertake projects at the large-scale enterprise level in cooperation with other entities. If and to the extent we fail to maintain compliance with such applicable rules and regulations, our operations and financial results may be adversely affected.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of the PRC operating entities’ business and our competitive position.

The majority of the PRC operating entities’ business are conducted in China. Accordingly, the business, financial condition, results of operations and prospects of the PRC operating entities are affected significantly by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The PRC government exercises significant control over China’s economic growth through strategical allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. While the Chinese economy has experienced significant growth in the past decades, growth has been uneven, both geographically and among various sectors of the economy. The growth of the Chinese economy may not continue at a rate experienced in the past. Any prolonged slowdown in the Chinese economy may reduce the demand for our services and materially and adversely affect the PRC operating entities’ business and results of operations. Furthermore, any adverse change in the economic conditions in China, in policies of the PRC government or in laws and regulations in China could have a material adverse effect on the overall economic growth of China and market demand for our services. Such developments could adversely affect the PRC operating entities’ businesses, lead to reduction in demand for our services and adversely affect the PRC operating entities’ competitive position.

Uncertainties regarding the enforcement of laws, and changes in policies, laws and regulations could materially and adversely affect us.

In 1979, the PRC began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. In particular, the PRC legal system is a civil law system based on written statutes. Unlike some other law systems, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Our PRC subsidiaries, the PRC operating entities and their subsidiaries are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules and the enforcement of these laws, regulations and rules involve uncertainties. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited by third parties through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us. Furthermore, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The regulatory authorities have significant oversight over the business of the PRC operating entities and may influence our operations as the regulatory authorities deem appropriate to further regulatory, political and societal goals. The regulatory authorities have recently published new policies that affected our industry and our business, and we cannot rule out the possibility that it will in the future further release regulations or policies regarding our industry that could further adversely affect our business, financial condition and results of operations. Furthermore, the regulatory authorities have also recently published new regulations and guidance to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the regulatory authorities, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. We cannot assure you that we or the PRC operating entities will be able to comply with these new laws and regulations in all respects, and we may be ordered to rectify, suspend or terminate any actions or services that are deemed illegal by the regulatory authorities and become subject to material penalties, which may materially harm our business, financial condition, results of operations and prospects.

The PRC operating entities may face risks and uncertainties with respect to the licensing requirement for internet audio-visual programs.

On December 20, 2007, the State Administration of Radio, Film and Television (“SARFT”) (currently known as the National Radio and Television Administration of China, or the NRTA), and the Ministry of Industry and Information Technology (“MIIT”), jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-Visual Program Provisions, which became effective on January 31, 2008 and was last amended on August 28, 2015. Among other things, the Audio-Visual Program Provisions stipulated that no entities or individuals may provide internet audio-visual program services without a License for Online Transmission of Audio-Visual Programs issued by SARFT or its local bureaus or completing the relevant registration procedures with SARFT or its local bureaus, and only state-owned or state-controlled entities are eligible to apply for a License for Online Transmission of Audio-Visual Programs. On March 17, 2010, SARFT promulgated the Tentative Categories of Internet Audio-Visual Program Services, or the Categories, clarifying the scope of internet audio-visual programs services, which was amended on March 10, 2017. The making and editing of certain specialized audio-visual programs concerning, among other things, educational content, and broadcasting such content to the general public online is covered in the Categories. However, there are still significant uncertainties relating to the interpretation and implementation of the Audio-Visual Program Provisions, in particular, the scope of “internet audio-visual programs.”

The PRC operating entities offer short audio clips and live courses on their mobile apps or website for users to listen and learn, which can be repeatedly played by the users. We believe the audio clips we offer and the live courses we transmit distinguish us from general providers of internet audio-visual program services. However, we cannot assure you that the competent PRC government authorities will not take a view contrary to our opinion.

The Categories describe “internet audio-visual program services” in a very broad, vague manner and are unclear as to whether the contents the PRC operating entities offer or are available on their platforms fall into the definition of “internet audio-visual programs.” The PRC government may find that the PRC operating entities’ activities mentioned above or any other content offered on their mobile apps or website fall within the definition of “internet audio-visual programs” and thus are subject to the licensing requirement for internet audio-visual programs. The PRC operating entities currently do not hold a License for Online Transmission of Audio-Visual Programs. If the PRC government determines that the PRC operating entities’ content should be considered as “internet audio-visual programs” for the purpose of the Audio-Visual Program Provisions, the PRC operating entities may be required to obtain a License for Online Transmission of Audio-Visual Programs. The PRC operating entities are, however, not eligible to apply for such license since they are not a state-owned or state-controlled entity. If this were to occur, the PRC operating entities may be subject to penalties, fines, legal sanctions or an order to suspend the provision of their relevant content.

We face risks associated with uncertainties surrounding the PRC laws and regulations governing the education industry in general, and the online for-profit private training in particular.

The principal regulations governing private education in China primarily consist of the PRC Education Law, the Law for Promoting Private Education, or Private Education Law, the Implementation Rules for Private Education Law and the Implementation Rules on the Supervision and Administration of For-profit Private Schools, or the Implementation Rules, as amended from time to time. These PRC laws and regulations on private education generally apply to the establishment and operation of all private schools, including schools and other education institutions, and provide that, among others, (i) the establishment of a for-profit private school shall be approved by the education authorities or the authorities in charge of labor and social welfare, (ii) such for-profit private schools should be registered with the competent branch of the State Administration for Industry and Commerce (“SAIC”, currently known as the State Administration for Market Regulation), and (iii) a duly approved private school will be granted a private school operating permit. The Implementation Rules further provide that the provisions contained therein should be applicable to “for-profit private training institutions” in an analogous manner. Shanghai has accordingly promulgated specific local regulations to clarify the requirements and procedures for establishing and operating private schools in December 2017, however, it expressly provided that management measures and regulations applicable to private training institutions that only provide online courses would be promulgated separately. As of the date of this prospectus, no explicit local rules or guidelines on regulation of online private training institutions related to our operation have been promulgated in Shanghai, where the operating entity of the online platform and the VIE, Zhongchao Shanghai, was incorporated.

The PRC operating entities operate an online platform that provides online training programs through the internet, and the PRC operating entities of the online platform are registered with local counterparts of the competent PRC government authorities as for-profit enterprises. As there lacks clear and consistent statutory interpretation regarding the implementation of the above laws and regulations, it is unclear how these regulatory requirements shall be applied to us. During the PRC operating entities’ previous consultation with relevant governmental authorities, they were informed that they are not required to obtain a private school operating permit or other approval from education authorities or the authorities in charge of labor and social welfare for their operation of online education platform. However, we cannot assure you that the government authorities will not take a different view in the future. The PRC operating entities may be required to obtain the above-mentioned, or any other approvals, licenses, permits or filings, or otherwise comply with additional regulatory requirements in the future, due to clarification or change in interpretation or implementation of laws and regulations in education industry, or promulgation of new regulations or guidelines regulating online education institutions.

Pursuant to the amended Law for Promoting Private Education of the PRC (the “Amended Private Education Law”), private schools are required to obtain a private school operating permit. On April 7, 2021, the State Council officially promulgated the revised Regulations on the Implementation of the Law for Promoting Private Education of the PRC (the “2021 Revised Regulations”), which became effective on September 1, 2021. According to the 2021 Revised Regulations, private schools carrying out training and educational activities online using internet technology shall obtain the corresponding private school operating permits. The 2021 Revised Regulations further stipulates that, private schools that carry out training and educational activities online using internet technology shall establish and implement internet security management systems and technical measures for security protection as required by law, and shall, upon discovery of the release or transmission of any information prohibited by laws or administrative regulations from release or transmission, immediately have the transmission stopped and remove or otherwise dispose of the information to prevent its dissemination, retain related records, and report the case to relevant authorities. However, it remains unclear under the 2021 Revised Regulations as to whether and how a non-formal VET service provider like the PRC operating entities, especially in relation to the PRC operating entities’ online tutoring services, needs to comply with the operating permit requirement. Moreover, as the 2021 Revised Regulations were recently promulgated and became effective, there are still substantial uncertainties as to how it will be interpreted and enforced, and whether and how local governments would promulgate rules related to the filing or licensing requirement applicable to non-formal VET service providers like the PRC operating entities.

If the PRC operating entities fail to comply with any regulatory requirements, including obtaining any required licenses, approvals, permits or filings in a timely manner or at all, the PRC operating entities’ continued business operations may be disrupted and the PRC operating entities may be subject to various penalties or be unable to continue their operations, all of which will materially and adversely affect our business, financial condition and results of operations.

The Chinese government exerts substantial influence over the manner in which the PRC operating entities must conduct their  business activities. We are currently not required to obtain approval from Chinese authorities to list or continue to list on U.S. exchanges nor for the execution of VIE agreements, however, if the VIE or the holding company were required to obtain approval and were denied permission from Chinese authorities to list or continue to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange or continue to offer securities to investors, which could materially affect the interest of the investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

The Chinese government exerts substantial influence over the manner in which the PRC operating entities must conduct their business activities. China’s business operations are comprehensively regulated. The PRC operating entities could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The PRC operating entities may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In the event that the PRC operating entities are not able to substantially comply with any existing or newly adopted laws and regulations, the business operations of the PRC operating entities may be materially adversely affected, and the value of our Ordinary Shares may significantly decrease or become worthless.

On February 17, 2023, the CSRC promulgated the Interim Administrative Measures on Overseas Securities Offering and Listing by Domestic Enterprises (CSRC Announcement [2023] No. 43) (“Trial Measures”), and five supporting guidelines, together with five supporting guidelines, which took effect on March 31, 2023. Under the Trial Measures, we are required to go through filing procedures with the CSRC within three business days after the completion of this offering and for our future offerings under the Trial Measures. We cannot assure you that we can complete the required filing procedures with the CSRC or receive any other approvals or complete other compliance procedures in a timely manner, or at all, or that any completion of filing or approval or other compliance procedures would not be rescinded. Any failure of us or the PRC operating entities to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Class A Ordinary Shares to significantly decline in value or become worthless.

Additionally, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of the PRC operating entities at any time, which are beyond our control. Therefore, any such action may adversely affect the operations of the PRC operating entities and significantly limit or hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless.

The Chinese government may intervene or influence our operations at any time, which actions may impact our operations materially and adversely, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

The Chinese government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to online transmission of audio-visual program, internet live streaming services, online publishing, private education, internet information security, privacy protection and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

The PRC operating entities’ business is subject to various government and regulatory interference. The PRC operating entities could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The PRC operating entities may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, which could result in further material changes in our operations and could adversely impact the value of our Class A Ordinary Shares.

Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, including but not limited to the newly promulgated Trial Measures, we are required to go through filing procedures with the CSRC within three business days after the completion of this offering and for our future offerings under the Trial Measures. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our Class A Ordinary Shares to significantly decline in value or become worthless.

To the extent cash or assets in our business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

Zhongchao Cayman is an offshore holding company with no material operations of its own, which conducts substantially all of its operations through its operating subsidiaries established in the PRC. As of the date of this prospectus, substantially all of our cash and assets are located in the PRC. No transfers, dividends or other distributions were made from our subsidiaries to our holding company or investors outside of the PRC during the fiscal years ended December 31, 2025, 2024 and 2023. The transfer of funds among PRC companies are subject to the Provisions on Private Lending Cases, which was implemented on January 1, 2021, to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases do not prohibit cash transfers among the PRC operating entities. As of the date of this prospectus, we have not been notified of any restrictions which could limit the PRC operating entities’ ability to transfer cash among each other. However, there are limitations on our ability to transfer cash between us and our U.S. investors where dividend distribution to our foreign investors shall be reviewed by a bank designated by SAFE that processes outward remittance of profits, including but not limited to the resolution of the board of directors of such PRC institution on distribution of profits, original tax recordation form, and audited financial statements, relating to the outward remittance, and stamp and endorse the relevant original tax recordation form with the actual remittance amount and remittance date of the profits. Upon review and approval by the designated bank, Zhongchao WFOE may remit dividends to Zhongchao HK, unless the PRC government temporarily introduces relevant policies that prevent Zhongchao WFOE from remitting dividends to Zhongchao HK in a timely manner.

Subject to the provisions of the Companies Act (Revised) of the Cayman Islands and any rights attaching to any class or classes of shares under and in accordance with the articles: (a) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and (b) our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors. Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors, when paying dividends to shareholders, may make such payment either in cash or in specie. Among Zhongchao Cayman and its subsidiaries, cash can be transferred from Zhongchao Cayman to Zhongchao HK, and then transferred to Zhongchao WFOE via capital contribution or shareholder loans, as the case may be, as we are permitted under the PRC laws and regulations to provide funding to our PRC subsidiaries only through capital contributions or loans, and only if we satisfy the applicable government registration and approval requirements in China. Cash proceeds may flow to Zhongchao Shanghai from Zhongchao WFOE pursuant to the Contractual Arrangements between Zhongchao WFOE and Zhongchao Shanghai as permitted by the applicable PRC regulations. For more details, see “Prospectus Summary — Dividend Distributions or Transfers of Cash among the Holding Company, Its Subsidiaries, and the PRC Operating Entities” starting on page 12 of this prospectus. We believe, as of the date of this prospectus, there is no restriction imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except transfer of funds involving money laundering and criminal activities. The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. In addition, the PRC Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Zhongchao HK. As of the date of this prospectus, we have not applied and have no plan to apply for the tax resident certificate from the relevant Hong Kong tax authority. Further, to the extent cash or assets in our business are in the PRC or Hong Kong or a PRC or Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong in the event of any interventions in or the imposition of restrictions and limitations on the ability of our company and our subsidiaries by the PRC government to transfer cash or assets, which may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

There can be no assurance that the PRC government will not intervene or impose restrictions in future on our ability to transfer or distribute cash within our PRC Subsidiaries or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may be quick with little advance notice and impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involves uncertainties.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties.

Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future.

New rules for China-based companies seeking for securities offerings in foreign stock markets were released by the CSRC. The Chinese government may exert more oversight and control over overseas public offerings conducted by China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our Class A Ordinary Shares to investors and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application; and (4) if the issuer issues securities in the same overseas market after the initial issuance and listing, it shall submit filings with the CSRC within three business days after the completion of the issuance. Further, at the press conference held for the Trial Measures on February 17, 2023, officials from the CSRC clarified that the PRC domestic companies that have already been listed overseas on or before the effective date of the Trial Measures (i.e., March 31, 2023) shall be deemed as Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately but shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC. The officials from the CSRC have also confirmed that for the PRC domestic companies that seek to list overseas with VIE structure, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with VIE structure which meet the compliance requirements.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises, or the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations.

According to the Trial Measures, an overseas offering of securities (including shares, depository receipts, corporate bonds convertible into shares and other securities in nature of equity) and listing by a PRC domestic company, whether directly or indirectly, are required to fulfill the filing procedures with, and to report the information to, the CSRC. Due to the fact that we have completed our public offering before the effective date of the Trial Measures (i.e., March 31, 2023), we are deemed as an “Existing Issuer” pursuant to the Trial Measures and the implementation guidance, in the event that we conduct any future securities offerings and listing that will be captured by the Trial Measures, we will have to complete the filing procedures with the CSRC. As advised by our PRC counsel, Han Kun Law Offices, this offering will be subject to the Trial Measures, and hence, we are required, and plan to submit filings with the CSRC within three business days after the completion of this offering. Furthermore, we cannot assure you that new regulations or rules promulgated in the future will not impose additional requirements on us. Any failure of us to fully comply with these regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer the Class A Ordinary Shares, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations, and cause the Ordinary Shares to significantly decline in value or become worthless.

The joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On April 21, 2020, the former SEC Chairman Jay Clayton and Public Company Accounting Oversight Board (the “PCAOB”) Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed The Holding Foreign Companies Accountable Act, or the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

Furthermore, the HFCA Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

In addition, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. As a result, the time period before our Class A Ordinary Shares may be prohibited from trading or delisted will be reduced.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China, and (2) Hong Kong.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our current independent accounting firm, Prager Metis CPAs, LLC (“Prager Metis”), whose audit report is included in this prospectus, its office is located in New Jersey, the U.S. Prager Metis was not included in the list of PCAOB Identified Firms in the PCAOB December Release. However, given that all PCAOB-registered firms in China were included on that list, our ability to retain an auditor subject to PCAOB inspection and investigation may depend on the relevant U.S. and PRC regulators reaching an agreement to permit these inspections and investigations. More broadly, the PCAOB entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which established a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections of the PCAOB-registered audit firms that audit Chinese companies that trade on U.S. exchanges. However, in the PCAOB December 2021 Release, the PCAOB identified problems in implementing these agreements and a lack of cooperation. Accordingly, we can offer no assurance that we will be able to retain an auditor that would allow us to avoid a trading prohibition for our securities under the HFCA Act.

In addition to the issues under the HFCA Act discussed above, the PCAOB’s inability to conduct inspections in China and Hong Kong prevented it from fully evaluating the audits and quality control procedures of the independent registered public accounting firm. However, as noted above, recent developments create uncertainty as to the PCAOB’s continued ability to conduct inspections of our independent accounting firm.

On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed and does not have to wait another year to reassess its determinations.

Our securities may be delisted under the HFCA Act if the PCAOB is unable to inspect auditors with presence in China for three consecutive years. The delisting of our securities, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

The above recent developments may have added uncertainties to our ability to continue to list on Nasdaq or to offer our securities and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us since we used to be an emerging growth company and substantial all of our operations are conducting in China.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act.

Moreover, on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to the AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

If our Class A Ordinary Shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Class A Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Class A Ordinary Shares.

In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, though such oversight is not applicable to us, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, our listing on the Nasdaq Capital Market, financial condition, results of operations, and the offering.

Even though, currently, we are not subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data, these laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016 and came into force on June 1, 2017, and the Cybersecurity Review Measures, or the “Review Measures,” which were promulgated on April 13, 2020, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. In addition, a cybersecurity review is required where critical information infrastructure operators, or the “CIIOs,” purchase network-related products and services, which products and services affect or may affect national security. Due to the lack of further interpretations, the exact scope of what constitute a “CIIO” remains unclear. Further, the PRC government authorities may have wide discretion in the interpretation and enforcement of these laws.

On June 10, 2021, the Standing Committee of the National People’s Congress promulgated the Data Security Law which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and it also provides that a data classification and hierarchical protection system. The data classification and hierarchical protection system protects data according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations if the data is falsified, damaged, disclosed, illegally obtained or illegally used, which protection system is expected to be built by the state for data security in the near future. In addition, on September 30, 2024, the State Council of China published the Regulations on Network Data Security Administration, which took effect on January 1, 2025. The Regulations on Network Data Security Administration provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant cyberspace administration of the PRC. Network data processing activities refer to the collection, retention, use, processing, transmission, provision, disclosure, deletion, and other activities of network data.

As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC to date. In the opinion of our PRC counsel, Han Kun Law Offices, neither we nor the PRC operating entities are required to voluntarily report for a cybersecurity review with the CAC under the Cybersecurity Review Measures, since neither we nor any of the PRC operating entities have been identified by the regulatory authorities as a CIIO, and neither we nor any of the PRC operating entities currently have over one million users’ personal information nor do we anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us, our subsidiaries or the PRC operating entities to the Cybersecurity Review Measures. However, given that the Cybersecurity Review Measures do not provide explanation or interpretation for ‘affect or may affect national security’, the PRC regulatory authorities retain broad discretion in interpreting this provision. Should the authorities determine, at their discretion, that the Company’s data processing activities affect or may affect national security, the Company may be subject to a cybersecurity review, and there remains uncertainty as to whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Regulations on Network Data Security Administration. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws should they be deemed applicable to our operations. There is no certainty as to how such review or prescribed actions would impact our operations and we cannot guarantee that any clearance can be obtained or any actions that may be required for our listing on the Nasdaq Capital Market and the offering as well can be taken in a timely manner, or at all.

We may be liable for improper use or appropriation of personal information provided by our customers.

The business of the PRC operating entities involves collecting and retaining certain internal and customer data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of the customer, employee and company data is critical to our business. The customers and employees of the PRC operating entities expect that the PRC operating entities will adequately protect their personal information. The PRC operating entities are required by applicable laws to keep strictly confidential the personal information that they collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On October 28, 2025, the SCNPC issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on January 1, 2026. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, the Ministry of Industry and Information Technology, or MIIT, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the State Administration for Market Regulation, or the SAMR (formerly known as State Administration for Industry and Commerce, or the SAIC), have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

According to the latest amended Cybersecurity Review Measures, which was promulgated on December 28, 2021 and became effective on February 15, 2022, and replaced the Cybersecurity Review Measures promulgated on April 13, 2020, online platform operator holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Cybersecurity Review Measures does not provide a definition of “online platform operator”, therefore, we cannot assure you that any PRC operating entities will not be deemed as an “online platform operator.” On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processors holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refer to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. The Data Security Management Regulations Draft was formally adopted on August 30, 2024 as Regulations on the Network Data Security Management, which was promulgated on September 24, 2024 and took effect on January 1, 2025. Pursuant to Regulations on the Network Data Security Management, there is no provision related to list or offer securities abroad, and it will not affect us at this time. There remains uncertainty as to how the Cybersecurity Review Measures and the Regulations on the Network Data Security Management will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Regulations on the Network Data Security Management. As of the date of this prospectus, the MDMOOC online platform has more than 194,700 registered users and a database of more than 111,070 healthcare experts, and we currently do not hold more than one million users/users’ individual information. However, we may be deemed as a data processor under the Regulations on the Network Data Security Management.

The Cybersecurity Review Measures also provide that if a critical information infrastructure operator, or a CIIO, purchases internet products and services that affect or may affect national security, it should be subject to cybersecurity review by the CAC. We do not expect to be a CIIO, since (i) we do not hold a large amount of individual information, and (ii) data processed in our business is less likely to have a bearing on national security, thus it may not be classified as core or important data by the authorities. However, due to the lack of further interpretations, the exact scope of what constitutes a “CIIO” remains unclear. As of the date of this prospectus, we have not received any notice from any authorities identifying us as a CIIO or requiring us to undertake a cybersecurity review by the CAC. Further, as of the date of this prospectus, we or the PRC operating entities have not been subject to any penalties, fines, suspensions, or investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC.

On February 12, 2025, the CAC published the Administrative Measures for Personal Information Protection Compliance Audits, which came into effect on May 1, 2025. According to such measures, the term “compliance audit of personal information protection” refers to the supervisory activities that review and evaluate whether the personal information processing activities performed by personal information processors comply with laws and administrative regulations. Personal information processors that process personal information of more than 10 million individuals shall carry out a compliance audit of personal information protection at least once every two years.

As of the date of this prospectus, we or the PRC operating entities have not been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review.

As of the date hereof, as advised by our PRC legal counsel, we are of the view that we are in compliance with the applicable PRC laws and regulations governing the data privacy and personal information in all material respects, including the data privacy and personal information requirements of the Cyberspace Administration of China], and we have not received any complaints from any third party, or been investigated or punished by any PRC competent authority in relation to data privacy and personal information protection. However, as there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

While we take various measures to comply with all applicable data privacy and protection laws and regulations, our current security measures and those of our third-party service providers may not always be adequate for the protection of our customer, employee or company data. We may be a target for computer hackers, foreign governments or cyber terrorists in the future.

Unauthorized access to our proprietary internal and customer data may be obtained through break-ins, sabotage, breach of our secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of our third party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage our proprietary internal and customer data change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques.

Unauthorized access to our proprietary internal and customer data may also be obtained through inadequate use of security controls. Any of such incidents may harm our reputation and adversely affect our business and results of operations. In addition, we may be subject to negative publicity about our security and privacy policies, systems, or measurements. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to our systems or disclosure of our customers’ data, including their personal information, could result in loss or misuse of such data, interruptions to our service system, diminished customer experience, loss of customer confidence and trust, impairment of our technology infrastructure, and harm our reputation and business, resulting in significant legal and financial exposure and potential lawsuits.

The PRC operating entities’ failure to obtain, maintain or renew other licenses, approvals, permits, registrations or filings necessary to conduct their operations in China could have a material adverse impact on our business, financial conditions and results of operations.

A number of PRC regulatory authorities oversee different aspects of the PRC operating entities’ business operations, and the PRC operating entities are required to obtain a wide range of licenses, approvals, permits, registrations and filings required for conducting their business in China, which we cannot assure you that the PRC operating entities have obtained all of them or will continue to maintain or renew all of them.

The PRC operating entities may be deemed as providing certain restricted services or conducting certain restricted activities and thus be subject to certain licenses, approvals, permits, registrations and filings due to lack of official interpretations on certain terms under internet related PRC regulations and laws. For example, (i) certain business operated on the PRC operating entities’ websites and mobile apps, including providing platforms for users to release, collect and process medical information, may be deemed as the internet information services, thus they may be required to obtain a License for Value-added Telecommunications Services for provision of such services. Whoever engages in the internet information services without obtaining such license may be ordered to make a rectification, be confiscated of illegal gains, and be imposed a fine. If the circumstances are serious, it shall be ordered to suspend business for rectification; (ii) certain content posted on the PRC operating entities’ website or mobile apps, including the course materials, the courseware or audio-visual content uploaded by the PRC operating entities  in MDMOOC online platform, may be deemed as “internet cultural products,” and the PRC operating entities’ use of those contents may be regarded as “internet cultural activities,” thus they may be required to obtain an Internet Culture Business Operating License for provision of those contents. If any entity engages in the activities without obtaining such licenses, the competent administrative department shall order it to cease the operational internet cultural activities, give it a warning, and impose upon it a fine of less than RMB 30,000; if it refuses to cease the operational activities, it shall be blacklisted in the cultural market, and imposed upon it as a credit punishment; (iii) due to the ambiguity of the definition of “online publishing service,” the online distribution of content, including the PRC operating entities’ course materials, the courseware or audio-visual contents uploaded by the PRC operating entities  of MDMOOC online platform may be regarded as “online publishing service” and therefore they may be required to obtain an Online Publishing License. Where any entity or individual engages in online publishing services without approval, the competent departments shall ban such entity or individual according to their statutory functions and powers, and the competent departments shall order them to close their websites and delete all the relevant online publications, confiscate their illegal income and major equipment and tools used for engaging in the activities, and impose fines; (iv) certain medical and drug-related contents posted on the PRC operating entities’ website or mobile apps may be deemed as internet drug information service, and the PRC operating entities’ use of those contents may be required to obtain a Qualification Certificate for Internet Drug Information Services for provision of those contents. In the case of any engagement in the services without obtaining or making use of the License for Internet-based Drug Information Services beyond the period of validity thereof, the authority shall issue a warning and order the parties concerned to suspend from engaging in internet based drug information services; if the circumstances are serious, punishments shall be given in accordance with relevant laws and regulations by the competent authority; and (v) certain PRC operating entities producing and posting videos on their website or mobile apps may be required to obtain a License for Production and Operation of Radio and TV Programs from the SARFT or its counterparts at the provincial level under the Regulations on the Administration of Production and Operation of Radio and Television Programs. Some of the applicable PRC operating entities have not obtained the above licenses or made such filings, and certain licenses that were obtained by the PRC operating entities have expired and have not been successfully renewed yet, and such PRC operating entities may be punished accordingly.

In addition, under current PRC laws and regulations, an information service provider that reposts news for internet publication shall first obtain license from Cyberspace Administration of China (“CAC”) or its local counterpart. Certain learning materials the PRC operating entities provide on their platform are partly from foreign media. Due to the ambiguity of the definition of “news” under the current PRC laws and regulations, we cannot assure you that the PRC operating entities’ provision of such materials will not be deemed by the relevant PRC government authorities as reposting “news” without proper license, which will subject us to various penalties, including fines and suspension of such provision. Although we do not think the PRC operating entities are subject to any of these licenses or filing requirements, and as of the date of this prospectus, the PRC operating entities have not been subject to any fines or other form of regulatory or administrative penalties or sanctions due to the lack of any the licenses, approvals, permits, registrations and filings, we cannot assure you that the PRC government authorities will not take a different view or will not require us to obtain any additional licenses, approvals, permits, registrations and filings in the future. If the PRC operating entities fail to do so, they may be subject to various penalties, such as confiscation of illegal revenues, fines and discontinuation or restriction of business operations, which may materially and adversely affect the PRC operating entities’ business, financial condition and results of operations.

In addition, there can be no assurance that the PRC operating entities will be able to maintain their existing licenses, approvals, registrations or permits necessary to provide their current online services in China, renew any of them when their current term expires, or update existing licenses or obtain additional licenses, approvals, permits, registrations or filings necessary for their business expansion from time to time. If the PRC operating entities fail to do so, the PRC operating entities’ business, financial conditions and operational results may be materially and adversely affected.

Failure to comply with PRC regulations in relation to lease property may subject us to penalty.

Certain PRC operating entities’ actual operating addresses are different from their registered addresses. In accordance with applicable PRC laws and regulations, a market entity may only register one domicile or principal place of business, otherwise it shall establish a branch at another address actually used by it and apply to the registration authority for registration. Failure to comply with the aforesaid provisions may cause the registration authorities to order a correction and confiscate the illegal income; if such PRC operating entities refuse to make correction, a fine ranging from RMB10,000 to RMB100,000 shall be imposed; in serious cases, the PRC operating entities may be ordered to close down pursuant to the law and a fine ranging from RMB100,000 to RMB500,000 shall be imposed.

In addition, the PRC operating entities have not registered all of their lease agreements with the relevant regulatory authorities. The failure to register the lease agreements for their leased properties will not affect the validity of these lease agreements, but the competent housing authorities may order the PRC operating entities to register the lease agreements in a prescribed period of time and impose a fine ranging from RMB1,000 to RMB10,000 for each nonregistered lease agreement if such PRC operating entities fail to complete the registration within the prescribed timeframe.

U.S. regulators’ ability to conduct investigations or enforce rules in China is limited.

The majority of the operations of the PRC operating entities are conducted outside of the U.S. In addition, our management consists of five officers who are all located in China and three independent directors, among which two are located in the United States and one is located in China. As a result, it may not be possible for the U.S. regulators to conduct investigations or inspections, or to effect service of process within the U.S. or elsewhere outside the U.S. on us, our subsidiaries, the PRC operating entities, officers, directors (except two independent directors) and shareholders, and others, including with respect to matters arising under U.S. federal or state securities laws. China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in China of these judgments in relation to any matter, including U.S. securities laws and the laws of the Cayman Islands, may be difficult.

We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of the stock of the operating company.

On February 3, 2015, the SAT issued the Public Notice of the SAT Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises (the “Public Notice 7”). In December 2017, Article 13 and Paragraph 2 of Article 8 of Public Notice 7 were abolished. Pursuant to Public Notice 7, as amended, in the event that a non-PRC resident enterprise indirectly transfers equities and other properties of a PRC resident enterprise to evade its obligation of paying enterprise income tax by implementing arrangements that are not for reasonable commercial purpose, such indirect transfer must be re-identified and recognized as a direct transfer of equities and other properties of the PRC resident enterprise. Although Public Notice 7 introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market, it brought challenges to both offshore transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-PRC resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an offshore holding company, which is an indirect transfer, the non-PRC resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the offshore holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to enterprise income tax in China, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of past and future private equity financing transactions, share exchange or other transactions involving transfer of shares in our company by investors that are non-PRC resident enterprises, or our sale or purchase of shares in other non-PRC resident companies or other taxable assets. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under Public Notice 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Public Notice 7. As a result, we may be required to expend valuable resources to comply with Public Notice 7 or to request the transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

We may be subject to any enforcement actions brought by Chinese tax authorities if we fail to pay certain value added tax and income taxes in a timely manner.

In January 2008, the PRC Enterprise Income Tax Law (“EIT Law”) took effect, which was last amended by the Standing Committee of the National People’s Congress on December 29, 2018. The PRC Enterprise Income Tax Law applies a uniform 25 percent enterprise income tax rate to both FIEs and domestic enterprises, except where tax incentives are granted to special industries and projects. The PRC Enterprise Income Tax Law defines “resident enterprise” as an enterprise established outside of the territory of China but with its “de facto management body” within China, which will also be subject to the 25% enterprise income tax rate. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise. Enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprises income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status. Under the PRC Enterprise Income Tax Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008, and payable to its foreign investor may be subject to a withholding tax rate of 10 percent if the PRC tax authorities determine that the foreign investor is a Non-resident Enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008, are exempt from PRC withholding tax.

The State Administration of Taxation (“SAT”) has promulgated several rules and notices to tighten the scrutiny over acquisition transactions in recent years, including the Interim Measures for the Administration of Remittance of Income Tax for Non-Resident Enterprise Withheld at Source (the “Interim Measures”) which became effective on January 1, 2009, the Notice of the SAT on Strengthening the Administration of Enterprise Income Tax on Gain Derived from Equity Transfer Made by Non-Resident Enterprise (the “Notice”) which became effective on January 1, 2008 and was amended on July 19, 2015, the Announcement of the SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (the “SAT Circular 37”) which was promulgated on October 17, 2017, became effective on December 1, 2017 and was amended on June 15, 2018, and the Public Notice which became effective on February 3, 2015 and was amended on December 1, 2017 and December 29, 2017.

The SAT Circular 37 amended some provisions in Public Notice 7, repealed the Interim Measures and the Notice and simplifies procedures of withholding and payment of income tax levied on non-resident enterprises. Pursuant to these rules and notices, where a non-resident enterprise investor transfers equity interests or other taxable assets in a PRC resident enterprise indirectly by way of disposing of equity interests in an overseas holding company, the non-resident enterprise investor, being the transferor, may be subject to PRC enterprise income tax if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. In addition, Public Notice 7 provides clear criteria on how to assess reasonable commercial purposes.

According the Value-Added Tax Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress and became effective on January 1, 2026, all taxpayers selling goods, provision of services, separate intangible assets, immovable properties, or the importation of goods within the PRC shall pay Value-Added Tax. The applicable VAT rates are generally 13%, 9%, 6% or 0%, depending on the category of taxable activities.

Furthermore, according to the Trial Scheme for the Conversion of Business Tax to Value-added Tax, which was promulgated by the MOF and the SAT, the PRC began to launch taxation reforms in a gradual manner in January 1, 2012, whereby the collection of value-added tax in lieu of business tax items was implemented on a trial basis in regions showing significant radiating effects in economic development and providing outstanding reform examples, beginning with production service industries such as transportation and certain modern service industries.

In accordance with Notice of the Ministry of Finance and the State Administration of Taxation on Full Launch of the Pilot Scheme on Levying Value-added Tax in Place of Business Tax, a SAT circular that took effect on May 1, 2016, amended on July 11, 2017 and April 1, 2019, upon approval of the State Council, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner starting May 1, 2016, and all taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax.

If we fail to timely pay any value-added tax and income taxes in full as required by the applicable laws and regulations and the competent tax authorities in China, the competent tax authorities may take any enforcement actions against us, which may adversely affect our business and results of operations.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiary ability to distribute profits to us, or otherwise materially and adversely affect us.

In July 2014, SAFE has promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37. SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, will be required to register such investments with the SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its filed registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiaries of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE. If any PRC shareholder of such SPV fails to make the required registration or to update the previously filed registration, the subsidiaries of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contribution into its subsidiary in China. On February 28, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investment and outbound overseas direct investment, including those required under the SAFE Circular 37, will be filed with qualified banks instead of the SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of the SAFE.

We have requested our shareholders that we know are PRC residents and hold direct or indirect interests in us to make the necessary applications, filings and amendments as required under SAFE Circular 37 and other related rules. To our knowledge, as the date hereof, all our current PRC resident beneficial owners who have more than 5% of our voting power, including our founder Weiguang Yang, have filed the foreign exchange registration in connection with their respective overseas shareholding in our company in accordance with the Circular 37. However, we may not at all times be fully aware or informed of the identities of all our beneficial owners who are PRC residents, and we may not always be able to compel our beneficial owners to comply with the SAFE Circular 37 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 37 or other related regulations. Failure by any such shareholders or beneficial owners to comply with SAFE Circular 37 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as the interpretation and implementation of foreign exchange regulations has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant governmental authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering or any subsequent offerings to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to PRC regulations. Capital contributions to our PRC subsidiaries are subject to completion of registration with the market regulator and foreign exchange registration at an authorized bank by the SAFE. Any foreign loan procured by our PRC subsidiaries is required to be registered or filed with the SAFE or its local branches or satisfy relevant requirements as provided by SAFE. Any medium- or long-term loan to be provided by us to the variable-interest entities, or the VIEs, must be registered with the NDRC and the SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of our financing activities and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, provided that the PRC subsidiaries complete the relevant filing and registration procedures. With respect to loans to the PRC subsidiaries by us, (i) if the relevant PRC subsidiaries adopt the traditional foreign exchange administration mechanism, or the Current Foreign Debt Mechanism, the outstanding amount of the loans shall not exceed the difference between the total investment and the registered capital of the PRC subsidiaries; and (ii) if the relevant PRC subsidiaries adopt the mechanism as provided in the PBOC Notice No. 9, or the Notice No. 9 Foreign Debt Mechanism, and apply the latest macro-prudential adjustment parameter adopted by the People’s Bank of China and SAFE on January 13, 2025, the outstanding amount of the loans shall not exceed 350 (which may be varied due to the change of PRC’s national macro-control policy) of the net asset of the relevant PRC subsidiary.

In addition, on October 23, 2019, the SAFE promulgated the Circular on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, pursuant to which, our PRC subsidiaries established in the pilot regions, which refers to the Guangdong-Hong Kong-Macao Greater Bay Area and Hainan province, are not required to register each of their foreign debts with the SAFE or its local branches but to complete foreign debts registration with the SAFE or its local branches in the amount of 200% of the net asset of the relevant PRC subsidiary. Upon such registrations, our relevant PRC subsidiaries will be allowed to procure foreign loans within the registered amount and complete the formalities for inward and outward remittance of funds, purchase and settlement of foreign currency directly with a bank, and are required to make declaration of international balance of payments pursuant to applicable regulations.

According to the Notice of the PBOC on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9, after a transition period of one year since the promulgation of PBOC Notice No. 9, the PBOC and the SAFE will determine the cross-border financing administration mechanism for the foreign-invested enterprises after evaluating the overall implementation of PBOC Notice No. 9. As of the date of this prospectus, neither the PBOC nor the SAFE has promulgated and made public any further rules, regulations, notices or circulars in this regard. It is uncertain which mechanism will be adopted by the PBOC and the SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. Currently, our PRC subsidiaries have the flexibility to choose between the Current Foreign Debt Mechanism and the Notice No. 9 Foreign Debt Mechanism. However, if a more stringent foreign debt mechanism becomes mandatory, our ability to provide loans to our PRC subsidiaries or the VIEs may be significantly limited, which may adversely affect our business, financial condition and results of operations. Despite neither the Foreign Investment Law nor its Implementing Regulation prescribes whether the certain concept “total investment amount” with respect to foreign-invested enterprises will still be applicable, no PRC laws and regulations have been officially promulgated to abolish the Current Foreign Debt Mechanism.

The Circular on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign- Invested Enterprises, or SAFE Circular 19, effective as of June 1, 2015, as amended by Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement under the Capital Account, or SAFE Circular 16, effective on June 9, 2016, allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, and also prohibit FIEs from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under its business scope. As a result, we are required to apply Renminbi funds converted from the net proceeds we received from our financing activities within the business scopes of our PRC subsidiaries. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of our financing activities to fund the establishment of new entities in China by the VIEs or their respective subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries, or to establish new consolidated VIEs in China, which may adversely affect our business, financial condition and results of operations. Even though SAFE Circular 28 allows all FIEs (including those without an investment business scope) to utilize and convert their foreign exchange capital for making equity investment in China if certain requirements prescribed therein are satisfied, uncertainties still exist in relation to its interpretation and implementation.

Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing.

The PRC government imposes control on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a majority of our revenues in Renminbi, which currently is not a freely convertible currency. Restrictions on currency conversion imposed by the PRC government may limit our ability to use revenues generated in Renminbi to fund our expenditures denominated in foreign currencies or our business activities outside China. Under China’s existing foreign exchange regulations, Renminbi may be freely converted into foreign currency for payments relating to current account transactions, which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, by complying with certain procedural requirements. Our PRC subsidiaries may also retain foreign currency in their respective current account bank accounts for use in payment of international current account transactions. However, we cannot assure you that the PRC government will not take measures in the future to restrict access to foreign currencies for current account transactions.

Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to capital account transactions, which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our PRC subsidiaries to make investments overseas or to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from us. We cannot assure you that the registration process will not delay or prevent our conversion of Renminbi for use outside of China.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

The Enterprise Income Tax Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC tax resident enterprises and will generally be subject to the uniform 25% PRC enterprise income tax rate on their global income. In addition, a tax circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises established outside of China as resident enterprises clarified that dividends and other income paid by such resident enterprises will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This circular also subjects such resident enterprises to various reporting requirements with the PRC tax authorities. Under the implementation rules to the Enterprise Income Tax Law, a de facto management body is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and other assets of an enterprise. In addition, the tax circular mentioned above details that certain Chinese-invested enterprises will be classified as resident enterprises if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights.

Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining de facto management bodies which are applicable to our company or our overseas subsidiaries. We do not believe that Zhongchao meets all of the conditions required for PRC resident enterprise. The Company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

However, if the PRC tax authorities determine that Zhongchao is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. Such 10% tax rate could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of our shareholders. For example, for shareholders eligible for the benefits of the tax treaty between China and Hong Kong, the tax rate is reduced to 5% for dividends if relevant conditions are met. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, Zhongchao, is not deemed to be a PRC resident enterprise, our shareholders who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee would be obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7, and we may be required to expend valuable resources to comply with the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 37, or to establish that we should not be taxed under Circular 7 and Bulletin 37.

In addition to the uncertainty in how the new resident enterprise classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. If we are required under the Enterprise Income Tax law to withhold PRC income tax on our dividends payable to our foreign shareholders, or if you are required to pay PRC income tax on the transfer of our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected. These rates may be reduced by an applicable tax treaty, but it is unclear whether, if we are considered a PRC resident enterprise, holders of our shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. Any such tax may reduce the returns on your investment in our shares.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who are granted options or other awards under the equity incentive plan are subject to these regulations as our company is an overseas listed company. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

Failure to make adequate contributions to various mandatory social security plans as required by PRC regulations may subject the PRC operating entities to penalties.

PRC laws and regulations require us to pay several statutory social welfare benefits for our employees, including pensions, medical insurance, work-related injury insurance, unemployment insurance, maternity insurance and housing provident fund contributions. Local governments usually implement localized requirements as to mandatory social security plans considering differences in economic development in different regions. The PRC operating entities’ failure in making contributions to various mandatory social security plans and in complying with applicable PRC labor-related laws may subject us to late payment penalties. The PRC operating entities may be required to make up the contributions for these plans as well as to pay late fees and fines. If the PRC operating entities are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Failure to register with the competent authorities with respect to social insurance and housing provident fund as required by PRC regulations may subject the PRC operating entities to penalties.

PRC laws and regulations require newly established employers to apply for social security registration with the local social security agency and housing provident fund registration with housing provident fund management center within 30 days from the date of incorporation. As of the date of this prospectus, the PRC operating entities without any employees haven’t made social security or housing provident fund registration with the competent authorities, which may subject them to make correction within a stipulated period or a fine. If the PRC operating entities are subject to fines, our financial condition and results of operations may be adversely affected.

If the number of dispatched workers of the PRC operating entities exceeds statutory limit, the PRC operating entities may be subject to penalties.

The PRC Labor Contract Law and the Interim Provisions on Labor Dispatch stipulate that an employer shall strictly control the number of dispatched workers it employs, which shall not exceed 10% of the total number of employees. As of the date of this prospectus, the number of dispatched workers of certain PRC operating entities exceeds 10% of their total number of employees, which may subject them to make correction within a stipulated period or a fine ranging from RMB5,000 to RMB10,000 per person. If the PRC operating entities are subject to fines, our financial condition and results of operations may be adversely affected. The services agreements with certain dispatched workers will terminate upon the completion of the projects they are working on, and the PRC operating entities plan to enter into full-time employment agreements with all the staff in the future.

The PRC operating entities’ current employment practices may be restricted under the PRC Labor Contract Law and their labor costs may increase as a result.

The PRC Labor Contract Law and its implementing rules impose requirements concerning contracts entered into between an employer and its employees and establish time limits for probationary periods and for how long an employee can be placed in a fixed-term labor contract. Because the Labor Contract Law and its implementing rules have not been in effect very long and because there is lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how it will impact the PRC operating entities’ current employment policies and practices. We cannot assure you that the PRC operating entities’ employment policies and practices do not, or will not, violate the Labor Contract Law or its implementing rules and that the PRC operating entities will not be subject to related penalties, fines or legal fees. If the PRC operating entities are subject to large penalties or fees related to the Labor Contract Law or its implementing rules, our business, financial condition and results of operations may be materially and adversely affected. In addition, according to the Labor Contract Law and its implementing rules, if the PRC operating entities intend to enforce the non-compete provision with an employee in a labor contract or non-competition agreement, they have to compensate the employee on a monthly basis during the term of the restriction period after the termination or ending of the labor contract, which may cause extra expenses to us. Furthermore, the Labor Contract Law and its implementation rules require certain terminations to be based upon seniority rather than merit, which significantly affects the cost of reducing workforce for employers. In the event the PRC operating entities decide to significantly change or decrease the PRC operating entities’ workforce in the PRC, the Labor Contract Law could adversely affect the PRC operating entities’ ability to enact such changes in a manner that is most advantageous to their circumstances or in a timely and cost effective manner, thus our results of operations could be adversely affected.

If the chops of the PRC operating entities and branches are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of the PRC operating entities are generally held securely by personnel designated or approved by us in accordance with their internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, the PRC operating entities could experience disruption to their normal business operations. The PRC operating entities may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations.

RISKS RELATED TO THIS OFFERING AND THE CLASS A ORDINARY SHARES

Shareholders will suffer substantial dilution, and the Company will not receive any proceeds if the holders of the Warrants elect to exercise such Warrants using the zero exercise price option.

The Warrants issued as part of this offering contain a “zero exercise price option” provision which provides that the holders the right, at their option, to receive a number of Class A Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Warrant in accordance with the terms of such Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii) 50% of the Low Price. This “zero exercise price” option is only available at a time when the Low Price is lower than the then applicable exercise price. At no time can the Low Price be lower than the Floor Price. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Warrants in these circumstances because it is highly unlikely that a Series B Warrant holder will elect to pay an exercise price in cash to receive one Class A Ordinary Share at a time when they could elect the zero exercise price option to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price.

Based on an exercise price of $0.594, the Floor Price would be $0.10806 which would entitle an exercising holder of a Warrant to receive up to nine Class A Ordinary Shares for each Warrant they exercise if the market price for the Class A Ordinary Shares drops to the Floor Price, or 166,666,680 Class A Ordinary Shares in the aggregate. If holders elect the zero exercise price option, on this basis, such exercise will result in substantial dilution to our shareholders.

This multiplier effect could result in a substantially larger number of shares being issued, leading to a greater degree of dilution and potentially decreasing the value of existing shareholders’ investments. The substantial dilution from this offering and the potential downward pressure on our share price caused by the zero exercise price option of the Warrants will make it more difficult for us to keep our share price above $1.00 and to remain compliance with Nasdaq continued listing requirements, including the Minimum Bid Requirement. Failure to maintain compliance with Nasdaq’s Minimum Bid Requirement could result in our shares being delisted from Nasdaq, which would diminish the liquidity and market value of our shares and further harm the value of existing shareholders’ investments.

This offering may result in an immediate trading halt or delisting of our Class A Ordinary Shares from the Nasdaq Stock Market due to public interest concerns.

Under Nasdaq Listing Rule 5101, the Nasdaq Stock Market has broad discretionary authority to terminate the listing of securities, subject to a timely-requested hearing, if it determines that continued listing is not in the public interest, even if the issuer is in compliance with the Nasdaq Stock Market’s enumerated listing criteria. If the holders of the Warrants elect the zero exercise price option, the maximum number of Class A Ordinary Shares issuable upon exercise of the Warrants will equal to the product of (a) the number of shares that would be issuable upon exercise of the Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii) 50% of the Low Price, resulting in a maximum of 166,666,680 Class A Ordinary Shares issuable upon the exercise of the Warrants (assuming the Low Price is equal to the Floor Price). If the Nasdaq Stock Market determines the terms of this offering raise public interest concerns due to the dilutive nature of the transaction, or any other reason, the Nasdaq Stock Market may issue a determination letter to delist our Class A Ordinary Shares pursuant to its discretionary authority under Listing Rule 5101. In that event, even if we were to timely request a hearing with respect to the Nasdaq Stock Market’s determination to delist our Class A Ordinary Shares, the Nasdaq Stock Market may still impose an immediate halt on the trading of our Class A Ordinary Shares pursuant to Nasdaq Listing Rule 4120(a)(5) pending the outcome of such hearing. If trading in our Class A Ordinary Shares were to be halted or if the Nasdaq Stock Market were to determine to delist our Class A Ordinary Shares, investors could lose all or part of their investment and our ability to raise additional capital through the public or private sale of equity securities would be adversely affected.

We are aware of public disclosures by other Nasdaq-listed companies disclosing that such companies received notification letters from Nasdaq indicating that Nasdaq determined to delist such companies or impose an immediate trading halt as a result of public interest concerns related to offerings of warrants with zero exercise price or similar features, the terms of which, or the potential dilutive effect of which, are similar to this offering (and in some cases, less dilutive than this offering). To date, Nasdaq has not released formal guidance as to an acceptable level of dilution or terms with respect to these offering structures. As such, Nasdaq may also delist our Class A Ordinary Shares for public interest concerns resulting from the dilutive impact and terms of the common warrants in this offering regardless of whether we are in compliance with other continued listing criteria of Nasdaq.

If we cannot continue to satisfy the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market. In order to maintain our listing on the Nasdaq Capital Market, we are required to comply with certain rules of Nasdaq, including those regarding minimum share price, minimum market value of publicly held shares, and various additional requirements. We may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

On November 28, 2025, the Company received written notice from Nasdaq notifying the Company that it is not in compliance with the Minimum Bid Price Requirement, as the closing bid price for the Company’s Class A ordinary shares had been below $1.00 per share for the preceding 30 consecutive business days. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance, or until May 28, 2026 (the “Compliance Period”), to regain compliance with the Minimum Bid Price Requirement.

The details of the deficiencies are described in the report of foreign private issuer on Form 6-K filed with the SEC on December 1, 2025 (File No. 001-39229). On March 2, 2026, the Company effectuated the 2026 Share Consolidation. On March 17, 2026, the Company received written notice from Nasdaq informing the Company that it has regained compliance with the Minimum Bid Price Requirement. The Company may further determine to effect one or more shareholder consolidations any one time or multiple times by February 10, 2029, at such consolidated ratio to be no less than 2:1 nor greater than 31.25:1, as the directors of the Company may determine. However, there can be no assurance that the Company will be able to maintain compliance with the Minimum Bid Price Requirement. Given that a substantial number of Class A Ordinary Shares will be sold in this Offering, this Offering could cause the bid price of our Class A Ordinary Shares to remain below the minimum bid price of $1 per share.

If Nasdaq subsequently delists our securities from trading, we could face significant consequences, including:

●	limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Share is a “penny stock,” which will require brokers trading in our Class A Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

There can be no assurance that the Company will be able to maintain compliance with the Minimum Bid Price Requirement. Pursuant to the adjustment clause for share dividends and splits of the Warrants, upon effectiveness of any reverse stock split, both the exercise price and the number of Class A Ordinary Shares issuable upon exercise of the Warrants will be adjusted proportionately such that the aggregate exercise price of the Warrants will remain unchanged.

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees and commissions, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to fund our business plan. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

You may experience future dilution as a result of future equity offerings or acquisitions.

In order to raise additional capital, we may in the future offer additional Class A Ordinary Shares or other securities convertible into or exchangeable for our Class A Ordinary Shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any future offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Class A Ordinary Shares, or securities convertible or exchangeable into our Class A Ordinary Shares, in future transactions or acquisitions may be higher or lower than the price per share paid by investors in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

This offering grants our management broad discretion in the application of the net proceeds. There are no contractual restrictions on how the management can allocate the net proceeds from this offering, which may be used at their discretion for general corporate purposes, including but not limited to, working capital, operational expenses, expansion of our business, and repayment of debt. While management intends to use the net proceeds in a manner that furthers our business objectives and maximizes the value for our investors, investors will have limited visibility into the specific uses of the net proceeds. This wide-ranging discretion allows management to allocate funds to areas that investors might not deem a priority or in their best interest. Consequently, the success of the investment is substantially dependent on the judgment of our management with regard to the application of the net proceeds. Investors should be aware that the broad discretion in the use of proceeds increases the risk of their investment, as it may reduce the ability to assess the viability and potential return of the investment. See “Use of Proceeds.”

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our securities.

Effective June 30, 2020, the SEC implemented Regulation Best Interest requiring that “A broker, dealer, or a natural person who is an associated person of a broker or dealer, when making a recommendation of any securities transaction or investment strategy involving securities (including account recommendations) to a retail customer, shall act in the best interest of the retail customer at the time the recommendation is made, without placing the financial or other interest of the broker, dealer, or natural person who is an associated person of a broker or dealer making the recommendation ahead of the interest of the retail customer.” This is a significantly higher standard for broker-dealers to recommend securities to retail customers than before under prior suitability rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). FINRA suitability rules do still apply to institutional investors and require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending securities to their customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information, and, for retail customers, determine that the investment is in the customer’s “best interest,” and meet other SEC requirements. Both SEC Regulation Best Interest and FINRA’s suitability requirements may make it more difficult for broker-dealers to recommend that their customers buy speculative, low-priced securities. They may affect investing in our Class A Ordinary Shares, which may have the effect of reducing the level of trading activity in our securities. As a result, fewer broker-dealers may be willing to make a market in our Class A Ordinary Shares, reducing a shareholder’s ability to resell Class A Ordinary Shares.

An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

Investors are cautioned that an investment in the securities offered hereby is highly speculative and involves a significant degree of risk. The success of our business and the ability to achieve our business goals and objectives, as outlined in this prospectus, are subject to numerous uncertainties, contingencies and risks. As such, there is no assurance that investors will realize a return on their investment or that they will not lose their entire investment. Potential investors should carefully consider whether such a speculative investment is suitable for their financial situation and investment objectives before purchasing securities.

We may use the proceeds of this offering in ways with which you may not agree.

Our management will have considerable discretion in deciding how to apply the proceeds of this offering. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of our Class A Ordinary Shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There is no public market for the Pre-Funded Warrants and the Warrants.

The Pre-Funded Warrants and the Warrants offered in this offering are not and will not be listed on any securities exchange. Also, we do not intend to apply to have the Pre-Funded Warrants and the Warrants listed on any securities exchange. Consequently, there is no established public trading market for the Pre-Funded Warrants or the Warrants, and we do not intend to list the Pre-Funded Warrants or the Warrants on any national securities exchange or trading system. Accordingly, investors may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the Pre-Funded Warrants or the Warrants. This lack of a trading market could result in investors being unable to liquidate their investment in the warrants or to sell them at a price that reflects their value. The absence of a public market for these securities could also reduce the liquidity and market price of our Class A Ordinary Shares for which these warrants are exercisable. Investors should be prepared to bear the risk of investment in the Pre-Funded Warrants and the Warrants indefinitely.

There are no voting rights for the Pre-Funded Warrants Warrant and the Warrants.

Holders of the Pre-Funded Warrants and the Warrants will not have the same voting rights as those associated with our ordinary shares and may have no voting rights with respect to the shares underlying the warrants until such shares are acquired upon exercise of the warrants. As a result, if such holders do not exercise their warrants, they will not have any influence over matters requiring shareholder approval during the period they hold the Pre-Funded Warrants and the Warrants, as applicable.

Ownership interests of existing shareholders will be significantly diluted by the exercise of the Pre-Funded Warrants and the Warrants.

The exercise of the Pre-Funded Warrants and the Warrants will increase the number of ordinary shares issued and outstanding, which will significantly dilute the ownership interests of existing shareholders. The amount of dilution, or the reduction in value to existing ordinary shares, is determined by the amount of shares ultimately obtained upon the exercise of the Pre-Funded Warrants and the Warrants relative to the number of ordinary shares outstanding at the time of exercise.

The terms of the Pre-Funded Warrants and the Warrants may be adjusted.

The terms of the Pre-Funded Warrants and the Warrants, including the exercise price and the number of Class A Ordinary Shares issuable upon exercise, may be adjusted in certain circumstances, including in the event of share dividends, share splits, and similar transactions. While adjustments are generally intended to prevent dilution for holders of the Pre-Funded Warrants and the Warrants, there is no assurance that such adjustments will fully protect the value of the Pre-Funded Warrants and the Warrants.

The Pre-Funded Warrants and the Warrants have beneficial ownership limitations.

An investment in the Pre-Funded Warrants and the Warrants involves a significant risk due to the 4.99% (or 9.99% if the investor so elects) beneficial ownership limitation. The terms of the Pre-Funded Warrants and the Warrants prohibit any single holder from exercising the warrants if such exercise would result in the holder beneficially owning more than 4.99% (or 9.99% if the investor so elects) of our outstanding Class A Ordinary Shares immediately after the exercise, as elected by the holder at the time of issuance of the warrants. This limitation may also hinder the holder’s ability to exercise the Pre-Funded Warrants and the Warrants when it may be most advantageous to do so, which could affect the value of their investment.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable by means of payment of the nominal cash purchase price upon exercise and will have no expiration date. Accordingly, we will not receive any or any meaningful additional funds upon the exercise of the Pre-Funded Warrant.

If the holders of the Warrants elect to exercise such warrants using the cashless exercise option, we may not receive any meaningful amount of additional funds upon the exercise of the Warrant.

The Warrants contain a cashless exercise provision which provides that a holder may effect a “cashless exercise”, if at the time of any exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the warrant shares to the holder. Under the cashless exercise option, the holder of the Warrants shall be entitled to receive a number of Class A Ordinary Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) = trading price calculated based on provided formula; (B) = the exercise price of the Warrants, as adjusted hereunder; and (X) = the number of warrant shares that would be issuable upon exercise of such warrant by means of a cash exercise. Subject to customary adjustments for share dividends, splits or other changes in share capital, the maximum number of Class A Ordinary Shares issuable upon cashless exercise of the Warrants is 18,518,520. Accordingly, we will not receive any or any meaningful additional funds upon the cashless exercise of the Warrants.

If the Warrants are deemed to be non-compliant with Nasdaq rules, we may be required to amend the terms of the Warrants, and could be subject to delisting.

While the Company believes the Warrants are compliant with the rules and regulations of Nasdaq, the Company cannot provide any guarantee that the Warrants, or, based on the Warrants, this offering is compliant with such rules and regulations, and Nasdaq may require amendment to the terms of the Warrants in order to comply with its rules and regulations including terms that are less favorable to the investors in this offering. Additionally, if we are unable to adequately address Nasdaq rules, our Class A Ordinary Shares could be subject to delisting from Nasdaq, which would materially adversely affect our liquidity and investors’ investment in our securities.

If the holders of the Warrants elect to exercise such warrants using the zero exercise price option, we may not receive any additional funds, and our shareholders will suffer substantial dilution.

The Warrants contain a zero exercise price provision which provides the holders the right, at their option, to receive a number of Class A Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Warrant in accordance with the terms of such warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii) 50% of the Low Price. This “zero exercise price” option is only available at a time when the Low Price is lower than the then applicable Exercise Price. At no time can the Low Price be lower than the Floor Price. As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Warrants in these circumstances because it is highly unlikely that a Warrant holder will elect to pay an exercise price in cash to receive one Class A Ordinary Share at a time when they could elect the zero exercise price option to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price.

Based on an exercise price of $0.594, the Floor Price would be $0.10806 which would entitle an exercising holder of a Warrant to receive up to nine Class A Ordinary Shares for each Warrant they exercise if the market price for the Class A Ordinary Shares drops to the Floor Price, or 166,666,680 Class A Ordinary Shares in the aggregate. If holders elect the zero exercise price option, on this basis, such exercise will result in substantial dilution to our shareholders.

Certain existing shareholders have control over our Company, and their interests may not be aligned with the interests of our other shareholders.

Mr. Weiguang Yang, our Chairman and CEO, owns an aggregate of 99.50% of the total voting power of our outstanding shares as of the date of this prospectus. As a result, he has control over our business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of our assets, election of directors and other significant corporate actions.

They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the Class A Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders. In addition, the significant concentration of share ownership may adversely affect the trading price of the Class A Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

The sale or availability for sale of substantial amounts of our Class A Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. Class A Ordinary Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Shares.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and any real or perceived inaccuracies may harm our reputation and negatively affect our business. Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunities are subject to change over time, and there is no guarantee that any particular number or percentage of addressable companies covered by our market opportunities estimates will purchase our products and solutions at all or generate any particular level of revenue for us. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow for a variety of reasons, including reasons outside of our control, such as competition in our industry.

The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility, and such volatility may make it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares and our ability to obtain additional financing in the future.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud, which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were not subject to these rules. As a result, we do not have in place effective disclosure controls and procedures or internal controls over financial reporting. We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Class A Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We do not presently have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise funds in a debt or equity financing.

We will incur increased costs as a result of being a public company

We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Stock Market, impose various requirements on the corporate governance practices of public companies. Since we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance increased disclosure requirements.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to continue to qualify as a foreign private issuer, we may cease to qualify as a foreign private issuer in the future.

Anti-takeover provisions in our memorandum and articles of association may discourage, delay or prevent a change in control.

Some provisions of our memorandum and articles of association, may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose matters for consideration at shareholder meetings

Our board of directors may decline to register transfers of Class A Ordinary Shares in certain circumstances.

Our board of directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Share.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferors and the transferee notice of such refusal. The registration of transfers may be suspended at such times and for such periods as the directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty days in any year.

You may be unable to present proposals before general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allows our shareholders holding shares representing in aggregate not less than ten per cent in par value of the issued Class A Ordinary Shares which as at that date carry the right to vote at general meetings, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members holding Ordinary Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, shall be a quorum. When counting the quorum, each issued and outstanding Class A Ordinary Share has one (1) vote, and each issued and outstanding Class B Ordinary Share has one thousand (1,000) votes.

If we are classified as a passive foreign investment company, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as us will be classified as a passive foreign investment company, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2019 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income. We will make this determination following the end of any particular tax year, which in our case is the calendar year. Although the law in this regard is unclear, we are treating Zhongchao Shanghai as being owned by us for United States federal income tax purposes, not only because we control their management decisions, but also because we are entitled to the economic benefits associated with Zhongchao Shanghai, and as a result, we are treating Zhongchao Shanghai as our wholly-owned subsidiary for U.S. federal income tax purposes. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Therefore, the income and assets of Zhongchao Shanghai should be included in the determination of whether or not we are a PFIC in any taxable year.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see “Taxation – United States Federal Income Taxation – Passive Foreign Investment Company Rules.”

Our Class A Ordinary Shares are currently considered “penny stocks,” which could negatively affect their price and liquidity.

Our Class A Ordinary Shares are currently listed and trade below $5.00 per share. As a result, they are classified as “penny stocks” under SEC regulations. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, the broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase. The broker/dealer must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities and may negatively affect the ability of holders of shares of our Class A Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the stock is often volatile, and you may not be able to buy or sell the stock when you want to.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenues, costs or expenditures;

●	our expectations regarding demand for and market acceptance of our products and services;

●	competition in our industry;

●	our ability to continue to operate through the VIE structure; and

●	government policies and regulations relating to our industry.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $9.0 million, after deducting the placement agent’s commissions, the non-accountable expense allowance, and estimated offering expenses payable by us, and none of the Warrants issued in this offering are exercised. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and commissions, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We plan to use the net proceeds we receive from this offering for general working capital purposes and other general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all or any of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus

DIVIDEND POLICY

We are a holding company incorporated as an exempted company in the Cayman Islands. As a holding company, we have not previously declared or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

The holders of our Class A Ordinary Shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries may, from time to time, be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our Class A Ordinary Shares are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025:

●	on an actual basis; and

●	on a pro forma basis to reflect the issuance and sale of 18,518,520 Class A Ordinary Shares by us in this Offering at the offering price of US$0.54 per Class A Ordinary Share, after deducting the estimated discounts, non-accountable expense allowance, and the estimated offering expenses payable by us.

The pro forma information below is illustrative only, and our capitalization following the completion of this Offering is subject to adjustment based on the actual net proceeds to us from the offering. You should read this capitalization table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2025
	Actual	Pro Forma As adjusted
	US$	US$

Equity
Class A Ordinary Shares, $0.008 par value; 2,250,000,000 shares authorized; 3,236,141 shares issued and outstanding on an actual basis, 21,754,661 shares issued and outstanding (on a pro forma basis), and 21,754,661 shares issued and outstanding (on a pro forma as adjusted basis).	25,890	174,038
Class B Ordinary Shares, $0.008 par value; 250,000,000 shares authorized; 624,972 shares issued and outstanding on an actual basis, 624,972 shares issued and outstanding (on a pro forma basis), and 624,972 shares issued and outstanding (on a pro forma as adjusted basis).	5,000	5,000
Additional paid-in capital	34,475,566	43,367,419
Deferred share compensation	(1,716,667)	(1,716,667)
Statutory reserve	1,340,331	1,340,331
Accumulated deficits	(14,190,570)	(14,190,570)
Accumulated other comprehensive loss	(1,308,864)	(1,308,864)
Total Zhongchao Inc. shareholders’ equity	18,630,686	27,670,687
Noncontrolling interests	3,967,270	3,967,270
Total capitalization	$22,597,956	$31,637,957

DILUTION

If you invest in the securities being offered in this offering, your ownership interest will be increased to the extent of the difference between the public offering price per share of our Class A Ordinary Shares and our pro forma as-adjusted net tangible book value per Class A Ordinary Share immediately after this offering. Such increase results from the fact that the public offering price per Class A Ordinary Share is substantially lower than the pro forma as-adjusted net tangible book value per Class A Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Each holder of Class A Ordinary Shares is entitled to one vote per Class A Ordinary Share, and each holder of Class B Ordinary Shares is entitled to 1,000 votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis. The Class B Ordinary Shares are not being converted as part of this offering.

Our net tangible book value as of December 31, 2025, was $5.84 per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Class A Ordinary Share (as adjusted for the offering) from the public offering price per Class A Ordinary Share and after deducting the estimated offering expenses payable by us.

After giving effect to the issuance and sale of 18,518,520 Class A Ordinary Shares offered in this offering at the public offering price of $0.54 per Unit, after deducting the placement agent commissions, the non-accountable expense allowance and the estimated offering expenses payable by us and excluding the Class A Ordinary Shares underlying the Pre-Funded Warrants and the Warrants, and none of the Warrants in this offering are exercised, our pro forma as-adjusted net tangible book value as of December 31, 2025 would have been approximately $1.41 per ordinary share. This represents an immediate decrease in net tangible book value of $4.43 per ordinary share to the existing shareholders, and an immediate increase in net tangible book value of $0.87 per ordinary share to investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates such dilution:

Per Share Post-Offering(1)
Offering price per Unit	$0.54
Net tangible book value per ordinary share as of December 31, 2025	$5.84
Decrease in net tangible book value per ordinary share attributable to this offering	$(4.43)
Pro forma net tangible book value per ordinary share immediately after this offering	$1.41
Increase in net tangible book value per ordinary share to new investors participating in this offering	$0.87

(1)	Assumes net proceeds of $9.0 million from this offering of 18,518,520 Class A Ordinary Shares at an offering price of $0.54 per Unit, calculated as follows: gross offering proceeds of $10 million, less placement agent commissions of $700,000, the non-accountable expense allowance of $100,000, and offering expenses of approximately $160,000, and none of the Warrants in this offering are exercised.

The number of our ordinary shares to be outstanding after this offering is based on 3,229,766 Class A Ordinary Shares and 624,972 Class B Ordinary Shares outstanding as of the date of this prospectus and excludes any Class A Ordinary Shares underlying the Pre-Funded Warrants or the Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TUNGRAY

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Condensed Consolidating Schedule and Consolidated Financial Statements” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are not a Chinese operating company but rather a holding company incorporated as an exempted company in Cayman Islands. As a holding company with no material operation of our own, we conduct a substantial majority of our operation through our wholly owned subsidiary, Beijing Zhongchao Zhongxing Technology Limited, a PRC company (“Zhongchao WFOE”) and a variable interest entity in China, Zhongchao Medical Technology (Shanghai) Co., Ltd. (“Zhongchao VIE”) and its subsidiaries (collectively, the “PRC operating entities”). Due to the existing VIE agreements between Zhongchao WFOE and Zhongchao VIE, we are able to consolidate the financial results of Zhongchao VIE under the U.S. GAAP, however, we do not hold equity interest in Zhongchao VIE.

Zhongchao VIE, together with its subsidiaries, is a provider of healthcare information, education, and training services to healthcare professionals and the public in China. They offer a wide range of online and onsite health information services, healthcare education programs, and healthcare training products, consisting primarily of clinical practice training, open classes of popular medical topics, interactive case studies, academic conference and workshops, continuing education courses, and articles and short videos with educational healthcare content to healthcare professionals as well as the public. Zhongchao VIE, together with its subsidiaries, also has been engaged by certain customers on a project basis to establish individual columns on its online platform to provide training and knowledge of certain drug treatment for healthcare professionals and patients. Zhongchao VIE and its subsidiaries also plug in supplemental features, to manage the drug treatment including reviewing patients’ applications, tracking their usage of drugs, and collecting related information, or the patient-aid projects. From January 2022 to June 2025, Zhongchao VIE, through its subsidiary, also sold patented drugs.

Key Factors that Affect Operating Results

We believe that the principal competitive factors in Zhongchao VIE’s markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing, scalability of infrastructure and price. The combination of Zhongchao VIE’s large user base, professional database and high quality education content position it to be a leading provider of healthcare information, education, and training services to meet the needs of healthcare organizations and professionals and will continue to contribute to our growth and success.

We believe the following factors drive Zhongchao VIE’s success:

-	Acknowledged by leading pharmaceutical enterprises

-	Reliable Professional Content Production

-	Well Organized and Easy-To-Use Websites and Apps

Results of Operations

The following table sets forth a summary of our condensed consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this report. The results of operations in any period are not necessarily indicative of our future trends.

	For the Years Ended
	December 31,
	2025		2024		2023
Revenues	$		$		$
Service		10,678,554		13,712,964		10,406,734
Product		696,442		2,151,809		9,027,211
Total revenues		11,374,996		15,864,773		19,433,945
Cost of revenues
Service		(5,665,996)		(5,510,088)		(5,162,425)
Product		(587,459)		(1,442,472)		(5,759,328)
Total cost of revenues		(6,253,455)		(6,952,560)		(10,921,753)
Gross Profit		5,121,541		8,912,213		8,512,192

Operating Expenses
Selling and marketing expenses		(1,490,594)		(4,010,382)		(6,710,757)
General and administrative expenses		(9,814,087)		(4,990,647)		(6,697,309)
Research and development expenses		(8,085)		(252,451)		(514,411)
Loss from disposal of property and equipment		-		-		(1,719,442)
Impairment of goodwill		-		-		(5,617,865)
Impairment of intangible assets		-		-		(536,206)
Total Operating Expenses		(11,312,766)		(9,253,480)		(21,795,990)

Loss from Operations		(6,191,225)		(341,267)		(13,283,798)

Interest income, net		343,128		243,008		237,054
Other income, net		79,412		160,015		1,069,745
(Loss) Income Before Income Taxes		(5,768,685)		61,756		(11,976,999)

Income tax (expenses) benefits		(46,182)		(335,169)		669,760

Net Loss		$(5,814,867)		$(273,413)		$(11,307,239)

Year ended December 31, 2025 compared to year ended December 31, 2024

Revenues

We generate revenues from pharmaceutical enterprise customers and NFP from design and production of online medical courses, organizing offline medical training services, consulting and academic support services, patient management services for patient-aid projects, and sales of patented drugs.

Revenues decreased by approximately $4.5 million, or 28.3%, from approximately $15.9 million for the fiscal year ended December 31, 2024 to approximately $11.4 million for the fiscal year ended December 31, 2025. The primary reason for the overall revenue decline is an approximately $0.8 million decrease in revenue from medical training and education services and an approximately $2.2 million decrease in revenues from patient-aid projects. This decrease resulted from our optimizing projects with extended payment cycles by choosing not to renew contracts or reducing collaborations. Sales of drugs also decreased by approximately $1.5 million for the year ended December 31, 2025 as compared to the same period in the prior year. Over the past two years, intensified competition among similar pharmaceutical products, coupled with the impact of centralized procurement in China, has made imported drugs uncompetitive in pricing. We discontinued the operation of sales of drugs.

Cost of revenues

Cost of revenues was comprised of direct related costs incurred for preparation of online medical training courses and offline education seminars and patient management services in patient-aid projects and cost of patented drugs.

Cost of revenues incurred for preparation of online medical training courses and offline education seminars and patient management services in patient-aid projects was comprised of direct related costs incurred for preparation of online medical training courses and offline education seminars and patient management services in patient-aid projects, including expenses of travelling and accommodation, seminar site-rental, video production and backdrop production, professional service fees charged by experts who provide online and offline seminars, and salary and welfare expenses incurred by the key members of the editorial, design and production team and patient-aid projects, as well as outsourced labor cost in patient-aid projects. The travelling and accommodation expenses, including but not limited to the transportation expenses and hotel accommodation expenses, represented the costs arising from lecturers’ attendance and participation of the offline seminars. Other travelling expenses were incurred by our medical department for videos production, live streaming of the offline seminars, and materials collection to create online courses. These travelling and accommodation expenses are well budgeted before any agreements entered into by us and the customers. Therefore, such expenses are well covered by the customers under those agreements. We are not reimbursed by the customers separately.

Cost of revenues incurred for patented drugs was primarily comprised of purchase cost of drugs.

Cost of revenues decreased by approximately $0.7 million, or 10.1%, from approximately $6.9 million for the fiscal year ended December 31, 2024 to approximately $6.2 million for the fiscal year ended December 31, 2025. This was primarily attributable to a decrease of approximately $0.2 million in cost of patient management services, resulting from reduced patient-aid projects, which led to lower labor costs. This decrease was partially offset by an increase of approximately $0.4 million in cost of medical training and education services, mainly due to higher video production, live streaming and technology costs incurred to better meet customers’ demands. Additionally, the cost of patented drug sales decreased by approximately $0.9 million, consistent with the decline in revenue from patented drugs.

Gross Profit

Gross profit decreased by approximately $3.8 million, or 42.5%, from approximately $8.9 million for the year ended December 31, 2024 to approximately $5.1 million for the year ended December 31, 2025. For the years ended December 31, 2025 and 2024, our overall gross margin was 45.0% and 56.2%, respectively. The decrease in gross margin was primarily due to intensified competition leading to reduced revenue, while platform costs and other inputs could not be reduced at the same pace. Moreover, project execution costs have increased to meet higher customer expectations. The decrease in gross margin for patented drug sales resulted from inventory clearance and discounted sales of patented drugs.

Selling and marketing expenses

Selling and marketing expenses decreased by approximately $2.5 million, or 62.8%, from approximately $4.0 million for the year ended December 31, 2024 to approximately $1.5 million for the year ended December 31, 2025. The primary reason was due to a decrease of approximately $2.4 million in advertising and promotional expenses for the year ended December 31, 2025. This decline resulted from our enhanced reputation within the healthcare industry, reduced domestic expenditures, and decreased promotional expenses for the sale of patented drugs.

General and administrative expenses

General and administrative expenses increased by approximately $4.8 million, or 96.6%, from approximately $5.0 million for the year ended December 31, 2024 to approximately $9.8 million for the year ended December 31, 2025. The increase in administrative expenses was primarily attributed to three factors: (i) an increase of approximately $3.7 million in share-based compensation expense due to issuance of ordinary shares to management and consultants as compensations; (ii) an increase of approximately $0.8 million in credit loss expenses for aged accounts receivable and related to written off of accounts receivable; and (iii) an increase of approximately $0.5 million in salary expenses due to one-time layoff compensation.

Research and development expenses

Research and development (“R&D”) expenses decreased by approximately $0.2 million, or 96.8%, from approximately $0.3 million for the year ended December 31, 2024 to approximately $8,000 for the year ended December 31, 2025. The decrease was mainly attributable to the decreased personnel number as we reduced our R&D projects.

Other income, net

Other income, net increased by approximately $20,000, or 4.8%, from approximately $0.4 million for the year ended December 31, 2024 to approximately $0.4 million for the year ended December 31, 2025. Other income, net mainly includes interest income of approximately $0.3 million and other income of approximately $80,000.

Income tax expenses

We had income tax expense of approximately $46,000 for the fiscal year ended December 31, 2025, as compared to income tax expense of approximately $0.3 million for the fiscal year ended December 31, 2024. The change was mainly due to decrease in deferred income tax expense, resulting from the combined effects of i) a decrease in unbilled revenue, ii) a decrease in the applicable tax rate for our subsidiary, and ⅲ) an increase in provision for credit losses and other temporary differences resulted in deferred tax benefits recognized in the fiscal year ended December 31, 2025, while there was no similar changes in the fiscal year ended December 31, 2024. In addition, the decrease in deferred income tax expense partially offset with the increase of current income tax expense.

Net loss

As a result of the foregoing, we had a net loss of approximately $5.8 million for the year ended December 31, 2025 as compared with a net loss of approximately $0.3 million for the year ended December 31, 2024.

Year ended December 31, 2024 compared to year ended December 31, 2023

Revenues

We generate revenues from pharmaceutical enterprise customers and NFP from design and production of online medical courses, organizing offline medical training services, consulting and academic support services and patient management services for patient-aid projects. We also generate revenues from sales of patented drugs.

Revenues decreased by approximately $3.6 million, or 18.4%, from approximately $19.4 million for the fiscal year ended December 31, 2023 to approximately $15.9 million for the fiscal year ended December 31, 2024. The overall revenue decrease was primarily caused by a decrease of approximately $6.9 million in revenues from sales of drugs. These drugs, introduced in the second half of 2022, quickly reached peak sales in 2023 during the spread of COVID-19. However, demand for the drugs normalized in 2024, leading to the lower sales. The decrease in revenue was partially offset by the increase in revenue from medical training and education services of approximately $1.3 million as we held more offline education seminars in 2024 due to the absence of COVID-19 related disruptions. The decrease in revenue was also offset by the increase of patient management services of approximately $1.9 million as we provided assistance in patient-aid projects on more rare diseases in 2024.

For the fiscal years ended December 31, 2024 and 2023, we earned a gross profit margin of 56.2% and 43.8%, respectively. For product sales, we earned a gross profit margin of 33.0% in the fiscal year ended December 31, 2024 as compared to 36.2% for the fiscal year ended December 31, 2023. The slight decrease in gross margin for product sales was primarily due to the decrease in unit selling prices and the unchanged cost. For service sales, we earned a gross profit margin of 59.8% as compared to 50.4% for the fiscal year ended December 31, 2023. The increase in gross profit margin for service sales was mainly due to a shift in the mix of services sold, with the fiscal year of 2024 we providing more consulting and academic support services, which had higher profit margins.

Cost of revenues

Cost of revenues was comprised of direct related costs incurred for preparation of online medical training courses and offline education seminars and patient management services in patient-aid projects and cost of patented drugs.

Cost of revenues incurred for preparation of online medical training courses and offline education seminars and patient management services in patient-aid projects was comprised of direct related costs incurred for preparation of online medical training courses and offline education seminars and patient management services in patient-aid projects, including expenses of travelling and accommodation, seminar site-rental, video production and backdrop production, professional service fees charged by experts who provide online and offline seminars, and  salary and welfare expenses incurred by the key members of the editorial, design and production team and patient-aid projects, as well as outsourced labor cost in patient-aid projects. The travelling and accommodation expenses, including but not limited to the transportation expenses and hotel accommodation expenses, represented the costs arising from lecturers’ attendance and participation of the offline seminars. Other travelling expenses were incurred by our medical department for videos production, live streaming of the offline seminars, and materials collection to create online courses. These travelling and accommodation expenses are well budgeted before any agreements entered into by us and the customers. Therefore, such expenses are well covered by the customers under those agreements. We are not reimbursed by the customers separately.

Cost of revenues incurred for patented drugs was primarily comprised of purchase cost of drugs.

Cost of revenues decreased by approximately $4.0 million, or 36.3%, from approximately $10.9 million for the fiscal year ended December 31, 2023 to approximately $6.9 million for the fiscal year ended December 31, 2024. The decrease was mainly attributable to a decrease of approximately $4.3 million in cost of patented drugs, consistent with the decrease in sales. The decrease was partially offset by the increase of approximately $0.3 million in cost of revenue for medical training, education services and assistance in patient-aid projects.

Selling and marketing expenses

Selling and marketing expenses decreased by approximately $2.7 million, or 40.2%, from approximately $6.7 million for the fiscal year ended December 31, 2023 to approximately $4.0 million for the fiscal year ended December 31, 2024. The decrease was mainly attributable to: i) a decrease of approximately $1.5 million in advertising and promotion expenses as we gained reputation in medical healthcare industry and decreased domestic related expenditure, ii) a decrease of approximately $0.9 million in sales commission paid to third parties as our patented drug sales decreased, and iii) a decrease of approximately $0.4 million in salary and welfare expenses due to sales force reduction as we experienced a decrease in patented drug sales. The decrease was partially offset by the increase of approximately $0.1 million in other selling and marketing expenses.

General and administrative expenses

General and administrative expenses decreased by approximately $1.7 million, or 25.5%, from approximately $6.7 million for the fiscal year ended December 31, 2023 to approximately $5.0 million for the fiscal year ended December 31, 2024. The decrease was mainly attributable to: i) a decrease of approximately $1.2 million in bad debt expenses as we enhanced our collection efforts in 2024, ii) a decrease of approximately $0.8 million in salary and welfare expenses as a result of decreased personnel number, and iii) a decrease of approximately $0.3 million in depreciation and amortization expenses. The decrease was partially offset by an increase of approximately $0.6 million in professional service expenses mostly related to business development.

Research and development expenses

Research and development expenses decreased by approximately $0.2 million, or 50.9%, from approximately $0.5 million for the fiscal year ended December 31, 2023 to approximately $0.3 million for the fiscal year ended December 31, 2024. The decrease was mainly attributable to the decreased personnel number as we reduced our R&D projects.

Impairment of property and equipment, goodwill and intangible assets

For the year ended December 31, 2023, impairment of property and equipment represented full impairment of one property which would be dismantled at the request of local government authority because the construction of the property violated relevant local rules and regulations. For the year ended December 31, 2023, we recognized full impairment loss of goodwill from the acquisition of West Angel and full impairment loss of intangible assets acquired as part of the West Angel acquisition as the operating results of West Angel reporting unit is significantly below our original anticipation. For the year ended December 31, 2024, we do not have any similar impairment.

Other income, net

Other income, net decreased by approximately $0.9 million, or 69.2%, from approximately $1.3 million for the year ended December 31, 2023 to approximately $0.4 million for the year ended December 31, 2024. Other income, net mainly includes interest income of approximately $0.2 million and other income of approximately $0.2 million. Other income primarily consisted of approximately $0.1 million gain from changes in fair value of our short-term investments.

Income tax expenses

We had income tax expense of approximately $0.3 million for the fiscal year ended December 31, 2024, as compared to tax benefit of approximately $0.7 million for the fiscal year ended December 31, 2023.

Current income tax expenses decreased by $21,949 from $69,467 for the fiscal year ended December 31, 2023 to $47,518 for the fiscal year ended December 31, 2024. The decrease was mainly due to combined effects of i) we incurred net operating losses in some of our subsidiaries leading to a decrease of current income tax expenses, and ii) certain the VIE’s subsidiaries qualified as Small and Micro-sized Enterprises (“SMEs”) in the year of 2024, which were entitled to preferential income tax rate, leading to a decrease of current income tax expenses.

For the year ended December 31, 2024, we had deferred tax expense of approximately $0.3 million as compared to deferred tax benefit of approximately $0.7 million in the year ended December 31, 2023. The change was mainly due to increase in deferred income tax expense related to unbilled revenue and the increase in valuation allowance.

Net loss

As a result of the foregoing, we reported a net loss of approximately $0.3 million for the year ended December 31, 2024, as compared with a net loss of approximately $11.3 million for the year ended December 31, 2023.

Liquidity and capital resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. To date, we have financed our operations primarily through cash flows from operations, bank borrowings and equity financing.

During the years ended December 31, 2025, 2024 and 2023, we generated net losses of approximately $5.8 million, $0.3 million and $11.3 million, respectively. As of December 31, 2025, we had cash and cash equivalents of approximately $8.1 million and working capital of approximately $15.4 million. We intend to use these funds to grow our business primarily by:

●	Conduct research on international markets to identify expansion opportunities

●	Recruit talent globally to support business growth and innovation

●	Explore and gradually develop global markets for long-term international presence

Although we consolidate the results of the Zhongchao VIE and its subsidiaries, we only have access to cash balances or future earnings of the Zhongchao VIE and its subsidiaries through our VIE Arrangements with Zhongchao VIE.

Current foreign exchange and other regulations in the PRC may restrict our PRC subsidiary, Zhongchao VIE and its subsidiaries in their ability to transfer their net assets to us and its subsidiaries in Cayman Islands, and Hong Kong. However, these restrictions have no impact on the ability of the PRC entities to transfer funds to us as we have no present plans to declare dividend which we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability for us to meet our cash obligations as all of our current cash obligations are due within the PRC.

To utilize the proceeds, we received from the private placement in 2024, we may make additional capital contributions to the PRC entities, establish new PRC entities and make capital contributions to these PRC entities, or make loans to the PRC entities. However, most of these uses are subject to PRC regulations.

A majority of our future revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, Renminbi may be converted into foreign exchange for current account items, including profit distributions, interest payments and trade-and service-related foreign exchange transactions.

We expect that a substantial majority of our future revenues will be denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, the PRC entities are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Cash Flows

The following table sets forth a summary of our cash flows for the fiscal years ended December 31, 2025, 2024 and 2023.

	For the Years Ended December 31,
	2025	2024	2023
Net cash provided by (used in) operating activities	$845,391	$(1,473,243)	$54,229
Net cash used in investing activities	(826,599)	(1,807,753)	(3,754,655)
Net cash provided by financing activities	-	3,838,200	-
Effect of exchange rate changes on cash and cash equivalents	237,977	(264,592)	(271,333)
Net change in cash and cash equivalents	256,769	292,612	(3,971,759)
Cash and cash equivalents at beginning of year	7,841,306	7,548,694	11,520,453
Cash and cash equivalents at end of year	$8,098,075	$7,841,306	$7,548,694

Operating activities

For the year ended December 31, 2025, we had net cash provided by operating activities of approximately $0.8 million, primarily attributable to: (i) non-cash share-based compensation expenses of approximately $3.7 million, provision for expected credit losses of approximately $0.9 million and depreciation and amortization expenses of approximately $0.3 million; (ii) a decrease in accounts receivable of approximately $1.2 million, attributable to both declining sales caused by intense industry competition and our intensified collection, and (ⅲ) a decrease in inventories of approximately $0.6 million, due to inventory clearance following Chongqing Xinjiang’s deregistration. The cash provided by operating activities was partially offset by the net loss of approximately $5.8 million.

For the year ended December 31, 2024, we had net cash used in operating activities of approximately $1.5 million, primarily attributable to: (i) a net loss of approximately $0.3 million; (ii) an increase in accounts receivable of approximately $2.3 million, which was mainly due to the absence of COVID-19 related disruptions the normalization of and services demand which increased the services revenue, and we generally provide credit terms ranging between one to six months for customers, and (ⅲ) a decrease of approximately $0.6 million in advances from customers, which was mainly due to the decrease in our drugs sales which customers are required to prepay for their orders. The cash used in operating activities was partially offset by the decrease of approximately $1.3 million in prepayments, which was mainly caused by decreased purchases for the drugs to reduce our inventories in the year of 2024.

For the year ended December 31, 2023, we had net cash provided by operating activities of approximately $54,000, primarily attributable to a decrease in accounts receivable of approximately $2.8 million, as we made collection efforts for certain historical customers and received previously delayed payments. The cash provided by operating activities was partially offset by a net loss of approximately $11.3 million with non-cash expenses, primarily attributable to: (i) impairment loss of goodwill of approximately $5.6 million and impairment loss of intangible assets of approximately $0.5 million, due to significantly lower than expected operating results of West Angel, we performed impairment assessment of goodwill and intangible assets acquired as part of our acquisition of West Angel and concluded both the goodwill and intangible assets were fully impaired in 2023; (ii) loss from disposal of property and equipment of approximately $1.7 million, as we had disposed a series of fixed assets in Beijing including one of our office which had carrying of approximately $1.4 million as of the disposal date and recognized significant losses from such disposal; and (ⅲ) credit losses expense of approximately $1.3 million as we failed all the collection efforts for certain historical customers and the collectability of the outstanding balances of these customers became remote.

Investing activities

For the year ended December 31, 2025, we had net cash used in investing activities of approximately $0.8 million which was primarily attributable to purchase of properties and equipment of approximately $0.2 million, investments of approximately $9.4 million in short-term investments, and investments of $0.1 million in non-marketable securities. The cash used in investing activities was partially offset by proceeds of approximately $8.8 million from redemption of short-term investments.

For the year ended December 31, 2024, we had net cash used in investing activities of approximately $1.8 million which was primarily attributable to purchase of properties and equipment of approximately $3.0 million, investments of approximately $10.7 million in short-term investments. The cash used in investing activities was partially offset by proceeds of approximately $11.4 million from redemption of short-term investments, collection of loans of approximately $0.3 million from third parties and proceeds of approximately $0.2 million from redemption of equity investment.

For the year ended December 31, 2023, we had net cash used in investing activities of approximately $3.8 million which was primarily attributable to purchase of properties and equipment of approximately $0.8 million, investments of approximately $6.3 million in certain short-term investments, and loans of approximately $0.8 million made to third parties. The cash used in investing activities was partially offset by proceeds of approximately $1.6 million from redemption of short-term investments, collection of loans of approximately $2.4 million from third parties and collection of loans from related parties of approximately $0.2 million.

Financing activities

For the year ended December 31, 2025, we had no cash provided by or used in financing activities.

For the year ended December 31, 2024, we had net cash provided by financing activities of $3.8 million from offering 1,636,750 Class A ordinary shares, including 386,750 Class A ordinary Shares in a registered direct offering and 1,250,000 Class A Ordinary Shares and such PIPE Warrants to purchase an aggregate of 5,000,000 Class A Ordinary Shares in a private placement sale (giving effect to the 2026 Share Consolidation).

For the year ended December 31, 2023, we had no cash provided by or used in financing activities.

Holding Company Structure

Zhongchao Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our PRC subsidiary and the PRC operating entities in China. As a result, Zhongchao Inc.’s ability to pay dividends depends upon dividends paid by our PRC subsidiary. If our existing PRC subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries and the PRC operating entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and the PRC operating entities may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Commitments and Contingencies

From time to time, we may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, we do not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Trend information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-balance Sheet Arrangements

We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. We continually evaluate these judgments and estimates based on our own experience, knowledge and assessment of current business and other conditions.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application. Out of our significant accounting policies, which are described in Note 2 – Summary of Significant Accounting Policies of our consolidated financial statements included elsewhere in this Form 20-F, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions, including revenue recognition.

We consider an accounting estimate to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe the following accounting policy and estimates involve the most significant judgments used in the preparation of our financial statements.

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

In accordance with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services.

We identified each distinct service, or each series of distinct services that are substantially the same and that have the same pattern of transfer to the customer, as a performance obligation. Transaction price is allocated among different performance obligations identified in one contract.

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable consisted of amounts invoiced and amounts for which revenue was recognized prior to invoicing when we had satisfied our performance obligation and had the unconditional right to payment.

Advances from customers consist of payments received related to unsatisfied performance obligations at the end of the period.

We applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. We have no material incremental costs for obtaining contracts with customers for which we expect the benefit of those costs to be longer than one year.

Medical training and education services

We design and provide medical training and education courses in both online and offline formats to physicians and allied healthcare professionals (the “training and education services”). We identify a single performance obligation from contracts. We recognize revenue at the point when the services are rendered. Payments received in advance from customers are recorded as “advance from customers” in the consolidated balance sheets. Advance from customers is recognized as revenue when we deliver the courses to our customers. Such advance payments received are non-refundable. In cases where fees are collected after the sales, revenue and accounts receivable are recognized upon delivery of medical training and education courses to the customers. The fees are fixed and determinable at the inception of the services.

Offline medical training and education services courses – though customers can benefit from each service commitment, including design, production and presentation of medical courses, together with other readily available resources. The promises in the contracts with customers are integration of all of these service commitments. We conclude that these service commitments are highly dependent on each other, in the context of the contract term. Thus, these service commitments are not distinct from each other, and we combine all service commitments performed as a single performance obligation. In cases where we engage third party experts to provide presentations in medical courses, as we determine the contents and the participants, we have the ability to direct these experts to provide medical training services for us. Therefore, we are primarily responsible for fulfilling the promise to provide the medical courses and have the discretion in establishing the transaction price. We are a principal in the provision of service and recognize revenues on a gross basis.

Online medical training and education services courses – the promises in the contracts with customers consist of provision of online courses and presentation of the courses online for users to access for a period of time. The performance obligation of presentation of the courses online for users for a period of time is immaterial in the context of the contract because presentation of each course incurred no significant additional cost, nor will it occupy any significant resources of us, except for little digital space on our server, which is inconsequential. Therefore, we combine all service commitments performed as a single performance obligation.

Patient management services in patient-aid projects

We are engaged by NFPs and pharmaceutical enterprises to assist in the operation of patient-aid projects with a purpose to facilitate qualified patients to obtain free drug treatment from NFPs. We are responsible to provide doctors with access to training courses or training materials in connection with the drug treatment, review the completeness of application documents from patients, and other ad-hoc works (such programs with these plug-in features are hereinafter referred as the “patient-aid projects”). The arrangements are structured as fixed price contracts. The price is determined as stated in contracts and does not include any variable consideration. We identify a single performance obligation from contracts and recognize revenue over a period of time during which we provide the assistance to the NFPs till the earlier of the expiration of contract period or the free drugs are completely delivered. We use an input-based method to measure the progress, by reference to the cost incurred in performing the obligation.

The fees are fixed at the inception of the services and are collected either in advance or after the services are provided.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Footnote 2 of our audited consolidated financial statements included elsewhere in this prospectus.

Corporate History and Company Structure

Our Corporate History and Structure

We are a holding company incorporated on April 16, 2019 as an exempted company under the laws of the Cayman Islands, or Zhongchao Cayman. We have no substantive operations other than holding all of the issued and outstanding shares of Zhongchao Group Inc., or Zhongchao BVI, established under the laws of the British Virgin Islands on April 23, 2019.

Zhongchao BVI is also a holding company holding all of the outstanding equity of Zhongchao Group Limited, or Zhongchao HK, which was established in Hong Kong on May 14, 2019. Zhongchao HK is also a holding company holding all of the outstanding equity of Beijing Zhongchao Zhongxing Technology Limited, or Zhongchao WFOE, which was established on May 29, 2019 under the laws of the PRC.

We conduct our business through the VIE, Zhongchao Medical Technology (Shanghai) Corp., or Zhongchao Shanghai, a PRC company, and through 7 subsidiaries of Zhongchao Shanghai, including Shanghai Zhongxun, Shanghai Zhongxin, Beijing Boya, Shanghai Huijing, Xinjiang Pharmaceutical, Beijing Yisuizhen, West Angel, and Shanghai Zhongxuan, each a PRC company. They commenced their operations under the name Zhongchao Medical Consulting (Shanghai) Limited, or Shanghai Zhongchao Limited, a limited liability company established under the laws of the PRC, to provide medical online and offline training services. The Company ceased operation of Xinjiang Pharmaceutical on June 30, 2025.

Zhongchao Shanghai was incorporated on August 17, 2012 by Juru Guo and Baorong Xue, who held 60% and 40% equity interests in Zhongchao Shanghai respectively. On May 25, 2015, the two shareholders transferred all equity interests to Weiguang Yang who held 100% equity interests in Zhongchao Shanghai after the transfer. On January 15, 2016, the name was changed to Zhongchao Medical Technology (Shanghai) Co., Ltd. On February 5, 2016, the management completed its registration with the State Administration for Industry and Commerce, or SAIC, to convert Shanghai Zhongchao Limited into a company limited by shares, or Zhongchao Shanghai. Through direct ownership, Zhongchao Shanghai has established subsidiaries and branch offices in various cities in PRC, including Beijing, Shanghai, Hainan, Liaoning and Chongqing.

On April 16, 2019, Zhongchao Cayman was incorporated in the Cayman Islands and issued 5,497,715 Class B Ordinary Shares at $0.0001 par value as founder shares to More Healthy Holding Limited, representing 80.94% of total voting power of the Company, on converted basis, given that each Class B Ordinary Share is entitled to 15 votes and each Class A Ordinary Share is entitled to 1 vote and assuming the exercise of the HF Warrant. More Healthy Holding Limited is a BVI company 100% owned by Weiguang Yang (“More Healthy”).

As part of the Company’s organization for the purpose of the initial public offering and listing on Nasdaq, on August 1, 2019, the Company and HF Capital Management Delta, Inc., a company incorporated under the laws of the Cayman Islands (“HF Capital”) entered into a certain warrant agreement to purchase Class A Ordinary Shares of the Company (the “HF Warrant”). At the issuance of the HF Warrant, Yantai Hanfujingfei Investment Centre (LP), a limited partnership incorporated under PRC laws (“Yantai HF”, whose managing partner, Hanfor Capital Management Co., Ltd., was the sole member of HF Capital, and together with “HF Capital” hereinafter collectively referred to as “HF”) was a 6.25% shareholder of Zhongchao Shanghai and planned to withdraw its capital contribution in Zhongchao Shanghai but to contribute the same amount of capital to Zhongchao Cayman directly via HF Capital.

On July 5, 2023, the Company adopted the amended and restated articles of association, pursuant to which each holder of Class B Ordinary Shares became entitled to one hundred (100) votes for each Class B Ordinary Shares held. Each shareholder of the Company’s Class A Ordinary Shares remained entitled to one (1) vote for each Class A Ordinary Share held.

On February 20, 2024, the Company consolidated, on a 10:1 basis, and increased its authorized share capital, resulting in the Company’s authorized share capital changing from US$50,000 divided into 450,000,000 Class A Ordinary Shares with a par value of US$0.0001 each and 50,000,000 Class B Ordinary Shares with a par value of US$0.0001 each to US$500,000 divided into 450,000,000 Class A Ordinary Shares with a par value of US$0.001 each and 50,000,000 Class B Ordinary Shares with a par value of US$0.001 (the “2024 Share Consolidation”). Beginning with the opening of trading on February 29, 2024, the Company’s Class A Ordinary Shares began trading on a post-2024 Share Consolidation basis on the Nasdaq Capital Market under the same symbol “ZCMD,” but under a new CUSIP number of G9897X115.

On February 10, 2026, the Company adopted the amended and restated articles of association, pursuant to which each holder of Class B Ordinary Shares became entitled to one thousand (1,000) votes for each Class B Ordinary Shares held. Each shareholder of the Company’s Class A Ordinary Shares remains entitled to one (1) vote for each Class A Ordinary Share held.

On February 10, 2026, the authorized share capital of the Company was increased from US$500,000 divided into 450,000,000 Class A ordinary shares with a nominal or par value USD0.001 each and 50,000,000 Class B ordinary shares with a nominal or par value of US$0.001 each to US$20,000,000 divided into 18,000,000,000 Class A ordinary shares with a par value of US$0.001 each and 2,000,000,000 Class B ordinary shares with a par value of US$0.001 each. The company adopted an amended and restated memorandum of association reflecting the share capital increase. As a result of the 2026 Share Consolidation, the authorized share capital of the Company is US$20,000,000 divided into 2,250,000,000 Class A ordinary shares with a par value of US$0.008 each and 250,000,000 Class B ordinary shares with a par value of US$0.008 each.

On March 2, 2026, the Company effectuated a 1-for-8 share consolidation (the “2026 Share Consolidation”), where every eight (8) Class A ordinary shares with a par value of $0.001 each was consolidated into one (1) Class A ordinary share with a par value of US$0.008 each, and every eight (8) Class B ordinary shares with a par value of $0.001 each was consolidated into one (1) Class b ordinary share with a par value of US$0.008 each. Beginning with the opening of trading on March 2, 2026, the Company’s Class A ordinary shares began trading on a post-2026 Share Consolidation basis on the Nasdaq Capital Market under the same symbol “ZCMD,” but under a new CUSIP number of G9897X123.

The following charts summarize our corporate legal structure and identify our subsidiaries, our VIE and its subsidiaries.

BUSINESS

Overview

Our Company

We are not a Chinese operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we consolidate the financial results, through a series of the Contractual Arrangements, with Zhongchao Shanghai and its subsidiaries, or collectively, “the PRC operating entities.” Neither we nor our subsidiaries own any equity interests in the PRC operating entities.

Our Class A Ordinary Shares currently trading on Nasdaq are the shares of the offshore holding company, Zhongchao Cayman. You are not investing in the PRC operating entities. Instead, we consolidate financial results of Zhongchao Shanghai as primary beneficiary through the Contractual Arrangements.

Zhongchao Shanghai, together with its subsidiaries, is a platform-based internet technology company offering services to patients with oncology and other major diseases in China. The PRC operating entities address the needs along the patient journey of symptoms occurrence, medical consultations, medication prescriptions, medication management, and treatment consultations. The PRC operating entities provide online healthcare information, professional training and educational services to healthcare professionals, patient management services in the professional field of tumor and rare diseases, internet healthcare services, and pharmaceutical services and operate an online information platform to general public. The PRC operating entities also engaged in sales of patent drug in China.

The PRC operating entities provide the healthcare information, education, and training services to the healthcare professionals under their “MDMOOC” brand, which we believe is one of the leading consumer brands in China’s healthcare training and education sector, as evidenced by the Securities Research Report on online medical care industry by Essence Securities Co., Ltd., a company provides securities services throughout China, where the PRC operating entities are considered as one of the main and typical public company proving medical training with doctor interactive and online training platform and leading the Internet medical education industry. The PRC operating entities provide focused patient management services, via their “Zhongxun” IT system and WeChat mini program and Zhongxin Health WeChat mini program, to their pharmaceutical enterprises and NFP customers.

The PRC operating entities established Xinjiang Pharmaceutical, aiming at realizing medications accessibility and affordability for patients. Xinjiang Pharmaceutical cooperates with Zhixun Internet Hospital and other internet hospitals to build a 2B2C (to business and to customer) pharmaceutical procurement platform and streamline the delivery of medications from pharmaceutical factories to retail ends. The Company ceased the operation of Xinjiang Pharmaceutical on June 30, 2025.

MDMOOC-Healthcare Information, Education, and Training for Professionals

The MDMOOC Online Platform of the PRC Operating Entities

The MDMOOC online platform of the PRC operating entities is realized through various products, including MDMOOC mobile App, MOOC Medical WeChat subscription account, and MDMOOC website, where users can access our rich media content and engaging Community of Practice Share (COPS) on MDMOOC website.

MOOC Mobile App

The MOOC Medical mobile app of the PRC operating entities serves as a one-stop destination where they offer users relevant healthcare knowledge and study insights, assist them along their journey to obtain the knowledge and information they are searching for in a supportive community, and allow them to review and test their understanding of courses by participating in the Practice Improvement (PI) system. The PRC operating entities designed the interface of their platform in simple white and sky blue, signaling health and learning respectively, and creating a soft and welcoming texture to their platform.

When users open the MOOC Medical mobile app, they will immediately see the featured banners that display academic courses, open classes, case library, and practice improvement courses. As users scroll down, courses that are most popular among the healthcare professionals, courses recommended by the PRC operating entities’ medical editors, and the latest healthcare news appear. Users can also explore various medical courses by medical specialty and subject areas.

Below are screenshots of the PRC operating entities’ mobile app main entrance interface:

Opening Course is a collection of video courses of various medical fields and topics. The courses are often presented by medical experts. Most of the courses are free to users.

The screenshots below illustrate the content in the Opening Course:

Commencing from the fourth quarter of 2018, in addition to providing training and education courses through the platforms, the PRC operating entities have been engaged by certain customers on a project basis to establish individual columns on the MDMOOC online platform to provide training and knowledge of certain drug treatment for healthcare professionals and patients. Most of the drug treatments are cancer-related or rare disease-related. The PRC operating entities also plug in supplemental features, to manage the drug treatment including reviewing patients’ applications, tracking their usage of drugs, and collecting related information (such programs with new plug-in features are hereinafter referred as the “patient-aid projects”).

As of the date of this prospectus, we have established nearly 25 courses for cancer-related drug treatment, including drug treatment for lung cancer, liver cancer, and extended blood cancer, and 12 columns for drug treatment of rare diseases, including drug treatment for pulmonary fibrosis, multiple sclerosis, systemic lupus erythematosus, Crohn’s disease and skin diseases.

MDMOOC WeChat Subscription Account

WeChat Subscription Account provides a new means to propagate information for the media and individuals, building better communication with readers with better management. It also facilitates discovery and consumption of services and products. It is useful for discovery and quick actions and complements full-function native apps by increasing their traffic.

The PRC operating entities’ MDMOOC WeChat subscription account features similar interfaces and functions as their mobile app. It serves as additional access points to the PRC operating entities’ platform.

MDMOOC Website

Users can access online healthcare information, education and training content and the services through the PRC operating entities’ website MDMOOC.org. As more internet users shift to mobile ends, the PRC operating entities’ website mainly serves a comprehensive knowledge base targeting users who are in the process of researching for specific medical courses, articles, or news.

Below are screenshots of MDMOOC.org website:

The PRC operating entities designed their professional website to meet the needs of their users in a personalized and easy-to-use manner. The PRC operating entities currently organize their professional information by the following medical specialty and subject areas, including but not limited to:

●	Internal Medicine Department: cardiology, respiratory medicine, nephrology, neurology, gastroenterology, hematology, endocrinology

●	Surgery Department: general surgical, neurosurgery, breast surgery, urology, hepatobiliary surgery, cardiothoracic surgery, plastic surgery

●	Oncology Department: general oncology, surgical radiotherapy, oncology

●	Gynaecology Department: Gynecologic endocrine

●	Pediatrics Department: respiratory medicine, nephrology, neurology, gastroenterology, hematology, endocrinology

●	Oral Cavity Department: oral and maxillofacial surgery, Restorative Dentistry, orthodontics

●	Skin Beauty Department: Pharmacology, aesthetic health care

●	Mental Psychology Department: depression, sensory disturbance, schizophrenia

The PRC operating entities plan to expand into new medical specialty areas that appeal to their current user base and attract new users. The PRC operating entities’ objective is to be the category leader in each of their medical specialty areas by delivering the highest quality specialty-based content and selectively acquiring other high-quality medical specialty Websites. As part of this strategy, the PRC operating entities will (1) work with more medical associations to produce programs and courses to meet the need of healthcare professionals; (2) enhance their R&D development and provide more support to their self-developed courses; (3) cooperate with international continuing medical education providers to improve the quality and diversity of their courses; and (4) search for opportunities and expand into the global medical market.

The MDMOOC Onsite Activities of the PRC Operating Entities

In addition to their online presence, the PRC operating entities also hold onsite activities to provide healthcare information and education services from time to time under their “MDMOOC” brand. The PRC operating entities’ onsite activities not only provide their healthcare professionals with medical knowledge and clinical skills but also another career path which enhance their professional competitiveness. Also, many of their onsite activities were accompanied with live steaming, which will be uploaded to the MDMOOC online platform.

The PRC operating entities cooperate with Beijing Chronic Disease Prevention and Health Education Research Association and Professor Yixin Zhang from the Ninth People’s Hospital of Shanghai Jiao Tong University School of Medicine to create courses titled “Essential Course for Wound Care Management” and “Advanced Course for Surgical Wound Treatment”. These courses have been certified and authorized by the European Wound Management Association (EWMA), a European not-for-profit umbrella organization, linking national wound management organizations, individuals and groups with interest in wound care. The PRC operating entities have successfully held four (4) training programs for Essential Course for Wound Care Management and two (2) training programs for Advanced Course for Surgical Wound Treatment. Each program accepted no more than twenty (20) applicants who shall hold academic credential above undergraduate. The PRC operating entities also required all applicants to have more than six-year working experience in the field of wound repair. The PRC operating entities have issued a certificate to each of the applicants upon completion of the training as their proof of achievement and ability in wound management and treatment. The PRC operating entities believe that after attending these programs, the participants would acquire the basic capacity to lead a wound-management department in a hospital.

The PRC operating entities believe the combination of online and onsite services would provide their end-users with the greatest convenience. With more choices of the forms of healthcare education, the PRC operating entities enrich the learning experience of their end-users.

New Plug-in to Certain Programs- Assistance in Patient-Aid Projects

The PRC operating entities have been engaged by certain customers on a project basis to establish individual columns on the MDMOOC online platform to provide training and knowledge of certain drug treatment for healthcare professionals and patients. Most of the drug treatments are cancer-related or rare disease-related. The PRC operating entities establish online columns to facilitate qualified patients to obtain free drug treatment from not-for-profit organizations (“NFPs”) till the earlier of the expiration of contract period or the free drugs are completely delivered. For each column, the PRC operating entities plug in features to manage the drug treatment including reviewing patients’ applications, tracking their usage of drugs, and collecting related information (such programs with new plug-in features are hereinafter referred as the “patient-aid projects”). Those customers are existing customers of ours. They provide those drugs sponsored by pharmaceutical companies without charge to qualified patients and the PRC operating entities charge those customers on the services in connection with the online columns and related training and management. In this way, the PRC operating entities believe not only can they facilitate the clinical application of those drugs but also benefit patients.

As of the date of this prospectus, we have established nearly 25 columns for cancer-related drug treatment, including drug treatment for lung cancer, liver cancer, and extended blood cancer, and 12 columns for drug treatment of rare diseases, including drug treatment for pulmonary fibrosis, multiple sclerosis, systemic lupus erythematosus, Crohn’s disease, and skin diseases. The total number of patients covered under these patient-aid projects has reached nearly 159,981 by the end of 2025.

Sunshine Health Forums-Healthcare Information and Education for the Public

The PRC operating entities’ goal is not only to provide continuing education and training to healthcare professionals but to promote healthy lifestyle and provide healthcare knowledge to the public. In order to achieve that, the PRC operating entities develop and operate the Sunshine Health Forums, online education-for-all platforms that disseminate articles and features related to healthcare and wellness education, medical behavior intervention, and newly developed health technology and application. The PRC operating entities developed Sunshine Health Forum, a WeChat subscription account, and Sunshine Health Forum.org, the official website providing portals to leading we-media the PRC operating entities have strategic relationships to improve the efficiency and effectiveness of the information acquisition for the PRC operating entities’ users. The PRC operating entities establish one school for each disease to make it easier for the public to obtain information they would like to know. We have established their partnership with the following we-media platforms, including but not limited Toutiao.com, WeChat official accounts platforms, Yidianzixun.com, Douyin.com, CN-Healthcare.com, iQiyi, Youku, and Huoshan.com.

The Content of the PRC Operating Entities

The PRC operating entities strive to provide their users with a broad range of high-quality and engaging original content on different healthcare areas. The PRC operating entities believe that reliable and well-crafted content provides the necessary information that users seek on the PRC operating entities’ platform and improves the medical professional community. The PRC operating entities’ content is available in a variety of rich media formats on their online platform, generated by users of all levels of experience and medical professionals, including short-form videos, and featured articles.

●	Short-form Videos -- We believe the PRC operating entities have established a proven approach to producing popular, original, short-form videos and have continually released popular original titles and series, covering different popular healthcare topics, such as Standardized Diagnosis and Treatment of Skin Infections in Primary Practice, Emergency Experience Anti-infection Treatment, and Knee Osteoarthritis Treatment. The PRC operating entities’ experienced and large pool of in-house editors incubate original ideas and present them in video format and collaborate closely with medical professionals in the content creation process.

●	Featured Articles -- The PRC operating entities’ in-house content team and resources of well-known healthcare professionals bring the PRC operating entities’ assessment and analysis of the latest medical theories and information to the PRC operating entities’ users through featured articles. The PRC operating entities closely work with healthcare professionals to ensure the PRC operating entities’ high-quality science content. With the PRC operating entities’ self-generated resource library of healthcare professionals, the PRC operating entities can easily reach out to the relevant experts when an online course focusing on certain medical area is required. In addition to healthcare content, the PRC operating entities’ articles cover a wide spectrum of user interests, ranging from career development to continuing education. Users can conveniently access these informational articles via the MOOC Medical mobile app.

●	Integration with Major Social Media Networks in China -- The PRC operating entities distribute their content through all major social network and media platforms in China, encouraging followers and readers to share and repost the content the PRC operating entities generate via Sunshine Health Forum, which amplifies the PRC operating entities’ brand image and enables us to reach a larger audience. The PRC operating entities’ comprehensive and rich content provides them with continuous monetization opportunities. Through advertisements embedded within the content on their platform and social media networks, the PRC operating entities get $1 with every view of their articles.

MDMOOC offers two distinct types of high-quality content to users:

1.	Original, exclusive and proprietary content.

The PRC operating entities’ original content is written exclusively for MDMOOC by medical experts, many of whom are nationally renowned in their specialties. This content includes:

●	Practice Improvement (PI) – a problem-based and case-based form of healthcare course, which integrates state-of-the-art treatment information and clinical cases for particular diseases into interactive practice modules.

●	Continuing Professional Development (CPD) – discussions and articles focusing on the future development and the differences between Continuing Medical Education (CME) and Continuing Professional Development (CPD), also includes general information of physician competency framework and Meta-analysis.

●	Opening Courses -- an online healthcare video collection, including authoritative evaluations of significant new changes in therapies and highlights of selected presentations at major medical conferences;

●	Medical Journals Hypothesis -- peer-reviewed, electronic medical journals and hypothesis covering, cardiology, oncology, psychiatry, orthopedics, diabetes mellitus, amyotrophy, hepatology, gastroenterology.

2.	High-quality case library

MDMOOC provides its users with access to a clinical case-share library via Internet and mobile application. As of the date of this prospectus, the PRC operating entities’ case library has more than 28,000 clinical cases elaborating general patient data, the diagnosis after admission, and academic discussions.  The PRC operating entities’ users can easily locate the cases most related to them by searching the keywords and selecting the medical fields while they encounter similar medical phenomenon in their practice.

Zhongxin Health Patient Management Services in Patient-aid Projects

The PRC operating entities utilize its self-developed patient management system, branded as “Zhongxin Health” to provide patient management services to their pharmaceutical enterprises and NFPs customers to assist their patient management for patients with cancer, rare disease or other major diseases.

During cancer treatment processes, patients face various changes using one or more anti-tumor medications, including, among others, dosing punctuality, incorrect dosage, missed dose, taking with other drugs and adverse reaction management. If such challenges cannot be solved, the treatment process will be negatively affected, and patients’ confidence in treatment could be undermined, ultimately affecting the curative effects. In order to resolve medication-related challenges in a timely manner and promote the continuity of treatment, the PRC operating entities developed and designed the Zhongxin Health mini program with several functions. The program can automatically remind patients to take medications and precautions based on different types of cancers and medication consumption time. It can also provide general self-treatment information based on the adverse reactions that patients might have taking such medications and timely provide corresponding self-treatment information for such adverse reactions specifically encountered by patients during the medication administration process. Additionally, the program could improve patients’ self-management ability through various illustrations and video courses. Utilizing the program, patients can customize and self-manage their medication process based on different cancers and medication consumption time, and such system could help improve patients’ confidence in their treatment.

As of the date hereof, the PRC operating entities have participated in approximately 19 patient management projects for approximately 10 types of different medications, serving approximately 163,160 patients. For the fiscal years ended December 31, 2025, 2024 and 2023, approximately 22.6%, 32.0%, and 19.3% of our revenues, respectively, were generated from Zhongxin Health patient management services, respectively.

Zhongxin Health Mini Program

Patients could access Zhongxin Health’s system through its WeChat mini program “Zhongxin Health.” Patients need to register log in WeChat by using their own accounts before accessing their portals for tailored patient management services. Tracing the design on MOOC Mobile App, Zhongxin Health mini program use white and sky blue color on the interface of the program, signaling health and learning respectively, and creating a soft and welcoming texture to their platform.

Zhongxin Health mini program interface includes three main pages, main page, medication management and account page. The main page is open to the general public with various sources without need to log in. It displays icons of medication management, hospital directory, medication directory, cancer treatment knowledge library and online medical health consultation, that users could click and be directed to corresponding information page. Scrolling down, it lists medical courses provided by physicians in China with a focus on lung cancer, liver cancer, other cancers and other major disease. At the bottom are the latest medical articles written or recommended by the PRC operating entities’ medical editors, and the users are able to add bookmarks categorized by different types of cancers to the main page for easy access to relevant articles in the future.

The screenshot below shows the main page of Zhongxin Health mini program:

Medication management page primarily provides information of medication information and the PRC operating entities’ patient management projects. On the top, users are able search by different types of disease, medication names and patient management projects names to look for information they need. Each patient management project has its separate page with detailed information, including but not limited to, name of medications, provider information, target patient, project policy, term and project contact information, followed by relevant articles. Users could check the projects status they applied for by providing their names and identification numbers to track their application status, prescription amount, delivery status and other relevant matters.

The screenshot below shows the main page of Zhongxin Health mini program:

The users could sign up and log in on the account page. Once logged in, the users are able to save articles, courses or other postings they are interested in on the mini program.

Xinjiang Pharmaceutical Drug Retail Services

Xinjiang Pharmaceutical was established aiming at realizing medications accessibility and affordability for patients. Xinjiang Pharmaceutical has cooperated with Zhixun Internet Hospital and other internet hospitals to build a 2B2C (to business and to customer) pharmaceutical procurement platform and streamline the delivery of medications from pharmaceutical factories to retail ends. This approach enables Xinjiang Pharmaceutical to supply domestic and international high-quality and cost-effective drugs, improving drug accessibility and lowering medication cost.

Since the beginning of 2022, embracing the development opportunity of a series of investment promotions of pharmaceutical industry initiated by the Chongqing government, Xinjiang Pharmaceutical has been able to develop rapidly. Xinjiang Pharmaceutical has obtained Pharmaceutical Trade License, Medical Device Trade License, Qualification Certificate for Drug Information Service over the Internet and other related licenses. Xinjiang Pharmaceutical plans to engage in pharmaceutical import and export trade, OME (original equipment manufacturer) production, medical consumables operation, and pharmaceutical internet services, aiming to continuously expand the industry chain and supply chain of the pharmaceutical market in China. Meanwhile, it remains committed to becoming a competitive technology-based pharmaceutical service enterprise.

Xinjiang Pharmaceutical commenced its pharmaceutical business from the second half of 2022. For the year ended December 31, 2025, 2024 and 2023, Xinjiang Pharmaceutical generated revenues of approximately $0.70 million, $2.15 million and $9.03 million, respectively, from sales of patented drugs, respectively. As of the date hereto, the anti-influenza drug from Natco have been sold in over 20 provinces/cities in China.

On June 30, 2025, the Company ceased the operation of Xinjiang Pharmaceutical.

The Customers and End Users of the PRC Operating Entities

MDMOOC’s Customers and End Users

The PRC operating entities’ customers are enterprises, NFP, and medical journals, primarily located in China. The PRC operating entities’ terminal customers and end-users are healthcare professionals, nurses, doctors and other healthcare workers.

The PRC operating entities’ enterprise customers are pharmaceutical enterprises, healthcare enterprises engaged in researches and develops pharmaceuticals, vaccines, and consumer healthcare products, pharmaceutical enterprises that engages in drug innovation, manufacturing, and marketing, and medical journals.

The PRC operating entities’ NFP customers, most of whom are sponsored by pharmaceutical enterprises to produce training courses for specific healthcare topics, are charity organizations, national public foundations, and nonprofit non-governmental associations, that are governed by provincial and regional government agencies and commissions. Government agencies include the National Health and Family Planning Commission (NHFPC) and Ministry of Civil Affairs.

The PRC operating entities maintain good relationships with their customers and some of them have long term relationships with us. The PRC operating entities generate the revenue on a case-by-case or project-by-project basis and by providing their customers with healthcare information, education, and training services, including the production of online medical training materials, the arrangement of onsite training programs or academic conferences, and the development of medical education software to their targeted end users.

Sunshine Health Forums’ Users

Unlike MDMOOC online platform which require the users to register with their healthcare qualification and some of the PRC operating entities’ programs are limited to certain registered users of the platform, the Sunshine Health Forums is accessible to the public without limitation.

Zhongxin Health’s Customers and Users

Zhongxin Health’s customers are primarily pharmaceutical enterprises and NFPs including charity organizations, national public foundations, and nonprofit non-governmental associations.

Zhongxin Health provides patient management services through its Zhongxun IT system and WeChat mini program and its Zhongxin Health WeChat mini program. The users are patients with cancer, rare disease or other major diseases. Users need to register on Zhongxun IT system and WeChat mini program or log in their WeChat before accessing their portals for tailored patient management services.

Services Customers

For the fiscal year ended December 31, 2025, we generated revenue of service business from a total of 60 customers, of which 29 customers were NFP and 31 customers were pharmaceutical enterprises. For the fiscal year ended December 31, 2024, we generated revenue of service business from a total of 64 customers, of which 35 customers were NFP and 29 customers were pharmaceutical enterprises. For the fiscal year ended December 31, 2023, we generated revenue of service business from a total of 73 customers, of which 26 customers were NFP and 47 customers were pharmaceutical enterprises.

We generate revenues from a relatively small number of customers. For the fiscal years ended December 31, 2025, 2024 and 2023, the PRC operating entities’ pharmaceutical enterprise customers accounted for 26.3%, 21.8% and 13.1% of our total revenues, respectively. For the fiscal years ended December 31, 2025, 2024 and 2023, the PRC operating entities’ NFP customers accounted for 67.2%, 61.5% and 39.2%, of our total revenues, respectively.

Xinjiang Pharmaceutical’s Customers

Xinjiang Pharmaceutical’s customers are primarily pharmaceutical agents. On June 30, 2025, the Company ceased the operation of Xinjiang Pharmaceutical.

Branding and Marketing

The PRC operating entities believe that their rich content and satisfactory user experience have contributed to the expansion of their user base and the increase in user engagement, leading to a strong word-of-mouth effect that strengthens their brand awareness.

The PRC operating entities promote their platform and enhance brand awareness through a variety of online and offline marketing and brand promotion activities. The PRC operating entities cooperate with third-party apps, popular search engines and social media platforms for online and mobile marketing. These online apps and websites promote MDMOOC to those website users who are potentially interested in the PRC operating entities’ contents. MDMOOC gains a substantial growth of exposures in public and amounts of public subscribers under such precise measure of online audience delivery. The PRC operating entities also conduct onsite marketing primarily in the form of donation activities with hospitals to improve the PRC operating entities’ brand awareness.

Infrastructure, Operations and Technology

The success of the PRC operating entities’ business is supported by their strong technological capabilities that enable them to deliver superior user experience and increase their operational efficiency. The PRC operating entities’ technology team, coupled with the large volume of data generated and collected on their platform each day, have created opportunities for continued improvements in their technology capabilities, empowering reliability, scalability and flexibility.

As of the date of this prospectus, the PRC operating entities had one engineer, who is supported by contractors from the third party, including those focusing on technology development to support every aspect of their business operation and those focusing on underlying data and technology maintenance. Depending on each project, the PRC operating entities would hire contractors with relevant backgrounds and capabilities, whose work is subject to review and supervision by the in-house technical personnel.

Big Data

The PRC operating entities build proprietary big data analysis framework on their platform to improve operating efficiencies and user satisfaction. The PRC operating entities leverage big data analytics and artificial intelligence technologies to enhance the accuracy of user behavior predictions and user profiling and optimize the PRC operating entities’ operation, targeted content and user experience.

The seamless collaboration among the PRC operating entities’ technology and operational teams, together with the PRC operating entities’ big data analytics capability, result in improved operational efficiency for the PRC operating entities and their healthcare training service providers. The PRC operating entities’ data engineers are involved in all critical operational areas. They have thorough understanding of the computational needs from different business segments, and are therefore capable of providing technological support to address diversified needs in operating the PRC operating entities’ platform.

Security and Data Privacy

The PRC operating entities are committed to protecting information of all participants on our platform. The PRC operating entities collect basic personal information and data, such as name, phone numbers, professional certificate code, and personal address, only with users’ prior consent. The PRC operating entities do not provide sensitive user data to their medical company customers, NFP customers or other third-parties. In accordance with ISO27001 requirements, the PRC operating entities establish, implement, maintain and continuously improve the information security management system.

The PRC operating entities have a security team of engineers and technicians dedicated to protecting the security of the PRC operating entities’ platform. The PRC operating entities’ back-end proprietary security system is capable of handling malicious attacks each day to safeguard the security of their platform and to protect the privacy of their users and healthcare training service providers. The PRC operating entities back up their user and certain other critical forms of data on a daily basis in separate and various secured data back-up systems to minimize the risk of data lost. The PRC operating entities encrypt confidential personal information they gather from their platform. To further ensure data security and avoid data leakage, the PRC operating entities have established internal protocols under which they grant classified access to confidential personal data to limited employees with strictly defined and layered access authority. The PRC operating entities strictly control and manage the use of data within their various teams.

Cloud Services

The PRC operating entities have developed a secure, efficient and cost-effective cloud-based core system to operate their business. Cloud-based technology allows us to process large amount of complex data in-house, which significantly reduces cost and improves operation efficiency. The PRC operating entities utilize the system of a leading enterprise cloud service provider, Alibaba Cloud, in China so that the PRC operating entities enjoy the instant scalability and robustness of cloud-based services.

Recent Development

Share Consolidation

On February 20, 2024, the Company held an extraordinary general meeting of shareholders at which shareholders resolved that: (a) with effect upon the commencement of the second business day following the extraordinary general meeting or such later date as the Company’s board of directors may determine, that the authorized, issued, and outstanding shares of the Company be consolidated and divided by consolidating: (i) every ten (10) Class A Ordinary Shares with a par value of US$0.0001 each into one (1) Class A Ordinary Share with a par value of US$0.001 each; and (ii) every ten (10) Class B Ordinary Shares with a par value of US$0.0001 each into one (1) Class B Ordinary Share with a par value of US$0.001 each, with such consolidated shares having the same rights and being subject to the same restrictions (save as to par value) as the previously existing shares of such class (the “Share Consolidation”); (b) subject to and immediately following the Share Consolidation being effected, the authorized share capital of the Company be increased from US$50,000 divided into 45,000,000 Class A Ordinary Shares with a par value of US$0.001 each and 5,000,000 Class B Ordinary Shares with a par value of US$0.001 each to US$500,000 divided into 450,000,000 Class A Ordinary Shares with a par value of US$0.001 each and 50,000,000 Class B Ordinary Shares with a par value of US$0.001 each (the “Share Capital Increase”); and (c) subject to the Share Consolidation and the Share Capital Increase being approved and effected, the Company adopt an amended and restated memorandum and articles of association in substitution for, and to the exclusion of, the Company’s existing memorandum and articles of association, to reflect corrected typographical corrections, the Share Consolidation and the Share Capital Increase.

Registered Direct Offering

On October 1, 2024, the Company entered into securities purchase agreements with investors (collectively, the “Purchase Agreements”) providing for the issuance and sale by the Company of 3,094,000 Class A ordinary Shares, in a registered direct offering (the “Offering”), without giving effect to the 2026 Share Consolidation. On October 2, 2024, the Company consummated the Offering and issued the Shares to the investors at a price of $0.30 per share, without giving effect to the 2026 Share Consolidation, generating the gross proceeds to the Company in total amount of $928,200. The Company did not retain an underwriter or placement agent with respect to the Offering and therefore did not pay any underwriting discounts or commissions. The Company was offering these Class A Ordinary Shares pursuant to a prospectus supplement dated October 1, 2024, and a prospectus dated December 17, 2021, which is part of a registration statement on Form F-3 (File No. 333-256190) that was declared effective by the Securities and Exchange Commission on December 17, 2021.

2024 Private Placement

On November 19, 2024, the Company consummated a private placement, pursuant to those certain securities purchase agreements, dated as of November 14, 2024 (the “Securities Purchase Agreements”), by and between the Company and the purchasers listed on the signature pages thereto (the “PIPE Purchasers”), in which the Company issued and sold (i) an aggregate of 10,000,000 Class A Ordinary Shares and (ii) warrants (the “PIPE Warrants,” and, together with the Class A Ordinary Shares, the “Securities”) to purchase an aggregate of 40,000,000 Class A Ordinary Shares at an exercise price of $1.80 per share with respect to 50% of the PIPE Warrants and an exercise price of $2.00 per share with respect to the other 50% of the PIPE Warrants, subject to adjustment as provided therein, without giving effect to the 2026 Share Consolidation, for an aggregate purchase price of $3,000,000. The PIPE Warrants became exercisable for cash or on a cashless basis upon issuance.

On December 12, 2024, the Company issued an aggregate of 9,600,000 Class A Ordinary Shares to the PIPE Purchasers upon cashless exercise of the PIPE Warrants, pursuant to the terms of the PIPE Warrants, without giving effect to the 2026 Share Consolidation. As of the date hereof, no PIPE Warrants remain outstanding.

2026 Share Consolidation

On March 2, 2026, the Company effectuated a 1-for-8 share consolidation (the “2026 Share Consolidation”), where every eight (8) Class A ordinary shares with a par value of $0.001 each will be consolidated into one (1) Class A ordinary share with a par value of US$0.008 each, and every eight (8) Class B ordinary shares with a par value of $0.001 each will be consolidated into one (1) Class b ordinary share with a par value of US$0.008 each. Beginning with the opening of trading on March 2, 2026, the Company’s Class A ordinary shares began trading on a post-2026 Share Consolidation basis on the Nasdaq Capital Market under the same symbol “ZCMD,” but under a new CUSIP number of G9897X123. The Company may further determine to effect one or more shareholder consolidations at any time by February 10, 2029, at such ratio to be no less than 2:1 nor greater than 31.25:1, as the directors of the Company may determine.

PRC Operating Entities Related

In order to streamline the Company’s business structure, on December 13, 2024, Shanghai Xinyuan Human Resources Co., Ltd., previously a wholly owned subsidiary of Shanghai Zhongxin completed its deregistration, and on January 7, 2025, Zhixun Internet Hospital (Liaoning) Co., Ltd., previously a wholly owned subsidiary of Beijing Boya completed its deregistration in accordance with PRC laws, respectively.

On March 7, 2025, Beijing Yisuizhen Technology Co., Ltd. ( “Beijing Yisuizhen”) and Shanghai Zhongxin Medical Technology Co., Ltd (“Shanghai Zhongxin”) entered into an equity interest transfer agreement, pursuant to which Beijing Yisuishen transferred all its equity interest in West Angel (Beijing) Health Technology Co., Ltd. (“West Angel”) to Shanghai Zhongxin for a total consideration of approximately $850,884. As a result, Shanghai Zhongxin owns 60% of equity interest in West Angel. On December 10, 2025, as part of a business adjustment and to integrate operations, Shanghai Zhongxin transferred all of its equity interest in West Angel to Shanghai Zhongxun, as a result of which Shanghai Zhongxun owns 60% of equity interest in West Angel.

On February 7, 2025, Shanghai Zhongxuanboya Medical Technology Co., Ltd. (“Shanghai Zhongxuanboya”) was incorporated under the PRC laws, 100% of equity interest of which is owned by Shanghai Zhongxun Medical Technology Co., Ltd. (“Shanghai Zhongxun”), a wholly owned subsidiary of Zhongchao Shanghai. Shanghai Zhongxuanboya is primarily engaged in providing patient management services.

On February 24, 2025, Hainan Muxin Medical Technology Co., Ltd. (“Hainan Muxin”), a wholly owned subsidiary of Shanghai Zhongxin, and Shanghai Zhongxuanboya entered into an equity interest transfer agreement, pursuant to which Hainan Muxin agreed to transfer all its equity interest in Beijing Yisuizhen to Shanghai Zhongxuanboya. As a result, Beijing Yisuizhen became a wholly owned subsidiary of Shanghai Zhongxuanboya. On March 26, 2025, Beijing Yisuizhen changed its name to Beijing Zhongxuanboya Medical Technology Co., Ltd. (“Beijing Zhongxuanboya”).

On May 27, 2025, 2025, Beijing Zhongxin Boya Medical Technology Co., Ltd. (“Beijing Zhongxin Boya”) was incorporated under the PRC laws as a wholly owned subsidiary of Shanghai Zhongxuanboya.

On June 30, 2025, Chongqing Xinjiang Pharmaceutical Co., Ltd., previously a wholly owned subsidiary of Shanghai Zhongxun completed its deregistration. On August 19, 2025, Beijing Zhongxin Boya completed its deregistration. On October 16, 2025, Shanghai Maidemu Health Management Co., Ltd. (“Maidemu Health:), previously a wholly owned subsidiary of Zhongchao Shanghai completed its deregistration. On November 13, 2025, Hainan Muxin completed its deregistration.

Nasdaq Notification Regarding Minimum Bid Price Deficiency

On November 28, 2025, we received the Letter from Nasdaq notifying the Company that it is not in compliance with the Minimum Bid Price Requirement under Nasdaq Rule 5550(a)(2), as the closing bid price for the Company’s Class A Ordinary Shares had been below $1.00 per share for the period from October 9, 205 to November 26, 2025. The Letter is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s Class A Ordinary Shares.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days Compliance Period to regain compliance, or until May 28, 2026, to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement, the closing bid price of the Company’s Class A ordinary shares must be at least $1.00 per share for a minimum of 10 consecutive business days at any time prior to the expiration of Compliance Period. If the Company regains compliance with the Minimum Bid Price Requirement, Nasdaq will provide the Company with written confirmation and will close the matter.

If the Company does not regain compliance with the Minimum Bid Price Requirement during the Compliance Period, the Company may be eligible for an additional 180 calendar day compliance period, provided that on the 180th day of the Compliance Period it meets the applicable market value of publicly held shares requirement for continued listing and all other applicable standards for initial listing on the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period.

If the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period (as may be extended), the Company’s Class A Ordinary Shares will be subject to delisting.

On March 17, 2026, the Company received written notice from Nasdaq informing the Company that it has regained compliance with the Minimum Bid Price Requirement.

Research and Development (“R&D”)

Research and Development (“R&D”) is an integral part of the PRC operating entities’ continued growth. The PRC operating entities’ R&D consists of product development and technology support. In connection with the business strategies adjustment, based on specific needs of each program, the PRC operating entities engage consultants or contractors to conduct its R&D on a program-by-program basis. The PRC operating entities select and engage contractors or consultants, together with management oversight, to form as a technology team who has experience in the development, design, operation and maintenance of platform products, servers and mobile apps, responsible for monitoring the performance of the PRC operating entities’ websites, mobile apps and technology infrastructure to enable us to respond quickly to potential problems, updating and exploring new and advanced technologies and integrating them into the PRC operating entities’ existing and new services. The PRC operating entities’ product development team is focused on market research and product development. The PRC operating entities develop and update their products and services based on market conditions and government policies.

The PRC operating entities select and engage contractors or consultants, together with management oversight, to form as a product development team, which is focused on market research and product development for each program. The PRC operating entities develop and update their products and services based on market conditions and government policies. The PRC operating entities’ product development team closely monitors the market to adjust and upgrade their existing educational products, and designs new products based on customers’ requests for each program. The PRC operating entities analyze the information about concepts and forms of medical education by searching medical articles from medical journals and attending medical conferences such as Global Alliance for Medical Education, or GAME annual meeting, and integrate the information into the PRC operating entities’ programs. Also, the PRC operating entities work with healthcare professionals to develop the PRC operating entities’ programs. When starting to create programs, the PRC operating entities make face to face or telephone surveys and get the learning needs from healthcare professionals, such as medical knowledge, clinical skills, case sharing, and the desire to communicate with peers. The PRC operating entities incorporate such needs into their program design. When developing the PRC operating entities’ course module, the healthcare professionals, after review and test, may give us advice on the module to match the learning and thinking habits of physicians and allied healthcare professionals. After the PRC operating entities complete the course production, they invite these professionals to do final review on the content to assure its correctness.

During fiscal years 2025, 2024 and 2023, our R&D expenses were approximately $8,085, $252,451 and $514,411, respectively, representing 0.1%, 1.6% and 2.6% of our total revenues for fiscal years 2025, 2024 and 2023, respectively.

Intellectual Property

The PRC has domestic laws for the protection of rights in copyrights, trademarks and trade secrets. The PRC is also a signatory to all of the world’s major intellectual property conventions, including:

●	Convention establishing the World Intellectual Property Organization (June 3, 1980);

●	Paris Convention for the Protection of Industrial Property (March 19, 1985);

●	Patent Cooperation Treaty (January 1, 1994); and

●	Agreement on Trade-Related Aspects of Intellectual Property Rights (November 11, 2001).

The PRC Trademark Law, adopted in 1982 and was most recently amended on April 23, 2019, and will become effective on November 1, 2019, with its implementation rules adopted in 2014, protects registered trademarks. The Trademark Office of the State Administration of Industry and Commerce of the PRC, handles trademark registrations and grants trademark registrations for a term of ten years.

The PRC operating entities’ intellectual property rights are important to their business. The PRC operating entities rely on a combination of trade secrets, confidentiality procedures and contractual provisions to protect their intellectual property. They also rely on and protect unpatented proprietary expertise, recipes and formulations, continuing innovation and other trade secrets to develop and maintain their competitive position. The PRC operating entities enter into confidentiality agreements with most of their employees and consultants, and control access to and distribution of the PRC operating entities’ documentation and other licensed information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the PRC operating entities’ technology without authorization, or to develop similar technology independently. Since the Chinese legal system in general, and the intellectual property regime in particular, is relatively weak, it is often difficult to enforce intellectual property rights in China. Policing unauthorized use of the PRC operating entities’ technology is difficult and the steps they take may not prevent misappropriation or infringement of their proprietary technology. In addition, litigation may be necessary in the future to enforce the PRC operating entities’ intellectual property rights, to protect their trade secrets or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of their resources and could have a material adverse effect on their business, results of operations and financial condition. The PRC operating entities require their employees to enter into non-disclosure agreements to limit access to and distribution of the PRC operating entities’ proprietary and confidential information. These agreements generally provide that any confidential or proprietary information developed by the PRC operating entities or on their behalf must be kept confidential. These agreements also provide that any confidential or proprietary information disclosed to third parties in the course of the PRC operating entities’ business must be kept confidential by such third parties. In the event of trademark infringement, the State Administration for Industry and Commerce has the authority to fine the infringer and to confiscate or destroy the infringing products.

The PRC operating entities’ primary trademark portfolio consists of 18 registered trademarks. The PRC operating entities’ trademarks are valuable assets that reinforce the brand and their consumers’ favorable perception of their products. The current registrations of these trademarks are effective for varying periods of time and may be renewed periodically, provided that we, as the registered owner, comply with all applicable renewal requirements including, where necessary, the continued use of the trademarks in connection with similar goods. In addition to trademark protection, the PRC operating entities own 20 URL designations and domain names, including www.mdmooc.org, www.mdmooc.com, www.zhongxun.online, ygjkclass.com, zxylmd.com, which are important to our business.

As of the date of this prospectus, we have registered 18 trademarks. The following is a list of trademarks we have registered that are important to our business:

No.	Current Owner	Mark	Registration Number	Status	Class/Description	Expiration Date	Country of Registration
1	Zhongchao Medical Technology (Shanghai) Corp. Ltd		21587105	Approved	Category 5: Pharmaceutical preparations; Vaccines; Analgesics; Medical drugs; Medical tea; Medical ointments; Supplements; Medical nutrients; Glucose used as medical food additives; Medical nutritional food (cut-off)	2027.11.27	China
2	Zhongchao Medical Technology (Shanghai) Corp. Ltd		18418154	Approved	Category 9: Recorded computer programs (programs); computer software (recorded); recorded computer operating procedures; downloadable computer application software; electronic publications (downloadable software); computer programs (downloadable software); measuring devices; dosimeters; measuring instruments; inspection mirrors (cut-off)	2026.12.27	China
3	Zhongchao Medical Technology (Shanghai) Corp. Ltd		19719148	Approved	Category 38: Teleconference Services; Providing Internet Chat Room; Digital File Transfer; Video Conference Services; Providing Online Forum; Data Stream Transfer; Information Transfer; Television Broadcasting; Computer Aided Information and Image Transfer (Deadline)	2027.06.06	China
4	Zhongchao Medical Technology (Shanghai) Corp. Ltd		21587230	Approved	Category 44: health care; medical assistance; rental of medical equipment; treatment services; health counseling; dietary and nutritional guidance; dispensing; art therapy; massage; beauty services (deadline)	2027.11.27	China

No.	Current Owner	Mark	Registration Number	Status	Class/Description	Expiration Date	Country of Registration
5	Zhongchao Medical Technology (Shanghai) Corp. Ltd		21587258	Approved	Category 5: Pharmaceutical preparations; Vaccines; Analgesics; Medical drugs; Medical tea; Medical ointments (cut-off)	2028.01.20	China
6	Shanghai Zhongxun Medical Technology Co., Ltd.		47286982	Approved	Category 41: Education; Providing of training, Providing of educational information; Arranging and conducting of conferences, congresses and symposiums; Organization of exhibitions for cultural or educational purposes; Arranging and conducting of training; Publication of books and texts (cut-off)	2031.02.12	China
7	Beijing Zhongchao Boya Medical Technology Co., Ltd.		59485462	Approved	Category 41: Providing of training, Arranging of experts conferences, Mobile libraries; text publishing (except advertising texts); E-books and magazines publishing; Providing non-downloadable global computer network online publishing; Publishing electronic newspapers through global computer network; Providing global network publishing Editing website publishing; Publishing and distributing medical technology related scientific paper (cut-off)	2032.03.13	China
8	Beijing Zhongchao Boya Medical Technology Co., Ltd.		59474281	Approved	Category 44: Medical clinic services; Healthcare; Therapeutic services; Medical equipment rental; Health counseling; Diet nutrition guidance; Art therapy methods; Dispensing; Beauty services; Massage (cut-off)	2032.03.13	China

No.	Current Owner	Mark	Registration Number	Status	Class/Description	Expiration Date	Country of Registration
9	Shanghai Zhongxun Medical Technology Co., Ltd.		47299361	Approved	Category 44: Hospitals; Healthcare; Dispensing Consulting; Telemedicine services; Health consulting; Therapeutic services; Diet nutrition guidance; Providing medication information for patient; Medical information; Medical counseling (cut-off)	2031.02.20	China
10	Shanghai Zhongxin Medical Technology Co., Ltd		59477566	Approved	Category 44: Medical clinic services; Medical assistance; Therapeutic services; Medical equipment rental; Health consulting; Diet nutrition guidance; Art therapy measures; Dispensing; Beauty services; Massage (cut-off)	2032.03.13	China

As of the date of this prospectus, the PRC operating entities own 37 copyrights that have been approved. The following is a list of the PRC operating entities’ copyrights that have been approved and are important to the PRC operating entities’ business:

No.	Registration Number	Software Name and Version Number	Copyright Owner	Country of Registration	Publication Date	Registration Date
1	2015SR138679	Clinical Thinking Training Platform Software of Zhongchao Medical Technology	Zhongchao Medical Technology (Shanghai) Corp. Ltd.	China	2015.04.30	2015.07.21
2	2017SR020431	Course Classification Query and Learning Application Software V1.0 of Zhongchao Medical Technology	Zhongchao Medical Technology (Shanghai) Corp. Ltd.	China	null	2017.01.20
3	2017SR018299	COPS Practice Community Sharing Course PC Platform Software of Zhongchao Medical Technology	Zhongchao Medical Technology (Shanghai) Corp. Ltd.	China	null	2017.01.19
4	2017SR023211	Application Software for Tracking and Effectiveness Analysis of Course Learning Report of Zhongchao Medical Technology	Zhongchao Medical Technology (Shanghai) Corp. Ltd.	China	null	2017.01.23
5	2019SR0192049	Multidisciplinary Continuing Medical Education Digital Software V2.1 of Zhongchao Medical Technology	Zhongchao Medical Technology (Shanghai) Corp. Ltd.	China	2018.8.12	2019.02.27

Facilities

Our headquarter and executive office is located in Shanghai, China and consist of approximately 166.23 square meter of office space. We purchased this office in November 2024 for a total purchase price of $668,796. We purchased another office in March 2024 located in Beijing, China and consist of approximately 736.31 square meter of office space, for a total purchase price of $2,096,157. In addition to our headquarter, we previously leased space in other 6 cities, including Shijiazhuang, Chongqing, Tianjin, Wuhan, Baotou and Chengdu. As a result of our adjustment of business strategies, we currently only lease office space in Beijing and Shanghai. Rent expenses amounted to $99,824, $218,227 and $412,891 for the years ended December 31, 2025, 2024 and 2023, respectively. As a part of talent recruitment and retainment strategy and in the consideration of cost efficiency, the Company also purchased some residential apartments as listed in the table below, which allow the Company to provide flexibility for talents in different cities, recruit and retain talents with competitive employment benefit, increase the cost efficiency from the salaries among different cities, and contribute into local development of Company’s business.

We intend to procure additional space as we add employees and expand geographically if needed. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate any such expansion of our operations.

The table below sets forth a summary of our primary facilities:

No.	Facility	Lease (L)/Own (O)	Location	Space	Lease Terms

1	Beijing Office	O	Chaoyang District, Beijing, China	736.31 square meters	-

2	Shanghai Office	O	Jing’An District, Shanghai, China	166.23 square meters	-

3	Japan Houses	O	Japan	365.29 square meters	-

4	Tongzhou House	O	Tongzhou District, Beijing, China	214.31 square meters	-

5	Tangshan Dorm	O	Tangshan, Hebei Province, China	136.81 square meters	-

6	Manhattan Condo	O	New York, NY, U.S.	594 ft.	-

7	Beijing Office	L	Chaoyang District, Beijing, China	48 square meters	1/26/2026 – 2/9/2027

8	Shanghai Office	L	Jiading District, Shanghai, China	74.34 square meters	3/9/2026 – 3/8/2027

Employees

As of the date of this prospectus, we have a total of 33 full-time employees, of which 4 are in sales and marketing, 21 are in technical and customer services, and 8 are in general administration.

The PRC operating entities have standard employment, comprehensive confidentiality and non-compete agreements with their management and standard confidentiality and non-compete terms with all other employees. As required by laws and regulations in China, the PRC operating entities participate in various social security plans that are organized by municipal and provincial governments, including pension insurance, medical insurance, unemployment insurance, maternity insurance, job-related injury insurance and housing fund. The PRC operating entities are required by PRC laws to make contributions to employee social security plans at specified percentages of the salaries, bonuses and certain allowances of their employees, up to a maximum amount specified by the local government from time to time.

We believe that we maintain a good working relationship with our employees, and we have not experienced any labor disputes. None of our employee is represented by a labor union or covered by collective bargaining agreements. We have not experienced any work stoppages.

Seasonality

We do not experience seasonality in our overall operations.

Legal Proceedings

From time to time we, our subsidiaries, and the PRC operating entities may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We, our subsidiaries, and the PRC operating entities are not currently a party to any legal proceedings that in the opinion of the management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

GOVERNMENT REGULATION

Regulation Related to Online Services

Regulation Related to Online Transmission of Audio-Visual Programs

The Measures for the Administration of Publication of Audio-Visual Programs through Internet or Other Information Network, or the Audio-Visual Measures, promulgated by the SARFT, on July 6, 2004 and put into effect on October 11, 2004, and ceased to be effect apply to the activities relating to the opening, broadcasting, integration, transmission or download of audio-visual programs using internet or other information network. Under the Audio-Visual Measures, to engage in the business of transmitting audio-visual programs, a license issued by the SARFT is required, and “audio-visual programs (including audio-visual products of films and televisions)” is defined under the Audio-Visual Measures as the audio-visual programs consisting of movable pictures or sounds that can be listened to continuously, which are shot and recorded using video cameras, recorders and other audio-visual equipment for producing programs. Foreign invested enterprises are not allowed to carry out such business. On April 13, 2005, the State Council promulgated the Certain Decisions on the Entry of the Non-state-owned Capital into the Cultural Industry. On July 6, 2005, five PRC governmental authorities, including the SARFT, jointly adopted the Several Opinions on Canvassing Foreign Investment into the Cultural Sector. According to these regulations, non-state-owned capital and foreign investors are not allowed to engage in the business of transmitting audio-visual programs through information networks. However, the Audio-Visual Measures was repealed according to the Administrative Provisions on Audio-Visual Program Service through Special Network and Directed Transmission that was promulgated by the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT (currently known as the National Radio and Television Administration of China, or the NRTA), on April 25, 2016, effective as of June 1, 2016 and amend on March 23, 2021.

To further regulate the provision of audio-visual program services to the public via the internet, including through mobile networks, within the territory of China, the SARFT and the MIIT jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-Visual Program Provisions, on December 20, 2007, which came into effect on January 31, 2008 and was last amended on August 28, 2015. Under the Audio-Visual Program Provisions, “internet audio-visual program services” is defined as activities of producing, redacting and integrating audio-visual programs, providing them to the general public via internet, and providing service for other people to upload and transmit audio-visual programs, and providers of internet audio-visual program services are required to obtain a License for Online Transmission of Audio-Visual Programs issued by the SARFT, or complete certain record-filing procedures with the SARFT. In general, providers of internet audio-visual program services must be either state-owned or state-controlled entities, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by the SARFT. On May 21, 2008, SARFT issued a Notice on Relevant Issues Concerning Application and Approval of License for the Online Transmission of Audio-Visual Programs, as amended on August 28, 2015, which sets out detailed provisions concerning the application and approval process regarding the License for Online Transmission of Audio-Visual Programs. According to the above regulations, providers of internet audio-visual program services that engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to apply for the license so long as those providers did not violate the relevant laws and regulations in the past or their violation of the laws and regulations is minor in scope and can be rectified in a timely manner and they have no records of violation during the last three months prior to the promulgation of the Audio-Visual Program Provisions. Further, on March 30, 2009, SARFT promulgated the Notice on Strengthening the Administration of the Content of Internet Audio-Visual Programs, which reiterates the pre-approval requirements for the audio-visual programs transmitted via the internet, including through mobile networks, where applicable, and prohibits certain types of internet audio-visual programs containing violence, pornography, gambling, terrorism, superstition or other similarly prohibited elements.

On March 17, 2010, the SARFT promulgated Tentative Categories of Internet Audio-Visual Program Services, or the Categories, which clarified the scope of internet audio-visual programs services, which was amended on March 10, 2017. According to the Categories, there are four categories of internet audio-visual program services which are further divided into seventeen sub-categories. The third sub-category to the second category covers the making and editing of certain specialized audio-visual programs concerning, among other things, educational content, and broadcasting such content to the general public online. However, there are still significant uncertainties relating to the interpretation and implementation of the Audio-Visual Program Provisions, in particular, the scope of “internet audio-visual programs.”

On March 16, 2018, the SAPPRFT promulgated the Notice on Further Regulating the Transmission Order of Internet Audio-Visual Program Services, providing that the classic literary works, radio, film and television programs, internet original audio-visual programs shall not be re-edited, re-dubbed, re-subtitled or partly captured and consolidated as a new program without authorizations and providers of internet audio-visual program services shall strictly manage and supervise such re-edited programs uploaded by the internet users and shall not provide any transmission channel for those internet audio-visual programs which have political orientation issues, copyright issues or content issues.

On November 18, 2019, the CAC, the Ministry of Culture and Tourism and the NRTA jointly issued the Administrative Provisions on Internet Audio-Video Information Services, or the Internet Audio-Video Information Services Provisions, which became effective on January 1, 2020. The Internet Audio-Video Information Services Provisions defines the “Internet audio-video information services” as providing audio and video information production, uploading and transmission to the public via Internet platforms such as websites and applications. Entities providing Internet audio-video information services must obtain relevant licenses subject to applicable PRC laws and regulations and are required to authenticate users’ identities based on their organizational codes, PRC ID numbers, or mobile phone numbers etc.

Regulation Related to Internet Culture Activities

On May 10, 2003, Ministry of Culture (currently known as the Ministry of Culture and Tourism, MOCT) MOCT promulgated the Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, which became effective on July 1, 2003 and was amended on February 17, 2011 and December 15, 2017. The Internet Culture Provisions require ICP services providers engaging in commercial “internet culture activities” to obtain an Internet Culture Business Operating License from the MOCT. “Internet cultural activity” is defined in the Internet Culture Provisions as an act of provision of internet cultural products and related services, which includes (i) the production, duplication, importation, and broadcasting of the internet cultural products; (ii) the online dissemination whereby cultural products are posted on the internet or transmitted via the internet to end-users, such as computers, fixed-line telephones, mobile phones, television sets and games machines, for online users’ browsing, use or downloading; and (iii) the exhibition and comparison of the internet cultural products. In addition, “internet cultural products” is defined in the Internet Culture Provisions as cultural products produced, broadcast and disseminated via the internet, which mainly include internet cultural products specially produced for the internet, such as online music entertainment, online games, online shows and plays (programs), online performances, online works of art and online cartoons, and internet cultural products produced from cultural products such as music entertainment, games, shows and plays (programs), performances, works of art, and cartoons through certain techniques and duplicating those to internet for dissemination. In addition, foreign-invested enterprises are not allowed to engage in the above-mentioned services except online music.

Regulation Related to Online Publishing

On June 27, 2002, the SAPPRFT and the MIIT jointly promulgated the Tentative Internet Publishing Administrative Measures, or the Internet Publishing Measures, which took effect on August 1, 2002. The Internet Publishing Measures require entities that engage in internet publishing to obtain an Internet Publishing License for engaging in internet publishing from the SAPPRFT. Pursuant to the Internet Publishing Measures, the definition of “internet publishing” is broad and refers to the act by ICP services providers to select, edit and process works created by themselves or others and subsequently post such works on the internet or transmit such works to the users’ end through internet for the public to browse. The “works” as defined under the Internet Publishing Measures include (i) contents from books, newspapers, periodicals, audio-visual products, electronic publications that have already been formally published or works that have been made public in other media, and (ii) all other edited or processed works of literatures, art, natural science, social science, engineering technology, etc.

On February 4, 2016, the SAPPRFT and the MIIT jointly issued the Administrative Provisions on Online Publishing Services, or the Online Publishing Provisions. The Online Publishing Provisions, taking effect on March 10, 2016, superseded the Internet Publishing Measures. Compared with the Internet Publishing Measures, the Online Publishing Provisions set out more detailed provisions for online publishing activities, which mainly cover issues such as defining online publishing services, licensing and approvals, the administrative and supervisory regime and legal liabilities. According to the Online Publishing Provisions, all online publishing services provided within the territory of China are subject to the Online Publishing Provisions, and an online publishing services permit shall be obtained to provide online publishing services. Pursuant to the Online Publishing Provisions, “online publishing services” refer to providing online publications to the public through information networks; and “online publications” refer to digital works with publishing features such as having been edited, produced or processed and are made available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio/video reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio/video product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT. As the scope of online publication is broad, certain contents the PRC operating entities post on their website, such as video-audio clips and course materials, may be deemed as online publications. In addition, foreign-invested enterprises are not allowed to engage in the foregoing services. The Administrative Regulations on Publishing (2024 Revised), which was promulgated by the State Council on December 6, 2024 and became effective on January 20, 2025, specifies that entities and individually owned businesses engaging in retail of publications shall obtain a publication business permit.

Regulations on Value-Added Telecommunication Services and Internet Content Services

The Telecommunications Regulations of the PRC, or the Telecom Regulations, promulgated on September 25, 2000 by the State Council and most recently amended on February 6, 2016, provide a regulatory framework for telecommunications services providers in the PRC. As required by the Telecom Regulations, a commercial telecommunications services provider in the PRC shall obtain an operating license from the MIIT, or its counterparts at provincial level prior to its commencement of operations.

The Telecom Regulations categorize all telecommunication businesses in the PRC as either basic or value-added. The Catalog of Telecommunications Business, or the Telecom Catalog, issued as an attachment to the Telecom Regulations and most recently updated on June 6, 2019, further categorizes value-added telecommunication services into two classes: class I value-added telecommunication services and class II value-added telecommunication services. Information services provided via cable networks, mobile networks, or internet fall within class II value-added telecommunications services.

Pursuant to the Measures on Telecommunications Business Operating Licenses, or the Telecom License Measures, promulgated by the MIIT on March 1, 2009 and last amended on July 3, 2017, any approved telecommunications services provider shall conduct its business in accordance with the specifications in its license for value-added telecommunications services, or VATS License. The Telecom License Measures further prescribes types of VATS Licenses required for operation of different value-added telecommunications services together with qualifications and procedures for obtaining such VATS Licenses.

Pursuant to the Administrative Measures on Internet Information Services, promulgated on September 25, 2000 and amended on January 8, 2011 and December 6, 2024 by the State Council, commercial internet information services providers, which means providers of information or services to internet users with charge, shall obtain a VATS License with the business scope of internet information services, namely the Internet Content Provider License or the ICP License, from competent regulatory authorities before providing any commercial internet content services within the PRC.

Based on the Notice regarding the Strengthening of Ongoing and Post Administration of Foreign Investment Telecommunication Enterprises issued by the MIIT in October 2020, the MIIT no longer issues Examination Letters for Foreign Investment in Telecommunication Business. Foreign-invested enterprises would need to submit relevant foreign investment materials to MIIT for the establishment or change of telecommunication operating permits.

Restrictions on Foreign Direct Investment in Value-Added Telecommunications Services

Foreign direct investment in telecommunications companies in China is governed by the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises (2016 Revision), which was promulgated on December 11, 2001 and amended on September 10, 2008 and February 6, 2016 by the State Council. The regulations require that foreign-invested value-added telecommunications enterprises in China to be established as Sino-foreign equity joint ventures and, with a few exceptions, the foreign investors may acquire up to 50% of the equity interests in such joint ventures. In addition, the major foreign investor, as defined therein, is required to demonstrate a good track record and experience in operating value-added telecommunications businesses. Moreover, foreign investors that meet these requirements must obtain approvals from the MIIT and the MOFCOM, or their authorized local counterparts, which retain considerable discretion in granting such approvals. On March 29, 2022, the Decision of the State Council on Revising and Repealing Certain Administrative Regulations, which took effect on May 1, 2022, was promulgated to amend certain provisions of regulations including the Provisions on the Administration of Foreign-Invested Telecommunications Enterprises (2016 Revision), foreign-invested value-added telecommunications enterprises are no longer required to adopt the Sino-foreign joint venture form, and the requirement for major foreign investor to demonstrate a good track record and experience in operating value-added telecommunications businesses and the review by the MOFCOM was deleted. On April 8, 2024, MIIT promulgated the Notice of the Ministry of Industry and Information Technology on the Pilot Program for Expanding the Opening up of Value-added Telecommunications Services to the Outside World. This notice states that in regions authorized to implement the pilot program, the restrictions on specific types of value-added telecommunications businesses will be lifted. However, no detailed guidance or implementation measures have been issued, there remains uncertainty as to how it should be interpreted and implemented.

On July 13, 2006, the Ministry of Information Industry (currently known as the MIIT), or the MII, released the Circular on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, or the MII Circular. The MII Circular prohibits domestic telecommunications enterprises from leasing, transferring or selling telecommunications business operation licenses to foreign investors in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of telecommunications business in China. Furthermore, under the MII Circular, the internet domain names and registered trademarks used by a value-added telecommunications services operator shall be legally owned by that operator (or its shareholders). If a license holder fails to comply with the requirements in the MII Circular and fails to cure such non-compliance within a time limit as required by the competent authority, the MII or its local counterparts have the discretion to take measures against such license holders, including revoking their VATS Licenses.

Regulations Relating To Drugs Retail Industry

In September 1984, the SCNPC promulgated the Drug Administration Law of the PRC, which was amended in 2001, 2013, 2015 and 2019 respectively to regulate all entities or individuals engaging in research, manufacture, operation, use, supervision and management of drugs within the PRC. According to the Drug Administration Law, no pharmaceutical operation, including pharmaceutical wholesale and pharmaceutical retail business, is permitted without obtaining the Pharmaceutical Operation License. Where the trading of drugs is conducted without a Pharmaceutical Operation License, the illegal incomes by selling drugs shall be confiscated and the local Food and Drug Administration, or the FDA (currently known as the Medical Products Administration, or the MPA) shall impose the fine ranging from 15 to 30 times of the value of the illegally sold drugs (including sold or unsold drugs). The Implementation Rules for the Drug Administration Law of the PRC, was promulgated by the State Council in August 2002 and amended in 2016, 2019 and 2024, and most recently on January 16, 2026, with the latest amendments to take effect on May 15, 2026, which emphasized the detailed implementation rules of drugs administration. The China Food and Drug Administration, or the CFDA (currently known as the National Medical Products Administration, or the NMPA) promulgated the Measures for the Administration of Pharmaceutical Operation License in February 2004 as amended in 2017, which stipulates the procedures for applying the Pharmaceutical Operation License and the requirements and qualifications for pharmaceutical wholesalers or pharmaceutical retailers with respect to their management system, personnel, facilities and etc. The valid term of the Pharmaceutical Operation License is five years and shall be renewed through application six months prior to its expiration date. On September 27, 2023, the SAMR promulgated the Measures for the Supervision and Management of Drug Distribution and Use Quality, which came into effect on January 1, 2024 and replaced the Measures for the Administration of Pharmaceutical Operation License, to further clarify the procedure, renewal, supervision and inspection of the drug operation licenses. The valid term of the Pharmaceutical Operation License is five years and shall be renewed during the period ranging from six months to two months prior to its expiry.

According to the Measures on Prescription Drugs and OTC Drugs Classification Management (Trial) and the Interim Provisions on the Circulation of Prescription and OTC Drugs, which were both promulgated by the State Drug Administration, which was restructured and integrated into the CFDA, and became effective in January 2000, drugs are divided into prescription drugs and over-the-counter drugs, or OTC drugs. For prescription drugs, the dispensing, purchase and use can only be based on the prescription issued by the certified medical practitioner or certified medical assistant practitioner. In addition, the prescription drugs can only be advertised and promoted in professional medical magazines. OTC drugs, on the other hand, are further divided into Class A and Class B and they both can be purchased and used without a prescription and promoted in public upon approval by the relevant governmental authorities. The pharmaceutical wholesale enterprises distributing prescription drugs and/or OTC drugs, as well as pharmaceutical retail enterprises selling prescription drugs and/or Class-A OTC drugs are required to obtain the Pharmaceutical Operation License.

According to the Administrative Measures for the Supervision and Administration of Circulation of Pharmaceuticals, promulgated by the CFDA in January 2007 and effective in May 2007, pharmaceutical manufacture and operation enterprises and medical institutions shall be responsible for the quality of pharmaceuticals they manufacture, provide or use. The operation of prescription drugs is highly regulated under these rules. Prescription drugs may not be sold by pharmaceutical retail enterprises without valid prescriptions and an enterprise in violation of such restriction will be instructed to rectify any violation, given a disciplinary warning, if it fails to do so or the circumstances are serious, it shall be imposed a fine of no more than RMB1,000. In addition, a pharmaceutical manufacture or operation enterprise shall not sell prescription drugs directly to the public by post or over Internet, and the enterprise in violation of such restriction shall be instructed to rectify, given a disciplinary warning, and imposed a fine of not more than two times the value of the pharmaceuticals sold, but not more than RMB30,000. The Administrative Measures for the Supervision and Administration of Circulation of Pharmaceuticals was repealed according to according to the Measures for the Supervision and Management of Drug Distribution and Use Quality that was promulgated by State Administration for Market Regulation on September 27, 2023, effective as of January 1, 2024, which further clarifies the operation management of drugs. The newly revised Drug Administration Law of the PRC in 2019 does not include restrictions on online sale of prescription drugs. Furthermore, according to the Administrative Standard of Pharmaceutical Operating Quality, promulgated by the CFDA in April 2000 and amended in 2012, 2015 and 2016 respectively, the pharmaceutical operation enterprises shall take effective quality control measures over the process of procurement, storage, transportation and sale of drugs in order to ensure their quality.

On December 26, 2016, the Medical Reform Office of the State Council, the NHFPC, the China Food and Drug Administration, and five other government authorities promulgated the Notice on Issuing the Implementing Opinions on Promoting the “Two-invoice System” for the Drug Procurement by Public Medical Institutions (Trial), which became effective on the same date. On January 24, 2017, the General Office of the State Council further promulgated the Several Opinions on Further Reform and Improvement in Policies of Drug Production, Circulation and Use. According to these rules, a two invoice system is encouraged to be gradually and fully adopted for drug procurement by 2018. The two-invoice system generally requires a drug manufacturer to issue only one invoice to its distributor, followed by the distributor issuing a second invoice directly to the end customer hospital. Only one distributor is permitted to distribute drug products between the manufacturer and the hospital. The system also encourages manufacturers to sell drug products directly to hospitals. Pharmaceutical manufacturers and distributors who fail to implement the two-invoice system may be disqualified from attending future bidding events or providing distribution for hospitals and blacklisted for drug procurement practices.

According to the Circular on Issuing the Opinions on Promoting the Drug Pricing Reform promulgated by the National Development and Reform Commission and other six governmental authorities in 2015, except for narcotic drugs and Class I psychotropic drugs, the prices of drugs previously set by the government were cancelled from June 1, 2015. Instead of direct price controls which were historically used in the PRC, the government regulates prices mainly by establishing a centralized procurement mechanism, revising medical insurance reimbursement standards and strengthening regulation of medical and pricing practices. In January 2019, the Notice of the General Office of the State Council on Issuance of the Pilot Plan Regarding the Centralized Procurement and Use of the Drugs Organized by the State improved the pricing mechanism of drugs, which also further regulates the scope and mode of centralized procurement. In February 2019, the National Healthcare Security Administration issued the Opinions on Supporting Measures of Medical Insurance for the Pilot Program of Centralized Procurement and Use of Drugs Organized by the State which provides supporting measures for the medical security department to implement the pilot work of the centralized procurement and use of drugs organized by the State. In September 2019, National Healthcare Security Administration and other eight government authorities issued the Implementation Opinions on Region Expansion of the Organization of Centralized Procurement and Use of Drugs by the State, which expand the pilot program to wider areas, further reduce the medication burden of the masses and intensify reform and innovation. In January 2021, the General Office of the State Council has further published an updated policy Opinion on Promoting the Normalization and Institutionalization of Centralized Volume-Based Procurement of Drugs to solidify the centralized procurement scheme, pursuant to which emphasis shall be placed on including drugs that are listed in the Drug Catalog for Basic Medical Insurance with large consumption and high procurement price in the procurement scope, and gradually covering various drugs which are clinically necessary and reliable. In principle, all holders registration certificates of drugs falling under the scope of the centralized volume-based procurement and meet the requirements for the centralized volume-based procurement in terms of quality standards, production capacity, and supply stability, may participate in such procurement. All public medical institutions shall participate in the centralized volume-based drug procurement.

Regulations Relating To Online Drug Information Services

According to the Measures Regarding the Administration of Drug Information Service over the Internet, promulgated by the CFDA on July 8, 2004 and amended on November 17, 2017, the Internet drug information service refers to the activities of providing medical information (including medical devices) and other services to Internet users through the Internet, and where any website intends to provide Internet drug information services, it shall, prior to applying for an operation permit or record-filing from the State Council’s department in charge of information industry or the telecom administrative authority at the provincial level, file an application with the provincial FDA, and shall be subject to the examination and approval thereof for obtaining the qualifications for providing Internet drug information services. The validity term for a Qualification Certificate for Internet Drug Information Services is five years and may be renewed at least six months prior to its expiration date upon a re-examination by the relevant authority. Pursuant to the Measures Regarding the Administration of Drug Information Service over the Internet, the Internet drug information services are classified into two categories, namely, profit-making services and non-profit making services. Profit-making services refer to that of providing Internet users with drug information in return for service fees whilst non-profit-making services refers to that of providing Internet users with drug information which is shared and accessible by the public through the Internet free of charge. Furthermore, the information relating to drugs shall be accurate and scientific in nature, and its provision shall comply with the relevant laws and regulations. No product information of stupefacient, psychotropic drugs, medicinal toxic drugs, radiopharmaceutical, detoxification drugs and pharmaceutics made by medical institutes shall be distributed on the website. In addition, advertisements relating to drugs (including medical devices) shall be approved by the NMPA or its competent branches and shall specify the approval document number.

Regulations Relating To Operation Of Medical Devices

The Measures on the Supervision and Administration of the Business Operations of Medical Devices, or the Measures on Medical Devices, which was promulgated by CFDA on July 30, 2014 and amended on November 17, 2017, a proposed amendment was promulgated on March 10, 2022 and took effect on May 1, 2022, applies to any business activities of medical devices as well as the supervision and administration thereof conducted within the territory of the PRC. Pursuant to the Measures on Medical Devices, CFDA shall be responsible for the supervision and administration of nationwide business operations concerning medical devices. Medical devices are divided into three classes depending on the degree of risks of medical devices. Entities engaged in distribution of Class III medical devices shall obtain a medical device operating license and entities engaged in distribution of Class II medical devices shall complete filings with the competent local MPA, while entities engaged in distribution of medical devices of Class I are not required to conduct any filing or obtain any license. In addition, in accordance with Regulations on Supervision and Administration of Medical Devices, promulgated by the State Council on February 9, 2021 and effective as of June 1, 2021, was amended on December 6, 2024 and took effect on January 20, 2025, Class II and Class III medical devices shall be registered with the NMPA or its local branches, while Class I medical devices shall be filed with the competent local MPA. In the event that the business operator in distribution of Class III medical devices without a medical device operating license or the business operator in distribution of Class II or Class III medical devices that are not registered with the NMPA or its local branches, the business operator may be imposed fine or be shut down by the authorities. On November 4, 2025, the NMPA promulgated the Good Manufacturing Practice for Medical Devices, which will come into effect on November 1, 2026. The GMP for Medical Devices further strengthens the regulatory requirements on medical device quality management by incorporating the entire lifecycle of medical devices into a unified quality management system, covering activities including design and development, manufacturing, distribution, and after-sales service.

Regulations Relating To Healthcare Services

General Policies

According to the Guiding Opinions of the State Council on Actively Propelling the “Internet Plus” Action Plan issued by the State Council on July 1, 2015, the new mode of online medical treatment and public health shall be promoted. It is imperative to develop online medical treatment and public health services based on the internet, support third-party institutions to build the service platforms for sharing medical information such as medical images, health archives, testing reports, electronic medical records and other medical information, and gradually set up the standard system for cross-hospital sharing and exchange of medical data. The mobile internet shall be vigorously used to provide online appointments for diagnosis and treatment, reminder of waiting for diagnosis, pricing and payment, inquiry about diagnosis and treatment reports, drug delivery and other services. Medical institutions shall be guided in providing basic-level examination, higher-level diagnosis and other remote medical treatment to small and medium-sized cities and rural areas. Internet enterprises shall be encouraged to cooperate with medical institutions in establishing online medical information platforms, strengthen the integration of regional medical treatment and public health service resources, make full use of the internet, big data and other means, and improve the capability to prevent and control major diseases and public health emergencies. Internet-extended doctor’s advice, electronic prescription and other internet medical service applications shall be vigorously explored. The qualified medical inspection institutions and medical service institutions shall be encouraged to collaborate with internet enterprises to develop gene testing, disease prevention and other health service modes.

In April 2018, the Opinions on Promoting the Development of “Internet Plus Health Care” issued by the General Office of the State Council encouraged medical institutions to apply the internet and other information technologies to expand the space and content of medical services, developed an online and offline integrated medical service model that covers the whole process of medical service. Internet hospitals under the support of medical institutions shall be allowed. Medical institutions may use internet hospitals as their secondary name and, based on the physical hospitals, use Internet technology to provide safe and appropriate medical services, allowing follow-up online diagnosis for some common diseases and chronic diseases. After acquiring documents on the medical records of patients, physicians shall be allowed to prescribe online for some common diseases and chronic diseases.

On July 17, 2018, the National Health Commission and the National Administration of Traditional Chinese Medicine jointly promulgated three documents, including the Measures for the Administration of Internet Diagnosis and Treatment (Trial), the Measures for the Administration of Internet Hospitals (Trial) and the Specifications for the Administration of Remote Medical Services (Trial). Pursuant to the Measures for the Administration of Internet Hospitals (Trial), “internet hospitals” include: (a) internet hospitals as the second name of physical medical institutions, and (b) internet hospitals that are independently established on the support of physical medical institutions.

Internet Hospital

According to the Measures for the Administration of Internet Hospitals (Trial), the PRC implements access management for internet hospitals pursuant to the Administrative Regulations on Medical Institutions and the Implementation Measures of the Administrative Regulations on Medical Institutions. Before implementing access for internet hospitals, provincial health administrative departments shall establish provincial internet medical service supervision platforms to connect with information platforms of internet hospitals to achieve real-time supervision. Establishing an internet hospital is governed by the administrative approval process as stipulated in the Measures for the Administration of Internet Hospitals (Trial). According to the Measures for the Administration of Internet Hospitals (Trial), applying for establishing an internet hospital is required to submit an application to the practice registration authority of its supported physical medical institution, and submit the application form, the feasibility study report on the establishment, the address of the supported physical medical institution, and the agreement jointly signed by the applicant and the supported physical medical institution in relation to establishing an internet hospital through cooperation. If an internet hospital information platform is set up through cooperation with a third-party institution, the relevant cooperation agreement should be submitted. For an internet hospital set up through cooperation, if the cooperation partner changes or other factors exist that will invalidate the cooperation agreement, reapplication for establishing an internet hospital is required.

Such cooperation agreement should be submitted. For an internet hospital set up through cooperation, if the cooperation partner changes or other factors exist that will invalidate the cooperation agreement, reapplication for establishing an internet hospital is required.

In terms of practicing rules on Internet hospitals, the Measures for the Administration of Internet Hospitals (Trial) provides that where a third-party institution jointly establishes an Internet hospital on the support of the physical medical institution, it shall provide the physical medical institution with professional services such as physicians and pharmacists, and information technology support services, and clarify the responsibilities and rights of all parties in respect of medical services, information security, and privacy protection through agreements and contracts. In terms of supervision and management of Internet hospitals, the Measures for the Administration of Internet Hospitals (Trial) clarifies that provincial health administrative departments and the registration authorities for Internet hospitals jointly implement supervision on Internet hospitals through the provincial Internet medical service supervision platform, focusing on the supervision on Internet hospitals’ personnel, prescriptions, diagnosis and treatment behaviors, patients’ privacy protection and information security. Administrative Regulations on Medical Institutions and Implementation Measures of the Administrative Regulations on Medical Institutions set out the regulatory framework for the management and operation of the medical institutions, and the operation of Internet hospitals shall comply with Administrative Regulations on Medical Institutions and Implementation Measures of the Administrative Regulations on Medical Institutions as well. Additionally, the Basic Standards for Internet Hospitals (Trial) as attached to the Measures for the Administration of Internet Hospitals (Trial) sets forth specific requirements for diagnosis and treatment items, departments, personnel, buildings and device and equipment, and rules and regulations of Internet hospitals.

On February 3, 2019, The Health Commission of Guangdong and the Bureau of Traditional Chinese Medicine of Guangdong issued a notice on the forwarding of three documents including The Construction Standards of Internet Hospitals (Trial), which states that articles 8 and 9 of the Measures for the Administration of Internet Diagnosis and Treatment (Trial) shall apply when a physical medical institution newly applied for establishment or a physical medical institution that has obtained the Practicing License for Medical Institutions applies for the establishment of an internet hospital. Before above-mentioned medical institutions’ application, the internet hospital information system must be connected to the provincial internet medical service supervision platform to meet the needs of supervision over the whole process of internet diagnosis and treatment and accept the supervision and administration by regulatory authorities. At the time of practice registration, the above-mentioned medical institutions shall meet both the basic standards for medical institutions of relevant grades and categories and for internet hospitals.

Medical Institutions

According to the Administrative Regulations on Medical Institutions (the “Regulations”), promulgated by the State Council, effective on September 1, 1994, revised on February 6, 2016 and March 29, 2022 (effective on May 1, 2022), hospitals, health centers, sanatoriums, out-patient departments, clinics, health clinics, health posts (rooms) and first aid stations are medical institutions. The health administrative departments of the local people’s governments at or above the county level shall be responsible for the supervision and administration of the medical institutions within their respective administrative regions. The establishment of medical institutions by entities or individuals shall be subject to the examination and approval of the health administrative department of the local people’s governments at or above the county level and obtain the written approval for the establishment of medical institutions if required by the relevant provisions of the State Council. Furthermore, according to the Regulations, the practice of medical institutions shall complete the registration and obtain Practicing License for Medical Institution. Furthermore, pursuant to the Administrative Regulations on Medical Institutions and Implementation Measures of the Administrative Regulations on Medical Institutions, where a medical institution intends to change its name, address, legal representative or major person-in-charge, form of ownership, target of service, mode of service, registered fund (capital), diagnosis and treatment subjects, or number of beds (dental chairs), it shall apply to the registration authority for registration of such alteration.

Patient Diagnosis Service

According to the Measures for the Administration of Internet Diagnosis and Treatment (Trial), internet diagnosis and treatment activities shall be provided by medical institutions which have obtained a “Practicing License for a Medical Institution”, and the Internet-based diagnosis services provided by a medical institution shall be consistent with its diagnosis subjects. Physicians and nurses carrying out internet diagnosis and treatment activities shall be able to be found in the national electronic registration system of physicians and nurses. A medical institution shall conduct electronic real-name verification for the medical staff members carrying out internet diagnosis and treatment activities.

According to the Measures for the Administration of Internet Hospitals (Trial), internet hospitals must inform patients about risks of internet hospitals and obtain their consents for internet diagnosis and treatment. When a patient receives medical treatment in a physical medical institution and the attending physician consults other physicians through internet hospitals, the physicians providing consultation may issue diagnosis opinions and a prescription; and when a patient does not receive medical treatment in a physical medical institution, a physician may only provide follow-up diagnosis for a patient of some common diseases and chronic diseases through internet hospitals, internet hospitals may provide signing service for contract of family doctors. When a patient’s condition changes or there are other circumstances under which online diagnosis and treatment services are inappropriate, the physician shall refer the patient to a physical medical institution. Internet diagnosis and treatment activities shall not be allowed for any patient receiving initial diagnosis.

Management of Prescription and Medical Records

Internet hospitals who provide internet diagnosis and treatment activities shall strictly comply with the Measures for the Administration of Prescriptions and other provisions on the administration of prescriptions. Before issuing a prescription online, the physician shall have the patient’s medical records and issue a prescription online for the same disease diagnosed after confirming that the patient is specifically diagnosed in a physical medical institution to have a common disease or chronic disease or several common diseases or chronic diseases. The physicians are subject to making prescription recommendations to patients based on treatment standards and drug instructions. Under any of the following circumstances, the health administrative department at or above the county level shall request the medical institutions to make corrections within a grace period, and may impose a fine no more than RMB5,000; and under serious circumstances, Practice License for Medical Institutions shall be revoked: (i) prescribing by a pharmacist who has not obtained the right to prescribe or whose prescription right has been canceled; (ii) prescribing narcotic drugs and the psychotropic drugs of category I by pharmacists who have not obtained the prescription right for such narcotic drugs and psychotropic drugs; (iii) employing persons who have not obtained the qualifications for the professional and technical positions of pharmaceutical science to conduct the prescription adjustment. If the medical practitioners issue prescriptions without obtaining prescription rights at a medical institution not registered in their licenses, during their practicing activities, they will be given a warning or be ordered to suspend their practicing activities for a period of not less than six months but not more than one year and under the serious circumstances, their Practice Certificates for Medical Practitioners will be revoked.

Prescription Outflow

In February 2007, the National Ministry of Health (currently the National Health Commission of the People’s Republic of China) promulgated the Measures for the Administration of Prescriptions, stipulating that doctors must use the common name of drugs when prescribing, and shall not restrict the outflow of prescriptions. In April 2016, the General Office of the State Council issued the Notice on Printing and Distributing the Key Tasks of Deepening the Reform of the Medical and Health System in 2016, proposing to promote the separation of dispensing from prescription in various methods and prohibit public hospitals from restricting the outflow of prescriptions. In May 2021, the National Healthcare Security Administration and National Health Commission issued the Guiding Opinions on Establishing and Improving the “Dual Channel” Management Mechanism for National Healthcare Insurance Negotiated Drugs, proposing that the designated retail pharmacies should be connected with the medical insurance information platform and the E-prescription circulation platform to ensure the smooth flow of E-prescriptions. In particular, with regard to the zero-markup policy for drugs. In March 2012, the State Council promulgated the Plan and Implementation for Deepening the Reform of the Medical and Health System During the 12th Five Year Plan Period, which proposes the abolishment of the “compensation system for the medical cost through drug-selling profits” and the separation of dispensing from prescription. The Plan initiated the gradual cancelation of the drug markups in public hospitals, which would prohibit public hospitals from selling drugs to patients at a price higher than the actual purchase price, reducing the three sources of public hospital incomes that were government subsidies, services charges and drug markups to government subsidies and services charges only. In September 2012, according to Notice on promoting pharmaceutical price reform in county level public hospitals further released the NDRC, zero markup drug policy began to be implemented in county level institutions. On May 6, 2015, the General Office of the State Council issued the Guiding Opinions on the Pilot Programs of Comprehensive Reform of Urban Public Hospitals, launching the pilot programs on the separation of dispensing from prescription in all urban public hospitals, and actively exploring a variety of effective ways to reform the compensation system for the medical cost through drug-selling profits. On April 19,2017, the National Health and Family Planning Commission (currently the National Health Commission), the Ministry of Finance, the Medical Reform Office of the State Council and other relevant government bodies issued the Notice on All-round Promotion of the Comprehensive Reform of Public Hospitals, requiring that the comprehensive reform of public hospitals be fully promoted by September 30, 2017, and that the drug markups (except for Chinese herbal medicine) be cancelled in all public hospitals.

Practicing Physicians

On August 20, 2021, the Standing Committee of NPC (the “SCNPC”) issued the Doctors Law of the PRC (the “Doctors Law”), effective on March 1, 2022. According to the Doctors Law, when taking medical, preventive or healthcare measures and when signing relevant medical certificate, the practicing physicians shall conduct diagnosis and investigation personally and fill out the medical files without delay as required. No practicing physicians may conceal, forge or destroy any medical files or the relevant data. On November 5, 2014, the National Health and Family Planning Commission of PRC (the “NHFPC”, now known as the National Health Commission of PRC), the NDRC, the Ministry of Human Resources and Social Security, the State Administration of Traditional Chinese Medicine, and the China Insurance Regulatory Commission (now known as the China Banking and Insurance Regulatory Commission), jointly issued Several Opinions on Promoting and Standardizing Multi-Place Practice of Physicians, which puts forward to simplify the registration procedure of the multiple place practice and proposes the feasibility of exploring the “record management.” According to Administrative Measures for the Registration of Practicing physicians, promulgated by the NHFPC on February 28, 2017, effective on April 1, 2017, practicing physicians shall obtain the practice certificate for practicing physicians to practice upon registration. Person who fails to obtain the practice certificate for practicing physicians shall not engage in medical treatment, prevention and healthcare activities. A medical practitioner who practices for multiple institutions at the same place of practice shall determine one institution as the main practicing institution where he or she practices, and apply for registration to the administrative department of health and family planning approving the practice of such institution; and, for other institutions where the medical practitioner is to practice, respectively apply for recordation to the administrative health and family planning authority.

Protection of Patients’ Information

Internet hospitals shall strictly comply with the relevant laws and regulations in the PRC on information security and confidentiality of medical data, and appropriately keep patients’ information, and shall not illegally trade or disclose patients’ information. When patients’ information and medical data are illegally or improperly disclosed, a medical institution shall report to the competent health administrative department in a timely manner and immediately take effective rectification.

New Rules Governing Healthcare Industry

The PRC government recently issued several policies to regulate participants in the healthcare industry, including pharmacies, physicians, hospitals, and health insurance companies, such as the Guidance on Promoting Hospital Safety and Order Management, the Promotion Action of High-quality Development of Public Hospitals (2021-2025), the Construction Plan of National Clinical Specialty, the Notice on Publicizing the 5G+ Healthcare Application Pilot Project, the Notice on Promulgating Five Specifications Including the Specifications for Pharmaceutical Outpatient Service of Medical Institutions, the Notice on National Medical Insurance Plan in the 14th Five-year Plan, and the Detailed Rules for the Supervision of Internet Diagnosis and Treatment (Trial).

Detailed Rules for the Supervision of Internet Diagnosis and Treatment (Trial) (the “Supervision Rules”) stated that medical institutions’ electronic prescriptions, and prescription review records should be traceable, and the data interface should be opened to the provincial supervision platform. The Supervision Rules also stated that prescription drug selling before a prescription is issued is strictly prohibited and that a medical institution shall conduct electronic real-name verification for the medical staff members carrying out Internet diagnosis and treatment activities. The Notice on Promulgating Five Specifications Including the Specifications for Pharmaceutical Outpatient Service of Medical Institutions requires the pharmacist in outpatient services hold professional qualifications.

The Supervision Rules also stated that for the internet hospitals that are affiliated to physical institutions, their electronic medical records should be integrated. Moreover, the physician should collect the patient’s medical diagnosis records before starting follow-up consultations. To fulfill the requirements, hospitals need to operate an effective hospital information management system, these would require system upgrading and platform rebuild. The Notice on Publicizing the 5G+ Healthcare Application Pilot Project encourages the application of 5G technology in remote diagnosis, remote treatment, and hospital management.

The Guidance on Promoting Hospital Safety and Order Management in the 14th Five-year Plan aims to further maintain normal medical order and protect the personal safety of medical staff. The Promotion Action of High-quality Development of Public Hospitals (2021-2025) raises several main actions so as to achieve high-quality development of public hospitals and further strengthen the public welfare feature of public hospitals, among others, including the construction of key clinical specialist groups according to the Construction Plan of National Clinical Specialty in the 14th Five-year Plan.

In addition, the National Medical Insurance Plan in the 14th Five-year Plan, issued by the General Office of the State Council on September 23, 2021, intends to take a series of measures to achieve the high-quality development of the basic medical insurance system, insecure people’s health and promote common wealth, including encouraging the innovation of insurance products, adjusting and optimizing the medical insurance catalog on a dynamic basis, and improve direct settlement services for medical treatment in different places.

Regulations Related to Internet Information Security and Privacy Protection

PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint. The Decisions on Maintaining Internet Security which was enacted by the Standing Committee of the PRC National People’s Congress (“SCNPC”) in December 2000 and amended in August 2009, may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

On December 29, 2011, the MIIT promulgated the Several Provisions on Regulation of Order of Internet Information Service Market, which prohibit internet information service providers from collecting personal information of any user without prior consent. Internet information service providers shall explicitly inform the users of the means of collecting and processing personal information, the scope of contents, and purposes. In addition, internet information service providers shall properly keep the personal information of users, if the preserved personal information of users is divulged or may possibly be divulged, internet information service providers shall immediately take remedial measures and report any material leak to the tele-communications regulatory authority.

Pursuant to the Decision on Strengthening the Protection of Online Information issued by the SCNPC in December 2012, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and in accordance with the specified purposes, methods and scopes. Any entity collecting personal information must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties, and is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the entity collecting personal information to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Notice of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens, issued in 2013, and the Interpretation of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens, which was issued on May 8, 2017 and took effect on June 1, 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information: (i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

Pursuant to the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT on July 16, 2013, which became effective from September 1, 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. “Personal information” is defined as information that identifies a citizen, the time or location for his/her use of telecommunication and internet services, or involves privacy of any citizen such as his/her birth date, ID card number, and address. An internet information service provider must also keep information collected strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. Any violation of the above decision or order may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC in August 2015, which became effective in November 2015, any person or entity that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information is subject to criminal penalty in severe situation.

Pursuant to the PRC Cyber Security Law issued by the SCNPC in November 2016, effective June 2017, personal information refers to all kinds of information recorded by electronic or otherwise that can be used to independently identify or be combined with other information to identify natural persons’ personal information including but not limited to: natural persons’ names, dates of birth, ID numbers, biologically identified personal information, addresses and telephone numbers, etc. The Cyber Security Law also provides that: (i) to collect and use personal information, network operators shall follow the principles of legitimacy, rightfulness and necessity, disclose their rules of data collection and use, clearly express the purposes, means and scope of collecting and using the information, and obtain the consent of the persons whose data is gathered; (ii) network operators shall neither gather personal information unrelated to the services they provide, nor gather or use personal information in violation of the provisions of laws and administrative regulations or the scopes of consent given by the persons whose data is gathered; and shall dispose of personal information they have saved in accordance with the provisions of laws and administrative regulations and agreements reached with users; (iii) network operators shall not divulge, tamper with or damage the personal information they have collected, and shall not provide the personal information to others without the consent of the persons whose data is collected. However, if the information has been processed and cannot be recovered and thus it is impossible to match such information with specific persons, such circumstance is an exception. On October 28, 2025, the Standing Committee of the National Peoples’s Congress decided to amend the PRC Cybersecurity Law, which took effect on January 1, 2026. According to the amendment of PRC Cybersecurity Law, the State shall support basic theoretical research on AI and the research and development of key technologies such as algorithms, advance the construction of infrastructure such as training data resources and computing power, improve ethical norms for AI, strengthen risk monitoring and assessment and safety supervision, and promote the application and healthy development of AI.

On January 23, 2019, the Office of the Central Cyberspace Affairs Commission and other three authorities jointly issued the Circular on the Special Campaign of Correcting Unlawful Collection and Usage of Personal Information via Apps. Pursuant to this 2019 circular, (i) app operators are prohibited from collecting any personal information irrelevant to the services provided by such operator; (ii) information collection and usage policy should be presented in a simple and clear way, and such policy should be consented by the users voluntarily; (iii) authorization from users should not be obtained by coercing users with default or bundling clauses or making consent a condition of a service. App operators violating such rules can be ordered by authorities to correct its incompliance within a given period of time, be reported in public; or even quit its operation or cancel its business license or operational permits. Furthermore, the Provisions on the Cyber Protection of Children’s Personal Information issued by the Office of the Central Cyberspace Affairs Commission came into effect on October 1, 2019, which requires, among others, that network operators who collect, store, use, transfer and disclose personal information of children under the age of 14 establish special rules and user agreements for the protection of children’s personal information, inform the children’s guardians in a noticeable and clear manner, and shall obtain the consent of the children’s guardians. Furthermore, the authorities issuing the circular has pledged to initiate a campaign to correct unlawful collection and usage of personal information via apps from January 2019 through December 2019.

On September 30, 2024, the State Council published the Regulations on Network Data Security Administration, or the Network Data Regulation, which became effective on January 1, 2025. The Network Data Regulation restates and further specifies the legal requirements for personal information, important data, cross-border data transfer, network platform services, and data security. Among others, data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant cyberspace administration of the PRC. Network data processing activities refer to the collection, retention, use, processing, transmission, provision, disclosure, deletion, and other activities of network data.

On February 12, 2025, Cyberspace Administration of China promulgated the Administrative Measures for Personal Information Protection Compliance Audits, which came into effective on May 1, 2025, provides that any personal information handler handling the personal information of more than 10 million people shall carry out the personal information protection compliance audits at least once every two years. In addition, for a personal information handler who falls under any of the following circumstances, the Cyberspace Administration of China and other authorities performing responsibilities of personal information protection may require the personal information handler to entrust a specialized agency with the compliance audit of its personal information handling activities: (1) Where its personal information handling activities involve relatively large risks such as serious impact on personal rights and interests or serious lack of security measures; (2) Where its personal information handling activities may infringe upon the rights and interests of many people; or (3) Where a personal information security incident occurs, resulting in the divulgence, tampering with, loss or damage of the personal information of more than one million people or the sensitive personal information of more than 100,000 people.

On October 16, 2023, the State Council promulgated the Regulation on Protection of Minors in Cyberspace, which came into effect on January 1, 2024. The Regulation on Protection of Minors in Cyberspace provides that personal information handlers shall strictly abide by the provisions of the Cyberspace Administration of China and relevant authorities on the scope of necessary personal information for cyber products and services, and shall not compel minors or their guardians to consent to non-necessary personal information processing, nor shall they refuse minors to use their basic functional services because the minors or their guardians do not agree to handle non-necessary personal information of minors or withdraw their consent and a personal information handler shall conduct by itself or entrust a specialized agency to conduct audit of its compliance with laws and administrative regulations in the processing of the personal information of minors every year, and report the audit information to the cyberspace administration and other authorities in a timely manner. On December 29, 2025, Cyberspace Administration of China issued the Announcement on the Submission of Compliance Audit Results for the Protection of Personal Information of Minors, provides that personal information processors that process the personal information of minors shall, by the end of January each year, submit the compliance audit results for the protection of personal information of minors for the previous year.

Pursuant to the PRC Civil Code which was approved by the National People’s Congress on May 28, 2020, and came into effect on January 1, 2021, the personal information of a natural person shall be protected by the law. Any organization or individual that needs to obtain personal information of others shall obtain such information legally and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or make public personal information of others. Furthermore, information processors shall not divulge or tamper with personal information collected or stored by them; without the consent of a natural person, information processors shall not illegally provide personal information of such person to others, except for information that has been processed so that specific persons cannot be identified and that cannot be restored. In addition, an information processor shall take technical measures and other necessary measures to ensure the security of the personal information that is collected and stored and to prevent the information from being divulged, tampered with or lost; where personal information has been or may be divulged, tampered with or lost, the information processor shall take remedial measures in a timely manner, inform the natural person concerned in accordance with the provisions and report the case to the relevant competent department.

On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where it is necessary for personal information to be provided by a personal information processor to a recipient outside the territory of the PRC due to any business need or any other need, a security assessment organized by the national cyberspace authority shall be passed.

Regulation Related to Private Education

The laws and regulations governing foreign investments in private education institutions in China are complex and have been developing. Pursuant to the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2024 Version), or the Catalog, which is the principal regulation governing foreign investment activities in China, foreign investments in pre-school education institutions, ordinary senior high schools and institutions of higher education fall within the foreign restricted category (limited to the form of sino-foreign cooperative joint ventures), and such joint ventures shall be led by the Chinese party, which means the principal or the key administrative person-in-charge shall be a PRC national, the number of Chinese members of the council, board of directors or joint administrative committee shall account for at least half of the total. In addition, the foreign investments in compulsory or religious education institutions are prohibited. The Catalog does not provide specific restrictions on foreign investments in institutions like us that provide healthcare learning products and services to the public. Besides, pursuant to the PRC Regulations on Sino-foreign Cooperative Education (2019 Revision) and other education-related laws and regulations in China, foreign education institutions and other foreign organizations or individuals may not by themselves alone establish schools or other education institutions within China which mainly enroll Chinese citizens, and sino-foreign cooperative education institutions shall have corresponding qualifications and relatively high education quality.

Education Law of China

On March 18, 1995, the PRC National People’s Congress promulgated the PRC Education Law, or the Education Law. The Education Law stipulates that the government formulates plans for the development of education, establishes and operates schools and other types of educational institutions, and in principle, enterprises, institutions, social organizations and individuals are encouraged to operate schools and other types of educational organizations. It is provided in the Education Law that no organization or individual may establish or operate a school or any other educational institution for commercial purposes. On December 27, 2015, the SCNPC published the Decision on Amendment of the Education Law, which took effect on June 1, 2016. The SCNPC narrowed the provision prohibiting the establishment or operation of schools or other educational institutions for commercial purposes to only restricting a school or other educational institution founded with governmental funds or donated assets in the amended Education Law. On April 29, 2021, the Education Law was further amended by SCNPC to emphasize the illegal acts in recruiting students and replacing the admission qualifications obtained by others. Such amendments took effect on April 30, 2021.

The Law for Promoting Private Education and its Implementing Rules

On December 28, 2002, the SCNPC promulgated the Law for Promoting Private Education, or the Private Education Law and was later amended on June 29, 2013, November 7, 2016 and December 29, 2018, the amendment of which took effect on December 29,2018. On March 5, 2004 and last amended on April 7, 2021, the PRC State Council promulgated the Implementation Rules for the Law for Promoting Private Education, which became effective on April 1, 2004, or the Private Education Implementation Rules. The Private Education Law and the Private Education Implementation Rules provide rules for social organizations or individuals, other than state-owned entities, to establish schools or other educational organizations using non-government funds in China, such schools or educational organizations established using non-government funds are referred to as “private schools.”

According to the amended Private Education Law, establishment of private schools for academic education, pre-school education, self-taught examination support and other cultural education shall be subject to approval by the authorities in charge of education, while establishment of private schools for vocational qualification training and vocational skill training shall be subject to approvals from the authorities in charge of labor and social welfare. A duly approved private school will be granted a private school operating permit, and shall be registered with relevant authority as an enterprise institution. Entities and individuals may choose to establish non-profit private schools or for-profit private schools at their own discretion. Nonetheless, for-profit private schools that are engaged in compulsory education are not allowed.

On December 30, 2016, the Ministry of Education (“MOE”), the SAIC and the Ministry of Human Resources and Social Security (“MOHRSS”) jointly issued the Implementation Rules on the Supervision and Administration of For-profit Private Schools. Pursuant such rules, the establishment, division, merger and other material changes of a for-profit private school shall first be approved by the education authorities or the authorities in charge of labor and social welfare, and then be registered with the competent branch of SAIC. In addition, it also provides that for-profit private training institutes shall be analogically governed by these Implementation Rules on the Supervision and Administration of For-profit Private Schools.

On August 31, 2017, SAIC and MOE jointly promulgated the Notice of the State Administration for Industry and Commerce and the Ministry of Education on the Work Concerning the Administration of the Name Registration for For-profit Private Schools, which came into effect on September 1, 2017. Such notice provides that the industry expression in the name of the private culture education institutions shall typically include “training school /center,” such as “curriculum training school/center,” “extra-class education school/center,” “self-learning school/center,” “tutorship school/center,” “extra tutoring for examinations school/center” and “extra tutoring school/center” and such industry expression is allowed to embody the disciplines and characteristics of such education institution.

In August 2018, the State Council issued the Opinion on the Regulation of the Development of Extracurricular Training Institutions, or the New Opinion, which primarily regulates extracurricular training institutions targeting K-12 students. The New Opinion reiterates prior guidance that extracurricular training institutions must obtain a private school operating permit, and further requires such institutions to meet certain minimum requirements; for example, extracurricular training institutions are required to (i) have a fixed training premise that conforms to specified safety criteria, with an average area per student of no less than 3 square meters during the applicable training period; (ii) comply with relevant fire safety, environmental protection, hygiene, food operation and other specified requirements; (iii) purchase personal safety insurance for students to reduce safety risks; and (iv) not hire any teachers who are working concurrently in primary or secondary schools. Extracurricular training institutions are prohibited from carrying out exam-oriented training, training that goes beyond the school syllabus, training in advance of the corresponding school schedule and any training activities associated with student admission. The training content of extracurricular training institutions is not to exceed the corresponding national curricular standards and training progress is not to be more accelerated than the corresponding progress of local schools. According to the New Opinion, extracurricular training institutions are also required to disclose relevant information regarding the institution, including their training content, schedule, targeted students and school timetable to the relevant education authority, and their training classes may not end later than 20:30 each day. Tuition can only be collected for courses in three months or a shorter installment. Additionally, the New Opinion requests that competent local authorities formulate relevant local standards for extracurricular training institutions within their administrative area.

Regulation Related to Online and Distance Education

Pursuant to the Interim Administrative Regulations on Educational Websites and Online and Distance Education Schools issued by the MOE, on July 5, 2000, educational websites may provide educational services in relation to higher education, elementary education, pre-school education, teaching education, occupational education, adult education, other education and public educational information services. “Educational websites” refer to organizations providing education or education-related information services to website visitors by means of a database or online education platform connected via the internet or an educational television station through an internet service provider. Setting up education websites is subject to approval from relevant education authorities, depending on the specific types of education. Any educational website shall, upon the receipt of approval, indicate on its website such approval information as well as the approval date and file number.

On June 29, 2004, the State Council promulgated the Decision on Setting Down Administrative Licenses for the Administrative Examination and Approval Items Really Necessary to Be Retained, which was amended on January 29, 2009 and August 25, 2016, respectively. Pursuant to such decision, the administrative license for “educational websites” was not retained.

On February 3, 2016, the State Council promulgated the Decision on Cancelling the Second Batch of 152 Items Subject to Administrative Examination and Approval by Local Governments Designated by the Central Government, further explicitly withdrew the approval requirements for operating educational websites as provided by the Administrative Regulations on Educational Websites and Online Education Schools, and reiterated the principle that administrative approval requirements may only be imposed in accordance with the PRC Administrative Licensing Law.

On March 13, 2017, the MOE promulgate the Notice of the Ministry of Education on Strengthening Interim and Ex Post Regulation after Canceling the Examination and Approval of Online Schools on Educational Websites, which accounted the repeal of the Interim Administrative Regulations on Educational Websites and Online and Distance Education Schools.

In December 2017, Shanghai Municipal Government promulgated the Management Methods of Classified Registration of Private Schools of Shanghai, and circulated the Setting Standards for Private Training Institutions of Shanghai, the Management Measures for the For-profit Private Training Institutions of Shanghai, and the Management Methods for the Non-Profit Private Training Institutions of Shanghai (collectively, the “Shanghai Implementation Regulations”). Pursuant to the Shanghai Implementation Regulations, any management measures and regulations applied to the institutions that provide training services only through internet will be further promulgated separately. However no specific administration measures regarding the institutions offering training service only through internet have been promulgated by Shanghai government as of the date of this prospectus.

Regulations on Investments in Private Funds

On August 21, 2014, the SRC promulgated the Interim Measures for the Supervision and Administration of Private Investment Funds which defines the accredited investors of private funds as those entities and individuals with corresponding risk identification and risk-taking capabilities who invest in a single private fund an amount not less than RMB 1 million and accord with the following standards: with respect to entities, their net assets shall not be less than RMB 10 million; and with respect to individuals, their financial assets shall not be less than RMB 3 million or their personal average annual income in the last three years shall not be less than RMB 0.5 million.

Legal Regulations on Intellectual Property in the PRC

Copyright

Pursuant to the Copyright Law of the PRC, which was first promulgated by the Standing Committee of the National People’s Congress on September 7, 1990 and became effective from June 1, 1993, and was last amended on November 11, 2020 and became effective as of June 1, 2021, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law of the PRC, shall constitute infringements of copyrights. The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, and offer an apology, pay damages, etc.

The Computer Software Copyright Registration Measures, or the Software Copyright Measures, promulgated by the National Copyright Administration on February 20, 2002, amended on July 1, 2004, regulates registrations of software copyright, exclusive licensing contracts for software copyright and assignment agreements. The National Copyright Administration administers software copyright registration, and the Copyright Protection Center of China is designated as the software registration authority. The Copyright Protection Center of China shall grant registration certificates to the Computer Software Copyright applicants which meet the requirements of both the Software Copyright Measures and the Computer Software Protection Regulations, promulgated by the State Council on June 4, 1991 and last amended on January 30, 2013.

Trademark

Pursuant to the Trademark Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on August 23, 1982 and became effective from March 1, 1983, and was most recently amended on April 23, 2019 and became effective on November 1, 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved. According to this law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark. The infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc.

Patent

Pursuant to the Patent Law of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on September 4, 1992, and was most recently amended on October 17, 2020and became effective on June 1, 2021, after the grant of the patent right for an invention or utility model, except where otherwise provided for in the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit the patent, that is, make, use, offer to sell, sell or import the patented product, or use the patented process, or use, offer to sell, sell or import any product which is a direct result of the use of the patented process, for production or business purposes. And after a patent right is granted for a design, no entity or individual shall, without the permission of the patent owner, exploit the patent, that is, for production or business purposes, manufacture, offer to sell, sell, or import any product containing the patented design. Where the infringement of patent is decided, the infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action, and pay damages, etc.

Domain Name

Pursuant to the Administrative Measures for Internet Domain Names of China, which was recently amended by the Ministry of Industry and Information Technology on August 24, 2017 and became effective on November 1, 2017, “domain name” shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the internet and corresponds to the internet protocol (IP) address of that computer. And the principle of “first come, first serve” is followed for the domain name registration service. After completing the domain name registration, the applicant becomes the holder of the domain name registered by him/it. Furthermore, the holder shall pay operation fees for registered domain names on schedule. If the domain name holder fails to pay the corresponding fees as required, the original domain name registrar shall write it off and notify the holder of the domain name in written form.

Regulations on Labor Protection in the PRC

According to the Labor Law of the PRC, or the Labor Law, which was promulgated by the Standing Committee of the NPC on July 5, 1994, came into effect on January 1, 1995, and was most recently amended on December 29, 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its workers. An employer shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with relevant national standards. An employer must provide workers with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, as well as provide regular health checks for workers that are engaged in operations with occupational hazards. Laborers engaged in special operations shall have received specialized training and have obtained the pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations and vocational training for workers shall be carried out systematically based on the actual conditions of the company.

The Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007, came into effect on January 1, 2008, and was amended on December 28, 2012 and became effective as of July 1, 2013, and the Implementation Regulations on Labor Contract Law, which was promulgated on September 18, 2008, and became effective since the same day, regulate both parties through a labor contract, namely the employer and the employee, and contain specific provisions involving the terms of the labor contract. It is stipulated under the Labor Contract Law and the Implementation Regulations on Labor Contract Law that a labor contract must be made in writing. An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with the employee or by fulfilling the statutory conditions. Labor contracts concluded prior to the enactment of the Labor Law and subsisting within the validity period thereof shall continue to be honored. With respect to a circumstance where a labor relationship has already been established but no formal written contract has been made, a written labor contract shall be entered into within one month from the commencement date of the employment.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. The Law on Social Insurance of the PRC, which was promulgated by the Standing Committee of the National People’s Congress on October 28, 2010, and became effective on July 1, 2011, and was most recently updated on December 29, 2018, has consolidated pertinent provisions for basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Measures for Participation in the Social Insurance System by Foreigners Working within the Territory of China, which was promulgated by the Ministry of Human Resources and Social Security on September 6, 2011, and became effective on October 15, 2011, was later amended on December 23, 2024, employers who employ foreigners shall participate in the basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, and maternity leave insurance in accordance with the relevant law, with the social insurance premiums to be contributed respectively by the employers and foreigner employees as required. In accordance with such Interim Measures, the social insurance administrative agencies shall exercise their right to supervise and examine the legal compliance of foreign employees and employers and the employers who do not pay social insurance premiums in conformity with the laws shall be subject to the administrative provisions provided in the Social Insurance Law and the relevant regulations and rules mentioned above.

According to the Reform Plan of the State Tax and Local Tax Collection Administration System ( the “Reform Plan”), which was issued by the General Office of the Communist Party of China and the General Office of the State Council of the PRC On July 20, 2018. Under the Reform Plan, beginning from January 1, 2019, tax authorities should be responsible for the collection of social insurance contributions in the PRC. On April 1, 2019, the General Office of the State Council of the PRC issued the Comprehensive Program on Reduction of Social Insurance Premiums, which generally reduced the social insurance contribution burden of enterprises, and re-emphasized that local authorities shall not conduct centralized collection of enterprises historical social insurance arrears before a uniform policy is published.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated by the State Counsel and became effective on April 3, 1999, and was amended on March 24, 2002 and March 24, 2019, housing provident fund contributions by an individual employee and housing provident fund contributions by his or her employer shall belong to the individual employee. Registration by PRC companies at the applicable housing provident fund management center is compulsory and a special housing provident fund account for each of the employees shall be opened at an entrusted bank.

The employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center. With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB 10,000 to RMB 50,000. When companies breach these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiry of such period.

Regulations on Tax in the PRC

Income Tax

In January 2008, the PRC Enterprise Income Tax Law (“EIT Law”) took effect, which was last amended by the Standing Committee of the National People’s Congress on December 29, 2018, and on December 6, 2007, the State Council enacted the Implementation Regulations for the Enterprise Income Tax Law of the PRC, which was amended on April 23, 2019 and December 6, 2024. The PRC Enterprise Income Tax Law applies a uniform 25 percent enterprise income tax rate to both FIEs and domestic enterprises, except where tax incentives are granted to special industries and projects. The PRC Enterprise Income Tax Law defines “resident enterprise” as an enterprise established outside of the territory of China but with its “de facto management body” within China, which will also be subject to the 25% enterprise income tax rate. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts, and properties of an enterprise. Enterprises qualified as “High and New Technology Enterprises” are entitled to a 15% enterprises income tax rate rather than the 25% uniform statutory tax rate. The preferential tax treatment continues as long as an enterprise can retain its “High and New Technology Enterprise” status. Under the PRC Enterprise Income Tax Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008, and payable to its foreign investor may be subject to a withholding tax rate of 10 percent if the PRC tax authorities determine that the foreign investor is a Non-resident Enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008, are exempt from PRC withholding tax.

The State Administration of Taxation (“SAT”) has promulgated several rules and notices to tighten the scrutiny over acquisition transactions in recent years, including the Interim Measures for the Administration of Remittance of Income Tax for Non-Resident Enterprise Withheld at Source (the “Interim Measures”) which became effective on January 1, 2009, the Notice of the SAT on Strengthening the Administration of Enterprise Income Tax on Gain Derived from Equity Transfer Made by Non-Resident Enterprise (the “Notice”) which became effective on January 1, 2008, the Announcement of the SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source (the “SAT Circular 37”) which was promulgated on October 17, 2017, became effective on December 1, 2017 and was amended on June 15, 2018, and the Public Notice of the SAT Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non-Resident Enterprises (the “Public Notice 7”) which became effective on February 3, 2015 and was partially repealed on December 1, 2017 and December 29, 2017.

The SAT Circular 37 amended some provisions in Public Notice 7, repealed the Interim Measures and the Notice and simplifies procedures of withholding and payment of income tax levied on non-resident enterprises. Pursuant to these rules and notices, where a non-resident enterprise investor transfers equity interests or other taxable assets in a PRC resident enterprise indirectly by way of disposing of equity interests in an overseas holding company, the non-resident enterprise investor, being the transferor, may be subject to PRC enterprise income tax if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. In addition, Public Notice 7 provides clear criteria on how to assess reasonable commercial purposes.

Value-Added Tax

According to the Temporary Regulations on Value-added Tax, which was most recently amended on November 19, 2017, and the Detailed Implementing Rules of the Temporary Regulations on Value-added Tax, which was amended on October 28, 2011, and became effective on November 1, 2011, all taxpayers selling goods, providing processing, repair or replacement services or importing goods within the PRC shall pay Value-Added Tax. The rate of VAT is 17%, 11% or 6% in certain limited circumstances depending on the product type. On November 19, 2017, the State Council promulgated the Order on Abolishing the Provisional Regulations of the PRC on Business Tax and Amending the Provisional Regulations on Value-added Tax of the PRC, or Order 691. According to the Detailed Rules of VAT and Order 691, all units and individuals engaged in the sale of goods, processing, repair and replacement services, sales of services, intangible assets, real property and the importation of goods within the territory of the PRC are the taxpayers of VAT. The VAT rates generally applicable are simplified as 17%, 11% and 6%, and the VAT rate applicable to small-scale taxpayers is 3%.

On April 4, 2018, the Ministry of Finance and the SAT jointly issued the Notice of Adjustment of Value-added Tax Rates which declared that the VAT tax rate in regard to the sale of goods, provision of processing, repairs and replacement services and importation of goods into China shall be reduced from the previous 17% and 11% to 16% and 10% respectively from May 1, 2018.

According to the Announcement of the MOF, the SAT and the General Administration of Customs on Relevant Policies for Deepening Value-added Tax Reform promulgated on March 20, 2019 and became effective on April 1, 2019 (the “Announcement”), for the VAT taxable sales or imports by a general taxpayer of VAT, the applicable tax rate shall be adjusted to 13% from the original 16% and to 9% from original 10%.

On December 25, 2024, the Standing Committee of the National People’s Congress promulgated the Value-Added Tax Law of PRC, which became effective on January 1, 2026 and replaced the Provisional Regulations on Value-added Tax. The Value-Added Tax Law of PRC provides that value-added tax rates generally applicable are maintained at 13%, 9% and 6%, and the Value-added tax rate for simplified tax calculation method is uniformly set at 3% (the 5% levy rate is abolished).

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange. The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended on August 5, 2008 and the Interim Measures on Administration on Foreign Debts (2003) as latest amended on July 26, 2022. Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loans, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by the PRC Ministry of Commerce or its local counterpart.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

Dividend Distribution. The principal regulations governing the distribution of dividends by foreign holding companies include the Company Law of the PRC, which was promulgated by SCNPC on December 29, 1993 and became effective on July 1, 1994 and subsequently amended on December 25,1999, August 28, 2004, October 27, 2005, December 28, 2013, October 26, 2018, and December 29, 2023, Foreign Investment Law, which was promulgated by SCNPC on March 15, 2019 and became effective on January 1, 2020.

Under these regulations, wholly foreign-owned investment enterprises in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned investment enterprises in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends, and a wholly foreign-owned enterprise is not permitted to distribute any profits until losses from prior fiscal years have been offset.

Circular 37. On July 4, 2014, SAFE issued Circular 37, which became effective as of July 4, 2014. According to Circular 37, PRC residents shall apply to SAFE and its branches for going through the procedures for foreign exchange registration of overseas investments before contributing the domestic assets or interests to a SPV. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required if the registered overseas SPV’s basic information such as domestic individual resident shareholder, name, operating period, or major events such as domestic individual resident capital increase, capital reduction, share transfer or exchange, merger or division has changed.

Moreover, Circular 37 applies retroactively. As a result, PRC residents who have contributed domestic assets or interests to a SPV, but failed to complete foreign exchange registration of overseas investments as required prior to implementation of Circular 37, are required to send a letter to SAFE and its branches for explanation. Under the relevant rules, failure to comply with the registration procedures set forth in Circular 37 may result in receiving a warning from SAFE and its branches, and may result in a fine of up to RMB 300,000 for an organization or up to RMB 50,000 for an individual. In the event of failing to register, if capital outflow occurred, a fine up to 30% of the illegal amount may be assessed.

Pursuant to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (the “SAFE Circular 13”), which was promulgated by SAFE on February 13, 2015, became effective on June 1, 2015 and partially repealed on December 30, 2019, the power to accept foreign exchange registration was delegated from local foreign exchange bureau to local commercial banks where the assets or interest in the domestic entity was located.

On September 12, 2025, the SAFE promulgated the Notice on Matters Concerning the Deepening of Reform in the Administration of Foreign Exchange for Cross-border Investment and Financing, which took effect on the date of promulgation. The Notice further streamlines foreign exchange administration under the capital account by cancelling certain registration requirements for foreign direct investment and domestic reinvestment by foreign-invested enterprises, allowing preliminary expenses and domestic reinvestment funds to be remitted directly through banks without prior or change registration. It also permits foreign exchange profits derived from direct foreign investment to be reinvested in China and transferred directly into relevant capital accounts. In addition, the Notice expands cross-border financing facilitation by increasing foreign debt quotas for eligible technology-oriented enterprises and simplifies related registration procedures, including the removal of the requirement to submit audited financial statements at the contract registration stage for enterprises participating in cross-border financing facilitation business.

On December 26, 2025, The PBOC and the SAFE jointly issued the Notice on Issues Concerning the Fund Management for Overseas Listings of Domestic Enterprises, which will take effect on April 1, 2026, to further facilitate domestic enterprises in efficiently raising funds in overseas financial markets. The main contents of the aforementioned Notice include: (i) clarifying that proceeds from overseas listings, such as funds raised and income from share reductions or transfers, may be repatriated in either foreign currency or Renminbi. Listing entities participating in the Full Circulation of H Shares shall distribute dividends to domestic shareholders domestically in Renminbi; (ii) specifying that funds raised from overseas listings and repatriated in foreign currency may be independently converted and used, and listing entities may autonomously choose their approaches to managing exchange rate risks within China; (iii) supporting the primary role of banks in directly handling the registration for overseas listings by domestic enterprises and appropriately relaxing the deadline requirements for registrations related to issuance, listing, additional offerings, and share reductions; (iv) clarifying that funds raised from overseas listings and proceeds from share reductions or transfers shall, in principle, be remitted back to China. Any remaining funds remitted abroad by shareholders for the purpose of share purchases, or funds from unconsummated transactions, shall be promptly repatriated. Enterprises meeting certain conditions are permitted to retain and use raised funds overseas.

Regulation Related to Overseas Listings

On February 17, 2023, CSRC promulgated the Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application; and (4) if the issuer issues securities in the same overseas market after the initial issuance and listing, it shall submit filings with the CSRC within three business days after the completion of the issuance. Further, at the press conference held for the Trial Measures on February 17, 2023, officials from the CSRC clarified that the PRC domestic companies that have already been listed overseas on or before the effective date of the Trial Measures (i.e., March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately but shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC. The officials from the CSRC have also confirmed that for the PRC domestic companies that seek to list overseas with VIE structure, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with VIE structure which meet the compliance requirements.

On February 24, 2023, the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China promulgated the Archives Rules, which took effect on March 31, 2023. Pursuant to the Archives Rules, domestic companies that seek for overseas offering and listing shall strictly abide by applicable laws and regulations of the PRC and the Archives Rules, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. Such domestic companies shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Furthermore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any document and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Moreover, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. The Archives Rules also stipulate that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable national regulations.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Foreign Investment Law, as amended from time to time, and its respective implementing rules; the Administrative Provisions on Foreign Exchange in Domestic Direct Investment by Foreign Investors; and the Notice of the State Administration on Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment. Under the aforesaid laws and regulations, the state adopts the management system of pre-establishment national treatment and a negative list for foreign investment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE. Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purpose, which is subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange. Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

Regulations Relating to Foreign Investment

As a provider of health information, healthcare education and training services to healthcare professionals and the public in China, the PRC operating entities offer a wide range of online and onsite health information services, healthcare education programs, and healthcare training products. As of the date of this prospectus, the PRC subsidiary of the VIE holds the Internet Content Provider License, and it falls within the restricted foreign investment for value-added telecommunications services that foreign ownership may not be more than 50% in principle. In addition, if the competent PRC government authorities determine that the PRC operating entities’ business operations of health information, healthcare education and training services are subject to the licensing requirements for internet audio-visual programming, internet culture business operating and online publishing (See “Risk Factor—Risks Related to Doing Business in China—The PRC operating entities may face risks and uncertainties with respect to the licensing requirement for internet audio-visual programs”, and “Risk Factors—Risks Related to Doing Business in China—The PRC operating entities’ failure to obtain, maintain or renew other licenses, approvals, permits, registrations or filings necessary to conduct their operations in China could have a material adverse impact on our business, financial conditions and results of operations.”), the PRC operating entities may be required to obtain the Online Transmission of Audio-Visual Programs License, Internet Culture Business Operating License and Online Publishing License, which fall into the category of prohibited foreign investment. The PRC operating entities’ business activities other than the above mentioned are not set out in the Negative List or any encouraged catalogue.

The Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which took effect on January 1, 2020 and replaced three existing laws on foreign investments in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council. Based on our understanding of the current PRC Laws, the Foreign Investment Law does not explicitly classify VIE Arrangements as a form of foreign investment and our VIE Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect. However, the Foreign Investment Law contains a catch-all provision under the definition of “foreign investment”, which includes investments made by foreign investors in China through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the Stale Council to provide for VIE Arrangements as a form of foreign investment, at which time it will be uncertain whether our VIE Arrangements will be deemed to be in violation of the market access requirements for foreign investment in the PRC and if yes, how our VIE Arrangements should be dealt with. In addition, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing VIE Arrangements, the PRC operating entities may face substantial uncertainties as to whether the PRC operating entities can complete such actions in a timely manner, or at all.

According to the Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The Foreign Investment Law grants national treatment to foreign-invested entities (“FIEs”), except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. The Foreign Investment Law provides that foreign investors shall not invest in any field with investment prohibited by the Negative List for foreign investment access; while for any field with investment restricted by the Negative List for foreign investment access, foreign-invested entities shall meet the investment conditions stipulated under the Negative List. If our consolidation of the financial results of the VIE through VIE Arrangements as a primary beneficiary is deemed as foreign investment in the future, and any business of the consolidated VIE is “restricted” or “prohibited” from foreign investment under the “negative list” effective at the time, the PRC operating entities may be deemed to be in violation of the Foreign Investment Law, the VIE Arrangements that allow us to consolidate the financial results of the VIE may be deemed as invalid and illegal, and the PRC operating entities may be required to unwind such VIE Arrangements and/or restructure our business operations, any of which may have a material adverse effect on our business operation.

Besides, the PRC government has established a foreign investment information reporting system. According to Measures on Reporting of Foreign Investment Information, which was released on December 30, 2020 and became effective on January 1, 2021, foreign investors or foreign-invested enterprises shall submit investment information to the competent department for commerce concerned through the enterprise registration system and the enterprise credit information publicity system, and a security review system under which the security review shall be conducted for foreign investment affecting or likely affecting the state security.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

MANAGEMENT

Below is a list of our directors, senior management and any employees upon whose work we are dependent as of the date of this prospectus, and a brief account of the business experience of each of them. The business address for our directors and officers is Room 2504, OOCL Tower, 841 Yan’An Middle Road, Jing’An District, Shanghai, China 200040.

Name	Age	Position
Weiguang Yang	43	President, Chief Executive Officer, and Chairman of the Board
Pei Xu	43	Chief Financial Officer and Director
John C. General (1)(4)	63	Independent director
Kevin Dean Vassily (2)	59	Independent director
Dan Li (3)	49	Independent director

(1)	Chair of the Audit Committee.

(2)	Chair of the Compensation Committee.

(3)	Chair of the Nominating Committee.

(4)	Audit Committee financial expert.

Weiguang Yang is the founder of Zhongchao Inc. and Zhongchao Shanghai. He has served as our general manager Zhongchao Shanghai since August 2012. From January 2021 and September 2023, Mr. Yang served as the co-chief executive officer and director of TradeUp Acquisition Corp. (NASDAQ: UPTD), a special purpose acquisition corporation. From June 2013 to June 2016, Mr. Yang served as the first Chinese board member on the Global Alliance for Medical Education (GAME), a non-for-profit organization dedicated to the advancement of innovation in medical education throughout the world. From October 2010 to July 2012, Mr. Yang was the general manager at Medwork, a continuing medical education company. Mr. Yang obtained a master’s degree in business administration from the School of Economics and Management of Tsinghua University in 2024 and a bachelor’s degree in Clinical Medicine Science (traumatic surgery) from Gannan Medical University in 2005. Mr. Yang attended the master course of Social Medicine and Health Management as continuing education from 2006 to 2008 in Capital Medical University of China. From 2010 to 2012, Mr. Yang took part in the master course of Integrated Marketing Communication in Tsinghua University.

Pei Xu is the CFO of Zhongchao Inc. and Zhongchao Shanghai. She has been serving as our CFO of Zhongchao Shanghai since January 2016. Since September 2023, Ms. Xu has served as the director of Estrella Immunopharma, Inc. (formerly, TradeUp Acquisition Corp. prior to the completion of its business combination), a preclinical-stage biopharmaceutical company. From September 2013 to January 2016, Ms. Xu served as the financial director of Zhongchao Shanghai. From September 2008 to August 2013, Ms. Xu worked for Otsuka (China) Investment Co., Ltd. as a financial director. Ms. Xu holds a bachelor’s degree in finance from Jiangxi University of Finance and Economics.

John C. General is an independent director of the Company. Mr. General serves as the Vice President of Revenue Accounting for Moody’s Corporation where he is responsible for the technical analysis of transactions and the assurance of the proper recognition and recording of transactions relating to revenue recognition. He served as an advisor to Workday and Google regarding revenue recognition for complex contract arrangements. He served as Senior Manager of Global Revenue Assurance for Avaya, responsible for the appropriate recognition of revenue under current accounting standards, and review of transactions for audit purposes from April 2013 to June 2020. He served as a manager of financial operations for Bed Bath & Beyond, Value Services Inc., responsible for the controllership and compliance reporting for the Company’s gift card business for all retail concepts from July 2010 to April 2013. He served as a director in the department of SOX Implementation for Virgin Mobile, responsible for ensuring SOX compliance from July 2004 to March 2009. From September 1986 to December 2003, he served in various positions at AT&T Corp., where he last served as a Financial Director responsible for revenue assurance and billing operations. He holds a license as a Certified Public Accountant, a certificate in Senior Executive Education from Columbia University, an MBA in Finance from Rutgers University, and bachelor’s degrees in both economics and accounting from Fairleigh Dickinson University.

Kevin Dean Vassily is an independent director of the Company. Since March 28, 2024, Mr. Vassily has served as an independent director of Tungray Technologies Inc (NASDAQ: TRSG), an engineer-to-order company that provides customized industrial manufacturing solutions to Original Equipment Manufactures in semiconductors, printers, electronics, and home appliances industries. Since August 2024, Mr. Vassily has served as an independent director of Autozi Internet Technology (Global) Ltd. (NASDAQ: AZI), a provider of automotive products and services in China. Mr. Vassily also serves as an independent director for two special purpose acquisition companies listing on Nasdaq, including (i) Denali Capital Acquisition Corp. (NASDAQ: DECA) since April 2022, and (ii) Aimfinity Investment Corp. I (NASDAQ: AIMA) since March 2023. Mr. Vassily served as an independent directors of Feutune Light Acquisition Corp. (NASDAQ: FLV), previously a special purpose acquisition company, from June 2022 till June 2024, when Feutune Light Acquisition consummated the business combination with Thunder Power Holdings Limited, and Mr. Vassily has served as an independent director of Thunder Power Holdings Limited (NASDAQ: AIEV). In January 2021, he was appointed Chief Financial Officer, and in March 2021, became a member of the board of directors of iPower Inc. (NASDAQ: IPW), an online provider of consumer home products and B2B ecommerce services. Since July 2018 he has served as an advisor at Prometheus Fund, responsible to provide strategic, due diligence, and opportunity sourcing for Shanghai based merchant bank/PE firm focused on the “green” economy. Prior to joining iPower, from 2019 to January 2021, Mr. Vassily served as Vice President of Market Development for Facteus, a financial analytics company focused on the Asset Management industry. From July 2018 to January 2020, he served as an advisor at Go Capture, responsible to provide strategic, business development, and product development advisory work for emerging “Data as a Service” platform. Mr. Vassily served as an associate director of research at Keybanc Capital Markets, responsible for the KeyBanc Data Insights initiative and co-managed the Technology Research vertical from January 2015 to June 2018. From December 2010 to December 2014, he served as the director of research at Pacific Epoch, responsible for a complete overhaul of product and a complete business model restart post acquisition focusing on a “data-first” offering. From May 2007 to December 2010, he served as Asia technology business development/senior analyst at Pacific Crest Securities, responsible for establishing firm’s presence and relevance covering Asia Technology. From June 2003 to September 2006, he served as senior research analyst in the semiconductor technology group at Susquehanna International Group, responsible for research in semiconductor and related technologies. From January 2001 to May 2003, he served as the vice president and senior research analyst for semiconductor capital equipment at Thomas Weisel Partners, responsible for publishing research and maintaining financial models on each of the companies under coverage. He holds a bachelor’s degree in liberal arts from Denison University and a master’s degree in business administration from the Tuck School of Business at Dartmouth College.

Dan Li is an independent director of the Company. Ms. Li works as the research assistant in Beijing Friendship Hospital - China Capital Medical University, responsible for conducting research in tropical diseases and development of detection kit of pathogenic microorganism from June 2012 to present. She served as a manager of the medicine management department in EPS Corporation, responsible for managing the importation of medicines from Japan to China from October 2009 to November 2011. Ms. Li holds a bachelor’s degree in clinical medicine from the Medical School of North China University of Science and Technology, a master’s degree in hemorheology from the Medical School of Peking University, and a Ph.D. in biochemistry from the Medical School of Keio University.

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

Composition of Board; Risk Oversight

Our Board of Directors consists of five (5) directors as of this prospectus. The directors have been divided into two classes, being the class I directors (the “Class I Directors”) and the class II directors (the “Class II Directors”). The number of directors in each class shall be as nearly equal as possible. The Class I Directors shall stand elected for a one year term, and the term of the current Class I Directors, consisting of Weiguang Yang and Pei Xu, expires on December 18, 2026. The Class II Directors shall stand elected for a five-year term and the term of the current Class II Directors, consisting of John C. General, Kevin Dean Vassily, Dan Li, expires on December 18, 2029. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors, or becomes physically or mentally incapable of acting as director. Except as noted above, there are no family relationships between any of our executive officers and directors. Officers are elected by, and serve at the discretion of, the board of directors.

There is no formal requirement under the Company’s Amended and Restated Memorandum and Articles of Association mandating that we hold an annual meeting of our shareholders.

Our board plays a significant role in our risk oversight. The board makes all relevant Company decisions. As such, it is important for us to have our Chief Executive Officer serve on the board as he plays key roles in the risk oversight or the Company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Director Independence

Our board has reviewed the independence of our directors, applying the Nasdaq independence standards. Based on this review, the board determined that each of John C. General, Kevin Dean Vassily, and Dan Li is “independent” within the meaning of the Nasdaq rules. In making this determination, our board considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board deemed relevant in determining their independence. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Board Committees

Currently, three committees have been established under the board: the Audit Committee, the Compensation Committee and the Nominating Committee.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee of the board is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Audit Committee

The Audit Committee is responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential and or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-party transactions.

Our Audit Committee consists of John C. General, Kevin Dean Vassily, and Dan Li, with John C. General serving as chair of the Audit Committee. Our board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. In addition, our board has determined that John C. General qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the Nasdaq rules.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

●	reviewing and approving, or recommending to the board of directors to approve the compensation of our CEO and other executive officers and directors;

●	reviewing key employee compensation goals, policies, plans and programs;

●	administering incentive and equity-based compensation;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee consists of John C. General, Kevin Dean Vassily, and Dan Li, with Kevin Dean Vassily serving as chair of the Compensation Committee. Our board has affirmatively determined that each of the members of the Compensation Committee meets the definition of “independent director” for purposes of serving on Compensation Committee under Nasdaq rules.

Nominating Committee

The Nominating Committee is responsible for, among other matters:

●	selecting or recommending for selection candidates for directorships;

●	evaluating the independence of directors and director nominees;

●	reviewing and making recommendations regarding the structure and composition of our board and the board committees;

●	developing and recommending to the board corporate governance principles and practices;

●	reviewing and monitoring the Company’s Code of Business Conduct and Ethics; and

●	overseeing the evaluation of the Company’s management

Our Nominating Committee consists of John C. General, Kevin Dean Vassily, and Dan Li, with Dan Li serving as chair of the Nominating Committee. Our board has affirmatively determined that each of the members of the Nominating Committee meets the definition of “independent director” for purposes of serving on a Nominating Committee under Nasdaq rules.

Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our directors, officers and employees. A copy of this code is available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Duties of Directors

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Executive Compensation

The aggregate compensation paid to the directors and executive officers in cash and benefits in kind was $294,613 for the year ended December 31, 2025. For awards granted to the executive officers and directors, see the section entitled “— 2025 Equity Incentive Plan (the “2025 Plan”) and “— 2019 Equity Incentive Plan (the “2019 Plan”)”. Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect on us.

Employment Agreements

Weiguang Yang Employment Agreement

On August 7, 2019, we entered into an employment agreement with Weiguang Yang pursuant to which he agreed to serve as our Chief Executive Officer. The agreement provides for an annual base salary of USD$69,593 payable in accordance with the Company’s ordinary payroll practices. The term of the agreement shall expire on August 6, 2022, which term will automatically extend for additional 3-year periods unless a party to the agreement terminates it upon 1-month’ notice or proposes to re-negotiate the terms of the employment with the other party within 3 months prior to the expiration of the applicable term, or unless the employment is terminated earlier pursuant to the terms of the agreement. If the executive’s employment with the Company is terminated for any reason, the Company will pay to such executive any unpaid portion of his salary through the date of his termination, and any unpaid bonus through the date of termination, as well as any unpaid or unused portions of his benefits under the agreement. If his employment is terminated at our election without cause or by him, the Company shall provide 1-month’ advanced notice or payment of 1-month’ salary in lieu of the notice. Weiguang Yang has agreed not to compete with us for 2 years after the termination of his employment; he also executed certain non-solicitation, confidentiality and other covenants customary for agreements of this nature.

Pei Xu Employment Agreement

On August 7, 2019, we entered into an employment agreement with Pei Xu pursuant to which she agreed to serve as our Chief Financial Officer. The agreement provides for an annual base salary of USD$34,796 payable in accordance with the Company’s ordinary payroll practices. The term of the agreement shall expire on August 6, 2022, which term will automatically extend for additional 3-year periods unless a party to the agreement terminates it upon 1-month’ notice or proposes to re-negotiate the terms of the employment with the other party within 3 months prior to the expiration of the applicable term, or unless the employment is terminated earlier pursuant to the terms of the agreement. If the executive’s employment with the Company is terminated for any reason, the Company will pay to such executive any unpaid portion of her salary through the date of her termination, and any unpaid bonus through the date of termination, as well as any unpaid or unused portions of her benefits under the agreement. If her employment is terminated at our election without cause or by her, the Company shall provide 1-month’ advanced notice or payment of 1-month’ salary in lieu of the notice. Pei Xu has agreed not to compete with us for 2 years after the termination of her employment; she also executed certain non-solicitation, confidentiality and other covenants customary for agreements of this nature.

In March 2026, Mr. Shuang Wu resigned as the Chief Operating Officer of the Company, Mr. Baoqian Tian resigned as the Chief Sales Officer of the Company, and Mr. Xuejun Chen resigned as the Chief Medical Officer of the Company, respectively. Each of their resignations was not a result of any disagreement with the Company’s operations, policies or procedures.

Director Compensation

The directors may receive such remuneration as our board of directors may determine from time to time as is in accordance with the Charter of the Compensation Committee, as applicable, and the Company’s other corporate governance documents. Each director is entitled to be repaid or prepaid for all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or general meetings or separate meetings of any class of shares or of debenture of the Company or otherwise in connection with the discharge of his or her duties as a director. Employee directors will not receive any additional remuneration for serving as directors of the Company other than their remuneration as employees of the Company. Each of the non-employee directors is entitled to receive annual cash compensation in the amount of $24,000, payable quarterly, and stock option to purchase certain amount of Class A Ordinary Shares under Company’s 2019 Equity Incentive Plan. On December 27, 2024, we compensated each of three independent directors, John C. General, Kevin Dean Vassily, and Dan Li, 1,625 Class A Ordinary Shares (giving effect to the 2026 Share Consolidation) for their services provided to the Company as members of the Board and the Board’s committees.

Limitation on Liability and Other Indemnification Matters

The Companies Law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that every director, secretary, or other officer of the Company (including alternate directors, proxy directors and former directors and officers), any trustee for the time being acting in relation to the Company (including any nominee shareholder holding shares in the Company) and their heirs and personal representatives (each an “Indemnified Person”) shall be entitled to be indemnified out of the assets of the Company against all actions, proceedings, costs, damages, expenses, claims, losses or liabilities which they or any of them may sustain or incur by reason of any act done or omitted in or about the execution of the duties of their respective offices or trusts or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted except to the extent that any of the foregoing arise through his dishonesty. No Indemnified Person shall be liable (a) for any loss, damage or misfortune whatsoever which may happen to or be incurred by the Company in the execution of the duties, powers, authorities or discretions of his office or in relation thereto, (b) for the acts, receipts, neglects, defaults or omissions of any other such director or person or (c) by reason of his having joined in any receipt for money not received by him personally or (d) for any loss on account of defect of title to any property of the Company or (e) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (f) for any loss incurred through any bank, broker or other agent or (g) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (h) for any other loss or damage due to any such cause as aforesaid except to the extent that any of the foregoing arise through his dishonesty.

2025 Equity Incentive Plan (the “2025 Plan”)

On August 4, 2025, the board of directors of the Company approved the adoption of the Company’s 2025 Equity Incentive Plan (the “2025 Plan”), which became effective on the same day. The 2025 Plan provides for discretionary grants of, among the others, options, share appreciation right, restricted shares, restricted share units, performance units and performance shares to employees, directors and consultants of the Company. The number of ordinary shares that may be issued under the 2025 Plan is limited to 10,000,000 ordinary shares, including both Class A ordinary shares and Class B ordinary shares, to be increased on the first trading day of each calendar year of the Company beginning on the first trading day in January 2026, by an amount equal to 2.0% of the total number of issued and outstanding ordinary shares as of the last trading day in the immediately preceding calendar year. Notwithstanding, the aggregate maximum number of ordinary shares that may be issue under the 2025 Plan is 50,000,000 shares. The provisions of the 2025 Plan are substantially the same as those of the 2019 Plan as discussed below. As of the date hereof, an aggregate 5,000,000 ordinary shares have been issued under the 2025 Plan, without taking effect of the 2026 Share Consolidation.

2019 Equity Incentive Plan (the “2019 Plan”)

We have adopted a 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan provides for discretionary grants of Awards (as defined in the 2019 Plan) to key employees, directors and consultants of the Company. The purpose of the 2019 Plan is to recognize contributions made to our company and its subsidiaries by such individuals and to provide them with additional incentive to achieve the objectives of our Company. Except as otherwise disclosed in this prospectus, no grants have been made under the plan as of the date hereof. The following is a summary of the 2019 Plan and is qualified by the full text of the 2019 Plan.

Administration.

The Plan is administered by our board of directors, or, once constituted, the Compensation Committee of the board of directors (we refer to body administering the 2019 Plan as the “Committee”).

Number of Class A Ordinary Shares.

The number of Class A Ordinary Shares that may be issued under the 2019 Plan is the maximum aggregate number of Class A Ordinary Shares reserved and available pursuant to this Plan shall be the aggregate of (i) 12,136 (giving effect to the 2024 Share Consolidation and the 2026 Share Consolidation) Class A Ordinary Shares and (ii) on each January 1, starting with January 1, 2020 until December 31, 2025, an additional number of shares equal to the lesser of (A) 2% of the outstanding number of Class A Ordinary Shares (on a fully-diluted basis) on the immediately preceding December 31, and (B) such lower number of Class A Ordinary Shares as may be determined by the Committee, subject in all cases to adjustment as provided in. If an Award (or any portion thereof) terminates, expires or lapses or is cancelled for any reason, any Class A Ordinary Shares subject to the Award (or such portion thereof) shall again be available for the grant of an Award pursuant to the 2019 Plan (unless the 2019 Plan has terminated). If any Award (in whole or in part) is settled in cash or other property in lieu of Class A Ordinary Shares, then the number of Class A Ordinary Shares subject to such Award (or such part) shall again be available for grant pursuant to the 2019 Plan. Class A Ordinary Shares that have actually been issued under the 2019 Plan, pursuant to Awards under the 2019 Plan shall not be returned to the 2019 Plan and shall not cause the number of Class A Ordinary Shares available to be subject to Awards under the 2019 Plan to be increased. Subject to any required action by the shareholders of the Company, the number of Class A Ordinary Shares covered by each outstanding Award, the number of Class A Ordinary Shares which have been authorized for issuance under the 2019 Plan but as to which no Awards have yet been granted or which have been returned to the 2019 Plan upon cancellation or expiration of an Award, and the number of Class A Ordinary Shares subject to grant as Incentive Stock Options, as well as the price per Class A Ordinary Shares covered by each such outstanding Award and any other affected terms of such Awards, shall be proportionally and equitably adjusted for any increase or decrease in the number of issued Class A Ordinary Shares resulting from a subdivision or consolidation, share dividend, amalgamation, spin-off, arrangement or consolidation, combination or reclassification of Class A Ordinary Shares. Except as the board of director or the Committee determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

Types of Awards

The 2019 Plan permits the granting of any or all of the following types of awards to all grantees:

●	share options, including incentive share options, or ISOs;

●	share appreciation rights, or SARs;

●	restricted shares;

●	restricted share units; and

●	share payments

Awards granted under the 2019 Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the 2019 Plan. The material terms of each Award will be set forth in a written award agreement between the grantee and us.

Share Options and SARs

The Committee is authorized to grant SARs and share options (including ISOs except that an ISO may only be granted to an employee of ours or one of our subsidiary corporations). A share option allows a grantee to purchase a specified number of our Class A Ordinary Shares at a predetermined price per share (the “exercise price”) during a fixed period measured from the date of grant. An SAR entitles the grantee to receive the excess of the fair market value of a specified number of Class A Ordinary Shares on the date of exercise over a predetermined exercise price per share. The exercise price of an option or an SAR will be determined by the Committee and set forth in the award agreement, but the exercise price may not be less than the fair market value of a share on the grant date. The term of each option or SAR is determined by the Committee and set forth in the award agreement, except that the term may not exceed 10 years. Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash, payment in check, payment in promissory note, with the approval of the Committee, by delivery of our Class A Ordinary Shares acquired upon the exercise of such option; consideration received by the Company under a broker-assisted or similar cashless exercise program implemented by the Company in connection with the 2019 Plan; payment by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable laws; or any combination of the foregoing methods of payment.

Restricted Shares

The Committee may award restricted shares consisting of our Class A Ordinary Shares which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the Committee lapse. A grantee receiving restricted shares will have all of the rights of a shareholder, including the right to vote on the shares and the right to receive any dividends, except as otherwise provided in the award agreement. If the price for the restricted shares was paid in services, then upon termination as a service provider, the grantee shall no longer have any right in the unvested restricted shares, and such restricted shares shall be and thereupon either cancelled or surrendered to the Company without consideration. If a purchase price was paid by the grantee for the restricted shares (other than in services), then upon the grantee’s termination as a service provider, the Company shall have the right to repurchase from the grantee the unvested restricted shares then subject to restrictions at a cash price per share equal to the price paid by the grantee for such restricted shares or such other amount as may be specified in the award agreement.

Restricted Share Units

The Committee may also grant restricted share unit awards. A restricted share unit award is the grant of a right to receive a specified number of our Class A Ordinary Shares upon lapse of a specified forfeiture condition. If the condition is not satisfied during the restriction period, the award will lapse without the issuance of the Class A Ordinary Shares underlying such award.

Restricted share units carry no voting or other rights associated with share ownership until the Class A Ordinary Shares underlying the award are delivered in settlement of the award. The Company shall cause such Class A Ordinary Shares to be evidenced as issued by entry in the Company’s register of shareholders promptly after the restricted share unit vests.

Share Payments

The Committee may grant share payments to any service provider in the manner determined from time to time by the Committee; provided, that unless otherwise determined by the Committee such share payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such grantee, including any such compensation that has been deferred at the election of the grantee; provided, further, that not less than the par value of any Class A Ordinary Share shall be received by the Company in connection with its issue pursuant to any such share payment. In accordance with applicable law, such par value may be paid through the provision of services. The number of Class A Ordinary Shares issuable as a share payment shall be determined by the Committee and may be based upon satisfaction of such specific criteria as determined appropriate by the Committee, including specified dates for electing to receive such share payment at a later date and the date on which such share payment is to be made.

Change in Control

If there is a merger or consolidation of us with or into another corporation or a sale of substantially all of our ordinary shares, or, collectively, a Change in Control, the Company as determined in the sole discretion of the Committee and without the consent of the grantee may take any of the following actions:

(i) accelerate or not accelerate the vesting, in whole or in part, of any award, or some or all awards, of any grantee, some grantees or all grantees;

(ii) purchase any award for an amount of cash or ordinary shares equal to the value that could have been attained upon the exercise of such award or realization of the grantee’s rights had such award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such award or realization of the grantee’s rights, then such award may be terminated by the Company without payment); or

(iii) provide for the assumption, conversion or replacement of any award by the successor or surviving company or a parent or subsidiary of the successor or surviving company with other rights (including cash) or property selected by the Committee in its sole discretion or the assumption or substitution of such award by the successor or surviving company, or a parent or subsidiary thereof, with such appropriate adjustments as to the number and kind of ordinary shares and prices as the Committee deems, in its sole discretion, reasonable, equitable and appropriate. In the event the successor or surviving company refuses to assume, convert or replace outstanding awards, the awards shall fully vest and the grantee shall have the right to exercise or receive payment as to all of the Class A Ordinary Shares subject to the award, including Class A Ordinary Shares as to which it would not otherwise be vested, exercisable or otherwise issuable (including at the time of the Change in Control).

Amendment to and Termination of the 2019 Plan

The Board of Directors in its sole discretion may terminate this 2019 Plan at any time. The Board of Directors may amend this 2019 Plan at any time in such respects as the Board of Directors may deem advisable; provided, that, if required to comply with applicable laws or stock exchange rules or the rules of any automated quotation systems (other than any requirement which may be disapplied by the Company following any available home country exemption), the Company shall obtain shareholder approval of any 2019 Plan amendment in such a manner and to such a degree as required.

In addition, subject to the terms of the 2019 Plan, no amendment or termination of the 2019 Plan may materially and adversely affect the right of a grantee under any award granted under the 2019 Plan.

PRINCIPAL SHAREHOLDERS

The beneficial ownership of our Class A Ordinary Shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, and includes the Class A Ordinary Shares issuable upon the conversion of the outstanding Class B Ordinary Shares and the Class A Ordinary Shares issuable pursuant to share options that are exercisable within 60 days of the date of this prospectus. Class A Ordinary Shares issuable pursuant to share options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

The percentage of beneficial ownership owned is based on 3,229,766 Class A Ordinary Shares (excluding Class A Ordinary Shares to be issued upon exercise of the HF Warrant the Company issued to HF Capital. For more details of the HF Warrant, see “Our Corporate History and Structure” on page 92) and 624,972 Class B Ordinary Shares outstanding as of the date of this prospectus.

	Class A Ordinary Shares		Class B Ordinary shares
		% of Voting		% of Total Voting
Name and Address of Beneficial Owner	Shares	Power	Shares	Power*
Directors and Executive Officers
Weiguang Yang(1)(6)	68,750	*	624,972	99.5%
Pei Xu (2)(7)	3,662	*	-	-
John C. General (3)	1,925	*	-	-
Dan Li (4)	1,925	*	-	-
Kevin Dean Vassily (5)	1,925	*	-	-
Worthy Health Limited Partnership (7)	32,120	*	-	-
All directors and executive officers as a group (5 persons)	78,187	*	624,972	99.5%
5% Holders
More Healthy Holdings Limited(6)	-		68,722	10.9%

*	Represents less than 1%.

●

Represents the voting power with respect to all of our Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class. According to our charter, each Class A Ordinary Shares entitles to 1 vote, and each Class B Ordinary Share entitles to 1,000 votes.

●	Unless otherwise indicated, the business address of each of the individuals is Zhongchao, Room 2504, OOCL Tower, 841 Yan’An Middle Road, Jing’An District, Shanghai, China 200040.

(1)	Mr. Weiguang Yang is the Chairman, Chief Executive Officer, and President of Zhongchao. Mr. Yang holds the shares through his control of More Healthy Holdings Limited.

(2)	Ms. Pei Xu is the Chief Financial Officer of Zhongchao.

(3)	Mr. John C. General is the independent director, chair of the Audit Committee, and Audit Committee financial expert of Zhongchao.

(4)	Ms. Dan Li is the independent director and the chair of the Nominating Committee of Zhongchao.

(5)	Ms. Kevin Dean Vassily is the independent director and the chair of the Compensation Committee of Zhongchao.

(6)	More Healthy Holdings Limited is a company limited by shares incorporated under the laws of British Virgin Islands (“More Healthy”). The address of its business office is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. The person having voting, dispositive or investment powers over More Healthy Holdings Limited is Mr. Weiguang Yang.

(7)	Worthy Health Limited Partnership is a limited partnership incorporated under the laws of British Virgin Islands (“Worthy Health”), the general partner of which is More Successful Group Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“More Successful”), which is controlled by Pei Xu who acts as the sole director of More Successful. The general partner exercises the voting rights with respect to the shares held by Worthy Health. The general partner disclaims beneficial ownership of our shares except to the extent of its pecuniary interest in Worthy Health. As limited partners, Pei Xu, Xuejun Chen, Baoqian Tian, and Shuang Wu respectively own 11.4%, 23%, 6.67%, and 21.75% partnership interests of Worthy Health. The principal office address of Worthy Health is at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

As of the date of this prospectus, there were 6 holders of record entered in our Class A ordinary share register and 2 holders of record entered in our Class B ordinary share register. The number of individual holders of record is based exclusively upon our share register and does not address whether a share or shares may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of a share or shares in our company.

To our knowledge, no other shareholder beneficially owns more than 5% of our shares. Our company is not owned or controlled directly or indirectly by any government or by any corporation or by any other natural or legal person severally or jointly. Our major shareholders do not have any special voting rights.

RELATED PARTY TRANSACTIONS

During the last three years and up to the date hereof, we have engaged in the following transactions with our directors, officers, holders of more than 5% of our outstanding shares and other affiliates, which we refer to as our related parties:

1)	Nature of relationships with related parties

Name	Relationship with the Company
Beijing Ougaini Trading Co., Ltd (“Beijing Ougaini”)	Controlled by an immediate family member of Mr. Yang Weiguang

2)	Transactions with related parties

Purchase from a related party

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023

Beijing Ougaini	$-	$-	$112,980

During the year ended December 31, 2022, the Company prepaid $112,980 to Beijing Ougaini for purchase of products for employee welfare and marketing promotion. The Company received the purchase in January 2023.

VIE Arrangements with our VIE and its Shareholders

See “Corporate History and Structure—VIE Arrangements.”

Employment Agreements

See “Executive Compensation—Agreements with Executive Officers”.

Share Incentive Plan

See “Management — 2025 Equity Incentive Plan (the “2025 Plan”) and “— 2019 Equity Incentive Plan (the “2019 Plan”)”.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Memorandum and Articles of Association (“M&A”) and by the applicable provisions of Cayman Islands law.

Our authorized share capital is US$20,000,000 divided into 2,250,000,000 Class A Ordinary Shares of par value US$0.008 each and 250,000,000 Class B Ordinary Shares of par value US$0.008 each. As of the date of this prospectus, there were 3,229,766 Class A Ordinary Shares and 624,972 Class B Ordinary Shares outstanding (not including 16,876 Class A Ordinary Shares to be issued upon exercise of the HF Warrant issued to HF Capital. For more details regarding the HF Warrant, please see “Our Corporate History and Structure”).

The following description of our share capital is intended as a summary only and is qualified in its entirety by reference to our M&A, which have been filed previously with the SEC, and applicable provisions of Cayman Islands law.

Ordinary Shares

The following are summaries of material provisions of our M&A, corporate governance policies and the Companies Act (Revised) of the Cayman Islands (“Companies Act” or the “Cayman Companies Act”) insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares.

Objects of Our Company

Under our M&A, the objects of our Company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Share Capital

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to 1 vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of the M&A, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to 1,000 votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the M&A, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder at the Conversion Rate (as defined below).

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Act and to our M&A.

Voting Rights

In respect of all matters subject to a shareholders’ vote, the holders of Class B Ordinary Shares are entitled to 1,000 votes for each Class B Ordinary Share held, and the holders of Class A Ordinary Shares are entitled to 1 vote for each Class A Ordinary Share held, voting together as one class. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll which shall be taken at such time and in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members holding Ordinary Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, shall be a quorum for all purposes provided always that if the Company has one (1) member of record, the quorum shall be that one (1) member present in person or by proxy. To avoid confusion for the purpose, when counting the quorum, each issued and outstanding Class A Ordinary Share has one (1) vote, and each issued and outstanding Class B Ordinary Share has one thousand (1,000) votes. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

If the Company shall be wound up, the liquidator may, with the sanction of an ordinary resolution of the Company and any other sanction required by law, divide amongst the shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

If the Company shall be wound up and the assets available for distribution amongst the shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the capital at the commencement of the winding up, the excess shall be distributed amongst the shareholders in proportion to the capital at the commencement of the winding up paid up on the shares held by them respectively. But this Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of at least two thirds of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Act. (See “Where You Can Find More Information”)

Issuance of Additional Shares

Our M&A authorizes our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Anti-Takeover Provisions

Some provisions of our M&A may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our M&A allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our M&A for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

We may, but are not obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the directors. The directors may also, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our M&A allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our M&A do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. A Cayman Islands exempted company:

●	is a company the objects of which are to be carried out mainly outside the Cayman Islands or pursuant to a licence to carry on business in the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands, unless that exempted company holds a licence to carry on business in the Islands under any applicable law;

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company (unless it holds a licence to carry on business in the Cayman Islands);

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

(a)	the names and addresses of the members of the Company;

(b)	a statement of the shares held by each member, which:

(i)	distinguishes each share by its number (so long as the share has a number);

(ii)	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

(iii)	confirms the number and category of shares held by each member; and

(iv)	confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

(c)	the date on which the name of any person was entered on the register as a member; and

(d)	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters directed or authorized to be inserted therein by the Companies Act (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands law to have legal title to the shares as set against its name in the register of members.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by the company should be rectified, where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands courts.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s M&A may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A provides that every director, secretary, or other officer of the Company (including alternate directors, proxy directors and former directors and officers), any trustee for the time being acting in relation to the Company (including any nominee shareholder holding shares in the Company) and their heirs and personal representatives (each an “Indemnified Person”) shall be entitled to be indemnified out of the assets of the Company against all actions, proceedings, costs, damages, expenses, claims, losses or liabilities which they or any of them may sustain or incur by reason of any act done or omitted in or about the execution of the duties of their respective offices or trusts or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted except to the extent that any of the foregoing arise through his dishonesty. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the United Kingdom. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements.

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, among other things, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the consolidated or surviving company, a declaration of the assets and liabilities of each constituent company, and (unless the surviving or consolidated company is to be a non-Cayman Islands company) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders if a copy of the plan of merger is given to every member of each subsidiary company to be merged unless the member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, providing the dissenting shareholder complies strictly with the procedures set out in the Cayman Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement. Any such arrangement must be approved by (a) a majority in number of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, and who must, in addition, represent seventy-five percent in value of the creditors or each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose and (b) seventy-five percent in value of the shareholders of each class of shareholders, as the case may be, with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, convened for that purpose, as applicable. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the court’s directions and the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question, and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

The Cayman Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following:

(a)	a company act or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

(b)	an irregularity in the passing of a resolution which requires a qualified majority;

(c)	an act purporting to abridge or abolish the individual rights of a member; and

(d)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our amended and restated articles of association provides that every director, secretary, or other officer of the Company (including alternate directors, proxy directors and former directors and officers), any trustee for the time being acting in relation to the Company (including any nominee shareholder holding shares in the Company) and their heirs and personal representatives (each an “Indemnified Person”) shall be entitled to be indemnified out of the assets of the Company against all actions, proceedings, costs, damages, expenses, claims, losses or liabilities which they or any of them may sustain or incur by reason of any act done or omitted in or about the execution of the duties of their respective offices or trusts or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted except to the extent that any of the foregoing arise through his dishonesty. No Indemnified Person shall be liable (a) for any loss, damage or misfortune whatsoever which may happen to or be incurred by the Company in the execution of the duties, powers, authorities or discretions of his office or in relation thereto, (b) for the acts, receipts, neglects, defaults or omissions of any other such Director or person or (c) by reason of his having joined in any receipt for money not received by him personally or (d) for any loss on account of defect of title to any property of the Company or (e) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (f) for any loss incurred through any bank, broker or other agent or (g) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on his part or (h) for any other loss or damage due to any such cause as aforesaid except to the extent that any of the foregoing arise through his dishonesty.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated articles of association.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our Memorandum and Articles allow our shareholders holding not less than 1/10 of all voting power of our (paid up) share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles do not provide our shareholders other rights to put proposals before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings although our Memorandum and Articles provide for same.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Law but our Memorandum and Articles do not provide for cumulative voting.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles, directors may be removed with or without cause, by the directors or by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable provisions. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law, our directors owe fiduciary duties to our Company to act in the best interests of the company and exercise their powers for a proper purpose when considering and approving such transactions. Our Memorandum and Articles, as well as our Code of Business Conduct and Ethics that applies to our officers, directors and employees outlines how to handle these types of transactions and other potential conflicts of interest.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies At and our Memorandum and Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, each of our Memorandum of Association and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this Offering, we will have up to 21,748,286 Class A Ordinary Shares (assuming no sale of any Pre-Funded Warrants and none of the Warrants issued in this offering are exercised and excluding Class A Ordinary Shares to be issued upon exercise of the Pre-Funded Warrants, the Warrants and the HF Warrant the Company issued to HF Capital. For more details of the HF Warrant, see “Our Corporate History and Structure” on page 92) and 624,972 Class B Ordinary Shares issued and outstanding, respectively, assuming no sale of any Pre-Funded Warrants and none of the Warrants issued in this offering are exercised. All of the Class A Ordinary Shares sold in this Offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A Ordinary Shares in the public market could adversely affect prevailing market prices of our Class A Ordinary Shares.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares of the same class; and

●	the average weekly trading volume of our ordinary shares of the same class on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires, if any.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreement

See “Plan of Distribution—Lock-Up Agreement.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

Units

We are offering in a best-efforts offering the Units at the public offering price of $0.54 per Unit. The public offering price per Unit in the Offering was determined by us based on negotiations with the placement agent on behalf of the prospective investors in the Offering, which will be based on latest market price prior to the pricing of the Offering. The last reported sale price of our Class A Ordinary Shares on The Nasdaq Capital Market on May 28, 2026 was $0.54 per Class A Ordinary Share.

Each Unit consists of one Class A Ordinary Share (or a Pre-Funded Warrant in lieu thereof) and one Warrant. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The Class A Ordinary Shares or the Pre-Funded Warrants in lieu thereof can each be purchased in this offering only with the accompanying the Warrants as part of the Units, but the component parts of the Units will be immediately separable and issued separately in this Offering.

Class A Ordinary Shares

The material terms and provisions of our Class A Ordinary Shares and each other class of our securities which qualifies or limits our Class A Ordinary Shares are described under the caption “Description of Share Capital” in this prospectus.

Pre-Funded Warrants

The Pre-Funded Warrants offered hereby will be issued in the form filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is not complete and is subject to and qualified in its entirety by the filed exhibit.

Prospective investors should carefully review the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

The term “pre-funded” refers to the fact that the purchase price of our Class A Ordinary Shares in this offering includes almost the entire exercise price that will be paid under the Pre-Funded Warrants, except for a nominal remaining exercise price of $0.008. The purpose of the Pre-Funded Warrants is to enable prospective investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding Class A Ordinary Shares following the consummation of this offering the opportunity to make an investment in the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of our Class A Ordinary Shares which would result in such ownership of more than 4.99% (or 9.99%), and have the ability to exercise their option to purchase the shares underlying the Pre-Funded Warrants at such nominal price at a later date.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby has an initial exercise price per Class A Ordinary Shares equal to $0.008. The Pre-Funded Warrants will be immediately exercisable and will expire when exercised in full. The exercise price and number of Class A Ordinary Shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, share combinations, reorganizations or similar events affecting our Class A Ordinary Shares.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

A holder may not exercise any portion of the Pre-Funded Warrant to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Class A Ordinary Shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Class A Ordinary Shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

 Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of Class A Ordinary Shares determined according to the formula set forth in the Pre-Funded Warrants.

Fundamental Transactions

In the event that (i) we effect a merger or consolidation where another entity or group acquires more than 50% of our voting power of the shares, (ii) we sell or dispose of all or substantially all of our assets, (iii) purchase offer, tender offer or exchange offer are accepted by holders of more than 50% of our voting power of the shares, (iv) we effect any reclassification, reorganization or recapitalization of our Class A Ordinary Shares or any compulsory share exchange, or (v) we consummate a stock or share purchase agreement or other business combination where another entity or group acquires more than 50% of our voting power (each a “fundamental transaction”), then the holders of the Warrants will be entitled to receive, upon exercise, the same kind and amount of securities, cash or property which shareholders would have received had they exercised immediately prior to such fundamental transaction (the “alternate consideration”). The exercise price will be appropriately adjusted to apply to such alternative consideration. If shareholders are given any choice as to the consideration to be received, holders of the Pre-Funded Warrants will be given the same choice. We will cause any successor entity in a fundamental transaction in which we are not the survivor to assume our obligations under the Pre-Funded Warrants and, at the holder’s option, deliver a security substantially similar to the Pre-Funded Warrants that protects the economic value of the Pre-Funded Warrants.

Fractional Shares

No fractional Class A Ordinary Shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, at our election, the number of Class A Ordinary Shares to be issued will be rounded up to the nearest whole number or we will pay a cash adjustment in an amount equal to such fraction multiplied by the exercise price.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Trading Market

There is no established public trading market for the Pre-Funded Warrants, and we do not intend to list the Pre-Funded Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Pre-Funded Warrants will be limited. The Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants are currently traded on Nasdaq.

No Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants, the Pre-Funded Warrant does not entitle its holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Pre-Funded Warrant.

Warrant Certificate

The Pre-Funded Warrants will be issued in certificated form.

Warrants

The Warrants offered hereby will be issued in the form filed as an exhibit to the registration statement of which this prospectus is a part and the following summary is not complete and is subject to and qualified in its entirety by those filed exhibits.

Prospective investors should carefully review the form of the Warrant for a complete description of the terms and conditions applicable to the Warrant.

Exercise Price

The initial exercise price per Class A Ordinary Share purchasable upon exercise of the Warrant is $0.594 per share, based on the offering price of $0.54 per Unit. The exercise price of the Warrant was determined based on negotiations with the placement agent on behalf of the prospective investors in this offering. The exercise price and number of Class A Ordinary Shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, share combinations, reorganizations or similar events affecting our Class A Ordinary Shares. The initial exercise price of $0.594 for each of the Warrants was determined at 110% of the public offering price of $0.54 per Unit, which is the closing price of our Class A Ordinary Shares on Nasdaq on May 28, 2026. The exercise price may be subject to adjustments as described in the Warrant. Such adjustments occur in the following circumstances: (i) if the Company effects any share splits, combinations, reclassifications, or share dividends, the exercise price may be adjusted proportionately; and (ii) in the event of certain corporate transactions such as mergers or reorganizations, the exercise price may be adjusted to reflect the consideration received by holders of Class A Ordinary Shares in the transaction.

Exercisability

Each Warrant is exercisable at the option of the holder at any time on or after the issuance date until six months after the issuance date.

Each Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our Class A Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise or zero exercise price option as discussed below).

A holder may not exercise any portion of the Warrant to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Class A Ordinary Shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Class A Ordinary Shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

Cashless Exercise and Zero Exercise Price Option

If and only if at the time of any exercise of the Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Class A Ordinary Shares underlying the Warrants to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the number of shares of Class A Ordinary Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where (A) = trading price formulas determined under the Warrants; (B) = the exercise price of the Warrants; and (X) = the number of warrant shares that would be issuable upon exercise of such Warrants by means of a cash exercise rather than a cashless exercise. Subject to customary adjustments for share dividends, splits or other changes in share capital, the maximum number of Class A Ordinary Shares issuable upon cashless exercise of the Warrants is 18,518,520.

In addition to the rights with respect to cashless exercise set forth above, a Warrant holder may, at any time and in its sole discretion, exercise its Warrants in whole or in part by means of a “zero exercise price” option in which the holder will be entitled to receive a number of Class A Ordinary Shares equal to the product of (a) the number of shares that would be issuable upon exercise of the Warrant if such exercise were by means of a cash exercise rather than a cashless exercise and (b) the quotient obtained by dividing (i) the exercise price minus the Low Price by (ii) 50% of the Low Price. This “zero exercise price” option will only be available at a time when the Low Price is lower than the then applicable Exercise Price. At no time shall the Low Price be lower than the Floor Price, which is $0.10806. “Floor Price” means the price equal to twenty percent (20%) of the lower of (i) the closing price (as reflected on Nasdaq.com) of the Class A Ordinary Shares immediately preceding the date of this prospectus, and (ii) the average closing price of the Class A Ordinary Shares (as reflected on Nasdaq.com) for the five trading days immediately preceding the date of this prospectus (which price shall be appropriately adjusted for any share dividend, share split, share combination, reclassification or similar transaction). As a result of this feature, we do not expect to receive any cash proceeds from the exercise of the Warrants because it is highly unlikely that a Warrant holder will elect to pay an exercise price in cash to receive one Class A Ordinary Share when they could elect the zero exercise price option to receive more Class A Ordinary Shares than they would receive if they did pay an exercise price. As an example, holders of the Warrants may elect to be issued up to 166,666,680 Class A Ordinary Shares upon the exercise of the Warrants assuming the Low Price is equal to the Floor Price.

Based on an exercise price of $0.594, the Floor Price would be $0.10806 which would entitle an exercising holder of a Warrant to receive up to nine Class A Ordinary Shares for each Warrant they exercise if the market price for the Class A Ordinary Shares drops to the Floor Price, or 166,666,680 Class A Ordinary Shares in the aggregate. If holders elect the zero exercise price option, on this basis, such exercise will result in substantial dilution to our shareholders.

Fundamental Transactions

In the event of a Fundamental Transaction, then the holders of the Warrants will be entitled to receive, upon exercise, the same kind and amount of securities, cash or property which shareholders would have received had they exercised immediately prior to such transaction. The exercise price will be appropriately adjusted to apply to such alternative consideration. If shareholders are given any choice as to the consideration to be received, holders of the Warrant will be given the same choice. We will cause any successor entity in a fundamental transaction in which we are not the survivor to assume our obligations under the Warrants and, at the holder’s option, deliver a security substantially similar to the Warrants that preserves its economic value. Additionally, at the option of holders of the Warrants, exercisable within 30 days after the fundamental transaction (or announcement date, if later), we or any successor entity shall purchase the unexercised portion of the Warrants for cash equal to its Black Scholes value (as provided in the Warrants). However, if such fundamental transaction is not within our control (including not approved by our Board), holders will only be entitled to receive the same type of consideration that is being offered to shareholders, at the Black Scholes value of the unexercised portion of the Warrants.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no established public trading market for the Warrants, and we do not intend to list the Warrants on any national securities exchange or trading system. Without a trading market, the liquidity of the Warrants will be limited. The Class A Ordinary Shares issuable upon exercise of the Warrants are currently traded on Nasdaq.

No Rights as a Shareholder

Except as otherwise provided in the Warrants, the Warrant does not entitle its holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise of the Warrant.

Waivers and Adjustments

Subject to certain exceptions, any terms of the Warrants may be amended or waived with our written consent and the written consent of the holder.

Warrant Certificate

The Warrants will be issued in certificated form.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated May 29, 2026, we have engaged Univest Securities, LLC to act as our sole placement agent in connection with this offering. The placement agent is not purchasing or selling any of our securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “reasonable best efforts,” to arrange for the sale of such securities by us. The terms of this offering are subject to market conditions and negotiations between us, the placement agent, and prospective investors. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with this offering.

We will deliver to the investors the Class A Ordinary Shares (or the Pre-Funded Warrants in lieu thereof) and the Warrants, upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We may undertake one or more closings for the sale of the Units to the investors. We expect an initial closing to occur on or about June 1, 2026, but this offering will be terminated by July 1, 2026, provided that the closing(s) of this offering for all of the Units have not occurred by such date. Any extensions or material changes to the terms of this offering will be contained in an amendment to this prospectus. We expect initial delivery of 692,000 Class A Ordinary Shares, 8,567,260 Pre-Funded Warrants, and 9,259,260 Warrants being offered pursuant to this prospectus against payment in U.S. dollars will be made on or about June 1, 2026.

Commissions and Expenses

The following table shows the total placement agent’s commissions we will pay in connection with the sale of the securities in this offering.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Public offering price	$0.54	$0.532	$10,000,000
Placement agent commissions	$0.0378	$0.03724	$700,000
Proceeds, before expenses, to us	$0.5022	$0.4948	$9,300,000

We have agreed to pay the placement agent commissions equal to 7.0% of the aggregate gross proceeds raised in this offering. We have agreed to reimburse the placement agent 1.0% of the aggregate gross proceeds of the offering as non-accountable expense of the offering.

We have also agreed to reimburse the placement agent for up to $150,000 for its actual and accountable out-of-pocket expenses related to the offering, including any reasonable fees, costs and disbursements of the placement agent’s legal counsels’ expenses, and travel costs in connection with the offering. In addition, we have agreed to reimburse the placement agent certain out-of-pocket costs of the escrow agent or clearing agent, as applicable, in an amount of up to $12,900.

We estimate the total commissions and expenses payable by us for this offering to be approximately $0.96 million, which amount includes (i) a placement agent’s commissions of $700,000; (ii) the placement agent’s non-accountable expense allowance in the amount of $100,000 in connection with this offering; and (iii) other estimated expenses of approximately $160,000 which include legal, accounting, printing costs, and various fees associated with the offering of our Class A Ordinary Shares.

Lock-Up Agreement

Mr. Weiguang Yang, our Chief Executive Officer and controlling shareholder, has entered into a lock-up agreement. Under the lock-up agreement, Mr. Yang has agreed, subject to specified exceptions, not to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any Class A Ordinary Shares or securities convertible into, or exchangeable or exercisable for, our Class A Ordinary Shares for 180 days following the Initial Closing Date (as defined in Securities Purchase Agreement) without the prior consent of the placement agent.

Notwithstanding these limitations, our securities may be transferred under limited circumstances, including by gift, will, or intestate succession.

Tail Financing

We have agreed to pay the placement agent a tail fee equal to the cash compensation in this offering, from the sales of any equity, debt and/or equity derivative instruments during the twelve-month period following the closing date of this offering, subject to certain exceptions, to any investor that was/is actually introduced to us by the placement agent during the period from December 1, 2025, the date of the engagement letter between us and the placement agent, to the closing date of this offering (the “Tail Investor”). The placement agent is required to provide us with a list of such Tail Investors within ten (10) days following the closing date of this offering or termination of the engagement letter. The tail fees granted hereunder may be terminated by the Company for “Cause,” which shall mean a material breach by the placement agent of the placement agency agreement or a material failure by the placement agent to provide the services as contemplated by the placement agency agreement.

Right of First Refusal

As provided in the placement agency agreement, we and the placement agent agree that for a period of eight months from the closing date of this offering, we grant the placement agent the right to provide investment banking services to us on an exclusive basis in the matters below, for which investment banking services are sought by us (such right, the “Right of First Refusal”), which right is exercisable in the placement agent’s sole discretion. For these purposes, investment banking services shall include, (a) acting as lead or joint-lead manager for any underwritten public offering; and (b) acting as lead or joint book-runner and/or lead or joint placement agent, initial purchaser in connection with any private offering of securities of the Company. The placement agent shall notify the Company of its intention to exercise the Right of First Refusal within 15 business days following notice in writing by the Company. Any decision by the placement agent to act in any such capacity shall be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of the placement agent and shall be subject to general market conditions. In compliance with FINRA Rule 5110(g)(6)(A), in no circumstances the Right of First Refusal shall have a duration of more than three years from the commencement of sales of the public offering or the termination date of the engagement between the Company and the placement agent. If the placement agent declines to exercise the Right of First Refusal, the Company shall have the right to retain any other person or persons to provide such services on terms and conditions which are not more favorable to such other person or persons than the terms declined by the placement agent. The Right of First Refusal granted hereunder may be terminated by the Company for “Cause,” which shall mean a material breach by the placement agent of the placement agency agreement or a material failure by the placement agent to provide the services as contemplated by the placement agency agreement.

Determination of Offering Price

The actual offering price of the securities will be negotiated between us, the placement agent, and the prospective investors in the offering based on the trading of our Class A Ordinary Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. In particular, we believe that the final offering price ultimately depends on our assessment of investors’ sentiment in our Class A Ordinary Shares and we consider, weigh and prioritize this factor as the utmost important factor in determining our fixed offering price as well as final offering price.

Listing

Our Class A Ordinary Shares are trading on the Nasdaq Capital Market under the ticker symbol “ZCMD”. There is no established public trading market for the Pre-Funded Warrant or the Warrants, and we do not intend to list the Pre-Funded Warrant or the Warrants on any national securities exchange or trading system. We do not plan to list the Pre-Funded Warrants or the Warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the placement agent may provide various advisory, investment, and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any services.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the placement agent may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in their respective capacity as placement agent and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our Class A Ordinary Shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Material PRC Income Tax Considerations

Under the new EIT Law and the Implementing Rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will be subject to a PRC income tax rate of 25% on its global income. According to the Implementing Rules, “de facto management bodies” refer to “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Accordingly, our holding company may be considered a resident enterprise and may therefore be subject to a PRC income tax on our global income. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those invested in by individuals or foreign enterprises, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by individuals or foreign enterprises. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, such PRC income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

We do not believe that Zhongchao meets all of the conditions required for PRC resident enterprise. The Company is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

However, if the PRC tax authorities determine that Zhongchao is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. Such 10% tax rate could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of our shareholders. For example, for shareholders eligible for the benefits of the tax treaty between China and Hong Kong, the tax rate is reduced to 5% for dividends if relevant conditions are met. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Class A Ordinary Shares, if such income is treated as sourced from within the PRC.

It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, Zhongchao, is not deemed to be a PRC resident enterprise, our shareholders who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee would be obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7, and we may be required to expend valuable resources to comply with Bulletin 37, or to establish that we should not be taxed under Circular 7 and Bulletin 37.

Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Material U.S. Federal Income Tax Considerations Applicable to U.S. Holders of Our Class A Ordinary Shares

The following is a summary of the material U.S. federal income tax consequences of owning and disposing of our Class A Ordinary Shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our shares is not described as a U.S. Holder in one of the four bullet points above and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Class A Ordinary Shares.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to us or to any particular holder of our shares based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our shares as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers who have elected mark-to-market accounting;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares;

●	persons that acquired our shares pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

●	persons that hold our shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	persons that hold our shares through partnerships or other pass-through entities; or

●	beneficiaries of a trust holding our shares.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (or “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with one or more aspects of the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Consequences to U.S. Holders of Class A Ordinary Shares

Taxation of Distributions Paid on Class A Ordinary Shares

Subject to the passive foreign investment company (or “PFIC”), rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our Class A Ordinary Shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Any distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. With respect to corporate U.S. Holders, dividends on our shares will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends on our shares will be taxed at the lower long-term capital gains rate applicable to qualified dividend income (see “Taxation on the Disposition of Class A Ordinary Shares” below), provided that (1) our Class A Ordinary Shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Stock Market. U.S. Holders should consult their own tax advisors regarding the tax treatment of any dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

If PRC taxes apply to dividends paid to a U.S. Holder on our Class A Ordinary Shares, such PRC taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax.

Taxation on the Disposition of Class A Ordinary Shares

Upon a sale or other taxable disposition of our Class A Ordinary Shares, and subject to the PFIC rules discussed below, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in U.S. dollars and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares. Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Ordinary Shares exceeds one year. The deductibility of capital losses is subject to various limitations. If PRC taxes apply to any gain from the disposition of our Class A Ordinary Shares by a U.S. Holder, such PRC taxes that are paid by a U.S. Holder with respect to such gain may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations that could reduce or eliminate the available tax credit). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on our current composition and assets, we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC. As such, our PFIC status, will not be determinable until after the end of each taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in the IPO, together with any other assets held for the production of passive income, it is possible that, for our current (2026) taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. If we are determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (or “QEF”), election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Class A Ordinary Shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A Ordinary Shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our Class A Ordinary Shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. There can be no assurance, however, that we will pay current dividends or make other distributions sufficient for a U.S. Holder who makes a QEF election to satisfy the tax liability attributable to income inclusions under the QEF rules, and the U.S. Holder may have to pay the resulting tax from its other assets. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our Class A Ordinary Shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the appreciation of our Class A Ordinary Shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of a PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held Class A Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our Class A Ordinary Shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of ours that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our Class A Ordinary Shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Class A Ordinary Shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Class A Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Class A Ordinary Shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs. If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made). The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A Ordinary Shares should consult their own tax advisors concerning the application of the PFIC rules to our Class A Ordinary Shares under their particular circumstances.

Material U.S. Federal Income Tax Considerations to Non-U.S. Holders of Class A Ordinary Shares

Dividends paid to a Non-U.S. Holder in respect to its Class A Ordinary Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our Class A Ordinary Shares, unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our Class A Ordinary Shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our Class A Ordinary Shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, backup withholding of United States federal income tax, currently at a rate of 24%, generally will apply to dividends paid on our Class A Ordinary Shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number and make any other required certification on U.S. Internal Revenue Service Form W-9; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Individual U.S. Holders may be required to report ownership of our Class A Ordinary Shares and certain related information on their individual federal income tax returns (by attaching a complete U.S. Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets) in certain circumstances. Generally, this reporting requirement will apply if (1) the Class A Ordinary Shares are held in an account of the individual U.S. Holder maintained with a “foreign financial institution” or (2) the Class A Ordinary Shares are not held in an account maintained with a “financial institution,” as such terms are defined in the Code. The reporting obligation will not apply to an individual, however, unless the total aggregate value of the individual’s foreign financial assets exceeds US$50,000 during a taxable year. For avoidance of doubt, this reporting requirement should not apply to Class A Ordinary Shares held in an account with a U.S. brokerage firm. Failure to comply with this reporting requirement, if it applies, will result in substantial penalties. In certain circumstances, additional tax and other reporting requirements may apply, and U.S. Holders of our Class A Ordinary Shares are advised to consult with their own tax advisors concerning all such reporting requirements.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our management consists of five executive officers who are all located in China and three independent directors, among which two (Mr. John C. General and Mr. Kevin Dean Vassily) are located in the United States and one (Ms. Dan Li) is located in China, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Ogier (Cayman) LLP, our counsel with respect to the laws of the Cayman Islands, has advised us that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of the United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. Ogier (Cayman) LLP has further advised us that, in those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments, the courts of the Cayman Islands may recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without a retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the amount for which the judgment was issued, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes, a fine, or a penalty, inconsistent with a Cayman Islands judgment on the same matter, impeachable on the grounds of fraud, or obtained in a manner or of a kind that would be contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier (Cayman) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

In the opinion of Han Kun Law Offices, our PRC legal counsel the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the costs and expenses, other than the placement agent fees and commissions and expenses reimbursable to the placement agent, payable by the registrant in connection with the sale of Class A Ordinary Shares being registered. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee	$3,480
FINRA filing fee	2,300
Legal fees and expenses	190,000
Financial printing	7,500
Miscellaneous expenses	150,000
Total	$218,280

We will bear these expenses incurred in connection with the offer and sale of the securities.

LEGAL MATTERS

The Company is being represented by Robinson & Cole LLP with respect to certain legal matters as to United States federal securities and New York State law, by Ogier (Cayman) LLP with respect to certain Cayman Islands law matter and by Han Kun Law Offices with respect to certain PRC law matter.

Mclaughlin & Stern, LLP is acting as U.S. securities counsel for the placement agent.

EXPERTS

The consolidated financial statements in this prospectus as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 , incorporated by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 have been audited by Prager Metis CPAs, LLC, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Prager Metis CPAs, LLC is located at 401 Hackensack Avenue, 4th Floor, Hackensack, New Jersey 07601.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our Class A Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at http://izcmd.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Zhongchao Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Zhongchao Inc. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years ended December 31, 2025, 2024 and 2023, and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition – Refer to Note 2 to the financial statements

Critical Audit Matter Description

The Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services.

Significant judgment is made by the Company in determining revenue recognition for certain customer agreements. The related audit effort in evaluating management’s judgments in determining revenue recognition for certain customer agreements was extensive and required a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

We evaluated management’s significant accounting policies related to certain customer agreements for reasonableness. We obtained and read contract for each sample selected, tested management’s identification and treatment of contract term, assessed the terms in the customer agreement and evaluated the appropriateness of management’s application of their accounting policies, along with their use of estimates, in the determination of revenue recognition conclusions. We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognized in the financial statements.

/s/ Prager Metis CPAs, LLC

We have served as the Company’s auditor since 2022.

Hackensack, New Jersey

April 3, 2026

PCAOB ID Number 273

ZHONGCHAO INC.

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollar, except for the number of shares)

	December 31, 2025	December 31, 2024
ASSETS
Current Assets
Cash and cash equivalents	$8,098,075	$7,841,306
Short-term investments	5,824,557	5,242,441
Accounts receivable	2,782,693	4,682,320
Inventories	-	586,221
Prepayments	23,759	81,247
Other current assets	233,042	273,682
Total Current Assets	16,962,126	18,707,217

Investments in non-marketable securities	1,230,635	1,089,960
Property and equipment, net	5,877,224	5,867,154
Intangible assets, net	7,614	12,177
Right-of-use assets	25,053	89,020
Deferred tax assets	44,194	119,425
Total Assets	$24,146,846	$25,884,953

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$526,098	$535,073
Advances from customers	150,009	203,787
Operating lease liabilities, current portion	26,083	33,685
Accrued expenses and other liabilities	824,440	757,885
Total Current Liabilities	1,526,630	1,530,430

Operating lease liabilities, noncurrent portion	-	23,832
Deferred tax liabilities	22,260	179,638
Total Liabilities	1,548,890	1,733,900

Commitments and Contingencies

Equity
Class A Ordinary Share (par value $0.008 per share, 2,250,000,000 shares authorized; 3,236,141 and 3,104,891 shares issued and outstanding on December 31, 2025 and 2024, respectively) *	25,890	24,840
Class B Ordinary Share (par value $0.008 per share, 250,000,000 shares authorized; 624,972 and 68,722 shares issued and outstanding on December 31, 2025 and 2024, respectively) *	5,000	550
Additional paid-in capital	34,475,566	29,059,063
Deferred share compensation	(1,716,667)	-
Statutory reserve	1,340,331	1,419,190
Accumulated deficits	(14,190,570)	(7,959,276)
Accumulated other comprehensive loss	(1,308,864)	(1,706,460)
Total Zhongchao Inc. Shareholders’ Equity	18,630,686	20,837,907

Noncontrolling interests	3,967,270	3,313,146
Total Equity	22,597,956	24,151,053

Total Liabilities and Equity	$24,146,846	$25,884,953

*	Retrospectively restated for the effect of share consolidation (see Note 21).

ZHONGCHAO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in U.S. dollar, except for the number of shares)

	For the Years Ended December 31,
	2025	2024	2023
Revenues
Service	$10,678,554	$13,712,964	$10,406,734
Product	696,442	2,151,809	9,027,211
Total revenues	11,374,996	15,864,773	19,433,945
Cost of revenues
Service	(5,665,996)	(5,510,088)	(5,162,425)
Product	(587,459)	(1,442,472)	(5,759,328)
Total cost of revenues	(6,253,455)	(6,952,560)	(10,921,753)
Gross Profit	5,121,541	8,912,213	8,512,192

Operating Expenses
Selling and marketing expenses	(1,490,594)	(4,010,382)	(6,710,757)
General and administrative expenses	(9,814,087)	(4,990,647)	(6,697,309)
Research and development expenses	(8,085)	(252,451)	(514,411)
Loss from disposal of property and equipment	-	-	(1,719,442)
Impairment of goodwill	-	-	(5,617,865)
Impairment of intangible assets	-	-	(536,206)
Total Operating Expenses	(11,312,766)	(9,253,480)	(21,795,990)

Loss from Operations	(6,191,225)	(341,267)	(13,283,798)

Interest income, net	343,128	243,008	237,054
Other income, net	79,412	160,015	1,069,745
(Loss) Income Before Income Taxes	(5,768,685)	61,756	(11,976,999)

Income tax (expenses) benefits	(46,182)	(335,169)	669,760
Net Loss	(5,814,867)	(273,413)	(11,307,239)

Net loss attributable to noncontrolling interests	(495,286)	(369,816)	(28,672)
Net Loss Attributable to Zhongchao Inc.’s shareholders	(6,310,153)	(643,229)	(11,335,911)

Other Comprehensive Loss
Foreign currency translation adjustment	556,434	(561,618)	(809,403)
Comprehensive Loss	(5,258,433)	(835,031)	(12,116,642)

Total comprehensive (loss) income attributable to noncontrolling interests	(654,124)	(281,757)	59,654
Total Comprehensive Loss Attributable to Zhongchao Inc.’s Shareholders	$(5,912,557)	$(1,116,788)	$(12,056,988)

Weighted Average Number of Ordinary Share Outstanding *
Basic and Diluted	3,418,290	650,678	325,419

Loss per Share
Basic and Diluted	$(1.85)	$(0.99)	$(34.83)

*	Retrospectively restated for the effect of share consolidation (see Note 21).

ZHONGCHAO INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in U.S. dollar, except for the number of shares)

									Accumulated
	Ordinary Shares*				Additional	Deferred			Other
	Class A		Class B		Paid-in	Share	Statutory	Accumulated	Comprehensive	Noncontrolling	Total
	Shares*	Amount	Shares*	Amount	Capital	Compensation	Reserve	Deficit	Income (Loss)	Interest	Equity
Balance as of December 31, 2022	256,643	$2,054	68,722	$550	$24,998,388	$-	$1,315,017	$4,124,037	$(511,824)	$3,091,043	$33,019,265
Share-based compensation expenses	225	2	-	-	135,545	-	-	-	-	-	135,547
Net (loss) income	-	-	-	-	-	-	-	(11,335,911)	-	28,672	(11,307,239)
Appropriation of statutory reserve	-	-	-	-	-	-	56,151	(56,151)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	(721,077)	(88,326)	(809,403)
Balance as of December 31, 2023	256,868	$2,056	68,722	$550	$25,133,933	$-	$1,371,168	$(7,268,025)	$(1,232,901)	$3,031,389	$21,038,170
Sales of ordinary shares	1,636,750	13,094	-	-	3,825,106	-	-	-	-	-	3,838,200
Exercise of warrants	1,200,000	9,600	-	-	(9,600)	-	-	-	-	-	-
Issuance of ordinary shares for compensation	4,875	39	-	-	109,675	-	-	-	-	-	109,714
Issuance of fraction shares for share consolidation	6,398	51	-	-	(51)	-	-	-	-	-	-
Net (loss) income	-	-	-	-	-	-	-	(643,229)	-	369,816	(273,413)
Appropriation of statutory reserve	-	-	-	-	-	-	161,208	(161,208)	-	-	-
Reversal of statutory reserve	-	-	-	-	-	-	(113,186)	113,186	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	(473,559)	(88,059)	(561,618)
Balance as of December 31, 2024	3,104,891	$24,840	68,722	$550	$29,059,063	$-	$1,419,190	$(7,959,276)	$(1,706,460)	$3,313,146	$24,151,053
Share-based compensation expenses	131,250	1,050	556,250	4,450	5,416,503	(1,716,667)	-	-	-	-	3,705,336
Net (loss) income	-	-	-	-	-	-	-	(6,310,153)	-	495,286	(5,814,867)
Appropriation of statutory reserve	-	-	-	-	-	-	62,654	(62,654)	-	-	-
Reversal of statutory reserve	-	-	-	-	-	-	(141,513)	141,513	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	-	397,596	158,838	556,434
Balance as of December 31, 2025	3,236,141	$25,890	624,972	$5,000	$34,475,566	$(1,716,667)	$1,340,331	$(14,190,570)	$(1,308,864)	$3,967,270	$22,597,956

*	Retrospectively restated for the effect of share consolidation (see Note 21).

ZHONGCHAO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollar, except for the number of shares)

	For the Years Ended December 31,
	2025	2024	2023
Cash Flows from Operating Activities:
Net loss	$(5,814,867)	$(273,413)	$(11,307,239)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for expected credit losses	873,841	85,644	1,247,907
Depreciation and amortization expenses	290,183	231,111	518,493
Loss from disposal of property and equipment	24,531	863	1,688,078
Impairment of goodwill	-	-	5,617,865
Impairment of intangible assets	-	-	536,206
Amortization of right-of-use assets	31,484	197,244	405,121
Share-based compensation expenses	3,705,336	109,714	135,547
Deferred tax (benefits) expenses	(82,490)	287,651	(739,227)
Changes in fair value of short-term investments	(8,078)	(108,949)	(654,980)
Downward (upward) adjustments in investments in non-marketable securities	7,040	(4,796)	(81,036)
Changes in operating assets and liabilities:
Accounts receivable	1,173,881	(2,316,625)	2,789,772
Prepayments	59,394	1,285,433	(388,706)
Prepayments – related party	-	-	112,980
Inventories	595,340	(10,166)	(409,771)
Other current assets	47,650	164,354	27,685
Accounts payable	(31,528)	(132,054)	548,591
Advances from customers	(61,004)	(620,949)	456,078
Income tax payable	-	-	(102,326)
Accrued expenses and other liabilities	33,166	(127,754)	81,554
Lease liabilities	1,512	(240,551)	(428,363)
Net Cash Provided by (Used in) Operating Activities	845,391	(1,473,243)	54,229

Cash Flows from Investing Activities:
Purchases of property and equipment	(152,561)	(3,045,183)	(839,736)
Proceeds from disposal of property and equipment	-	-	31,634
Loans to third parties	-	-	(833,226)
Repayment of loans from third parties	-	277,944	2,390,776
Due from related parties	-	-	220,310
Investments in short-term investments	(9,379,764)	(10,656,730)	(6,317,257)
Proceeds from redemption of short-term investments	8,805,726	11,421,047	1,592,844
Investments in non-marketable securities	(100,000)	-	-
Proceeds from redemption of non-marketable securities	-	195,169	-
Net Cash Used in Investing Activities	(826,599)	(1,807,753)	(3,754,655)

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares in connection with direct offering	-	3,838,200	-
Net Cash Provided by Financing Activities	-	3,838,200	-

Effect of exchange rate changes on cash and cash equivalents	237,977	(264,592)	(271,333)

Net decrease in cash and cash equivalents	256,769	292,612	(3,971,759)
Cash and cash equivalents at beginning of year	7,841,306	7,548,694	11,520,453
Cash and cash equivalents at end of year	$8,098,075	$7,841,306	$7,548,694

Supplemental Cash Flow Information
Cash paid for income tax	$126,589	$45,944	$114,501

Noncash investing activities
Right-of-use assets obtained in exchange for operating lease obligations	$-	$55,765	$71,726
Decrease in right of use assets and operating lease obligations due to termination	$(34,546)	$(554,265)	$(579,491)
Addition of property and equipment from deposit and prepayment for properties	$-	$-	$233,267

ZHONGCHAO INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Zhongchao Inc. (“Zhongchao Cayman”, or the “Company”) is a holding company incorporated on April 16, 2019, under the laws of the Cayman Islands. The Company commenced operations on August 17, 2012, through its variable interest entity (“VIE”), Zhongchao Medical Technology (Shanghai) Limited (“Zhongchao Shanghai”), a limited liability company established under the laws of the PRC. The Company provides customized medical courses and customized medical training services to pharmaceutical enterprises, and not-for-profit organizations (“NFPs”) including medical associations, medical institutions, medical journals, medical foundations, hospitals and etc. and sales of pharmaceutical products in the PRC.

The consolidated financial statements reflect the activities of Zhongchao Shanghai and each of the following entities:

Name	Background		Ownership
Zhongchao Group Inc. (“Zhongchao BVI”)	●	A BVI company	100% owned by Zhongchao Cayman
	●	Incorporated on April 23, 2019
	●	A holding company
Zhongchao USA LLC (“Zhongchao USA”)	●	A United States company	100% owned by Zhongchao Cayman
	●	Incorporated on May 13, 2020
	●	Engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology (no medical diagnosis and treatment activities allowed).
Zhongchao Japan (“Zhongchao Japan”)	●	A Japan company	100% owned by Zhongchao USA since December 2021. Before December 2021, 10% owned by Zhongchao USA and 90% owned by Mr. Weiguang Yang
	●	Incorporated on October 1, 2020
	●	Engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology (no medical diagnosis and treatment activities allowed).
Zhongchao Group Limited (“Zhongchao HK”)	●	A Hong Kong company	100% owned by Zhongchao BVI
	●	Incorporated on May 14, 2019
	●	A holding company
Beijing Zhongchao Zhongxing Technology Limited (“Zhongchao WFOE”)	●	A PRC company and deemed a wholly foreign owned enterprise	100% owned by Zhongchao HK
	●	Incorporated on May 29, 2019
	●	A holding company
Zhongchao Shanghai	●	A PRC limited liability company	VIE of Beijing Zhongchao Zhongxing Technology Limited
	●	Incorporated on August 17, 2012; Beijing Branch of Zhongchao Shanghai was discontinued on October 27, 2023.
	●	Engaged in technology development, technology transfer, and technical services in the field of medical technology, technical consulting in the field of network technology, and medical information consulting

Shanghai Maidemu Cultural Communication Corp. (“Shanghai Maidemu”)	●	A PRC limited liability company	100% owned by Zhongchao Shanghai
	●	Incorporated on March 12, 2015 and dissolved on March 27, 2024
	●	Planning for cultural and artistic exchanges, designing, producing, acting for and publishing various kinds of advertisements, and medical consultation (no medical diagnosis and treatment activities allowed).
Shanghai Huijing Information Technology Co., Ltd., (“Shanghai Huijing”)	●	A PRC limited liability company	100% owned by Shanghai Maidemu; subsequently 100% owned by Zhongchao Shanghai in August 2023.
	●	Incorporated on September 28, 2016
	●	Engaged in technology development, transfer, service and consulting in the fields of computer technology, graphic designing, website page designing, planning cultural and artistic exchanges.
Shanghai Zhongxun Medical Technology Co., Ltd. (“Shanghai Zhongxun”)	●	A PRC limited liability company	100% owned by Zhongchao Shanghai
	●	Incorporated on May 27, 2017; Beijing branch was discontinued on May 29, 2023.
	●	Engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology (no medical diagnosis and treatment activities allowed).
Shanghai Zhongxin Medical Technology Co., Ltd (“Shanghai Zhongxin”)	●	A PRC limited liability company	93.33% owned by Shanghai Zhongxun*
	●	Incorporated on October 10, 2018
	●	Engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology, market information consulting and investigating.
Beijing Zhongchao Boya Medical Technology Co., Ltd. (“Beijing Boya”)	●	A PRC limited liability company	100% owned by Zhongchao Shanghai
	●	Incorporated on April 27, 2020
	●	Engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology, market information consulting and investigating.
Hainan Zhongteng Medical Technology Co., Ltd. (“Hainan Zhongteng”)	●	A PRC limited liability company	100% owned by Beijing Boya
	●	Incorporated on July 16, 2021 and dissolved on July 24, 2023.
	●	Engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology, market information consulting and investigating.
Zhixun Internet Hospital (Liaoning) Co., Ltd. (“Liaoning Zhixun”)	●	A PRC limited liability company	100% owned by Beijing Boya
	●	Incorporated on July 6, 2020 and dissolved on January 7, 2025
	●	Engaged in online hospital services, medical services, elderly nursing services, remote healthcare management services, healthcare consulting services, sales of medical appliances and other medical products.
Shanghai Xinyuan Human Resources Co., Ltd. (“Shanghai Xinyuan”)	●	A PRC limited liability company	100% owned by Shanghai Zhongxin
	●	Incorporated on January 13, 2021 and dissolved on December 13, 2024. Beijing Branch of Shanghai Xinyuan was discontinued on May 20, 2024.
	●	Engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology, market information consulting and investigating.

Hainan Muxin Medical Technology Co., Ltd. (“Hainan Muxin”)	●	A PRC limited liability company	100% owned by Shanghai Zhongxin
	●	Incorporated on July 21, 2021 and dissolved on November 13, 2025
	●	Engaged in technology development, transfer, service and consulting in the fields of medical technology and computer technology, market information consulting and investigating.
Chongqing Xinjiang Pharmaceutical Co., Ltd. (“Chongqing Xinjiang”)	●	A PRC limited liability company	100% owned by Shanghai Zhongxun
	●	Incorporated on January 18, 2022 and dissolved on June 30, 2025
	●	Engaged in trading of patented drugs
Beijing Zhongxuanboya Medical Technology Co., Ltd. (“Beijing Zhongxuanboya”) (previously known as Beijing Yisuizhen Technology Co., Ltd.) (“Beijing Yisuizhen”)	●	A PRC limited liability company	100% owned by Shanghai Zhongxuanboya
	●	Incorporated on November 8, 2021 and changed its name on March 26, 2025
	●	Acquired by the Company on August 31, 2022
	●	Provision of online platform for communication between hospitals and patients
West Angel (Beijing) Health Technology Co., Ltd. (“West Angel”)	●	A PRC limited liability company	60% owned by Shanghai Zhongxun
	●	Incorporated on July 1, 2003
	●	Acquired by the Company on August 31, 2022
	●	Provision of online platform for communication between hospitals and patients
Shanghai Maidemu Health Management Co., Ltd. (“Maidemu Health”)	●	A PRC limited liability company	100% owned by Zhongchao Shanghai
	●	Incorporated on August 9, 2023 and dissolved on October 16, 2025
	●	Engaged in health consultation services
Shanghai Zhongxuanboya Medical Technology Co., Ltd. (“Shanghai Zhongxuanboya”)	●	A PRC limited liability company	100% owned by Shanghai Zhongxun
	●	Incorporated on February 7, 2025
	●	Engaged in technology development transfer, service and consulting in the fields of computer technology, planning cultural and artistic exchanges.
Beijing Zhongxinboya Medical Technology Co., Ltd. (“Beijing Zhongxinboya”)	●	A PRC limited liability company	100% owned by Shanghai Zhongxuanboya
	●	Incorporated on May 27, 2025 and dissolved on August 19, 2025
	●	Engaged in technology development transfer, service and consulting in the fields of computer technology, planning cultural and artistic exchanges.

*

51% of the equity interest owned by Shanghai Zhongxun before November 2020. Through certain entrustment agreements signed in November 2020, Mr. Weiguang Yang, Beijing Zhongchao Yixin Management Consulting Partnership, LLP (“Zhongchao Yixin”), and Beijing Zhongren Yixin Management Consulting Partnership, LLP (“Zhongren Yixin”), hold 19%, 20% and 10% of the equity interest of Shanghai Zhongxin on behalf of Shanghai Zhongxun, respectively. As a result, Shanghai Zhongxun owned 100% of Shanghai Zhongxin’s equity interest as of December 31, 2021.

In the year of 2022, Mr. Weiguang Yang transferred 6.67% to four shareholders of West Angel, as a part of consideration to acquire 60% equity interest in West Angel. Shanghai Zhongxun owns 93.33% of Shanghai Zhongxin’s equity interest as of December 31, 2022.

On August 14, 2019, Zhongchao WFOE entered into a series of agreements (the “VIE Agreements”) with Zhongchao Shanghai and the shareholders of Zhongchao Shanghai. The VIE Agreements allows Zhongchao Cayman to consolidate the financial statements and receive the economic benefits of the operation results of Zhongchao Shanghai through the VIE Agreements. Under U.S. GAAP, for accounting purposes, Zhongchao Cayman was deemed to have a controlling financial interest in, and be the primary beneficiary of Zhongchao Shanghai, because pursuant to the VIE Agreements, the operations of Zhongchao Shanghai were solely for the benefit of Zhongchao WFOE and ultimately, Zhongchao Cayman.

On August 14, 2019, Zhongchao Cayman completed a reorganization of entities under common control of Weiguang Yang, who owned a majority of the voting power of Zhongchao Cayman prior to the reorganization. Zhongchao Cayman, Zhongchao Group Inc. (“Zhongchao BVI”), and Zhongchao Group Limited (“Zhongchao HK”) were established as the holding companies of Zhongchao WFOE. Zhongchao WFOE is the primary beneficiary of Zhongchao Shanghai and its subsidiaries, and all of these entities are under common control which results in the consolidation of Zhongchao Shanghai and subsidiaries which have been accounted for as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the consolidated financial statements. Total assets and liabilities presented on the Company’s consolidated balance sheets and revenues, expenses, net incomes presented on consolidated statements of operations as well as the cash flows from operating, investing and financing activities presented on the consolidated statements of cash flows are substantially the financial positions, operations and cash flows of Zhongchao Shanghai and its subsidiaries.

On August 15, 2019, Yantai Hanfujingfei Investment Centre (LP) (“Yantai HF”), a 6.25% shareholder of Zhongchao Shanghai, planned to withdraw its equity interest in Zhongchao Shanghai (which is representative of 16,876 shares in Zhongchao Shanghai, among which 8,438 shares were issued by Zhongchao Shanghai and the remaining 8,438 shares were purchased from two existing shareholders), and to contribute the same amount of capital to Zhongchao Cayman directly. The Company and HF Capital Management Delta, Inc. (“HF Capital”), the sole member of which was the managing partner of Yantai HF, entered into a certain warrant agreement to purchase ordinary shares of the Company, pursuant to which the Company granted a warrant to HF Capital, who expects to exercise the warrant and receive the ordinary shares of the Company before the effective date and closing of the offering because these conditions are considered to be administrative procedures and there are no uncertainties of going through them. The warrant entitled HF Capital to purchase 16,876 Class A Ordinary Shares, representing 0.44% economic beneficial interest of the Company as of December 31, 2025, from the Company, if the following conditions are mt:

1)	All PRC governmental consent and approval required for HF Capital to exercise the warrant and payment of the capital contribution have been obtained, including without limitation, any approval or filing with respect to HF Capital’s investment into the Company, and payment by HF Capital of the capital contribution to the Company, and reasonable evidence thereof shall have been provided to the Company;

2)	HF Capital has fully paid the capital contribution to Zhongchao Cayman; and

3)	The Company released the paid-in capital of HF Capital from Zhongchao Shanghai.

The practice is solely a result of tax planning from HF Capital. As the warrant does not cause the Company to transfer or receive any assets, or exchange any other financial instruments on potentially favorable or unfavorable terms with shareholder. The warrant does not meet the definition of a financial instrument as defined in ASC 480 Distinguishing Liabilities from Equity. The management believed the agreement between the Company and HF Capital is a commitment rather than a financial instrument. As such, the warrant is not subject to accounting treatment. In addition, the management expected that there is no circumstance under which the 16,876 Class A Ordinary Shares would not be issued, thus the 16,876 underlying Class A Ordinary Shares should be included in the ordinary shares outstanding as of December 31, 2025, 2024 and 2023 and in the calculation of the basic and diluted weighted average ordinary share issued and outstanding for calculating basic and diluted earnings per share.

On December 2, 2019, the registration of HF Capital’s withdrawal of its capital contribution in Zhongchao Shanghai was completed with local State Administration for Industry and Commerce. The paid-in capital of HF Capital in an amount of RMB20 million (approximately US$2.9 million) is currently being held in the corporate bank account of Zhongchao Shanghai and is to be deposited in a designated bank account mutually controlled by Zhongchao Shanghai and HF Capital after the completion of HF Capital’s ODI procedures and to be released as HF Capital’s capital contribution in Zhongchao Cayman.

Subsequently, in 2020 through 2025, the VIE and VIE’s subsidiaries established a series of subsidiaries including Beijing Boya, Hainan Zhongteng, Liaoning Zhixun, Shanghai Xinyuan, Hainan Muxin, Ningxia Zhongxin, Chongqing Xinjiang, Beijing Zhongxuanboya, Maidemu Health, Shanghai Zhongxuanboya and Beijing Zhongxinboya to continually expand its operations in different regions and develop new markets. Additionally, with the establishment of Chongqing Xinjiang, started in 2022, the Company started to sell patented drugs.

Class A Ordinary Shares issued and outstanding presented on the financial statements are reconciled with the number of shares legally as follows:

	December 31, 2025	December 31, 2024
Number of Class A Ordinary Shares legally issued and outstanding	3,219,265	3,088,015
Class A Ordinary Shares committed to be issued to HF Capital	16,876	16,876
Number of Class A Ordinary Shares outstanding and issued presented on the financial statements	3,236,141	3,104,891

VIE Agreements with Zhongchao Shanghai

Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services and certain other businesses, the Company operates its businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. As such, Zhongchao Cayman consolidated Zhongchao Shanghai’s financial statements and received the economic benefits of the operation results of Zhongchao Shanghai through VIE Arrangements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such VIE Arrangements consist of a series of six agreements (collectively, the “VIE Arrangements”), which were signed on August 14, 2019.

On June 5, 2020, all shareholders of Zhongchao Shanghai, except Mr. Yang and Shanghai Xingzhong Investment Management LP (“Shanghai Xingzhong,”) decided to withdraw their capital contribution from Zhongchao Shanghai (the “Capital Reduction”). Given the effect of the Capital Reduction, Mr. Yang became the 76.4% shareholder of Zhongchao Shanghai with the remaining equity interests held by Shanghai Xingzhong. On September 10, 2020, Zhongchao WFOE, and Zhongchao Shanghai, and its shareholders signed a confirmation agreement to confirm that the VIE Agreements entered on August 14, 2019 have been terminated because of the Capital Reduction.

Accordingly, on September 10, 2020, to clarify the legal effect of the Capital Reduction and to sustain the effective control over Zhongchao Shanghai by the Company, Mr. Yang and Shanghai Xingzhong, as the shareholders of Zhongchao Shanghai, signed a series of VIE agreements with Zhongchao WFOE, the terms of which are substantially the same as those of the VIE Agreements except the number of shareholders of Zhongchao Shanghai reduced to two (the “2020 VIE Agreements”). Upon entry into the 2020 VIE Agreements, the VIE Agreements, except for the Master Exclusive Service Agreement dated August 14, 2020, were expired.

On September 9, 2021, Shanghai Xingzhong transferred its equity interest in Zhongchao Shanghai to Shanghai Xingban Enterprises Management Partnership (Limited Partnership) (“Shanghai Xingban”). On September 10, 2021, to clarify the legal effect of such share transfer and to sustain the Company’s ability to consolidate the financial results of Zhongchao Shanghai, Mr. Yang and Shanghai Xingban, as the shareholders collectively holding 100% equity interest in Zhongchao Shanghai, signed a series of VIE agreements with Zhongchao WFOE (the “2021 VIE Agreements”). Upon entry into the 2021 VIE Agreements, the 2020 VIE Agreements dated August 14, 2020, except for the Master Exclusive Service Agreement, were expired.

The significant terms of the VIE Arrangements, 2020 VIE Arrangements and 2021 VIE Agreements by and among the Company’s wholly-owned subsidiary, Zhongchao WFOE, its consolidated variable interest entity, Zhongchao Shanghai, and the shareholders of Zhongchao Shanghai are as follows:

Agreements that Provide Us Effective Control over Zhongchao Shanghai

The Company’s wholly foreign owned entity, Zhongchao WFOE, has entered into the following agreements with Zhongchao Shanghai and its shareholders.

Equity Interest Pledge Agreement

Pursuant to the equity interest pledge agreement dated August 14, 2019, each shareholder of Zhongchao Shanghai (collectively “Shareholder”) has pledged all of its equity interest in Zhongchao Shanghai to guarantee the shareholder’s and Zhongchao Shanghai’s performance of their obligations under the master exclusive service agreement, business cooperation agreement, exclusive option agreement and proxy agreement and power of attorney. If Zhongchao Shanghai or any of its shareholders breaches their contractual obligations under these agreements, Zhongchao WFOE, as pledgee, will be entitled to dispose the pledged equity interest entirely or partially. Each of the shareholders of Zhongchao Shanghai agrees that, during the term of the equity interest pledge agreement, it will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests without the prior written consent of Zhongchao WFOE. In addition, Zhongchao WFOE has the right to collect dividends generated by the pledged equity interest during the term of the pledge. The term of the initial equity interest pledge agreement is 20 years. After the expiration of the term of initial pledge registration, Zhongchao WFOE may at its sole discretion require the Shareholders to extend the term of the equity interest registration.

Proxy Agreement and Power of Attorney

Pursuant to the proxy agreement and power of attorney dated August 14, 2019, each shareholder of Zhongchao Shanghai has irrevocably appointed Zhongchao WFOE to act as such shareholder’s exclusive attorney-in-fact to exercise all shareholder rights, including, but not limited to, voting on all matters of Zhongchao Shanghai requiring shareholder approval, disposing of all or part of the shareholder’s equity interest in Zhongchao Shanghai, oversee and review Zhongchao Shanghai’s operation and financial information. Zhongchao WFOE is entitled to designate any person to act as such shareholder’s exclusive attorney-in-fact without notifying or the approval of such shareholder, and if required by PRC law, Zhongchao WFOE shall designate a PRC citizen to exercise such right. Each proxy agreement power of attorney will remain in force for so long as the Zhongchao Shanghai exists. The shareholders of Zhongchao Shanghai do not have the right to terminate this agreement or revoke the appointment of the attorney-in-fact without the prior written consent of Zhongchao WFOE.

Spouse Consent Letters

Pursuant to the Spouse Consent Letters dated August 14, 2019, the spouse of each married shareholder of Zhongchao Shanghai, unconditionally and irrevocably agreed not to assert any rights over the equity interest in Zhongchao Shanghai held by and registered in the name of their spouse. In addition, each of them agreed to be bound by the VIE Arrangements described here if the spouse obtains any equity interest in Zhongchao Shanghai for any reason.

Master Exclusive Service Agreement

Under the master exclusive service agreement between Zhongchao WFOE and Zhongchao Shanghai dated August 14, 2019, Zhongchao WFOE has the exclusive right to provide Zhongchao Shanghai with technical support, consulting services and other services. Zhongchao WFOE has the right to designate and appoint, at its sole discretion, any entities affiliated with the Zhongchao WFOE to provide any and all services. The service fees are calculated and paid on a yearly basis and at the amount that equals to 100% of the consolidated net profits of Zhongchao Shanghai. Zhongchao WFOE may adjust the service fee at its discretion after taking into account multiple factors, such as the difficulty of the services provided, the time consumed, the content and commercial value of services provided and the market price of comparable services. Zhongchao WFOE owns the intellectual property rights arising out of the performance of this agreements. Zhongchao Shanghai shall seek approval from Zhongchao WFOE prior to entering into any contracts obtaining the same or similar services as provided under the Master Exclusive Service Agreement. This agreement will remain effective as long as Zhongchao Shanghai exists, unless Zhongchao WFOE advance written notice to Zhongchao Shanghai and its shareholders or upon the transfer of all the equity interest held by Zhongchao Shanghai’s shareholders to Zhongchao WFOE and/or a third party designated by Zhongchao WFOE.

Agreements that Provide Us with the Option to Purchase the Equity Interest in Zhongchao Shanghai

Business Cooperation Agreement

Under the business cooperation agreement dated August 14, 2019, without Zhongchao WFOE’s prior written consent, Zhongchao Shanghai agrees not to engage in any transaction which may materially affect its asset, obligation, right or operation, including but not limited to: any activities not within its normal business scope, merger and acquisition, offering any loan to any third party and incurring any debt from any third party. Zhongchao Shanghai shall seek approval from Zhongchao WFOE prior to entering into any material contract, except the contracts executed in the ordinary course of business. Zhongchao Shanghai shall cause the persons designated by Zhongchao WFOE to be the directors and executive officers of Zhongchao Shanghai. This agreement will remain effective as long as Zhongchao Shanghai exists, unless Zhongchao WFOE advance written notice to Zhongchao Shanghai and its shareholders or upon the transfer of all the equity interest held by Zhongchao Shanghai’s shareholders to Zhongchao WFOE and/or a third party designated by Zhongchao WFOE.

Exclusive Option Agreement

Pursuant to the exclusive option agreement dated August 14, 2019, each shareholder of Zhongchao Shanghai has irrevocably granted Zhongchao WFOE an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholder’s equity interests in Zhongchao Shanghai. The purchase price is equal to the lowest price allowable under PRC laws and regulations at the time of the transfer. Zhongchao Shanghai has agreed that without Zhongchao WFOE’s prior written consent, Zhongchao Shanghai shall cause the persons designated by Zhongchao WFOE to be the directors and executive officers of Zhongchao Shanghai, not amend its articles of association, increase or decrease the registered capital, sell or otherwise dispose of its assets or beneficial interest, create or allow any encumbrance on its assets or other beneficial interests, provide any loans to any third parties, enter into any material contract, merge with or acquire any other persons or make any investments, or distribute dividends to the shareholders. The shareholders of Zhongchao Shanghai have agreed that, without Zhongchao WFOE’s prior written consent, they will not dispose of their equity interests in Zhongchao Shanghai or create or allow any encumbrance on their equity interests. Moreover, without Zhongchao WFOE’s prior written consent, no dividend will be distributed to Zhongchao Shanghai’s shareholders, and if any of the shareholders receives any profit, interest, dividend or proceeds of share transfer or liquidation, the shareholder must give such profit, interest, dividend and proceeds to Zhongchao WFOE. These agreements will remain effective as long as Zhongchao Shanghai exists unless Zhongchao WFOE advance written notice to Zhongchao Shanghai and the shareholders or upon the transfer of all the equity interest held by the shareholders to Zhongchao WFOE and/or its designee.

The Company has concluded that the Company is the primary beneficiary of Zhongchao Shanghai and its subsidiaries, and should consolidate their financial statements. The Company is the primary beneficiary based on the Proxy Agreement and Power of Attorney entered into as part of the VIE Agreements that each equity holder of Zhongchao Shanghai assigned their rights as a shareholder of Zhongchao Shanghai to Zhongchao WOFE. These rights include, but are not limited to, voting on all matters of Zhongchao Shanghai requiring shareholder approval, disposing of all or part of the shareholder’s equity interest in Zhongchao Shanghai, oversee and review Zhongchao Shanghai’s operation and financial information. As such, the Company, through Zhongchao WOFE, is deemed to hold all of the voting equity interest in Zhongchao Shanghai and its subsidiaries. For the periods presented, the Company has not provided any financial or other support to either Zhongchao Shanghai or its subsidiaries. However, pursuant to the Master Exclusive Services Agreement, the Company may provide complete technical support, consulting services and other services during the term of the VIE agreements. Though not explicit in the VIE agreements, the Company may provide financial support to Zhongchao Shanghai and its subsidiaries to meet its working capital requirements and capitalization purposes. The terms of the VIE Agreements and the Company’s plan of financial support to the VIE were considered in determining that the Company is the primary beneficiary of the VIE. Accordingly, the financial statements of the VIE are consolidated in the Company’s consolidated financial statements.

Based on the foregoing VIE Agreements, Zhongchao WFOE consolidated the financial statements of Zhongchao Shanghai and its subsidiaries, which enables Zhongchao WFOE to receive all of their expected residual returns and absorb the expected losses of the VIE and its subsidiaries. Accordingly, the Company consolidates the accounts of Zhongchao Shanghai and its subsidiaries for the periods presented herein, in accordance with Accounting Standards Codification, or ASC, 810-10, Consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principal of consolidation

Affiliates are entities controlled by the Company. Control exists when the Company has the power, directly and indirectly, to govern the financial and operating policies of an entity and be exposed to the variable returns from its activities. The financial statements of affiliates are included in the consolidated financial statements from the date that control commences until the date that control ceases.

The consolidated financial statements include the accounts of Zhongchao Cayman, its subsidiaries and VIE and VIE’s subsidiaries, and Zhongchao Japan. These companies are controlled by a common controlling shareholder.

All transactions and balances among the Company, its subsidiaries and VIE have been eliminated upon consolidation.

Business combination and non-controlling interests

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers, liabilities incurred by the Company and equity instruments issued by the Company. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets acquired and liabilities assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total costs of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the acquisition date amounts of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the acquisition date amounts of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of operations and comprehensive loss. During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Subsequent to the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any further adjustments are recorded in the consolidated statements of operations and comprehensive loss.

In a business combination achieved in stages, the Company re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition date fair value and the re-measurement gain or loss, if any, is recognized in the consolidated statements of operations and comprehensive loss.

For the Company’s non-wholly owned subsidiaries, a noncontrolling interest is recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Company. Non-controlling interests represent the equity interests in the subsidiaries of the VIE that are not attributable, either directly or indirectly, to the VIE. For the Company’s consolidated financial statements, non-controlling interests represent minority shareholders’ 6.67% in Zhongxin and a minority shareholder’s 40% in West Angel, respectively, as of December 31, 2025 and 2024.

Non-controlling interests are presented as a separate line item in the equity section of the Company’s consolidated balance sheets and have been separately disclosed in the Company’s consolidated statements of operations and comprehensive loss to distinguish the interests from that of the Company, its wholly-owned subsidiaries, VIE and VIE’s subsidiaries.

Foreign currency translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing on the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates on the date of the balance sheet. The resulting exchange differences are recorded in the consolidated statements of operations and comprehensive loss.

The reporting currency of the Company and its subsidiaries is U.S. dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$.

In general, for consolidation purposes, assets and liabilities of the Company and its subsidiaries whose functional currency is not the US$, are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. Shareholders’ equity account is translated at historical exchange rate. The gains and losses resulting from translation of financial statements of the Company and its subsidiaries are recorded as a separate component of accumulated other comprehensive loss within the statement of shareholders’ equity.

Translation of amounts from RMB into US$ has been made at the following exchange rates for the respective periods:

	December 31, 2025	December 31, 2024
Balance sheet items, except for equity accounts	6.9931	7.2993

	For the Years Ended December 31,
	2025	2024	2023
Items in the statements of operations and comprehensive loss, and statements of cash flows	7.1875	7.1957	7.0809

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, fair value of the Company’s ordinary shares, fair value of the Company’s subsidiaries, determinations of the useful lives and valuation of long-lived assets, valuation of goodwill, estimates of provision for expected credit losses, valuation of deferred tax assets, and other provisions and contingencies.

Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 31, 2025 and 2024, financial instruments of the Company comprised primarily current assets and current liabilities including cash and cash equivalents, accounts receivable, accounts payable and other payables, which approximate their fair values because of the short-term nature of these instruments. Trading securities with observable market price in active market are classified as level 1 investment and are measured at fair value as of December 31, 2025 and 2024. Certificates of deposit with a term of more than three months based on quoted price for similar assets in active markets are classified as level 2 investment and are measured at fair value as of December 31, 2025 and 2024.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits, as well as highly liquid investments, with original maturities of three months or less, which are unrestricted as to withdrawal and use.

Short-term investments

Short-term investments comprised of certificates of deposits with original maturities of more than three months but less than one-year, certain listed equity securities purchased through various open market transactions. Equity securities not measured by the equity method are carried at fair value with unrealized gains and losses recorded in the consolidated statements of operations and comprehensive loss, according to ASC 321 “Investments — Equity Securities”.

Accounts receivable and allowance for credit losses

Accounts receivables are recorded at the gross amount less an allowance for credit losses and do not bear interest. In 2016, FASB issued ASU No. 2016-13 “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC 326”), which amends previously issued guidance regarding the impairment of financial instruments by creating an impairment model that is based on expected losses rather than incurred losses. The Company adopted ASC 326 and several associated ASUs on January 1, 2023 using modified retrospective approach. The adoption has no material impact on the Company’s consolidated financial statements. The Company provides customers with credit terms ranging between one to six months, depending on credit assessment of customers. Management reviews the adequacy of the allowance for credit losses on an ongoing basis, and considers factors such as historical collection trend, creditworthiness, current economic trend as well as other supportable forward-looking factors. Account balances are charged off against the allowance after all means of collection have been exhausted. During the years ended December 31, 2025, 2024 and 2023, the Company accrued provisions for credit losses of $873,841, $85,644, and $1,247,907, respectively, and $399,951, $20,767, and $1,247,907 were written off as the Company evaluated it is remote to collect the balance. As of December 31, 2025 and 2024, allowances for credit losses against accounts receivable were $556,051 and $66,093, respectively.

Inventories

Inventories of the Company consist of patented drugs. Inventories are stated at the lower of cost or net realizable value. Inventory costs include expenses that are directly or indirectly incurred in the purchase of patented drugs. Cost of inventories is determined using the weighted average cost method. Inventories are written down to estimated net realizable value, which could be impacted by certain factors including historical usage, expiration date, expected demand, anticipated sales price, new product development schedules, product obsolescence, customer concentrations and other factors. The Company continually evaluates recoverability, and inventory provisions are recorded in the consolidated statements of operations and comprehensive loss. As of December 31, 2025 and 2024, the Company did not provide inventory provisions against patented drugs.

Prepayments

Prepayments represent amounts advanced to suppliers for providing services or products to the Company. The suppliers usually require advance payments when the Company orders services or products and the prepayments will be utilized to offset the Company’s future payments. These amounts are unsecured, non-interest bearing and generally short-term in nature.

Investments in equity method investees

In addition to the investment of investees over which the Company has significant influences, the Company also accounts for the investment in a limited partnership in which the Company holds more than minor equity interest (3% - 5%) in accordance with ASC 323-30-25 under the equity method of accounting.

The Company applies the equity method to account for investment in a limited partnership and other investees, according to ASC 323 “Investments — Equity Method and Joint Ventures”, over which it has significant influence but does not own a controlling financial interest.

Under the equity method, the Company’s share of the post-acquisition profits or losses of the equity investee is recognized in the consolidated statements of operations and comprehensive loss. The Company records its share of the results of the equity investees on a one quarter in arrears basis. When the Company’s share of losses of the equity investee equals or exceeds its interest in the equity investee, the Company does not recognize further losses, unless the Company has incurred obligations or made payments or guarantees on behalf of the equity investee.

The Company continually reviews its investments in equity investees to determine whether a decline in fair value below the carrying value is other-than-temporary. The primary factors the Company considers in its determination include the financial condition, operating performance and the prospects of the equity investee; other company specific information such as recent financing rounds; the geographic region, market and industry in which the equity investee operates; and the length of time that the fair value of the investment is below its carrying value. If the decline in fair value is deemed to be other-than-temporary, the carrying value of the equity investee is written down to fair value. No impairment was recognized for the years ended December 31, 2025, 2024 and 2023.

Investments in equity securities

Equity securities not accounted for using the equity method are carried at fair value with unrealized gains and losses recorded in the consolidated statements of operations and comprehensive loss, according to ASC 321 “Investments — Equity Securities.

During the years ended December 2025 and 2024, the Company invested in one different equity security each year. The Company elected to record an equity investment in privately held companies using the measurement alternative at cost, less impairment, with subsequent adjustments for observable price changes resulting from orderly transactions for identical or similar investments of the same issuer. As a practical expedient, the Company uses Net Asset Value (“NAV”) or its equivalent to measure the fair value of the investment in the fund. NAV is primarily determined based on information provided by financial institution. Gain (loss) was recorded in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2025 and 2024.

The equity investment in privately held companies accounted for using the measurement alternative are subject to periodic impairment reviews. The Company’s impairment analysis considers both qualitative and quantitative factors that may have a significant effect on the fair value of the equity security.

Property and equipment

Property and equipment primarily consist of buildings, office equipment, and vehicles. Properties and equipment are stated at cost less accumulated depreciation less any provision required for impairment in value. Depreciation is computed using the straight-line method with residual value rate of 5% based on the estimated useful lives as follows:

Land and buildings	7 - 21 years
Office equipment	3 years
Vehicle	4 years
Leasehold improvements	5 years

Costs of repairs and maintenance are expensed as incurred and asset improvements are capitalized. The cost and related accumulated depreciation of assets disposed of or retired are removed from the accounts, and any resulting gain or loss is recorded in operating expenses in the consolidated statements of operations and comprehensive loss.

Prepayments for lease of land

Prepayments for lease of land represent prepayments to the lessee for sub-lease of two land use rights. Prepayments for lease of land are carried at cost less accumulated amortization and any impairment loss. Amortization is provided against the cost of lease prepayments on a straight-line basis over the period of the rights, which are 16 years and 32 years, respectively. For the years ended December 31, 2025, 2024 and 2023, the Company had impairment loss on the prepayments for lease of land of $nil, $nil, and $285,553, respectively.

Intangible assets, net

The Company acquired intangible assets through either purchase or acquisition in the business combination.

Intangible assets acquired through business combinations are recognized as assets separate from goodwill if they satisfy either the “contractual-legal” or “separability” criterion. Intangible assets arising from business combinations are measured at fair value upon acquisition using valuation techniques such as discounted cash flow analysis. Major assumptions used in determining the fair value of these intangible assets include future growth rates and weighted average cost of capital. Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method as follows:

Purchased intangible assets are recognized and measured at fair value upon acquisition.

Separately identifiable intangible assets that have determinable lives continue to be amortized over their estimated useful lives using the straight-line method based on their estimated useful lives as follows:

Trademarks	10 years
License	10 years
Software	3 - 10 years

Impairment of long-lived assets other than goodwill

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the years ended December 31, 2025, 2024 and 2023, the Company recognized impairment losses of long-lived assets of $nil, $nil, and $536,206, respectively.

Goodwill

Goodwill represents the excess of the purchase consideration over the acquisition date amounts of the identifiable tangible and intangible assets acquired and liabilities assumed from the acquired entity as a result of the Company’s acquisitions of interests in its subsidiaries. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors such as macroeconomic conditions, industry and market considerations, overall financial performance of the reporting unit, and other specific information related to the operations, business plans and strategies of the reporting unit, including consideration of the impact of the COVID-19 pandemic. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed. For the years ended December 31, 2025, 2024 and 2023, the Company recognized impairment loss of goodwill of $nil, $nil, and $5,617,865, respectively.

Revenue recognition

ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

In accordance with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company identified each distinct service, or each series of distinct services that are substantially the same and that have the same pattern of transfer to the customer, as a performance obligation. Transaction price is allocated among different performance obligations identified in one contract.

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable consisted of amounts invoiced and amounts for which revenue is recognized prior to invoicing when the Company has satisfied its performance obligation and has the unconditional right to payment.

Advances from customers consist of payments received related to unsatisfied performance obligations at the end of the period.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs for obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year.

Medical training and education services

The Company designs and provides medical training and education courses in both online and offline formats to physicians and allied healthcare professionals (the “training and education services”). The Company identifies a single performance obligation from contracts. The Company recognizes revenue at the point when the service was rendered. Payments received in advance from customers are recorded as “advance from customers” in the consolidated balance sheets. Advance from customers is recognized as revenue when the Company delivers the courses to its customers. Such advance payments received are non-refundable. In cases where fees are collected after the sales, revenue and accounts receivable are recognized upon delivery of medical training and education courses to the customers. The fees are fixed and determinable at the inception of the services.

Offline medical training and education services courses – though customers can benefit from each service commitment, including design, production and presentation of medical courses, together with other readily available resources. The promises in the contracts with customers is integration of all of these service commitments. The Company concludes that these service commitments are highly dependent with each other, in the context of the contract term. Thus, these service commitments are not distinct from each other, and the Company combines all service commitments performed as a single performance obligation. In cases where the Company engages third party experts to provide presentations in medical courses, as the Company determines the contents and the participants, it has the ability to direct these experts to provide medical training services for the Company. Therefore, the Company is primarily responsible for fulfilling the promise to provide the medial courses and has the discretion in establishing the transaction price. The Company is a principal in the provision of services and recognizes revenues on a gross basis.

Online medical training and education services courses – the promises in the contracts with customers consist of provision of online courses and presentation of the courses online for users to access for a period of time. The performance obligation of presentation of the courses online for users for a period of time is immaterial in the context of the contract because presentation of each course incurred no significant additional cost, nor will it occupy any significant resources of the Company, except for little digital space on the Company’s server, which is inconsequential. Therefore, the Company combines all service commitments performed as a single performance obligation.

Patient management services in patient-aid projects

The Company is engaged by NFPs and pharmaceutical enterprises to assist in the operation of patient-aid projects with a purpose to facilitate qualified patients to obtain free drug treatment from NFPs. The Company is responsible to provide doctors with access to training courses or training materials in connection with the drug treatment, review the completeness of application documents from patients, and other ad-hoc works (such programs with these plug-in features are hereinafter referred as the “patient-aid projects”). The arrangements are structured as fixed price contracts. The price is determined as stated in contracts and does not include any variable consideration. The Company identifies a single performance obligation from contracts and recognizes revenue over a period of time during which the Company provides the assistance to the NFPs till the earlier of the expiration of contract period or the free drugs are completely delivered. The Company uses an input-based method to measure the progress, by reference to the cost incurred in performing the obligation.

The fees are fixed at the inception of the services and are collected either in advance or after the services are provided.

Sales of patented drugs

Starting from the year of 2022, the Company commenced sales of patented drugs to customers. The Company identified one performance obligation in the contracts with customers, and the transaction price is fixed. No sales incentives or return of goods are allowed only if there are quality issues. The Company recognized revenues on sales of patented drugs upon acceptance of goods by customers.

The following table identifies the disaggregation of our revenue for the years ended December 31, 2025, 2024 and 2023, respectively.

	For the Years Ended December 31,
	2025	2024	2023
Medical training and education services	$6,858,034	$7,704,812	$6,385,735
Patient management services in patient-aid projects	3,820,520	6,008,152	4,020,999
Sales of patented drugs	696,442	2,151,809	9,027,211
Total	$11,374,996	$15,864,773	$19,433,945

Cost of revenues

Cost of revenues was comprised of direct related costs incurred for preparation of online medical training courses and offline education seminars and patient-aid projects and cost of patented drugs.

The cost of preparation of online medical training courses and offline education seminars and patient management services in patient-aid projects includes expenses of travelling and accommodation, seminar site-rental, video production and backdrop production, professional service fees charged by experts who provide online and offline seminars, salary and welfare expenses incurred by the key members of the editorial, design and production team, and labor cost for patient-aid projects. The travelling and accommodation expenses, including but not limited to the air-ticket expenses and hotel accommodation expenses, represented the costs arising from lecturers’ attendance and participation of the offline seminars. Other media expenses were incurred by the Company’s medical department for videos production, live streaming of the offline seminars, and materials collection to create online courses. These travelling, accommodation and media expenses are well budgeted before any agreements entered into by the Company and the customers. Therefore, such expenses are well covered by the customers under those agreements. The Company is not reimbursed by the customers separately.

Employee benefits

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing funds, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $422,845, $536,649 and $707,493 for the years ended December 31, 2025, 2024 and 2023, respectively.

Research and development costs

Research and development costs are mainly comprised of salary and welfare expenses for the Company’s IT department employees who work for the development of the Company’s platform and database, and software and related intellectual property expenses which were used to develop an extensive library of licensed content and medical database. For the years ended December 31, 2025, 2024 and 2023, the Company incurred research and development expenses of $8,085, $252,451 and $514,411, respectively.

Advertising expenses

Advertising expenses primarily include advertisement for the Company’s platform for online medical courses. Advertising costs are expensed as incurred and the total amounts charged to “selling and marketing expenses” in the consolidated statements of operations and comprehensive loss were $439,902, $2,524,283 and $4,197,993 for the years ended December 31, 2025, 2024 and 2023, respectively.

Share-based compensation

Share-based awards granted to the Company’s employees and non-employees are measured at fair value on grant date and measurement date, respectively, and share-based compensation expense is recognized (i) immediately at the grant date if no vesting conditions are required, or (ii) using the accelerated attribution method, net of estimated forfeitures, over the requisite service period. The fair value of restricted shares is determined with reference to the fair value of the underlying shares.

At each date of measurement, the Company reviews internal and external sources of information to assist in the estimation of various attributes to determine the fair value of the share-based awards granted by the Company, including but not limited to the fair value of the Company ordinary shares, expected life, expected volatility and expected forfeiture rates. The Company is required to consider many factors and make certain assumptions during this assessment. If any of the assumptions used to determine the fair value of the share-based awards changes significantly, share-based compensation expense may differ materially in the future from that recorded in the current reporting period. Moreover, the estimates of fair value of the awards are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive share-based awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company for accounting purposes.

Value added tax

The Company is subject to value added tax (“VAT”) and related surcharges on the revenues earned for both sales of products and rendering of services in the PRC. The applicable rate of value added tax is 6% on services and 13% on sales of products. The related surcharges for revenues derived from provision medical courses are deducted from gross receipts to arrive at net revenues.

Income taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is more likely than not these items will be utilized against taxable income in the future. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. As of December 31, 2025, income tax returns filed with PRC tax authorities for the tax years ended December 31, 2020 through December 31, 2024 remain open for statutory examination.

Loss per share

Basic loss per ordinary share is computed by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted loss per share is computed by dividing net loss attributable to ordinary shareholders by the sum of the weighted average number of ordinary share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share.

Comprehensive loss

A Comprehensive loss includes net loss and other comprehensive loss arising from foreign currency adjustments. Comprehensive loss is reported in the consolidated statements of operations and comprehensive loss.

Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Operating lease

The Company leases its offices which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All right-of-use assets are reviewed for impairment. No impairment for right-of-use lease assets as of December 31, 2025 and 2024.

Segment reporting

The Company identifies operating segments in accordance with ASC Topic 280, Segment Reporting, as components of an entity for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”), or decision-making group, in making decisions regarding resource allocation and evaluating financial performance. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which has been identified as the Company’s Chief Financial Officer.

The Company’s organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of service and technology. The Group’s operating segments are based on such organizational structure and information reviewed by the Company’s CODM to evaluate the operating segment results. Based on management’s assessment, the Company has determined that it had two operating segments before the disposal of the sales of patented drugs operating segment on June 30, 2025: (i) provision of training and education services and assistance in patient-aid projects (collectively “MDMOOC services”), (ii) sales of patented drugs.

Recently adopted accounting pronouncement

On December 14, 2023, the FASB issued a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. ASU 2023-09, Improvements to Income Tax Disclosures, applies to all entities subject to income taxes. For public business entities, the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company adopted ASU 2023-09 on January 1, 2025, and applied the amendments retrospectively to all prior periods presented in these consolidated financial statements. Refer to Note 13 income taxes.

Recently issued accounting pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), and in January 2025, the FASB issued ASU 2025-01, “Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date” (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Both early adoption and retrospective application are permitted. The Company is currently evaluating the impact that the adoption of these standards will have on its consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets” (“ASU 2025-05”), which provide all entities with a practical expedient and entities other than public business entities with an accounting policy election when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under Topic 606. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in both interim and annual reporting periods in which financial statements have not yet been issued or made available for issuance. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on its the consolidated financial position, statements of operations and cash flows.

Significant risks and uncertainties

1)	Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents and certificate of deposits. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2025, the Company held cash and cash equivalents of $8,098,075 and certificate of deposits of $5,734,613 included in short-term investment.

●	In Mainland China, each depositor at each bank is insured by the government authority with the maximum limit of RMB 500,000 (approximately $71,499). As of December 31, 2025, a cash balance of $1,326,153 was deposited in financial institutions located in Mainland China, of which $901,167 was subject to credit risk. The Company had cash equivalent of $5,391,028 that was invested in highly liquid investments with original maturities of three months or less in financial institutions located in Mainland China that was not insured by the aforementioned deposit insurance.

●	In the United States, each depositor at each bank is insured by the government authority with the maximum limit of $250,000 by the Federal Deposit Insurance Corp (“FDIC”). As of December 31, 2025, a cash balance of $172,686 and a short-term investments balance of $5,734,613 were deposited in the financial institutions in the United States, of which $5,035,884 was subject to credit risk.

●	In Japan, each depositor at each bank is insured with the maximum limit of JPY 10,000,000 (approximately $63,776) by the Deposit Insurance Corporation of Japan (“DICJ”). As of December 31, 2025, a cash balance of $1,190,713 was deposited in financial institutions located in Japan, of which $1,126,937 was subject to credit risk.

●	In Hong Kong, each depositor at each bank is insured with the maximum limit of HKD 800,000 (approximately $102,784) by Hong Kong Deposit Protection Board (“DPSB”). As of December 31, 2025, a cash balance of $16,809 was deposited at certain investment accounts with financial institution located in Hong Kong, which was not insured by FDIC insurance or other insurance.

To limit exposure to credit risk relating to deposits, the Company primarily place cash and cash equivalent deposits with large financial institutions which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

2)	Foreign currency risk

Substantially all of the Company’s operating activities and the Company’s assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

3)	Other risk

The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

3. VARIABLE INTEREST ENTITIES AND OTHER CONSOLIDATION MATTERS

On August 14, 2019, Zhongchao WFOE entered into VIE Agreements with Zhongchao Shanghai and its shareholders. The key terms of these VIE Agreements are summarized in “Note 1 - Organization and Principal Activities” above.

VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Zhongchao WFOE is deemed to have a controlling financial interest and be the primary beneficiary of Zhongchao Shanghai, because it has both of the following characteristics:

1.	power to direct activities of Zhongchao Shanghai that most significantly impact its economic performance, and

2.	obligation to absorb losses of the entity that could potentially be significant to Zhongchao Shanghai or right to receive benefits from the entity that could potentially be significant to Zhongchao Shanghai.

In addition, as all of these VIE agreements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit the Company’s ability to enforce these VIE agreements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event the Company is unable to enforce these VIE Agreements, it may not be able to consolidate the financial statements of Zhongchao Shanghai and its ability to conduct its business may be materially and adversely affected.

The Company had no operations but to consolidate the financial statements of Zhongchao Shanghai and its subsidiaries. Current regulations in China permit Zhongchao Shanghai to pay dividends to the Company only out of its accumulated distributable profits, if any, determined in accordance with their articles of association and PRC accounting standards and regulations. The ability of Zhongchao Shanghai to make dividends and other payments to the Company may be restricted by factors including changes in applicable foreign exchange and other laws and regulations.

Risks of variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the VIE Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects, except as disclosed in this Annual Report.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the VIE Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the VIE Arrangements is remote based on current facts and circumstances.

The following significant amounts of Zhongchao Shanghai and its subsidiaries are included in the accompanying consolidated financial statements as of December 31, 2025 and 2024, and for the years ended December 31, 2025, 2024 and 2023:

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$5,921,884	$4,354,654
Accounts receivable	2,782,693	4,682,320
Inventories	-	586,221
Other current assets	170,962	272,693
Investment in non-marketable securities	1,137,307	1,089,960
Property and equipment, net	4,141,645	4,206,154
Right of use assets	25,053	89,020
Deferred tax assets	44,194	119,425
Other non-current assets	7,614	12,177
Total Assets	$14,231,352	$15,412,624

LIABILITIES
Advances from customers	$150,009	$203,787
Operating lease liabilities, current and non-current	26,083	57,517
Due to Zhongchao Inc.*	(284,799)	483,800
Other current liabilities	1,334,089	1,276,732
Deferred tax liabilities	22,260	179,638
Total Liabilities	$1,247,642	$2,201,474

	For the years ended December 31,
	2025	2024	2023
Revenues	$11,374,996	$15,864,773	$19,433,945
(Loss) income from operations	$(835,595)	$3,245,712	$(11,846,266)
Net (loss) income	$(784,109)	$2,902,555	$(10,780,772)

*	The balances due from/to Zhongchao Inc. are eliminated on consolidation.

As of December 31, 2025 and 2024, the VIE and its subsidiaries did not collateralize their assets for the obligation. Moreover, the beneficial interest holders of the VIE and its subsidiaries had no recourse to the general credit of the Company or its subsidiaries.

4. SHORT-TERM INVESTMENTS

As of December 31, 2025 and 2024, the balance of short-term investments represented certificates of deposits with original maturity of more than three months but less than one year and certain listed equity securities purchased through various open market transactions. The trading securities are initially recorded at cost and subsequently measured at fair value with the changes in fair value recorded in other income, net in the consolidated statements of operations and comprehensive loss. Gain from trading securities amounted to $8,078, $108,949 and $654,980 for the years ended December 31, 2025, 2024 and 2023, respectively. Interest income from certificate of deposits were $246,611, $205,802 and $186,793 as of December 31, 2025, 2024 and 2023, respectively which were recorded in interest income in the consolidated statement of operations and comprehensive loss.

5. FINANCIAL INSTRUMENTS

The following tables show the Company’s cash, cash equivalents and investments by significant investment category as of December 31, 2025 and 2024.

		As of December 31, 2025
		Cash and cash equivalents	Short-term investments	Non-marketable security investment	Total fair value
Cash		$2,707,047	$-	$-	$2,707,047

Level 1:
	Money market funds	5,391,028	-	-	5,391,028
	Trading securities	-	89,944	-	89,944
	Subtotal	5,391,028	89,944	-	5,480,972

Level 2:
	Certificates of deposits	-	5,734,613	-	5,734,613
	Investment in an equity security	-	-	93,328	93,328
	Subtotal	-	5,734,613	93,328	5,827,941

Total		$8,098,075	$5,824,557	$93,328	$14,015,960

		As of December 31, 2024
		Cash and cash equivalents	Short-term investments	Non-marketable security investment	Total fair value
Cash		$5,060,313	$-	$-	$5,060,313

Level 1:
	Money market funds	1,780,993	-	-	1,780,993
	Trading securities	-	4,441	-	4,441
	Subtotal	1,780,993	4,441	-	1,785,434

Level 2:
	Certificates of deposits	1,000,000	5,238,000	-	6,238,000
Total		$7,841,306	$5,242,441	$-	$13,083,747

6. OTHER CURRENT ASSETS

Other current assets consist of the following:

	December 31, 2025	December 31, 2024
Office rental deposit	$6,613	$33,144
Interest receivable	99,299	98,115
Others	127,130	142,423
	$233,042	$273,682

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31, 2025	December 31, 2024
Land and buildings	$6,537,619	$6,209,058
Office equipment	15,334	8,409
Leasehold improvements	-	50,320
Less: accumulated depreciation	(675,729)	(400,633)
	$5,877,224	$5,867,154

Depreciation expenses totaled $285,225, $226,158, and $172,394 for the years ended December 31, 2025, 2024, and 2023, respectively.

During the year ended December 31, 2024, the Company purchased three properties in Beijing, Shanghai and Japan for a total purchase price of approximately $3.0 million to be used as office for Beijing Boya, Shanghai Huijing and Zhongchao Japan, the VIE’s subsidiaries and one subsidiary of the Company.

During the year ended December 31, 2023, the Company demolished one building in Beijing and disposed certain vehicle and office equipment. In May 2023, the Company received a notice from local government to demolish its building as it violated certain law and location regulation. The total carrying value of the demolished building and disposed vehicle and office equipment was $1,433,889. The Company recorded loss from the disposal of the building and office equipment of $1,402,255 as “Loss from disposal of property and equipment” in the consolidated statements of operations and comprehensive loss.

8. PREPAYMENTS FOR LEASE OF LAND

As of December 31, 2025 and 2024, prepayments for lease of land were $nil and $nil, respectively.

Amortization expenses totaled $nil, $nil, and $10,561 for the years ended December 31, 2025, 2024, and 2023, respectively.

In June 2023, together with the Company’s demolishment of the building in Beijing (see Note 7), the Company determined that the related prepayment for lease of land should also be impaired. The carrying value of the prepayments for lease of land was $285,553. The Company recorded loss from the impairment of the prepayments for lease of land of $285,553 as “Loss from disposal of property and equipment” in the consolidated statements of operations and comprehensive loss.

9. INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following:

	December 31, 2025	December 31, 2024
Software	$40,898	$39,182
Trademark and license	10,980	10,520
Less: accumulated amortization	(44,264)	(37,525)
	$7,614	$12,177

For the years ended December 31, 2025, 2024 and 2023, amortization expenses totaled $4,958, $4,953, and $335,538, respectively.

During the year ended December 31, 2023, the Company assessed and concluded that its software acquired as part of the acquisition of the West Angel would not support its ongoing business development. The Company charged impairment loss of $536,206 against software for the year ended December 31, 2023. The charge is recorded as “Impairment of intangible assets” in the consolidated statements of operations and comprehensive loss.

The following is a schedule, by years, of amortization of intangible assets as of December 31, 2025:

For the year ended December 31, 2026	$5,062
For the year ended December 31, 2027	2,552
$7,614

10. INVESTMENTS IN EQUITY METHOD INVESTEES

As of December 31, 2025 and 2024, the Company’s investments in equity investments were comprised of investment in one limited partnership, Ningbo Meishan Xinaishan Equity Investment Limited Partnership. The carrying balance of the equity method investment as of December 31, 2025 and 2024 are $1,137,307 and $1,089,960, respectively.

On November 5, 2020, the Company entered into a five-year partnership agreement to invest $1,217,039, for 28% partnership interest in the limited partnership. The agreement was extended to November 18, 2028. The funds raised by the limited partnership are invested in one PRC private company engaged in immunotherapy. For the years ended December 31, 2025, 2024 and 2023, equity investment loss of $368, $24,502 and $229 have been recorded in other income, net for the Company’s share of the operating loss of the limited partnership. As of December 31, 2025 and 2024, no significant impairment indicators have been noted in connection with the investment.

11. INVESTMENT IN EQUITY SECURITIES

During the year ended December 31, 2021, the Company made an investment of $150,000 in Elite Ivy Investment LLC (“Elite Ivy”), accounting for 0.6% of the investee. During the year ended December 31, 2023 and 2022, the Company has reinvested $13,408 and $2,463, respectively, of dividend and the total initial investment changed to $165,871, accounting for 0.7% ownership as of December 31, 2023. Elite Ivy was mainly engaged in investments in equities, options, futures, debt securities and commodities, and interim investments in money market or equivalent instruments. The Company can withdraw the investment after six months of the investment. The Company withdrew the investment in June 2024 and received $195,169.

During the year ended December 31, 2025, the Company made an investment of $100,000 in Keystone Investment Management, LLC (“Keystone”). Keystone was mainly engaged in investments in equities, options, futures, debt securities and commodities, and interim investments in money market or equivalent instruments. The Company must submit a withdrawal request at least 30 days in advance following the expiration of the Lock-Up Period.

As a practical expedient, the Company uses Net Asset Value (“NAV”) or its equivalent to measure the fair value of the investment in the Elite Ivy and Keystone. For the years ended December 31, 2025 and 2024, the Company recorded downward adjustments of $6,672 and upward adjustments of $29,298 on each of the investment, respectively.

The Company considers both qualitative and quantitative factors that may have a significant effect on the fair value of the equity securities. For the years ended December 31, 2025 and 2024, the Company did not record impairment against the investment.

12. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2025	December 31, 2024
Other tax payable	$164,177	$246,002
Accrued payroll	209,191	199,418
Severance payable	384,945	-
Customer deposits payable	-	118,296
Commission payable	-	81,932
Other current liabilities	66,127	112,237
	$824,440	$757,885

Amongst, other tax payables consist of the following:

	December 31, 2025	December 31, 2024
Value added tax payable	$142,501	$245,024
Local taxes payable	21,676	978
	$164,177	$246,002

13. INCOME TAXES

Cayman Islands

For tax reporting purposes, the Company consolidates its entities under Zhongchao Cayman, a Cayman Islands entity as described in Note 1. Accordingly, the Company has presented the domestic portion of the disclosures below based on its country of domicile in the Cayman Islands.

Under the current tax laws of the Cayman Islands, the Company’s domestic statutory income tax rate is 0.00%, the Company is not subject to tax on income or capital gain. The difference between the Company’s domestic statutory income tax rate and its (expense) benefit for income taxes is due to the effect of the tax rates in the other jurisdictions in which the Company operates. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current tax laws of BVI, the Company’s subsidiary incorporated in the BVI is not subject to tax on income or capital gains.

Hong Kong

Zhongchao HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019. Before that, the applicable tax rate was 16.5% for corporations in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax laws, Zhongchao HK is exempted from income tax on its foreign-derived income and there is no withholding taxed in Hong Kong on remittance of dividends.

USA

Zhongchao USA is incorporated in the state of New Jersey, USA and is subject to a federal tax rate of 21% and state tax rate of 9%. For the years ended December 31, 2025, 2024 and 2023, Zhongchao USA did not have taxable income.

Japan

Under the current tax laws of Japan, Zhongchao Japan is incorporated in Japan and is subject to an income tax rate of 30%. For the years ended December 31, 2025, 2024 and 2023, Zhongchao Japan did not have taxable income.

PRC

For the years ended December 31, 2025, 2024 and 2023, Zhongchao Shanghai was subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. The EIT rate for companies operating in the PRC is 25%. The Company’s other subsidiary and the VIE’s subsidiaries that are located in the PRC were qualified as Small and Micro-sized Enterprises (“SMEs”).

SMEs are entitled to a reduced EIT rate of a reduced EIT rate of 20%, 75.0% reduction of taxable income for the first RMB 3,000,000 and no reduction for the remaining taxable income for the year ended December 31, 2025, 2024 and 2023.

In January 2023, the State Taxation Administration of the PRC announced a preferential tax treatment for research and development expenses. Qualified entities are entitled to deduct 200% research and development expenses against income to reach a net operating income.

The components of profit (loss) before income tax benefits (expenses) are summarized as follows:

	For the Years Ended December 31,
	2025	2024	2023
Domestic (Cayman Islands)	$-	$-	$-
Foreign (PRC)	(741,782)	3,233,722	(11,527,235)
Foreign (Others)	(5,026,903)	(3,171,966)	(449,764)
Total	$(5,768,685)	$61,756	$(11,976,999)

Income tax (expenses) benefits consist of the following:

	For the Years Ended December 31,
	2025	2024	2023
Current income tax expenses
Domestic (Cayman Islands)	$-	$-	$-
Foreign (PRC)	(128,172)	(43,516)	(69,467)
Foreign (Others)	(500)	(4,002)	-
Total current income tax expenses	(128,672)	(47,518)	(69,467)
Deferred income tax benefits (expenses)
Domestic (Cayman Islands)	-	-	-
Foreign (PRC)	82,490	(287,651)	806,092
Foreign (Others)	-	-	(66,865)
Total deferred income tax benefits (expenses)	82,490	(287,651)	739,227
Total income tax (expenses) benefits	$(46,182)	$(335,169)	$669,760

The following table presents income taxes paid, net of refunds, disaggregated by jurisdiction:

	For the Years Ended December 31,
	2025	2024	2023
Income taxes paid, net of refunds
Domestic (Cayman Islands)	$-	$-	$-
Foreign (PRC)	126,089	45,444	114,001
Foreign (Others)	500	500	500
Total income taxes paid, net of refunds	$126,589	$45,944	$114,501

Below is a reconciliation of the statutory tax rate to the effective tax rate after the adoption of ASU 2023-09:

	For the Years Ended December 31,
	2025		2024		2023
	Amount	Effective tax rate	Amount	Effective tax rate	Amount	Effective tax rate
Income tax expense at Cayman statutory rate	$-	-%	$-	-%	$-	-%
Effect of foreign tax rates	(375,755)	6.51%	(471,337)	(763.22)%	(3,301,850)	27.57%
Effect of non-deductible expenses	5,522	(0.10)%	59,812	96.85%	312,302	(2.61)%
Effect of research and development credits	-	-%	(12,623)	(20.44)%	(427,160)	3.57%
Effect of deferred tax rate change	-	-%	-	-%	2,350,577	(19.63)%
Effect of changes in valuation allowance	416,415	(7.21)%	759,317	1,229.54%	396,371	(3.31)%
Total income tax expenses (benefits)	$46,182	(0.80)%	$335,169	542.73%	$(669,760)	5.59%

Deferred tax assets as of December 31, 2025 and 2024 consist of the following:

	December 31, 2025	December 31, 2024
Deferred tax assets:
Net operating loss carrying forward	$1,891,291	$1,706,177
Share-based compensation	259,023	195,422
Lease liabilities	14,704	21,281
Others	93,891	25,249
Less: Deferred tax liability	(169,184)	(201,872)
Less: Valuation allowance on deferred tax assets	(2,045,531)	(1,626,832)
Deferred tax assets, net	$44,194	$119,425
Deferred tax liability
Changes in fair value of short-term investments	37,179	22,879
Downward adjustments in investments in non-marketable securities	(5,781)	(6,153)
Right-of-use assets	12,105	15,739
Unbilled revenue	147,941	349,045
Less: Deferred tax assets	(169,184)	(201,872)
Deferred tax liability, net	$22,260	$179,638

As of December 31, 2025 and 2024, the Company had net operating loss carryforwards of approximately $11.3 million and $11.4 million, respectively. The net operating loss carryforwards approximately $7.3 million from the Unite States on December 31, 2025 could be carried forward indefinitely and shall not expire. The Company also has net operating loss carryforwards from PRC of approximately $4.1 million which expires starting in 2026 through 2030. The Company reviews deferred tax assets for a valuation allowance based upon whether it is more likely than not that the deferred tax asset will be fully realized. As of December 31, 2025 and 2024, the Company recorded valuation allowance of $2,045,531 and $1,626,832 against the deferred tax assets arising mainly from net operating loss carrying forward and share-based compensation based upon management’s assessment that it is more likely than not that part of deferred tax assets will not be realized.

The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law.

Unrecognized tax benefits

As of December 31, 2025 and 2024, there were no unrecognized tax benefits that if recognized would affect the annual effective tax rate.

The Company recognizes interest and penalty charges related to income tax payable as necessary in the provision for income taxes. For the years ended December 31, 2025 and 2024, no interest expense or penalty was accrued in relation to the income tax payable. The Company had no liability for accrued interest and penalty as of December 31, 2025 and 2024.

ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. We record unrecognized tax benefits as liabilities in accordance with ASC 740 and adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. However, due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of uncertain tax positions may result in liabilities which could be materially different from these estimates. In such an event, the Company will record additional tax expense or tax benefit in the period in which such resolution occurs.

As a result of the Tax Act, the Company has evaluated whether it has an additional tax liability from the Global Intangible Low Taxed Income (“GILTI”) inclusion on current earnings and profits of its foreign controlled corporations. The law also provides that corporate taxpayers may benefit from a 50% reduction in the GILTI inclusion, which effectively reduces the tax rate on the foreign income to 10.5%. The GILTI inclusion further provides for a foreign tax credit in connection with the foreign taxes paid. As of December 31, 2025 and 2024 the Company does not have any aggregated positive tested income; and as such, did not record a liability for GILTI tax. With the effective date of January 1, 2018, the Tax Act introduced a provision to tax global intangible low-taxed income (“GILTI”). The Company will account for future tax liability arising from Global Intangible Low-Taxed Income, if any, as a period cost.

14. LOSS PER SHARE

The following table sets forth the computation of basic and diluted loss per ordinary share for the years ended December 31, 2025, 2024 and 2023, respectively:

	For the Years Ended December 31,
	2025	2024	2023
Net Loss Attributable to Zhongchao Inc.’s shareholders	$(6,310,153)	$(643,229)	$(11,335,911)

Weighted average number of ordinary share outstanding*
Basic and Diluted	3,418,290	650,678	325,419

Loss per share
Basic and Diluted	$(1.85)	$(0.99)	$(34.83)

*	Retrospectively restated for the effect of share consolidation (see Note 21)

On August 14, 2019, Zhongchao Cayman completed a reorganization of entities under common control of its then existing shareholders, who collectively owned a majority of the equity interests of Zhongchao Cayman prior to the reorganization. All references to numbers of common shares and per-share data in the consolidated financial statements have been adjusted to reflect such issuance of shares on a retrospective basis. In addition, the contingently issuable ordinary shares of 16,876 shares of Class A ordinary share underlying the warrant (Note 1) issued to one existing shareholder of Zhongchao Shanghai is included in calculation of basic and diluted weighted average number of ordinary share outstanding, as the Company does not expect any circumstances under which those shares would not be issued.

Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share. For the years ended December 31, 2025, 2024 and 2023, the Company had no dilutive shares.

15. RELATED PARTY TRANSACTIONS AND BALANCES

1)	Nature of relationships with related parties

Name	Relationship with the Company
Beijing Ougaini Trading Co., Ltd (“Beijing Ougaini”)	Controlled by an immediate family member of Mr. Yang Weiguang

2)	Transactions with related parties

Purchase from a related party

	For the Years Ended December 31,
	2025	2024	2023
Beijing Ougaini	$-	$-	$112,980

During the year ended December 31, 2022, the Company prepaid $112,980 to Beijing Ougaini for purchase of products for employee welfare and marketing promotion. The Company received the purchase in January 2023.

16. EQUITY

Ordinary share

The Company’s authorized share capital is 2,500,000,000 ordinary shares consisting of 2,250,000,000 Class A Ordinary Shares and 250,000,000 Class B ordinary shares, par value $0.008 per share (each, a “Class B Ordinary Share”; collectively, “Class B Ordinary Shares”). Holders of Class A Ordinary Shares and Class B Class A Ordinary Shares have the same rights except for voting and conversion rights. In respect of matters requiring a shareholder vote, each Class A Ordinary Share will be entitled to 1 vote and each Class B Ordinary Share will be entitled to 1,000 votes. The Class A Ordinary Shares are not convertible into shares of any other class. The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder on a one-to-one basis.

In addition, the Company was committed to issue 16,876 Class A Ordinary Shares to a 6.25% shareholder of Zhongchao Shanghai, who is now in the progress of changing from a shareholder of Zhongchao Shanghai to a direct investor of Zhongchao Cayman (Note 1). The 16,876 Class A Ordinary Shares, representing 0.44% economic beneficial interest of the Company as of December 31, 2025   will be issued to the shareholder upon its capital contribution in Zhongchao Cayman and the Company released its paid-in capital in Zhongchao Shanghai. Such ordinary shares are included in the shares issued and outstanding as of December 31, 2025 and 2024 and in the calculation of earnings per share as such commitment to issue the shares is considered to be part the reorganization, and the shares are considered to be in existence from the time this shareholder made the investment.

On February 20, 2024, the Company held an extraordinary general meeting of shareholders where the shareholders approved the proposed 1-for-10 share consolidation of the Company’s ordinary shares of US$0.0001 par value each (the “Share Consolidation”). The Share Consolidation was effective on February 29, 2024. The Company’s amended and restated articles of association in connection with the Share Consolidation became effective on February 29, 2024. The number of shares of the Company Class A and Class B ordinary shares and per share data have been retrospectively adjusted considering the Share Consolidation.

On October 1, 2024, the Company entered into securities purchase agreements with investors providing for the issuance and sale by the Company of 386,750 Class A ordinary shares, par value $0.008 per share, in the aggregate (the “Shares”), in a registered direct offering (the “Offering”). On October 2, 2024, the Company consummated the Offering and issued the Shares to the investors at a price of $2.40 per Share, generating the gross proceeds to the Company in the total amount of $928,200. The Company did not retain an underwriter or placement agent with respect to the Offering and therefore was not paying any underwriting discounts or commissions.

On November 14, 2024, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with certain purchasers listed on the signature pages thereto (the “Purchasers”), in connection with the issuance and sale (the “Private Placement”) of (i) an aggregate of 1,250,000 Class A ordinary shares, par value US$0.008 per share, of the Company (the “Class A Ordinary Shares”) and (ii) warrants (the “Warrants,” and, together with the Class A Ordinary Shares, the “Securities”) to purchase an aggregate of 5,000,000 Class A Ordinary Shares at an exercise price of $14.40 per share with respect to 50% of the Warrants and an exercise price of $16.00 per share with respect to the other 50% of the Warrants, subject to adjustment as provided therein, for an aggregate purchase price of $3,000,000. The Warrants will become exercisable for cash or on a cashless basis upon issuance and will expire one year after the issuance date.

On December 12, 2024, the Company issued an aggregate of 1,200,000 Class A Ordinary Shares to the Purchasers upon cashless exercise of the Warrants, pursuant to the terms of the Warrants (the “Issuance”). As of the date hereof, no Warrants remain outstanding. The Issuance was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 3(a)(9) of the Act.

On December 27, 2024, the Company granted 4,875 Class A Ordinary Shares to three non-executive directors as one-year service compensations.

On August 8, 2025, the Company granted 62,500 Class A Ordinary Shares to three consultants as service compensations. On August 25, 2025, the Company granted 68,750 Class A Ordinary Shares and 556,250 Class B Ordinary Shares to Mr. Weiguang Yang as service compensation. See Note 18 for details.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary or VIE. Relevant PRC statutory laws and regulations permit payments of dividends by Zhongchao WFOE and its subsidiaries only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiary and VIE and VIE’s subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Zhongchao WFOE, Zhongchao Shanghai and its subsidiaries. The Company is required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

During the years ended December 31, 2025, 2024 and 2023, the Company accrued statutory reserve funds of $62,654, $161,208 and $56,151, respectively, which is 10% of the retained earnings of profit-making PRC subsidiaries, VIE or VIE’s subsidiaries as of December 31, 2025, 2024 and 2023, respectively. During the year ended December 31, 2025, the Company recorded a reversal of statutory reserve of $141,513 and $113,186 of the discontinued subsidiaries, respectively. As of December 31, 2025 and 2024, the Company had statutory reserve of $1,340,331 and $1,419,190, respectively.

As of December 31, 2025 and 2024, the Company had net assets restricted in the aggregate, which include paid-in capital and statutory reserve of the Company’s PRC subsidiary and VIE and VIE’s subsidiaries that are included in the Company’s consolidated net assets, were approximately $13,060,975 and $13,139,835, respectively.

The current PRC Enterprise Income Tax (“EIT”) Law also imposed a 10% withholding income tax for dividends distributed by a foreign invested enterprise to its immediate holding company outside China. A lower withholding tax rate will be applied if there is a tax treaty arrangement between mainland China and the jurisdiction of the foreign holding company. Holding companies in Hong Kong, for example, will be subject to a 5% withholding tax rate, subject to approval from the related PRC tax authorities.

The ability of the Company’s PRC subsidiary and VIE and VIE’s subsidiaries to make dividends and other payments to the Company may also be restricted by changes in applicable foreign exchange and other laws and regulations. Foreign currency exchange regulation in China is primarily governed by the following rules:

●	Foreign Exchange Administration Rules (1996), as amended in August 2008, or the Exchange Rules;

●	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Currently, under the Administration Rules, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of the State Administration of Foreign Exchange (the “SAFE”) is obtained and prior registration with the SAFE is made. Foreign-invested enterprises like Rise King WFOE that need foreign exchange for the distribution of profits to its shareholders may affect payment from their foreign exchange accounts or purchase and pay foreign exchange rates at the designated foreign exchange banks to their foreign shareholders by producing board resolutions for such profit distribution. Based on their needs, foreign-invested enterprises are permitted to open foreign exchange settlement accounts for current account receipts and payments of foreign exchange along with specialized accounts for capital account receipts and payments of foreign exchange at certain designated foreign exchange banks.

Although the current Exchange Rules allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. The Company cannot be sure that it will be able to obtain all required conversion approvals for its operations or the Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Currently, most of the Company’s retained earnings are generated in Renminbi. Any future restrictions on currency exchanges may limit the Company’s ability to use its retained earnings generated in Renminbi to make dividends or other payments in U.S. dollars or fund possible business activities outside China.

As of December 31, 2025 and 2024, there was $nil retained earnings in the aggregate, respectively, which was generated by the Company’s VIE and its subsidiaries in Renminbi included in the Company’ consolidated net assets, aside from $1,340,331 and $1,419,190 statutory reserve funds as of December 31, 2025 and 2024, that may be affected by increased restrictions on currency exchanges in the future and accordingly may further limit the Company’s PRC subsidiary and VIE and VIE’s subsidiaries’ ability to make dividends or other payments in U.S. dollars to the Company, in addition to $13,060,975 and $13,139,835 restricted net assets as of December 31, 2025 and 2024, respectively, as discussed above.

17. CONCENTRATION RISK

The Company has a concentration of its account receivables with specific customers. As of December 31, 2025, four customers accounted for 25.7%, 17.0%, 13.0% and 12.2% of net accounts receivable, respectively. As of December 31, 2024, three customers accounted for 18.4%, 14.4% and 11.4% of net accounts receivable, respectively.

For the year ended December 31, 2025, four customers accounted for approximately 17.3%, 17.2%, 15.3% and 11.1% of the total revenue, respectively. For the year ended December 31, 2024, two customers accounted for approximately 15.4%, and 13.8% of the total revenue, respectively. For the year ended December 31, 2023, one customer accounted for approximately 13.7% of the total revenue.

As of December 31, 2025 and 2024, the Company had insignificant balance of accounts payable and did not further assess the concentration risk of accounts payable.

For the year ended December 31, 2025, one supplier accounted for approximately 14.3% of the total cost of service revenue and product purchase. For the year ended December 31, 2024, two suppliers accounted for approximately 14.4% and 13.3% of the total cost of service revenue and product purchase, respectively. For the year ended December 31, 2023, two suppliers accounted for approximately 29.4% and 15.7% of the total cost of service revenue and product purchase, respectively.

18. SHARE BASED COMPENSATION

The following table summarizes our unvested restricted share units giving retroactive effect to the 1-for-8 Share Consolidation effected on March 2, 2026:

	Number of shares	Weighted- Average Grant-Date Fair Value
Unvested on December 31, 2023	3,840	$201.6
Granted	4,875	$13.2
Vested	(6,562)	$13.2
Unvested on December 31, 2024	2,153	$201.6
Granted	687,500	$8.19
Vested	(62,500)	$8.19
Forfeited	(1,778)	$201.6
Unvested on December 31, 2025	625,375	$8.31

Among the outstanding restricted share units brought forward from December 31, 2020, 1,499 restricted shares were vested in May 2022 and 1,688 restricted shares were vested in January 2024. In 2025, 1,778 restricted shares were forfeited due to employee termination, and the Company recorded a reversal of approximately $0.2 million in share-based compensation expense. The remaining 375 restricted share units will vest in February 2029, upon fulfilment of requisite service period by the employees.

On August 8, 2025, the Company granted and issued 62,500 shares of Class A Ordinary Shares to three consultants as service compensations, which were vested immediately. On August 25, 2025, the Company granted and issued 68,750 shares of Class A Ordinary Shares and 556,250 shares of Class B Ordinary Shares to Mr. Weiguang Yang as service compensation. The shares were vested in February 2026. The grant-date value of each share units was $7.69 and $8.24 by reference to the closing price on August 8, 2025 and August 25, 2025, respectively, and the total fair value of these Class A Ordinary Share and Class B Ordinary Shares units aggregated $5,630,500.

For the years ended December 31, 2025, 2024 and 2023, the Company had share-based compensation expenses of $3,705,336, $109,714 and $135,547, respectively. As of December 31, 2025, the Company expected to incur share-based compensation expenses of approximately $1.7 million over a weighted average period of 0.29 years.

The following table summarizes share-based compensation expenses charged to operating expenses:

	For the Years Ended December 31,
	2025	2024	2023
Selling and marketing expenses	$-	$342	$42,300
General and administrative expenses	3,705,336	109,372	93,247
Total share-based compensation expenses	$3,705,336	$109,714	$135,547

19. SEGMENT REPORTING

The Company’s organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of service and technology. The Company’s operating segments are based on such organizational structure and information reviewed by the CODM to evaluate the operating segment results. Based on management’s assessment, the Company has determined that it had two operating segments before the disposal of the sales of patented drugs operating segment on June 30, 2025: (i) MDMOOC services, and (ii) sales of patented drugs.

The Company completed the deregistration of Chongqing Xinjiang on June 30, 2025, due to declining profitability caused by intensified industry competition. The disposal of the patented drug sales business signifies a strategic shift. However, the revenue and assets of the sales of patented drugs operating segment are not material to the Company’s total revenue and total assets. Therefore, the disposal of the sales of patented drugs operating segment will not have a material impact on the Company’s operations or financial performance and is not considered as discontinued operation.

The following table presents major accounts of statements of operations by segments for the year ended December 31, 2025.

	MDMOOC Services	Sales of patented drugs	Total
Revenues	$10,678,554	$696,442	$11,374,996
Cost of revenues	(5,665,996)	(587,459)	(6,253,455)
Selling and marketing expenses	(1,539,487)	48,893	(1,490,594)
General and administrative expenses	(9,698,452)	(115,635)	(9,814,087)
Research and development expenses	(8,085)	-	(8,085)
Total operating expenses	$(11,246,024)	$(66,742)	$(11,312,766)
Segment operating (loss) income	$(6,233,466)	$42,241	$(6,191,225)

Interest income (expenses), net	343,149	(21)	343,128
Other income (expenses), net	45,333	34,079	79,412
Income tax benefits (expenses)	42,957	(89,139)	(46,182)
Segment net loss	$(5,802,027)	$(12,840)	$(5,814,867)

The following table presents major accounts of statements of operations by segments for the year ended December 31, 2024.

	MDMOOC Services	Sales of patented drugs	Total
Revenues	$13,712,964	$2,151,809	$15,864,773
Cost of revenues	(5,510,088)	(1,442,472)	(6,952,560)
Selling and marketing expenses	(3,799,558)	(210,824)	(4,010,382)
General and administrative expenses	(4,815,975)	(174,672)	(4,990,647)
Research and development expenses	(252,451)	-	(252,451)
Total operating expenses	$(8,867,984)	$(385,496)	$(9,253,480)
Segment operating (loss) income	$(665,108)	$323,841	$(341,267)

Interest income, net	242,848	160	243,008
Other income, net	148,089	11,926	160,015
Income tax (expenses) benefits	(348,406)	13,237	(335,169)
Segment net (loss) income	$(622,577)	$349,164	$(273,413)

The following table presents major accounts of statements of operations by segments for the year ended December 31, 2023.

	MDMOOC Services	Sales of patented drugs	Total
Revenues	$10,406,734	$9,027,211	$19,433,945
Cost of revenues	(5,162,438)	(5,759,315)	(10,921,753)
Selling and marketing expenses	(5,327,266)	(1,383,491)	(6,710,757)
General and administrative expenses	(6,470,944)	(226,365)	(6,697,309)
Research and development expenses	(514,411)	-	(514,411)
Loss from disposal of property and equipment	(1,719,442)	-	(1,719,442)
Impairment of goodwill	(5,617,865)	-	(5,617,865)
Impairment of intangible assets	(536,206)	-	(536,206)
Total operating expenses	$(20,186,134)	$(1,609,856)	$(21,795,990)
Segment operating (loss) income	$(14,941,838)	$1,658,040	$(13,283,798)

Interest income, net	216,528	20,526	237,054
Other income, net	1,069,603	142	1,069,745
Income tax benefits (expenses)	700,048	(30,288)	669,760
Segment net (loss) income	$(12,955,659)	$1,648,420	$(11,307,239)

	December 31, 2025	December 31, 2024
Total assets
MDMOOC services	$24,146,846	$24,890,290
Sales of patented drugs	-	994,663
	$24,146,846	$25,884,953

Substantially all of the Company’s revenues are derived from China based on the geographical locations where services are provided to customers. In addition, the Company’s long-lived assets are substantially all located in and derived from China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.

20. COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company may be subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity.

Lease commitment

As of December 31, 2025, the Company leases offices space under one non-cancellable operating lease arrangement, which had a term within 12 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company discounted lease payments based on an estimate of its incremental borrowing rate to present value.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The table below presents the operating lease related assets and liabilities recorded on the balance sheet.

	December 31, 2025	December 31, 2024
Right-of-use lease assets	$25,053	$89,020

Operating lease liabilities, current	26,083	33,685
Operating lease liabilities, noncurrent	-	23,832
Total operating lease liabilities	$26,083	$57,517

As of December 31, 2025 and 2024, the weighted average remaining lease term was 1.00 and 1.42 years, respectively, and discount rates were 4.75% for all of the operating leases.

Rental expenses for the years ended December 31, 2025, 2024, and 2023 were $99,824, $218,227 and $412,891, respectively. For the years ended December 31, 2025, 2024 and 2023, the cash payment for amounts included in the measurement of lease liabilities was $nil, $249,133 and $427,278, respectively.

21. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the issuance of the consolidated financial statements, except for the following events, no other subsequent event is identified that would have required adjustment or disclosure in the consolidated financial statements.

On February 10, 2026, the Company held (i) an extraordinary general meeting of holders of Class A Ordinary Shares (the “2026 Class A Holders Meeting”), followed by (ii) an extraordinary general meeting of shareholders of the Company (the “2026 All Holders Meeting” and, together with the 2026 Class A Holders Meeting, the “2026 Meetings”). Several matters were approved at the 2026 Meetings.

Change of Voting Rights

On February 10, 2026, the Company adopted amended and restated articles of association, pursuant to which each holder of Class B Ordinary Shares became entitled to 1,000 votes for each Class B Ordinary Shares held. Each shareholder of the Company’s Class A Ordinary Shares remains entitled to 1 vote for each Class A Ordinary Share held.

Increase of Share Capital

The authorized share capital of the Company was increased from $500,000 divided into 450,000,000 Class A ordinary shares with a nominal or par value of $0.001 each and 50,000,000 Class B ordinary shares with a nominal or par value of $0.001 each to $20,000,000 divided into 18,000,000,000 Class A ordinary shares with a par value of $0.001 each and 2,000,000,000 Class B ordinary shares with a par value of $0.001 each. The company adopted an amended and restated memorandum of association reflecting the share capital increase. After the 2026 share consolidation described in the following paragraph, the Company’s authorized shares consist of 2,250,000,000 Class A ordinary shares and 250,000,000 Class B ordinary shares, par value $0.008 per share.

Share Consolidation

The shareholders approved the proposed 1-for-8 share consolidation of the Company’s ordinary shares of $0.001 par value each (the “Share Consolidation”). The Share Consolidation was effective on March 2, 2026. The Company’s amended and restated articles of association in connection with the Share Consolidation became effective on March 2, 2026. The number of shares of the Company Class A and Class B ordinary shares and per share data have been retrospectively adjusted considering the Share Consolidation.

22. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The subsidiary did not pay any dividend to the parent company for the periods presented. For the purpose of presenting parent only financial information, the parent company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the parent company as “Investment in subsidiaries and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The parent company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2025 and 2024.

PARENT COMPANY BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$79,976	$1,088,565
Short-term investment	1,750,059	4,040,000
Other current assets	26,493	54,383
Due from subsidiaries, VIE and VIE’s subsidiaries	15,639,807	12,247,807
Investment in subsidiaries, VIE and VIE’s subsidiaries	2,443,215	5,113,612
Total Assets	$19,939,550	$22,544,367

LIABILITIES AND EQUITY
Total Liabilities	$-	$-

Commitments and Contingencies

Shareholders’ Equity
Class A Ordinary Share (par value $0.008 per share, 2,250,000,000 shares authorized; 3,236,141 and 3,104,891 shares issued and outstanding on December 31, 2025 and 2024, respectively) *	25,890	24,840
Class B Ordinary Share (par value $0.008 per share, 250,000,000 shares authorized; 624,972 and 68,722 shares issued and outstanding on December 31, 2025 and 2024, respectively) *	5,000	550
Additional paid-in capital	34,475,566	29,059,063
Deferred share compensation	(1,716,667)	-
Accumulated deficit	(12,850,239)	(6,540,086)
Total Shareholders’ Equity	19,939,550	22,544,367
Total Liabilities and Shareholders’ Equity	$19,939,550	$22,544,367

*	Retrospectively restated for the effect of share consolidation (see Note 21).

PARENT COMPANY STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024	2023
Equity in loss of subsidiaries	$(2,670,397)	$(642,807)	$(11,440,721)
General and administrative expenses	(3,776,558)	(192,233)	(82,620)
Interest income	136,802	191,811	187,430
Net Loss	$(6,310,153)	(643,229)	(11,335,911)

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025	2024	2023
Cash Flows from Operating Activities:
Net Cash Provided by (Used in) Operating Activities	$93,470	$198,117	$(193,778)

Cash Flows from Investing Activities:
Investments in short-term investments	(3,820,059)	(9,068,000)	(5,241,677)
Proceeds from redemption of short-term investments	6,110,000	10,269,677	-
Loans (made to) repaid from subsidiaries, VIE and VIE’s subsidiaries	(3,392,000)	(4,299,500)	1,475,310
Net Cash Used in Investing Activities	(1,102,059)	(3,097,823)	(3,766,367)

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares in connection with direct offering, net off issuance cost	-	3,838,200	-
Net Cash Provided by Financing Activities	-	3,838,200	-

Net (decrease) increase in cash and cash equivalents	(1,008,589)	938,494	(3,960,145)
Cash and cash equivalents at beginning of year	1,088,565	150,071	4,110,216
Cash and cash equivalents at end of year	$79,976	$1,088,565	$150,071